As filed with the Securities and Exchange Commission on February 5, 2018

Registration No. 333-222528

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Huami Corporation

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	3571	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building H8, No. 2800, Chuangxin Road

Hefei, 230088

People’s Republic of China

+86 551-65837200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, New York 10017

+1 212-750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	David Zhang, Esq. Steve Lin, Esq. Kirkland & Ellis International LLP c/o 26/F, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)(2)	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Class A Ordinary Shares, par value US$0.0001 per share	46,000,000	US$3.00	US$138,000,000	US$17,181.00

Notes:

(1)	American depositary shares issuable upon deposit of class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-222708). Each American depositary share represents four class A ordinary shares.
(2)	Includes class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These class A ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion) Issued February 5, 2018.

10,000,000 American Depositary Shares

Huami Corporation

Representing 40,000,000 Class A Ordinary Shares

Huami Corporation is offering 10,000,000 American depositary shares, or ADSs. This is our initial public offering and no public market currently exists for our ADSs or class A ordinary shares. Each ADS represents four of our class A ordinary shares, par value US$0.0001 per share. It is currently estimated that the initial public offering price per ADS will be between US$10.00 and US$12.00.

We have applied for the listing of our ADSs on the New York Stock Exchange under the symbol “HMI.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 15.

PRICE US$                 PER ADS

	Price to Public	Underwriting Discounts and Commissions	Proceeds to us
Per ADS	US$	US$	US$
Total	US$	US$	US$

We and the selling shareholders identified in this prospectus have granted the underwriters the right to purchase up to an additional 1,500,000 ADSs to cover over-allotments.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Upon completion of this offering, we will have a dual class ordinary share structure. Our ordinary shares will be divided into class A ordinary shares and class B ordinary shares. Holders of class A ordinary shares are entitled to one vote per share, while holders of class B ordinary shares are entitled to ten votes per share. Holders of class A and class B ordinary shares will vote together as one class on all matters that require a shareholders’ vote. Each class B ordinary share is convertible into one class A ordinary share at any time by the holder thereof, while class A ordinary shares are not convertible into class B ordinary shares under any circumstance. All shares held by our existing shareholders will be converted to class B ordinary shares immediately before the completion of this offering. Upon the completion of this offering, they will own an aggregate of 197,736,467 class B ordinary shares, which will represent 83.2% of the then total outstanding shares and 98.0% of total voting power of our outstanding shares, assuming the underwriters do not exercise their over-allotment option.

Immediately prior to the completion of this offering, we will issue a total of 12,064,825 class B ordinary shares to our preferred shareholders in consideration of their waivers of the conditions of qualified initial public offering as provided in the shareholders agreement between our shareholders and us.

The underwriters expect to deliver the ADSs to purchasers on                , 2018.

Credit Suisse	Citigroup	China Renaissance

                    , 2018.

social networking
activity & biometrics tracking
workout tutorials
heart rate & ECG
apps + ai + devices
huami
ecommerce
sleep monitoring
sports & fitness events
alerts & reminders

No.1 market share in units shipped
smart wearable device shipments for the first 9 months of 2017, source Frost & Sullivan

11.6 million devices
shipped in the first 9 months of 2017

49.6 million registered users
as of September 30, 2017

70+ ecosystem partners
for various daily scenarios since inception

37% revenue growth
first 9 months of 2017 vs first 9 months of 2016

Xiaomi strategic partnership

You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free writing prospectus. We are offering to sell, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

We have not taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus outside the United States.

Until                     , 2018 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to invest in our ADSs. This prospectus contains information from an industry report, dated December 19, 2017, commissioned by us and prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position in China and globally. We refer to this report as the “Frost & Sullivan Report.”

Our Mission

We are transforming the way individuals connect with the Internet and with each other through smart wearable technology and data-driven innovations. Our mission is to make the world more connected.

Our Global Market Leadership

We are a biometric and activity data-driven company with significant expertise in smart wearable technology. We shipped 11.6 million units of smart wearable devices in the first nine months of 2017, more than any other company in the world, according to the Frost & Sullivan Report. As of September 30, 2017, we had shipped a total of 45.3 million devices since our inception in 2013, quickly establishing our global market position and recognition.

We believe we have one of the largest biometric and activity databases in the global smart wearables industry. Our mobile apps, Mi Fit and Amazfit, work hand in hand with our smart wearable devices and provide users with a comprehensive view and analysis of their biometric and activity data. As of September 30, 2017, our mobile apps had 49.6 million registered users, from whom we collect over 10 dimensions of measurement that include heart rate, ECG, weight, body fat compositions, GPS running track, steps, sleeping duration, etc. With a wide range of biometric and activity data from a large number of users, we are well-positioned to develop new application scenarios for smart wearable technology and drive innovation.

We have been the sole partner of Xiaomi Corporation, or Xiaomi, a mobile Internet company and global consumer electronics brand, to design and manufacture Xiaomi-branded smart bands, watches (excluding children watches and quartz watches), scales and associated accessories, or Xiaomi Wearable Products. Our strategic cooperation agreement with Xiaomi grants us the most-preferred-partner status globally to develop future Xiaomi Wearable Products and provides us with significant business demand, allowing us to quickly commercially launch our products and ramp up our business. This large and visible demand, combined with our technological expertise, in turn enhances our control over our supply chain and drives our efficiency. Meanwhile, our strong research and development capabilities and innovative products enrich Xiaomi’s suite of offerings and enhance user loyalty, resulting in a mutually beneficial relationship between Xiaomi and us. As of September 30, 2017, we had sold 40.0 million Mi Band series of smart band products since its launch in July 2014. In addition to Xiaomi Wearable Products, we also leverage Xiaomi’s established distribution network to promote smart bands and watches under our own brand, Amazfit. Our cooperation with Xiaomi has been a major driver for our growth. Xiaomi is the sole customer and distribution channel for all of our Xiaomi Wearable Products, and sales of Xiaomi Wearable Products contributed 97.1%, 92.1% and 82.4% of our total revenues for 2015 and 2016 and the nine months ended September 30, 2017, respectively. See “Risk Factors—Risks Related to Our Business and Industry—Xiaomi is our most important customer and distribution channel. Any deterioration of our relationship with Xiaomi or reduction of sales of Xiaomi Wearable Products could have a material adverse effect on our operating results.” for more discussion on our dependence on Xiaomi.

We have achieved significant growth since our inception. Our revenues increased by 73.6% from RMB896.5 million in the year ended December 31, 2015 to RMB1,556.5 million (US$233.9 million) in the year ended December 31, 2016, and increased by 37.4% from RMB943.5 million for the nine months ended September 30, 2016 to RMB1,296.2 million (US$194.8 million) for the same period of 2017. We recorded a net loss of RMB37.9 million in the year ended December 31, 2015, which improved to a net income of RMB23.9 million (US$3.6 million) in December 31, 2016. For the nine months ended September 30, 2017, we had a net income of RMB95.1 million (US$14.3 million), compared to a net loss of RMB19.0 million for the nine months ended September 30, 2016. Our adjusted net income, which excludes share-based compensation expenses, increased from RMB18.1 million in the year ended December 31, 2015 to RMB81.7 million (US$12.3 million) in the year ended December 31, 2016, and increased from RMB24.3 million for the nine months ended September 30, 2016 to RMB143.7 million (US$21.6 million) for the same period of 2017. See “—Summary Consolidated Financial and Operating Data—Non-GAAP Measures” for a reconciliation of adjusted net income to net income.

Market Opportunity and Powerful Trends

The global smart wearables market has been growing rapidly and the momentum is expected to continue in the near future. According to the Frost & Sullivan Report, between 2014 and 2016, the global smart wearables market size increased from US$1.7 billion in 2014 to US$16.0 billion in 2016, and shipment volume increased from 29.3 million devices in 2014 to 102.9 million devices in 2016. By 2021, the global smart wearables market size is expected to reach US$46.2 billion, representing a five-year compound annual growth rate, or CAGR, of 23.6% from 2016 to 2021, with shipment volume of 281.9 million devices, representing a CAGR of 22.3% for the same period, according to the Frost & Sullivan Report. In 2015, China surpassed the U.S. to become the largest smart wearables market in terms of shipment volume and is expected to continue to experience the highest growth rate among major markets, according to the same source.

We believe smart wearable technology and biometric application scenarios, including those for sports and fitness, are redefining the way individuals connect with devices, the Internet and each other. The seamless manner in which smart wearable technology enables interaction with and data collection from users makes the aggregation and analytics of a broader and more diversified set of biometric and activity data possible, driving innovation. Rapidly-expanding application scenarios, powered by continually-refined algorithms and AI technology, are in turn driving the creation of next-generation products. Furthermore, the exponential growth in data collected by smart wearable technology companies is driving new business models and monetization opportunities.

We believe the following are the key trends driving the demand for smart wearable technology:

•	growing consciousness for health and fitness products and services;

•	increasing applications in healthcare and medical fields;

•	emergence and adoption of Internet-of-Things (IoT) devices; and

•	quality products with increasingly attractive prices.

Competitive Strengths

We believe the following competitive strengths contribute to our success and differentiate us from our competitors:

•	massive database and powerful algorithms;

•	strong research and development capability;

•	broad range of application scenarios;

•	efficient supply chain management; and

•	mutually beneficial relationship with Xiaomi.

Our Strategies

We plan to pursue the following strategies to achieve our mission:

•	strengthen our data insights and technology;

•	enhance our brand recognition;

•	expand domestically and internationally;

•	broaden application scenarios and build our ecosystem; and

•	pursue strategic partnerships and acquisitions.

Our Challenges

Our ability to achieve our mission and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

•	continue to maintain our comprehensive cooperation with Xiaomi;

•	develop and commercialize new products, services and technologies;

•	compete successfully in the relevant markets;

•	anticipate and satisfy consumer preferences in a timely manner;

•	promote our brands, including Amazfit, to enhance brand recognition;

•	continue to provide accurate measurement, data and recommendation to our users;

•	efficiently manage our contract manufacturers and component suppliers; and

•	protect our intellectual property and proprietary rights.

Recent Developments

The following sets forth our selected unaudited financial data for the two months ended November 30, 2017 and certain operating data for the fourth quarter of 2017. We have provided the preliminary results described below for the purpose of providing the investors with the most current information that our company is able to provide under the time constraints. The below summary of financial data is not a comprehensive statement of our financial results for the two months ended November 30, 2017 or 2016. Because our company’s 2017 fiscal year has only recently ended, we are still in the process of completing our annual year-end financial statements. Therefore, it is possible that normal annual adjustments will be made.

•	Revenues. Our revenues for the two months ended November 30, 2017 were RMB476.7 million (US$71.6 million), consisting of RMB345.0 million (US$51.9 million) of Xiaomi Wearable Products segment revenues and RMB131.7 million (US$19.8 million) of self-branded products and others segment revenues, as compared to revenues of RMB399.2 million, consisting of RMB363.0 million of Xiaomi Wearable Products segment revenues and RMB36.2 million of self-branded products and others segment revenues, for the two months ended November 30, 2016. The increase was primarily attributable to an increase in average revenue per unit and an increase in shipment volume of our self-branded products.

•	Cost of revenues. Our cost of revenues for the two months ended November 30, 2017 was RMB355.4 million (US$53.4 million), as compared to cost of revenues of RMB336.8 million for the two months ended November 30, 2016.

•	Gross profit. Our gross profit for the two months ended November 30, 2017 was RMB121.3 million (US$18.2 million), as compared to gross profit of RMB62.4 million for the two months ended November 30, 2016.

•	Research and development expenses. Our research and development expenses for the two months ended November 30, 2017 were RMB19.6 million (US$2.9 million), as compared to research and development expenses of RMB16.1 million for the two months ended November 30, 2016. The increase was primarily attributable to an increase in personnel-related costs associated with an increase of average compensation level.

•	General and administrative expenses. Our general and administrative expenses for the two months ended November 30, 2017 was RMB30.3 million (US$4.6 million), as compared to general and administrative expenses of RMB22.4 million for the two months ended November 30, 2016. The increase was primarily attributable to an increase in advisory and professional service fees related to this offering.

•	Selling and marketing expenses. Our selling and marketing expenses for the two months ended November 30, 2017 was RMB7.7 million (US$1.2 million), as compared to selling and marketing expenses of RMB8.7 million for the two months ended November 30, 2016. The decrease was primarily attributable to a decrease in spending on advertising as we increasingly utilize e-commerce platforms for marketing and promotion of our products.

•	Net income. Our net income for the two months ended November 30, 2017 was RMB52.2 million (US$7.9 million), as compared to net income of RMB14.0 million for the two months ended November 30, 2016.

•	Adjusted net income. Our adjusted net income, which excludes share-based compensation expenses, was RMB61.9 million (US$9.3 million) for the two months ended November 30, 2017, as compared to adjusted net income of RMB23.6 million for the two months ended November 30, 2016.

•	Shipment volume. We shipped 6.5 million units of smart wearable devices in the fourth quarter of 2017.

The above selected unaudited financial data for the two months ended November 30, 2017 and certain operating data for the fourth quarter of 2017 are generally consistent with the trends for the nine months ended September 30, 2017 as disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our selected unaudited financial data for the two months ended November 30, 2017 and certain operating data for the fourth quarter of 2017 may not be indicative of our financial results for future interim periods or for the full year ended December 31, 2017. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus for information regarding trends and other factors that may affect our results of operations.

The table below sets forth a reconciliation of our adjusted net income to net income for the period indicated. See “—Summary Consolidated Financial and Operating Data—Non-GAAP Measures” for further explanation.

	For the Two Months Ended November 30,
	2016	2017
	RMB	RMB	US$
	(in thousands)
Net income	13,972	52,227	7,850
Add:
Share-based compensation expenses	9,582	9,687	1,456

Adjusted net income	23,554	61,914	9,306

Corporate History and Structure

We commenced operations in December 2013 through Anhui Huami Information Technology Co., Ltd., or Anhui Huami, to develop, manufacture and sell smart wearable devices. In July 2014, we incorporated Huami (Beijing) Information Technology Co., Ltd., or Beijing Huami, to expand our operation.

In December 2014, we incorporated Huami Corporation in Cayman Islands as our offshore holding company to facilitate financing and offshore listing. Shortly following its incorporation, Huami Corporation established a wholly-owned Hong Kong subsidiary, Huami HK Limited. From December 2014 to April 2015, our Cayman holding company Huami Corporation issued ordinary shares and preferred shares to the holding vehicles of the then shareholders of Anhui Huami, in proportion to these shareholders’ then respective equity interest percentages in Anhui Huami.

In February 2015, Huami HK Limited established a wholly-owned subsidiary in China, Beijing Shunyuan Kaihua Technology Co., Ltd., which we refer to as Shunyuan Kaihua or our WFOE in this prospectus. Our WFOE later entered into a series of contractual arrangements with Anhui Huami, Beijing Huami, which two entities we collectively refer to as our VIEs in this prospectus, and their respective shareholders. These contractual arrangements enable us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits of our VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests in and assets of them when and to the extent permitted by PRC law. For more details, please see “Corporate History and Structure—Contractual Arrangements with the VIEs and Their Respective Shareholders.”

As a result of our direct ownership in our WFOE and the VIE contractual arrangements, we are regarded as the primary beneficiary of our VIEs, and we treat them and their subsidiaries as our consolidated affiliated entities under U.S. GAAP. We have consolidated the financial results of our VIEs and their respective subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Currently, our officers, directors and principal shareholders collectively hold 89.5% of the total voting power in our company. They will continue to have a substantial control of us and hold 85.4% of total voting power immediately after this offering, assuming the underwriters do not exercise their over-allotment option.

The chart below summarizes our corporate structure and identifies our subsidiaries, our VIEs and their subsidiaries, as of the date of this prospectus:

Notes:

(1)	Messrs. Wang Huang, Yunfen Lu, Meihui Fan, Bin Fan, Yi Zhang and Xiaojun Zhang are beneficial owners of the shares of our company and hold 45.8%, 2.1%, 2.1%, 2.1% 2.1% and 1.4% equity interests in Beijing Huami, respectively. They are directors and/or employees of our company. De Liu and Bin Yue, who are also our directors, hold 17.7% and 5.9% equity interests in Beijing Huami, respectively. The remaining 20.7% equity interests in Beijing Huami are held by Liping Cao and Lhassa Multi-Industry Investment Management Co. Ltd., who are employee and affiliate of our shareholders, respectively.
(2)	Messrs. Wang Huang and Yunfen Lu are beneficial owners of the shares of our company and hold 54.9% and 0.3% equity interests in Anhui Huami, respectively. They are also directors of our company. De Liu and Bin Yue, who are also our directors, hold 17.9% and 6.0% equity interests in Anhui Huami, respectively. The remaining 20.9% equity interests in Anhui Huami are held by Liping Cao and Lhassa Multi-Industry Investment Management Co. Ltd., who are employee and affiliate of our shareholders, respectively.

Implication of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than US$1.07 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Corporate Information

Our principal executive offices are located at Building H8, No. 2800, Chuangxin Road, Hefei, 230088, People’s Republic of China. Our telephone number at this address is +86 551-65837200. Our registered office in the Cayman Islands is located at offices of Maples Corporate Services Limited at PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.huami.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, New York 10017.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADSs” are to our American depositary shares, each of which represents four class A ordinary shares;

•	“ADRs” are to the American depositary receipts that evidence our ADSs;

•	“China” or the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“Huami,” “we,” “us,” “our company” and “our” are to Huami Corporation, our Cayman Islands holding company and its subsidiaries, its consolidated variable interest entities and the subsidiaries of the consolidated variable interest entities.

•	“Our platform” is to the products and mobile apps that we provide to users and platform partners;

•	“Mobile App MAUs” are to monthly active users of our mobile apps, which are represented by the number of accounts that have been logged into on our mobile apps during a given calendar month. The numbers of our Mobile App MAUs are calculated using internal company data that have not been independently verified. It is possible that some users may have set up more than one account;

•	“class A ordinary shares” are to our class A ordinary shares, par value US$0.0001 per share;

•	“class B ordinary shares” are to our class B ordinary shares, par value US$0.0001 per share;

•	“ordinary shares” are to our class A ordinary shares and class B ordinary shares, par value US$0.0001 per share;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“US$,” “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

•	“Xiaomi Wearable Products” are to Xiaomi-branded smart bands, watches (excluding children watches and quartz watches), scales and associated accessories, which we design and manufacture for Xiaomi.

All shipment volume and devices sold data include sales of smart bands, watches and scales, net of any return, and exclude sales of accessories. Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$10.00 and US$12.00 per ADS.

ADSs offered by us	10,000,000 ADSs (or 10,400,000 ADSs if the underwriters exercise their over-allotment option in full).

ADSs offered by the selling shareholders	1,100,000 ADSs if the underwriters exercise their over-allotment option in full.

ADSs outstanding immediately after this offering	10,000,000 ADSs (or 11,500,000 ADSs if the underwriters exercise their over-allotment option in full)

Ordinary shares outstanding immediately after this offering	40,000,000 class A ordinary shares and 197,736,467 class B ordinary shares (or 46,000,000 class A ordinary shares and 193,736,467 class B ordinary shares if the underwriters exercise their over-allotment option in full).

The ADSs	Each ADS represents four class A ordinary shares, par value US$0.0001 per share.

The depositary will hold class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Over-allotment option	We and the selling shareholders have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 1,500,000 additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$99.0 million from this offering, or approximately US$103.0 million if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$11.00 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) research and development of products, services and technologies, (ii) selling and marketing, and (iii) general corporate purposes and working capital and potential strategic investments and acquisitions. See “Use of Proceeds” for more information.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Lock-up	We, our directors, executive officers, all of our existing shareholders and certain holders of our share-based awards have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, not to sell, transfer or dispose of any of our ADSs or ordinary shares or similar securities. In addition, we have agreed to instruct Deutsche Bank Trust Company Americas, as depositary, not to accept any shares for deposit for the issuance of ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary with the prior written consent of the representatives of the underwriters. See “Shares Eligible for Future Sale” and “Underwriting.”

Directed Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 500,000 ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Listing	We have applied to have the ADSs listed on the New York Stock Exchange under the symbol “HMI.” Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depositary Trust Company on , 2018.

Depositary	Deutsche Bank Trust Company Americas

The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes the underwriters will not exercise the over-allotment option;

•	is based on 185,671,642 ordinary shares outstanding as of the date of this prospectus; and

•	excludes 2,942,165 vested restricted shares and all shares reserved under our share incentive plan.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operating data for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, summary consolidated balance sheet data as of December 31, 2015 and 2016 and September 30, 2017 and summary consolidated cash flow data for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operating data for the nine months ended September 30, 2016 and summary consolidated cash flow data for the nine months ended September 30, 2016 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
Summary Consolidated Statements of Operating Data:
Revenues(1)	896,458	1,556,476	233,940	943,511	1,296,248	194,828
Cost of revenues(2)	785,867	1,280,324	192,434	791,212	968,369	145,547

Gross profit	110,591	276,152	41,506	152,299	327,879	49,281

Operating expenses:
Research and development expenses(3)	61,553	132,304	19,885	98,008	108,590	16,321
General and administrative expenses(3)	69,984	102,644	15,428	69,043	82,474	12,396
Selling and marketing expenses	19,168	27,821	4,181	14,801	29,680	4,461

Total operating expenses	150,705	262,769	39,494	181,852	220,744	33,178

Operating (loss)/income	(40,114)	13,383	2,012	(29,553)	107,135	16,103
Other income and expenses:
Realized gain from investments	—	—	—	—	2,335	351
Interest income	255	754	113	646	1,463	220
Other income	1,109	14,726	2,213	7,287	1,066	160

(Loss)/income before income tax	(38,750)	28,863	4,338	(21,620)	111,999	16,834
Income tax benefit/(expense)	897	(3,088)	(464)	3,731	(15,462)	(2,324)

(Loss)/income before loss from equity method investments	(37,853)	25,775	3,874	(17,889)	96,537	14,510
Loss from equity method investments	—	(1,829)	(275)	(1,156)	(1,422)	(214)

Net (loss)/income	(37,853)	23,946	3,599	(19,045)	95,115	14,296
Less: net loss attributable to non-controlling interest	—	—	—	—	(263)	(39)

Net (loss)/income attributable to Huami Corporation	(37,853)	23,946	3,599	(19,045)	95,378	14,335

Net (loss)/income per share attributable to Huami Corporation:
Basic (loss)/income per ordinary share	(1.22)	(0.22)	(0.03)	(0.84)	0.35	0.05
Diluted (loss)/income per ordinary share	(1.22)	(0.22)	(0.03)	(0.84)	0.33	0.05

Notes:

(1)	Includes RMB876.7 million, RMB1,449.9 million (US$217.9 million), RMB879.6 million and RMB1,124.8 million (US$169.1 million) with related parties for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2016 and 2017, respectively.
(2)	Includes RMB762.9 million and RMB1,198.3 million (US$180.1 million), RMB742.1 million and RMB853.3 million (US$128.3 million) with related parties for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2016 and 2017, respectively.
(3)	Share-based compensation expenses were allocated in operating expenses as follows. Our share-based compensation expenses were the result of (i) our grants of options, restricted shares and restricted share units under our share incentive plans to our employees, and (ii) the share restriction agreements entered into among our founders and our preferred shareholders in relation to our private financing transactions in January 2014 and April 2015. For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, we recorded share-based compensation expenses of RMB37.2 million, RMB50.8 million and RMB38.9 million, respectively, in relation to the vesting of the restricted shares of our founders under the share restriction agreements.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Research and development expenses	2,588	2,626	395	1,970	6,428	966
General and administrative expenses	53,403	55,109	8,283	41,393	42,147	6,335

Total	55,991	57,735	8,678	43,363	48,575	7,301

	As of December 31,			As of September 30,
	2015	2016		2017
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Current assets:
Cash and cash equivalents	219,987	153,152	23,019	504,388	75,810
Accounts receivable (net of allowance of nil, nil and nil as of December 31, 2015 and 2016 and September 30, 2017, respectively)	21,924	19,707	2,962	28,655	4,307
Amount due from related parties	172,966	476,698	71,648	171,575	25,788
Inventories	89,946	192,372	28,914	191,101	28,723
Non-current assets:
Property, plant and equipment, net	2,926	10,801	1,623	10,665	1,603
Total assets	529,079	972,896	146,227	1,090,430	163,892

Current liabilities:
Accounts payable	252,073	524,072	78,769	435,270	65,422
Bank borrowings	—	10,000	1,503	40,000	6,012
Total liabilities	277,823	634,370	95,347	607,730	91,341
Total liabilities, mezzanine equity and equity	529,079	972,896	146,227	1,090,430	163,892

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in)/provided by operating activities	(6,767)	17,266	2,595	59,769	336,216	50,533
Net cash used in investing activities	(4,911)	(99,387)	(14,938)	(45,256)	(5,507)	(827)
Net cash provided by financing activities	214,063	10,024	1,507	—	30,089	4,522

Net increase/(decrease) in cash and cash equivalents	202,385	(72,097)	(10,836)	14,513	360,798	54,228
Exchange rate effect on cash and cash equivalents	10,226	5,262	791	2,568	(2,635)	(396)
Cash, cash equivalents and restricted cash at beginning of the period	7,376	219,987	33,064	219,987	153,152	23,019

Cash, cash equivalents and restricted cash at end of the period	219,987	153,152	23,019	237,068	511,315	76,851

The following table presents certain of our operating data for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017.

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2015	2016	2017
	(in millions)
Units shipped(1)	14.4	17.8	11.6

Note:

(1)	Numbers of units shipped represent the numbers of smart bands, watches and scales shipped during the relevant periods, net of any return.

Non-GAAP Measures

We use adjusted net income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net income represents net income excluding share-based compensation expenses, and such adjustment has no impacts on income tax.

We believe that adjusted net income helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in net income. We believe that adjusted net income provides useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of our adjusted net income to net (loss)/income for the periods indicated.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(37,853)	23,946	3,599	(19,045)	95,115	14,296
Add:
Share-based compensation expenses	55,991	57,735	8,678	43,363	48,575	7,301

Adjusted net income	18,138	81,681	12,277	24,318	143,690	21,597

RISK FACTORS

An investment in our ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Xiaomi is our most important customer and distribution channel. Any deterioration of our relationship with Xiaomi or reduction of sales of Xiaomi Wearable Products could have a material adverse effect on our operating results.

Xiaomi is the sole customer and distribution channel for all Xiaomi Wearable Products, and it currently holds 19.3% of our total outstanding shares. For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, sales of Xiaomi Wearable Products contributed 97.1%, 92.1% and 82.4% of our revenues, respectively.

We entered into a strategic cooperation agreement with Xiaomi in October 2017, which grants us the most-preferred-partner status globally to develop future Xiaomi Wearable Products. This strategic cooperation agreement can be terminated by Xiaomi and we can therefore lose the most-preferred-partner status if we fail to meet the various requirements set out in the agreement, such as requirements on product launching timetable, product quality and annual sales target of Xiaomi Wearable Products. In addition, Xiaomi has the option to develop by itself or engage other companies to develop similar and competing products, if such companies can offer better terms and services than we do—for example such companies may ask for less profit sharing or less intellectual property rights from their cooperation with Xiaomi. The strategic cooperation agreement will expire in October 2020; we cannot assure you that we will be able to renew this agreement upon its expiry or on the same terms. If for any reason, we cannot maintain our cooperation relationship with Xiaomi, our business and operation results may be materially adversely affected. For more details of the strategic cooperation agreement with Xiaomi, including under what circumstances it can be early terminated, please see “Related Party Transaction—Our Relationship with Xiaomi—Strategic Cooperation Agreement.”

Xiaomi is also an important distribution channel for our self-branded products. If Xiaomi is not successful in selling our products, which in turn can be due to various reasons, including lower demand, market competition and decreasing efficiency of distribution network, our revenue may decrease. Furthermore, negative publicity related to Xiaomi, including products offered by Xiaomi, the celebrities Xiaomi is associated with, or even the labor policies of any of Xiaomi’s suppliers or manufacturers may have a material adverse effect on the sales of our products.

In addition, Xiaomi sells a broad spectrum of electronic products through its online and offline channels. We cannot assure you that our products can always receive the same level of attention and promotion efforts from Xiaomi as they have been so far receiving. In the event that Xiaomi dedicates less resources in promoting and selling our products, our revenue may decrease as well. If we lose Xiaomi as our customer or distribution channel for any reason, we will need to build a larger distribution network on our own, which can be time and resource consuming, and there is no assurance that we can achieve that in an effective and efficient manner, or at all.

When exercising its rights as our shareholder, Xiaomi may take into account not only the interests of our company and our shareholders but also its interests and the interests of its other affiliates. The interests of our company and our shareholders may at times conflict with the interests of Xiaomi and its affiliates. Such conflicts may result in lost corporate opportunities for our company, including opportunities to enter into lines of business that may overlap with those pursued by Xiaomi and/or the companies within its ecosystem.

If we fail to successfully and timely develop and commercialize new products, services and technologies, our operating results may be materially adversely affected.

Historically, sales of smart bands and watches contributed a significant majority of our revenues and our growth has been influenced by our product launches and product cycle. In particular, sales of our smart band products (including Mi Bands and Amazfit Bands) contributed 81.7%, 85.8% and 73.2% of our total revenues in the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, respectively. Our future growth depends on whether we can continually develop and introduce new generations of our existing product lines and new forms of smart wearable technology with enhanced functionalities and value-added services in a timely manner. This is particularly important in the current industry landscape where technology and consumer preference evolve constantly and rapidly, which may cause our existing products to reach the end of their lifecycles prematurely and require us to introduce new products with enhanced functionalities to sustain our growth. Our capability to roll out new or enhanced products and services in turn depend on a number of factors, including timely and successful research and development efforts by us as well as our suppliers to bring cutting-edge technologies to the market and quality control of service provision and product manufacturing and our distribution channels. Pursuant to our strategic cooperation agreement with Xiaomi, we are also required to consult Xiaomi regarding the product launch timetable for Xiaomi Wearable Products. If we are unable to commercialize appealing new products, functionalities, services or innovative technologies leveraging our data in a timely manner and introduce them to consumers at attractive price points compared to our existing products and competing products, or our new products, services or technologies are not accepted or adopted by consumers, our competitors may increase their market share, which could adversely impact our operating results. In addition, the research and development of new or enhanced products and services can be complex and costly. Given the complexity, we could experience delays in completing the development and introduction of new and enhanced services and products in the future. Our research and development effort may not yield the benefits we expect to achieve at all after we dedicate our time and resources into it.

We are endeavoring to apply our products in more scenarios, and medical use is one area that we put in significant efforts. Some of our existing products monitor users’ cardiac cycle, which have significant potential for medical application. For example, a doctor may use our products to monitor the cardiac cycle of his or her patients. In such applications, our products may be deemed as medical devices, and we may be required to obtain the relevant medical device registration certificate. See “Regulation—Regulation on Medical Device.” We are in the process of applying for medical device registration certificate for these products so that they can be advertised and sold as medical devices, possibly through prescription by physicians. The process of obtaining regulatory clearances or approvals to market a medical device, however, can be costly and time consuming. We may not be able to obtain these clearances or approvals on a timely basis, or at all, in order to extend our business into medical use wearable device market. Moreover, even if we successfully obtain the required approvals for our products, given the complex and stringent nature of regulation on medical devices, failure to comply with applicable China Food and Drug Administration (CFDA) regulations will subject us to enforcement actions such as fines, civil penalties or recalls of products, which could harm our reputation and operating results.

We operate in highly competitive markets and the scale and resources of some of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our revenue and profitability.

We offer a number of products and services and compete with a variety of competitors. For example, the smart wearables market has a multitude of participants, including consumer electronics companies specialized in smart wearable technology, such as Fitbit and Garmin; large, broad-based consumer electronics companies that either compete in our market or adjacent markets, or have announced plans to do so, such as Huawei, Apple and Samsung; traditional health and fitness companies and traditional watch companies. We also face competition from local providers of similar products in the various regions and countries where our products are distributed. Intensified competition may result in pricing pressures and reduced profit margins and may impede our ability to continue to increase the sales of our products or cause us to lose market share, any of which could substantially harm our results of operations.

Many of our existing and potential competitors enjoy substantial competitive advantages, such as: (i) longer operating history, (ii) the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products, (iii) more established relationships with a larger number of suppliers, contract manufacturers and channel partners, (iv) access to larger and broader user bases, (v) greater brand recognition, (vi) greater financial, research and development, marketing, distribution and other resources, (vii) more resources to make investments and acquisitions, (viii) larger intellectual property portfolios, and (ix) the ability to bundle competitive offerings with other products and services.

If we are unable to anticipate and satisfy consumer preferences in a timely manner or technological innovation renders existing smart wearable technology non-competitive or obsolete, our business may be materially and adversely affected.

Consumer preferences in smart wearable devices are changing rapidly and difficult to predict. Consumers may decide not to purchase our products and services as their preferences shift to different types or designs of smart wearable devices, or even move away from these categories of products and services altogether. In particular, new technologies might bring about industry-wide impacts and make the category of smart bands and watches less appealing or obsolete. In addition, our new products and services with additional features have higher prices than many of our earlier products, which may not appeal to as large a consumer base. Accordingly, if we fail to anticipate and satisfy consumer preferences in a timely manner, or if it is perceived that our future products and services will not satisfy consumer preferences, our business may be adversely affected.

In addition, as the smart wearable technology continues to develop, the functions of smart bands and smart watches may converge, which in turn may cause our smart band product lines to compete with our smart watch product lines and inhibit our future growth.

Our future success depends on our ability to promote our own brands and protect our reputation. The failure to establish and promote our brands, including Amazfit, and any damage to our reputation will hinder our growth.

Since September 2015, we have begun to use the brand, “Amazfit,” to sell our products that are not designed and manufactured for Xiaomi to address the middle to high-end market. Prior to that, all of our products were Xiaomi Wearable Products. We believe the strategy to establish and promote our own brand is crucial to our future success as it expands our addressable market and gives us more flexibility in terms of pricing, distribution and marketing compared to our cooperation with Xiaomi on Xiaomi Wearable Products. We have invested, and will need to continue to dedicate, significant time, efforts and resources to build our own brand recognition. Shipments of our self-branded products have increased from approximately 129,000 units in the first nine months of 2016 to approximately 464,000 units in the first nine months of 2017. For the nine months ended September 30, 2016 and 2017, revenues from our self-branded products and others segment, substantially all of which was from the sales of our self-branded products, were RMB70.3 million and RMB227.8 million (US$34.2 million), representing 7.5% and 17.6% of our total revenues, respectively. However, we cannot guarantee that the shipment of our self-branded products will continue to grow, or that our promotion efforts will ultimately be successful, as it involves numerous factors including the effectiveness of our marketing efforts, our ability to provide consistent, high quality products and services, and our consumers’ satisfaction with the technical support and software updates we provide.

In addition, negative publicity related to our brand, products, contract manufacturers, component suppliers, distributors, strategic partners and the celebrities we are associated with could damage and offset our effort to promote our own brands. For example, our company name in Chinese character, “ ”, has been preempted as a trademark by a company unaffiliated to us under certain trademark categories in China. This company currently manufactures and sells products and service lines similar to ours using this trademark. As a result, consumers may be confused and associate any quality issue on the products and services they provide with us, which will have an adverse impact on our brand image.

We do not have internal manufacturing capabilities and rely on several contract manufacturers to produce our products. If we encounter issues with these contract manufacturers, our business, brand and results of operations could be harmed.

We do not maintain our own manufacturing capabilities and rely on contract manufactures to produce our products. We assign the production of Mi Band series and Mi Smart Scale series to a number of manufacturers while each of our self-branded product lines is assigned to a corresponding manufacturer. We may experience operational difficulties with our manufacturers, including reductions in the availability of production capacity, failures to comply with product specifications, insufficient quality control, failures to meet production deadlines, increases in manufacturing costs and longer lead time required. Our manufacturers may experience disruptions in their manufacturing operations due to equipment breakdowns, labor strikes or shortages, natural disasters, component or material shortages, cost increases or other similar problems. In addition, we may not be able to renew contracts with our contract manufacturers or identify manufacturers who are capable of producing new products we target to launch in the future.

We are susceptible to supply shortages, long lead time for raw materials and components, and supply changes, any of which could disrupt our supply chain and have a material adverse impact on our results of operation because some of the key components of our products, such as Bluetooth Low Energy (BLE) system-on-chip and sensors, come from a limited number or a single source of supply.

All of the components and raw materials used to produce our products are sourced from third-party suppliers, and some of these components are sourced from a limited number of or a single supplier. Therefore, we are subject to risks of shortages or discontinuation in supply, long lead time, cost increases and quality control issues with the limited sources of suppliers. In addition, some of our suppliers may have more established relationships with our competitors, and as a result of such relationships, such suppliers may choose to limit or terminate their relationship with us or prioritize our competitors’ orders in the case of supply shortages. We have in the past experienced and may in the future experience component shortages. For example, we have experienced component shortages and longer lead time for components such as PPG (photoplethysmography) sensors and gravity sensors, most recently in the third quarter of 2017 due to higher than expected demand for Xiaomi Wearable Products and our smart watches product lines. In addition, as many of electronics component suppliers are concentrated in East and Southeast Asia, there have been industry-wide conditions, natural disasters and global events in the past that have caused material shortages for components, such as a shortage of flash memory in 2011 in aftermath of the tragic earthquake and tsunami in Japan. While component shortages have historically been immaterial, they could be material in the future.

In the event of a component shortage or supply interruption from suppliers of key components, we will need to identify alternate sources of supply, which can be time-consuming, difficult and costly. We may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our production requirements or to fill our orders in a timely manner. This could cause delays in shipment of our products, harm our relationships with our customers, distributors and users, and adversely affect our results of operations.

Our operating results could be materially harmed if we or Xiaomi is unable to accurately forecast consumer demand for our products and services or manage our inventory.

To ensure adequate inventory supply for our products, we procure raw materials and components based on sales and production forecasts. The ability to accurately forecast demand for our products and services could be affected by many factors, including changes in customer demand for our products and services or our competitors’, sales promotions by us or our competitors, sales channel inventory levels, and unanticipated changes in general market and economic conditions. In addition, as we continue to introduce new products and services, we may also face challenges managing the production plan of our existing products, which may in turn affect the inventory management for our existing products. If we or our customers fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which may cause our gross margin to suffer and could impair the strength of our brand. On the other hand, in the case we experience shortage of products, we may be unable to meet the demand for our products, and our business and operating results could be adversely affected. We expect that it will become more difficult to forecast demand as we introduce and develop a more diverse product portfolio and as market competition for similar products intensifies.

Our intellectual property and proprietary rights may not adequately protect our products, and our business may suffer if it is alleged or determined that our technologies, products, or other aspects of our business infringe third party intellectual property or if third parties infringe our rights.

We may fail to own or apply for key trademarks or patents on important products, services, technologies or designs in a timely fashion, or at all. For example, our company name in Chinese characters, “ ”, has been registered as a trademark by a company unaffiliated to us in certain trademark categories in China. As such, we currently cannot use the “ ” trademark in certain categories of products and our self-branded products are sold under the brand name of “Amazfit.” In addition, this company currently manufactures and sells products and service lines similar to ours under the “ ” trademark. As a result, consumers may be confused and associate any quality issue on the products and services they provide with us, which will have an adverse impact on our brand image. Furthermore, the “ ” trademark in several other trademark categories—which is contractually owned jointly by Xiaomi and us—is currently registered under the name of Xiaomi alone. Xiaomi is in the process of transferring its title to us pursuant to the relevant agreement. However, in the event that the transfer process is not completed as planned, we will not be able to use “ ” as a trademark in these additional categories as well. We have registered “Amazfit” as our trademarks in China in several categories and in the U.S., and we are in the process of registering it in additional categories or in combination with logo. There can be no assurance, however, that we will be able to register the trademark of “Amazfit” in all categories or all format as we desire.

Various other issues may arise with respect to our intellectual property portfolio. We and Xiaomi are co-owners of certain patents, certain other intellectual properties and user data related to Xiaomi Wearable Products. There is a possibility that Xiaomi may use these intellectual properties and user data to develop and manufacture competing products on its own or engage other companies leveraging such resources to do so. In addition, we may not have sufficient intellectual property rights in all countries and regions where unauthorized third-party copying or use of our proprietary technology may occur and the scope of our intellectual property might be more limited in certain countries and regions. Our existing and future patents may not be sufficient to protect our products, services, technologies or designs and/or may not prevent others from developing competing products, services, technologies or designs. We cannot predict the validity and enforceability of our patents and other intellectual property with certainty.

Litigation may be necessary to enforce our intellectual property rights. Initiating infringement proceedings against third parties can be expensive and time-consuming, and divert management’s attention from other business concerns. We may not prevail in litigation to enforce our intellectual property against unauthorized use.

Additionally, we receive from time to time letters alleging infringement of patents, trademarks or other intellectual property rights by us.

We collect, store, process and use personal information and other user data, which subjects us to governmental regulations and other legal obligations related to privacy, information security, and data protection, and any security breaches or our actual or perceived failure to comply with such legal obligations could harm our brand and business.

Exploring growth opportunities with our wealth of data is one of our key strategies. Due to the volume and sensitivity of the personal information and biometric data we collect and manage and the nature of our products, the security features of our enterprise platform and information systems are critical.

We have adopted security policies and measures, including encryption technology, to protect our proprietary data and user information. However, our enterprise platform and information systems may be targets of attacks, such as viruses, malware or phishing attempts by cyber criminals or other wrongdoers seeking to steal our user data for financial gain or to harm our business operations or reputation. The loss, misuse or compromise of such information may result in costly investigations, remediation efforts and notification to affected users. If such content is accessed by unauthorized third parties or deleted inadvertently by us or third parties, our brand and reputation could be adversely affected. Cyber-attacks could also adversely affect our operating results, consume internal resources, and result in litigation or potential liability for us and otherwise harm our business. In addition, according to our cooperation agreement with Xiaomi, both Xiaomi and we have access and can collect and use user data of Xiaomi Wearable Products. Consequently, any leak or abuse of user data by Xiaomi may be perceived by consumers as a result of the compromise of our information security system. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause our users to lose trust in us and could expose us to legal claims.

A growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. Such breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another, which might become a particular concern as we accelerate our international expansion. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises user data. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us.

If we continue to grow, we may not be able to effectively manage our growth and the increased complexity of our business, which could negatively impact our brand and financial performance.

Since our founding in December 2013, our company has experienced rapid growth. Continued growth of our business requires us to expand our product development, sales and marketing, and distribution functions, to upgrade our management information systems and other processes and technology, and to secure more space for our expanding workforce. Such expansion could increase the strain on our resources, and we could experience serious operating difficulties, including difficulties in hiring, training, and managing an increasing number of employees.

As we only have a limited history of operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving nature of the market in which we sell our products and services, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. As such, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more developed and predictable market. Failure to manage our future growth effectively could have an adverse effect on our business, which, in turn, could have an adverse impact on our operating results and financial condition.

We are subject to a variety of costs and risks due to our continued expansion internationally that may not be successful and could adversely affect our profitability and operating results.

Our products have international versions that are manufactured for sales and distribution in overseas markets. The shipment volume of international versions of our products, as a percentage of our total shipment volume, increased from 7.9% in 2015 to 12.8% in 2016 and further to 18.9% in the first nine months of 2017. International expansion represents a large opportunity to further grow our business and enhance our competitive position, and is one of our core strategies.

We may enter into new geographic markets where we have limited or no experience in marketing, selling, and localizing and deploying our products. International expansion has required and will continue to require us to invest significant capital and other resources and our efforts may not be successful. International sales and operations may be subject to risks such as:

•	limited brand recognition (compared with our home market in China);

•	costs associated with establishing new distribution networks;

•	foreign consumers’ preferences and customs;

•	difficulties in staffing and managing foreign operations;

•	burdens of complying with a wide variety of local laws and regulations, including packaging and labeling;

•	adverse tax effects and foreign exchange controls making it difficult to repatriate earnings and cash;

•	political and economic instability;

•	trade restrictions;

•	differing employment practices and laws and labor disruptions;

•	the imposition of government controls;

•	lesser degrees of intellectual property protection;

•	tariffs and customs duties and the classifications of our goods by applicable governmental bodies; and

•	a legal system subject to undue influence or corruption.

The occurrence of any of these risks could negatively affect our international business and consequently our business and operating results. In addition, the concern over these risks may also prevent us from entering into or releasing certain of our products in certain markets.

Our current international expansion efforts primarily depend on Xiaomi’s brand recognition and distribution channels in markets outside China. If we are unable to leverage such advantage in the future, such as in the event that the brand recognition of Xiaomi deteriorates or Xiaomi fails to establish its global distribution network, our expansion efforts will be hindered.

We cooperate with a wide range of strategic partners to enable diversified application scenarios. If we fail to expand or maintain the pool of our strategic partners, the number of application scenarios of our products may not grow as quickly, or at all, which may reduce the attractiveness of our products. Any underperformance or negative publicity of our strategic partners may also adversely affect our operating results.

It requires resources and contributions from a variety of market players to capitalize on the data and user base that we have accumulated so far. We have been actively seeking strategic cooperation opportunities on this front to create diverse application scenarios of our products. If we fail to expand or maintain the pool of our partners, the growth of application scenarios of our products may slow down or even wither, which in turn may affect the willingness of our users to purchase our products.

As in any cooperation relationship, the success of our initiatives to extend the application scenarios of our products together with our strategic partners involves many factors beyond our control. Additionally, there can be no assurances that our choices of strategic partners can always deliver satisfactory performance to our users, that our strategic partners would not replace us with any of our competitors, and that our current strategic partners would not leave the market. Further, as we associate ourselves with these strategic partners in providing services, any negative publicity on them may also have adverse impact on our own reputation.

Our future success depends on the continuing efforts of our key employees, including our founder Mr. Wang Huang, and on our ability to attract and retain highly skilled personnel and senior management.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. In particular, we are highly dependent on the contributions of our founder Mr. Wang Huang, as well as other members of our senior management team. The loss of any key personnel could be disruptive to our operations and research and development activities, reduce our employee retention and revenue, and impair our ability to compete.

Certain director may have conflicts of interest.

One of our directors Mr. De Liu is also a co-founder and a senior vice president of Xiaomi. Such association may give rise to potential conflicts of interest, especially with regarding to our business cooperation with Xiaomi. Directors of our Company are required by law to act honestly and in good faith with a view to the best of our interests and to disclose any interest that they may have in any of our projects or opportunities. In addition, we have adopted a code of ethics and an audit committee charter, both of which will become effective upon the effectiveness of the registration statement to which this prospectus is a part. The code of ethics provides that an interested director needs to refrain from participating in any discussion among senior officers of our company relating to an interested business and may not be involved in any proposed transaction with such interested business. Furthermore, the audit committee charter provides that most related party transactions must be pre-approved by the audit committee, a majority of which will consist of independent directors upon the effectiveness of the registration statement to which this prospectus is a part. Our audit committee charter, however, exempts the pre-approval requirement for related party transactions that are immaterial to us or not unusual by nature. In the event of such transactions with Xiaomi, Mr. Liu will still be entitled to vote in our board meeting, and we cannot assure you that Mr. Liu’s decision will not be impacted by any potential conflict of interest arising from his relationship with Xiaomi.

We have granted, and may continue to grant, options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

We adopted a share incentive plan in 2015 and 2018, which we refer to as the 2015 Plan and the 2018 Plan, respectively, in this prospectus, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. We recognize expenses in our consolidated statement of income in accordance with U.S. GAAP. Under our two share incentive plans, we are authorized to grant options and other types of awards. The maximum aggregate number of shares which may be issued pursuant to all awards under the 2015 Plan is 14,328,358 class A ordinary shares. The maximum aggregate number of shares which may be issued initially pursuant to all awards under the 2018 Plan is 9,509,459 ordinary shares, assuming the underwriters do not exercise their over-allotment option. The number of shares reserved for future issuances under the 2018 Plan will be increased by (i) a number equal to 1.0% of the total number of outstanding shares immediately after this offering, or (ii) such number of shares as may be determined by our board of directors, on the first day of each calendar year during the term of the 2018 Plan beginning in 2018. As of the date of this prospectus, awards to purchase 14,111,029 class A ordinary shares under the 2015 Plan have been granted and outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates. No award has been granted under the 2018 Plan. Some of our outstanding awards set the completion of an initial public offering of our ordinary shares as a performance condition for vesting. As a result, a number of awards will become vested once we complete this offering, and we will then record a significant share-based compensation expense on the completion date of this offering. As of September 30, 2017, our unrecognized share-based compensation expenses amounted to RMB80.1 million (US$12.0 million).

We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

Competition for highly skilled personnel is often intense and we may incur significant costs or not successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, if any of our senior management or key personnel joins a competitor or forms a competing company, we may lose knowhow, trade secrets, business partners and key personnel. Furthermore, perspective candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Thus, our ability to attract or retain highly skilled employees may be adversely affected by declines in the perceived value of our equity or equity awards. Furthermore, there are no assurances that the number of shares reserved for issuance under our share incentive plans will be sufficient to grant equity awards adequate to recruit new employees and to compensate existing employees.

Higher labor costs and inflation may adversely affect our business and our profitability.

Labor costs in China have risen in recent years as a result of the enactment of new labor laws and social development. Given our contract manufacturers are currently all located in China, rising labor costs in China will increase their costs, which in turn may be reflected in the manufacturing fees charged by these contract manufacturers to us.

In addition, we have witnessed growing inflation rates in many areas of the world, and particularly in Asia where we procure most of our raw materials, which adversely affects us and our suppliers alike.

The rising costs as a result of higher labor cost of our contract manufacturers and increasing raw material price, on the other hand, cannot be easily passed to end consumers in the form of higher retail sale prices due to severe competition in the smart wearable device market. Our profitability therefore may be adversely affected if labor cost and inflation continue to rise in the future.

Our business is subject to seasonal fluctuations and if our sales fall below our forecasts, our overall financial conditions and results of operations could be adversely affected.

Our business is subject to seasonal fluctuations, which may be caused by product launches and various promotional events hosted by our distributors. Our revenues have been higher in the fourth quarter each year primarily as a result of promotional events organized by TMall and other e-commerce platforms. Accordingly, any shortfall in expected fourth quarter revenue would adversely affect our annual operating results.

Furthermore, our rapid growth may obscure the extent to which seasonality trends have affected our business. Accordingly, yearly or quarterly comparisons of our operating results may not be useful and our results in any particular period will not necessarily be indicative of the results to be expected for any future period.

You should not rely on our Mobile App MAU or number of registered users metrics as indicators of future retention of users, continual user engagement or other revenue opportunities.

Our MAU metric tracks the number of the accounts that have been logged into on our mobile apps during a given calendar month. Our number of registered users metric tracks the number of users who have completed the registration process on our mobile apps as of a specified date. They do not fully capture the frequency and duration that users engage with our devices as users may not sign in or stay logged in on our mobile apps when using our devices. The Mobile App MAU and the number of registered users metrics only represent the potential size or growth of our user community and are not necessarily indicators of the actual size and growth of our user community. In addition, most of the services provided on our mobile apps currently are offered to users for free once they have purchased our smart wearable devices. Therefore, our Mobile App MAU metric should not be relied upon as an indicator of the level of retention of individual users in the future or continual user engagement, nor the potential size and growth of our user community as an indicator for other revenue opportunities.

We may engage in acquisition and investment activities, which could require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our operating results.

As part of our business strategy, we may acquire or make investments in other companies, products, or technologies to enhance the features and functionality of our devices, and accelerate the expansion of our platform and network of strategic partners. We may not be able to find suitable acquisition or investment candidates and we may not be able to complete acquisition and investment on favorable terms, if at all. If we do complete acquisition and investment as we expect, we may not ultimately strengthen our competitive position or achieve our goals; and any acquisition and investment we complete could be viewed negatively by users or investors. In addition, if we fail to successfully integrate such acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could be adversely affected.

Acquisitions and investments may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, and adversely impact our business, financial condition, operating results, and cash flows. We may not accurately forecast the financial impact of an acquisition or investment transaction, including accounting charges. We would have to pay cash, incur debt, or issue equity securities to pay for any such acquisition and investment, each of which may affect our financial condition or the value of our capital stock and could result in dilution to our shareholders. We had RMB78.8 million (US$11.8 million) of short-term and long-term investments as of September 30, 2017. Most of our investee companies are in their early stages and may not be able to achieve profitability or generate positive operating cash flows in the near future. A partial or complete loss of our investments in these investee companies is possible.

Additionally, we may receive indications of interest from other parties interested in acquiring some or all of our business. The time required to evaluate such indications of interest could require significant attention from management, disrupt the ordinary functioning of our business, and adversely affect our operating results.

An economic downturn or economic uncertainty may adversely affect consumer discretionary spending and demand for our products and services.

Our products and services may be considered discretionary items for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions, and other factors, such as consumer confidence in future economic conditions, fears of recession, the availability and cost of consumer credit, levels of unemployment, and tax rates. As global economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products and services and consumer demand for our products and services may not grow as we expect. Our sensitivity to economic cycles and any related fluctuation in consumer demand for our products and services may have an adverse effect on our operating results and financial condition.

We are subject to governmental economic sanctions laws that could subject us to liability and impair our ability to compete in international markets.

Exports of our products must be made in compliance with various economic and trade sanctions laws in different jurisdictions. For example, U.S. economic sanctions prohibit the provision of products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our products from being provided to targets of U.S. sanctions, our products, including our firmware updates, could be provided to those targets through independent distributors despite such precautions. Any such provision could have negative consequences, including government investigations, penalties and reputational harm. We could be subject to future enforcement action with respect to compliance with governmental economic sanctions laws that result in penalties and costs that could have a material effect on our business and operating results.

Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage user relationships and subject us to significant reputational, financial, legal and operation consequences.

We depend on our information technology systems, as well as those of third parties, to develop new products and services, operate our platform, host and manage our services, store data, process transactions, respond to user inquiries, and manage inventory and our supply chain. Any material disruption or slowdown of our systems or those of third parties whom we depend upon, including a disruption or slowdown caused by our failure to successfully manage significant increases in user volume, could cause outages or delays in our services, particularly in the form of interruption of services delivered by our mobile applications, which could harm our brand and adversely affect our operating results. We rely on cloud servers maintained by cloud service providers to store our data, and the majority of the data we collected are hosted at Xiaomi’s cloud servers. Problems with our cloud service providers or the telecommunications network providers with whom they contract could adversely affect the experience of our users. Our cloud service providers could decide to cease providing us services without adequate notice. Any change in service levels at our cloud servers or any errors, defects, disruptions, or other performance problems with our platform could harm our brand and may damage the data of our users. If changes in technology cause our information systems, or those of third parties whom we depend upon, to become obsolete, or if our or their information systems are inadequate to handle our growth, we could lose users and our business and operating results could be adversely affected.

Our use of open source software could negatively affect our ability to sell our products and subject us to possible litigation.

A portion of the technologies we use incorporates open source software, and we may incorporate open source software in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. These licenses may subject us to certain unfavorable conditions, including requirements that we offer our products and services that incorporate the open source software for no cost, that we make publicly available source code for modifications or derivative works we create based upon, incorporating, or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose or provide at no cost any of our source code that incorporates or is a modification of such licensed software. If an author or other third party that distributes open source software that we use or license were to allege that we had not complied with the conditions of the applicable license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages and enjoined from the sale of our products and services that contained the open source software. Any of the foregoing could disrupt the distribution and sale of our products and services and harm our business.

We are exposed to potential liabilities arising from the products we sell, and costs related to defective products could have a material adverse impact on us.

Contractual disputes over warranties of our products can arise in the ordinary course of business. In extreme situations, we may be exposed to potential injury liabilities as a result of misuse or quality defects of the products we sell. There can be no assurance that we will not experience material product liability losses in the future, or that we will be able to defend such claims at a contained level of cost. We currently do not have product liability insurance, and we cannot assure you that we would be able to obtain insurance coverage with sufficient coverage at an acceptable cost in the future. A successful claim brought against us in excess of our available insurance coverage may have a material adverse effect on our business. Although we had insignificant volume of product replacements or product returns historically, the cost of product replacements or product returns may be substantial, and we could incur substantial costs to implement modifications to fix defects.

In addition, due to the nature of some of our smart wearable devices, some users have had in the past and may in the future experience skin irritations or other biocompatibility issues not uncommon with jewelry or other wearable products that stay in contact with skin for extended periods of time. There have been a limited number of reports from some users of certain of our devices experiencing skin irritations. This negative publicity could harm sales of our products and also adversely affect our relationships with distributors and retailers that sell our products, including causing them to be reluctant to continue to sell our products. If large numbers of users experience these problems, we could be subject to enforcement actions or the imposition of significant monetary fines or other penalties by regulatory agencies, and face personal injury or class action litigation, any of which could have a material adverse impact on our business, financial condition and operating results.

We also rely on the accuracy of sensors and our algorithms to ensure that our products can offer high measurement accuracy. Additionally, usages of our products in different physical environment or by different type of users may require delicate modification of our sensors and algorithms. There is, however, no assurance that functionality of sensors from our suppliers or our algorithms can progress as much and quickly to meet demand of our users. Although we have not received significant claims of inaccuracy of measurements by our products in the past, these claims may occur from time to time. Such claims may further prompt warranty claims, regulatory investigations and litigation. In that case, our brand may suffer from negative publicity, which may then result in loss of consumer confidence and reduction of sales in our products.

We do not maintain insurance coverage which could expose us to significant costs and business disruption.

We do not maintain liability insurance coverage for our products and business operation. A successful liability claim against us due to injuries suffered by our users could materially and adversely affect our financial conditions, results of operations and reputation. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial cost to us and diversion of our resources.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the fiscal year ended December 31, 2016, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as well as other control deficiencies as of December 31, 2016, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States.

The material weaknesses identified related to (i) our lack of accounting personnel with appropriate knowledge of U.S. GAAP and (ii) our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2018. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Our WFOE has entered into a series of contractual arrangements with our VIEs and their respective shareholders, respectively, which enable us to (i) exercise effective control over our VIEs, (ii) receive substantially all of the economic benefits of our VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests and assets in our VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIEs and hence consolidate their financial results into our consolidated financial statements under U.S. GAAP. See “Corporate History and Structure” for further details.

In the opinion of Zhong Lun Law Firm, our PRC legal counsel, (i) the ownership structures of our VIEs in China and our WFOE, both currently and immediately after giving effect to this offering, comply with all existing PRC laws and regulations; and (ii) the contractual arrangements between our WFOE, our VIEs and their respective shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or any of our VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including:

•	discontinuing or placing restrictions or onerous conditions on our operations through any transactions between our WFOE and our VIEs;

•	imposing fines, confiscating the income from our WFOE or our VIEs, or imposing other requirements with which we or our VIEs may not be able to comply;

•	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIEs and deregistering the equity pledges of our VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our VIEs; or

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIEs in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIEs or our right to receive substantially all the economic benefits and residual returns from our VIEs and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIEs in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

We rely on contractual arrangements with our VIEs and their shareholders for a large portion of our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with our VIEs and their shareholders to conduct certain of our key businesses. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIEs. For example, our VIEs and their shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests.

If we had direct ownership of our VIEs, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIEs and their respective shareholders of their obligations under the contracts to exercise control over our VIEs. However, the shareholders of our consolidated VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with our VIEs. If any disputes relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See “—Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.” Therefore, our contractual arrangements with our VIEs may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by our VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business.

We refer to the shareholders of each of our VIEs as its nominee shareholders because although they remain the holders of equity interests on record in each of our VIEs, pursuant to the terms of the relevant power of attorney, each such shareholder has irrevocably authorized our WFOE to exercise his, her or its rights as a shareholder of the relevant VIE. However, if our VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. For example, if the shareholders of our VIEs refuse to transfer their equity interest in our VIEs to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All of the agreements under our contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. See “—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us.” Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIEs, and our ability to conduct our business may be negatively affected.

The shareholders of our VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of our VIEs may have potential conflicts of interest with us. These shareholders may breach, or cause our VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIEs, which would have a material and adverse effect on our ability to effectively control our VIEs and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of our VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our VIEs for PRC tax purposes, which could in turn increase its tax liabilities without reducing our WFOE’s tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on our VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our VIEs’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by our VIEs that are material to the operation of certain portion of our business if our VIEs go bankrupt or become subject to a dissolution or liquidation proceeding.

As part of our contractual arrangements with our VIEs, our VIEs and their subsidiaries hold certain assets that are material to the operation of certain portion of our business, including intellectual property and premise. If our VIEs go bankrupt and all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. Under the contractual arrangements, our VIEs may not, in any manner, sell, transfer, mortgage or dispose of their assets or legal or beneficial interests in the business without our prior consent. If our VIEs undergo a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us.

We conduct our business primarily through our PRC subsidiaries and consolidated VIEs in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are subject to laws and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China. For example, the MOFCOM published a discussion draft of the proposed Foreign Investment Law on January 19, 2015, aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. Substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who reside and whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders for services of any debt we may incur. If any of our PRC subsidiaries incur debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiaries, each of which is a wholly foreign-owned enterprise may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund, or a staff welfare and bonus fund.

Our PRC subsidiaries generate primarily all of their revenue in Renminbi, which is not freely convertible into other currencies. As result, any restriction on currency exchange may limit the ability of our PRC subsidiaries to use their Renminbi revenues to pay dividends to us.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries and VIEs. We may make loans to our PRC subsidiaries and VIEs subject to the approval or registration from governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China. Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations. In addition, an FIE shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of an FIE shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or VIEs or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on your investment. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008, were triggered. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the MOFCOM before they can be completed. In addition, PRC national security review rules which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiary in China. On February 13, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

We have requested PRC residents who we know hold direct or indirect interest in our company to make the necessary applications, filings and registrations as required under SAFE Circular 37 and our PRC resident shareholders, namely Wang Huang, Yunfen Lu, Meihui Fan, Bin Fan, Yi Zhang and Xiaojun Zhang, have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. However, we may not be informed of the identities of all the PRC residents holding direct or indirect interest in our company, and we cannot provide any assurance that these PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements under SAFE Circular 37. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth in these regulations may subject us to fines and legal sanctions, restrict our cross-border investment activities, limit the ability of our wholly foreign-owned subsidiaries in China to distribute dividends and the proceeds from any reduction in capital, share transfer or liquidation to us, and we may also be prohibited from injecting additional capital into these subsidiaries. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC law for circumventing applicable foreign exchange restrictions. As a result, our business operations and our ability to distribute profits to you could be materially and adversely affected.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines of up to RMB300,000 for entities and up to RMB50,000 for individuals, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation—Regulation on Employee Share Options.”

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavourable tax consequences to us and our non-PRC shareholders or ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that Huami Corporation is not a PRC resident enterprise for PRC tax purposes. See “Regulation—Regulations On Tax—PRC Enterprise Income Tax.” However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Huami Corporation is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On December 10, 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, with retroactive effect from January 1, 2008, to December 1, 2017. Pursuant to the SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends its tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

On October 17, 2017, the SAT released Public Notice Regarding Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Public Notice 37, effect from December 1, 2017. SAT Public Notice 37 replaced a series of important circulars, including but not limited to SAT Circular 698, and revised the rules governing the administration of withholding tax on China-source income derived by the non-resident enterprise. SAT Public Notice 37 provided certain key changes to the current withholding regime including, such as (i) the withholding obligation for non-resident enterprise deriving dividend arises on the day the payment is actually made rather than on the day of the resolution to declare the dividends; (ii) the provision that non-resident enterprise shall self-report tax within seven days if their withholding agents fail to withhold is removed, etc.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to withholding obligations if our company is transferee in such transactions, under SAT Public Notice 37 and SAT Public Notice 7. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be required to expend valuable resources to comply with SAT Public Notice 37 and SAT Public Notice 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have an adverse effect on our financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC counsel, Zhong Lun Law Firm, has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC’s approval is not required for the listing and trading of our ADSs on the New York Stock Exchange in the context of this offering, given that: (i) our PRC subsidiaries were incorporated as wholly foreign-owned enterprises by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our China subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection

Our independent registered public accounting firm that issues the audit reports included in this annual report, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditors’ audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditors’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Starting in 2011 the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our common stock may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ADSs from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our ADSs and This Offering

An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

We have applied to list our ADSs on the New York Stock Exchange. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new offerings, solutions and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services or our industry;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 10,000,000 ADSs (representing 40,000,000 class A ordinary shares) outstanding immediately after this offering, or 11,500,000 ADSs (representing 46,000,000 class A ordinary shares) if the underwriters exercise their over-allotment option in full. In connection with this offering, we, our directors and officers, all our existing shareholders, and certain holders of our share-based awards have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Our proposed dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our class A ordinary shares and ADSs may view as beneficial.

Upon completion of this offering, we will have a dual class ordinary share structure. Our ordinary shares will be divided into class A ordinary shares and class B ordinary shares. Holders of class A ordinary shares will be entitled to one vote per share, while holders of class B ordinary shares will be entitled to ten votes per share. Each class B ordinary share is convertible into one class A ordinary share at any time by the holder thereof, while class A ordinary shares are not convertible into class B ordinary shares under any circumstances. Upon any transfer of class B ordinary shares by a holder thereof to any person or entity, such class B ordinary shares shall be automatically and immediately converted into the equal number of class A ordinary shares.

All shares held by our existing shareholders will be converted to class B ordinary shares immediately before the completion of this offering. Upon the completion of this offering, they will own an aggregate of 197,736,467 class B ordinary shares, which will represent 83.2% of the then total outstanding shares and 98.0% of total voting power of our outstanding shares, assuming the underwriters do not exercise their over-allotment option. Therefore, our existing shareholders will continue to have decisive influence over matters requiring shareholders’ approval, including election of directors and significant corporate transactions, such as a merger or sale of our company or our assets. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of class A ordinary shares and ADSs may view as beneficial.

The dual class structure of our ordinary shares may adversely affect the trading market for our ADSs.

S&P Dow Jones and FTSE Russell have recently announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our ADSs, each representing four of our class A ordinary shares, in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

We have adopted the second amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our new memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

Our directors, officers and principal shareholders collectively control a significant amount of our shares, and their interests may not align with the interests of our other shareholders.

Currently, our officers, directors and principal shareholders collectively hold 89.5% of total voting power in our Company. They will continue to have a substantial control of us and collectively hold 85.4% of total voting power immediately after this offering, assuming the underwriters do not exercise their over-allotment option. This significant concentration of share ownership and voting power may adversely affect or reduce the trading price of our ADSs because investors often perceive a disadvantage in owning shares in a company with one or several controlling shareholders. Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring shareholders’ approvals, including electing directors and approving mergers or other business combination transactions. These actions may be taken even if they are opposed by our other shareholders. This concentration of share ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company. For more information regarding our principal shareholders, see “Principal and Selling Shareholders.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your class A ordinary shares.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of our ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which are carried by the underlying class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the class A ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying class A ordinary shares unless you withdraw the shares, and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the shares underlying your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering amended and restated articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 30 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. The deposit agreement provides that if the depositary does not timely receive voting instructions from the ADS holders and if voting is by poll, then such holder shall be deemed, and the depositary shall deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Class A ordinary shares underlying the relevant ADSs, with certain limited exceptions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a Cayman Islands company listed on the New York Stock Exchange, we are subject to the NYSE corporate governance listing standards. However, the NYSE corporate governance listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the NYSE corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or ordinary shares.

A non-U.S. corporation will be a passive foreign investment company, or PFIC, for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income; or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not believe that we were a PFIC for the taxable year ended December 31, 2017 and do not anticipate becoming a PFIC in the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the expected growth of the smart wearable devices industry;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with Xiaomi, our other distributors, customers, contract manufacturers, component suppliers, strategic partners and other stakeholders;

•	competition in our industry; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The smart wearable devices industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$99.0 million, or approximately US$103.0 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$11.00 per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$9.3 million, assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	approximately US$29.7 million for research and development of products, services and technologies;

•	approximately US$29.7 million for selling and marketing; and

•	approximately US$39.6 million for general corporate purposes and working capital and potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions and to our VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulation on Dividend Distributions.”

If we pay any dividends on our class A ordinary shares, we will pay those dividends which are payable in respect of the class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such class A ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017:

•	on an actual basis;

•	on a pro forma basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering and (ii) the issuance of 12,064,825 class B ordinary shares to preferred shareholders immediately prior to the completion of this offering in consideration of their waiver of the conditions of qualified initial public offering; and

•	on a pro forma as adjusted basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into class B ordinary shares on a one-for-one basis upon immediately prior to the completion of this offering, (ii) the issuance of 12,064,825 class B ordinary shares to preferred shareholders immediately prior to the completion of this offering in consideration of their waiver of the conditions of qualified initial public offering, and (iii) the sale of 40,000,000 class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$11.00 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise over-allotment option.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2017
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Long-term debt:
Amount due to related party	3,000	451	3,000	451	3,000	451

Total long-term debt	3,000	451	3,000	451	3,000	451

Mezzanine equity:
Series A convertible redeemable participating preferred shares, US$0.0001 par value; 71,641,792 shares authorized, issued and outstanding on an actual basis, and none authorized or outstanding on a pro forma and pro forma as adjusted basis	25,794	3,877	—	—	—	—
Series B-1 convertible redeemable participating preferred shares, US$0.0001 par value; 2,000,000 shares authorized, issued and outstanding on an actual basis, and none authorized or outstanding on a pro forma and pro forma as adjusted basis	26,103	3,923	—	—	—	—
Series B-2 convertible redeemable participating preferred shares, US$0.0001 par value; 20,895,523 shares authorized, issued and outstanding on an actual basis, and none authorized or outstanding on a pro forma and pro forma as adjusted basis	287,111	43,153	—	—	—	—

Total mezzanine equity	339,008	50,953	—	—	—	—

	As of September 30, 2017
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	(in thousands)
	RMB	US$	RMB	US$	RMB	US$
Equity:
Ordinary shares, US$0.0001 par value; 405,462,685 shares authorized, 91,304,327 shares(2) issued and outstanding on an actual basis; nil class A ordinary shares and 197,736,467 class B ordinary shares issued and outstanding on a pro forma basis; 40,170,000 class A ordinary shares(3) and 197,736,467 class B ordinary shares issued and outstanding on a pro forma as adjusted basis	56	8	127	19	154	23
Additional paid-in capital	68,825	10,345	628,507	94,466	1,360,343	204,462
Retained earnings	58,888	8,851	(161,857)	(24,328)	(161,857)	(24,328)
Accumulated other comprehensive income	13,210	1,986	13,210	1,986	13,210	1,986

Total Huami Corporation shareholders’ equity(4)	140,979	21,190	479,987	72,143	1,211,850	182,143
Non-controlling interests	2,713	408	2,713	408	2,713	408

Total equity	143,692	21,598	482,700	72,551	1,214,563	182,551

Total capitalization(5)	485,700	73,002	485,700	73,002	1,217,563	183,002

Notes:

(1)	The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.
(2)	The 91,304,327 shares on an actual basis include 91,134,327 shares outstanding and 170,000 shares that we are in the process to log into our register of members upon the exercise of vested options by certain employees.
(3)	The 40,170,000 class A ordinary shares on a pro forma as adjusted basis include 40,000,000 class A ordinary shares in the form of ADSs sold by us in this offering and 170,000 class A ordinary shares that we are in the process to log into our register of members upon the exercise of vested options by certain employees.
(4)	A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of total shareholders’ equity, total equity and total capitalization by US$10 million.
(5)	Total capitalization includes the company’s long-term debt, mezzanine equity and total equity.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2017 was approximately RMB132.4 million (US$19.9 million), or RMB1.45 (US$0.22) per ordinary share as of that date and US$0.87 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities and convertible redeemable preferred shares. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$2.75 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after September 30, 2017, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$11.00 per ADS, which is the midpoint of the estimated initial public offering price range, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us and after the issuance of 12,064,825 class B ordinary shares, our pro forma as adjusted net tangible book value as of September 30, 2017 would have been US$119.3 million, or US$0.50 per ordinary share and US$2.01 per ADS. This represents an immediate decrease in net tangible book value of US$0.12 per ordinary share and US$0.47 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$2.25 per ordinary share and US$8.99 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price	US$	2.75	US$	11.00
Net tangible book value as of September 30, 2017	US$	0.22	US$	0.87
Pro forma net tangible book value after giving effect to the conversion of our preferred shares and issuance of 12,064,825 class B ordinary shares	US$	0.10	US$	0.40
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares, issuance of 12,064,825 class B ordinary shares and this offering	US$	0.50	US$	2.01
Amount of dilution in net tangible book value to new investors in this offering	US$	2.25	US$	8.99

A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$10 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.04 per ordinary share and US$0.16 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.21 per ordinary share and US$0.84 per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2017, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include class A ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	197,906,467	83.2%	US$	40,682,906	27.0%	US$	0.21	US$	0.82
New investors	40,000,000	16.8%	US$	110,000,000	73.0%	US$	2.75	US$	11.00

Total	237,906,467	100.0%	US$	150,682,906	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any share options outstanding nor any request by holders of restricted shares to register their vested restricted shares as of the date of this prospectus. As of the date of this prospectus, there are 7,354,007 class A ordinary shares issuable upon exercise of outstanding share options at a weighted average exercise price of US$0.16 per share, 4,458,247 restricted shares, and 2,298,775 restricted share units outstanding. To the extent that any of these options are exercised, there will be further dilution to new investors.

EXCHANGE RATE INFORMATION

Our reporting currency is the Renminbi because our business is mainly conducted in China and substantially all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the exchange rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.6533 to US$1.00, the exchange rate in effect as of September 29, 2017. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currency and through restrictions on foreign trade. On January 19, 2018, the exchange rate was RMB6.3990 to US$1.00.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Exchange Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2015	6.4778	6.2869	6.4896	6.1870
2016	6.9430	6.6549	6.9580	6.4480
2017	6.5063	6.7350	6.9575	6.4773
August	6.5888	6.6670	6.7272	6.5888
September	6.6533	6.5690	6.6591	6.4773
October	6.6328	6.6254	6.6533	6.5712
November	6.6090	6.6200	6.6385	6.5967
December	6.5063	6.5392	6.6210	6.5063
2018
January (through January 19)	6.3990	6.4727	6.5263	6.3990

Source: Federal Reserve Statistical Release

Note:

(1)	Annual averages are calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide provides significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., located at 801 2nd Avenue, Suite 403, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been informed by Maples and Calder (Hong Kong) LLP that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically enforceable in the Cayman Islands. We have also been advised by Maples and Calder (Hong Kong) LLP that a judgment obtained in any federal or state court in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final, (iv) is not in respect of taxes, a fine or a penalty, and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

There is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Such uncertainty relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company or its directors and officers. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Zhong Lun Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

We commenced operations in December 2013 through Anhui Huami Information Technology Co., Ltd., or Anhui Huami, to develop, manufacture and sell smart wearable devices. In July 2014, we incorporated Huami (Beijing) Information Technology Co., Ltd., or Beijing Huami, to expand our operation.

In December 2014, we incorporated Huami Corporation in Cayman Islands as our offshore holding company to facilitate financing and offshore listing. Shortly following its incorporation, Huami Corporation established a wholly-owned Hong Kong subsidiary, Huami HK Limited. From December 2014 to April 2015, our Cayman holding company Huami Corporation issued ordinary shares and preferred shares to the holding vehicles of the then shareholders of Anhui Huami, in proportion to these shareholders’ then respective equity interest percentages in Anhui Huami.

In February 2015, Huami HK Limited established a wholly-owned subsidiary in China, Beijing Shunyuan Kaihua Technology Co., Ltd., which we refer to as Shunyuan Kaihua or our WFOE in this prospectus. Our WFOE later entered into a series of contractual arrangements with Anhui Huami, Beijing Huami, which two entities we collectively refer to as our VIEs in this prospectus, and their respective shareholders. These contractual arrangements enable us to exercise effective control over our VIEs; receive substantially all of the economic benefits of our VIEs; and have an exclusive option to purchase all or part of the equity interests in and assets of them when and to the extent permitted by PRC law. For more details, please see “—Contractual Arrangements with the VIEs and Their Respective Shareholders.”

As a result of our direct ownership in our WFOE and the VIE contractual arrangements, we are regarded as the primary beneficiary of our VIEs, and we treat them and their subsidiaries as our consolidated affiliated entities under U.S. GAAP. We have consolidated the financial results of our VIEs and their respective subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Currently, our officers, directors and principal shareholders collectively hold 89.5% of the total voting power in our Company. They will continue to have a substantial control of us and hold 85.4% of total voting power immediately after this offering, assuming the underwriters do not exercise their over-allotment option.

The chart below summarizes our corporate structure and identifies our subsidiaries, our VIEs and their subsidiaries, as of the date of this prospectus:

Notes:

(1)	Messrs. Wang Huang, Yunfen Lu, Meihui Fan, Bin Fan, Yi Zhang and Xiaojun Zhang are beneficial owners of the shares of our company and hold 45.8%, 2.1%, 2.1%, 2.1% 2.1% and 1.4% equity interests in Beijing Huami, respectively. They are either directors or employees of our company. De Liu and Bin Yue, who are also our directors, hold 17.7% and 5.9% equity interests in Beijing Huami, respectively. The remaining 20.7% equity interests in Beijing Huami are held by Liping Cao and Lhassa Multi-Industry Investment Management Co. Ltd., who are employee or affiliate of our shareholders, respectively.
(2)	Messrs. Wang Huang and Yunfen Lu are beneficial owners of the shares of our company and hold 54.9% and 0.3% equity interests in Anhui Huami, respectively. They are also directors of our company. De Liu and Bin Yue, who are also our directors, hold 17.9% and 6.0% equity interests in Anhui Huami, respectively. The remaining 20.9% equity interests in Anhui Huami are held by Liping Cao and Lhassa Multi-Industry Investment Management Co. Ltd., who are employee or affiliate of our shareholders, respectively.

The following is a summary of the currently effective contractual arrangements by and among our wholly-owned subsidiary, Shunyuan Kaihua (our WFOE), our VIEs and their respective shareholders.

Contractual Agreements with the VIEs and Their Respective Shareholders

Agreements that provide us with effective control over the VIEs

Shareholder Voting Proxy Agreements and Powers of Attorney. Pursuant to the amended and restated Shareholder Voting Proxy Agreement, dated November 3, 2017, among our WFOE, Anhui Huami and each of the shareholders of Anhui Huami, each of the shareholders of Anhui Huami has executed a power of attorney to irrevocably authorize our WFOE or any person designated by our WFOE to act as his, her or its attorney-in-fact to exercise all of his, her or its rights as a shareholder of Anhui Huami, including, but not limited to, the right to convene and attend shareholders’ meetings, vote on any resolution that requires a shareholder vote, such as the appointment and removal of directors, supervisors and officers, as well as the sale, transfer and disposal of all or part of the equity interests owned by such shareholder. The power of attorney will remain effective until the termination of the Shareholder Voting Proxy Agreement unless otherwise instructed by our WFOE.

On November 3, 2017, our WFOE, Beijing Huami and each of the shareholders of Beijing Huami entered into an amended and restated Shareholder Voting Proxy Agreement and power of attorney, which contain terms substantially similar to the Shareholder Voting Proxy Agreement and power of attorney executed by the shareholders of Anhui Huami described above.

Equity Pledge Agreements. Pursuant to the amended and restated Equity Pledge Agreement, dated November 3, 2017, among our WFOE, Anhui Huami and each of the shareholders of Anhui Huami, the shareholders of Anhui Huami have pledged 100% equity interests in Anhui Huami to our WFOE to guarantee the performance by the shareholders of their obligations under the Exclusive Option Agreement, the Shareholder Voting Proxy Agreement and the Equity Pledge Agreement, as well as the performance by Anhui Huami of its obligations under the Exclusive Option Agreement, the Shareholder Voting Proxy Agreement, the Exclusive Service Agreement and the Equity Pledge Agreement. In the event of a breach by Anhui Huami or any shareholder of contractual obligations under the Equity Pledge Agreement, our WFOE, as pledgee, will have the right to dispose of the pledged equity interests in Anhui Huami and will have priority in receiving the proceeds from such disposal. The shareholders of Anhui Huami also undertake that, without the prior written consent of our WFOE, they will not dispose of, create or allow any encumbrance on the pledged equity interests. Anhui Huami undertakes that, without the prior written consent of our WFOE, they will not assist or allow any encumbrance to be created on the pledged equity interests. Each shareholder has also executed a power of attorney to irrevocably authorize Wang Huang as his, her or its attorney-in-fact to sign any legal documents that are required or useful in exercising our WFOE’s rights under the Equity Pledge Agreement.

On November 3, 2017, our WFOE, Beijing Huami and each of the shareholders of Beijing Huami entered into an amended and restated Equity Pledge Agreement, which contains terms substantially similar to the Equity Pledge Agreement described above.

We have completed the registration of the equity pledge with the competent office of the State Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

Loan Agreement. Pursuant to the loan agreement between our WFOE and Mr. Wang Huang, one of shareholders of Anhui Huami, dated November 3, 2017, our WFOE made interest-free loans in an aggregate amount of RMB15 million to Mr. Wang Huang for the exclusive purpose of acquiring equity interests in Anhui Huami. The loans can only be repaid with the proceeds derived from the sale of all of the equity interests in Anhui Huami to our WFOE or its designated representatives pursuant to the Exclusive Option Agreements. The term of the Loan Agreement is ten years from the date of the loan agreement and will be extended on a yearly basis unless otherwise instructed by our WFOE until the loan is repaid.

Agreements that allow us to receive economic benefits from the VIEs

Exclusive Consultation and Service Agreements. Pursuant to the amended and restated Exclusive Consultation Service Agreement, dated November 3, 2017, between our WFOE and Anhui Huami, our WFOE has the exclusive right to provide Anhui Huami with the consulting and technical services required by Anhui Huami’ business. Without our WFOE’s prior written consent, Anhui Huami may not accept any services subject to this agreement from any third party. Anhui Huami agrees to pay our WFOE an annual service fee at an amount that is equal to 100% of its net income or the amount which is adjusted in accordance with our WFOE’s sole discretion for the relevant year as well as the mutually-agreed amount for certain other technical services, both of which should be paid within three months after the end of the relevant calendar year. Our WFOE has the exclusive ownership of all the intellectual property rights created as a result of the performance of the Exclusive Consultation and Service Agreement, to the extent permitted by applicable PRC laws. To guarantee Anhui Huami’s performance of its obligations thereunder, the shareholders have pledged their equity interests in Anhui Huami to our WFOE pursuant to the Equity Pledge Agreement. The Exclusive Consultation and Service Agreement will remain effective for an indefinite term, unless otherwise terminated pursuant to mutual agreement in writing or applicable PRC laws.

On November 3, 2017, our WFOE, Beijing Huami and each of the shareholders of Beijing Huami entered into an amended and restated Exclusive Consultation and Service Agreement, which contains terms substantially similar to the Exclusive Consultation and Service Agreement described above.

Agreements that provide us with the option to purchase the equity interests in and assets of the VIEs

Exclusive Option Agreements. Pursuant to the amended and restated Exclusive Option Agreement, dated November 3, 2017, among our WFOE, Anhui Huami and each of the shareholders of Anhui Huami, the shareholders of Anhui Huami have irrevocably granted our WFOE an exclusive option to purchase all or part of their equity interests in Anhui Huami, and Anhui Huami has irrevocably granted our WFOE an exclusive option to purchase all or part of its assets. Our WFOE or its designated person may exercise such options at the lowest price permitted under applicable PRC laws. The shareholders of Anhui Huami undertake that, without our WFOE’s prior written consent, they will not, among other things, (i) create any pledge or encumbrance on their equity interests in Anhui Huami, (ii) transfer or otherwise dispose of their equity interests in Anhui Huami, (iii) change Anhui Huami’s registered capital, (iv) amend Anhui Huami’s articles of association, (v) dispose of Anhui Huami’s material assets (except in the ordinary course of business), or (vi) merge Anhui Huami with any other entity. In addition, Anhui Huami undertakes that, without our WFOE’s prior written consent, it will not, among other things, create any pledge or encumbrance on any of its assets, or transfer or otherwise dispose of its material assets (except in the ordinary course of business). The Exclusive Option Agreement will remain effective until the entire equity interests in and all the assets of Anhui Huami have been transferred to our WFOE or its designated person.

On November 3, 2017, our WFOE, Beijing Huami and each of the shareholders of Beijing Huami entered into an amended and restated Exclusive Option Agreement, which contains terms substantially similar to the Exclusive Option Agreement described above.

In the opinion of Zhong Lun Law Firm, our PRC legal counsel:

•	the ownership structures of our VIEs in China and our WFOE, both currently and immediately after giving effect to this offering, comply with all existing PRC laws and regulations; and

•	the contractual arrangements between our WFOE, our VIEs and their respective shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect.

However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may take a view that is contrary to the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or any of our VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us.”

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of operations data for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, selected consolidated balance sheet data as of December 31, 2015 and 2016 and September 30, 2017 and selected consolidated cash flow data for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of operating data for the nine months ended September 30, 2016 and selected consolidated cash flow data for the nine months ended September 30, 2016 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial and Operating Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
Selected Consolidated Statements of Operating Data:
Revenues(1)	896,458	1,556,476	233,940	943,511	1,296,248	194,828
Cost of revenues(2)	785,867	1,280,324	192,434	791,212	968,369	145,547

Gross profit	110,591	276,152	41,506	152,299	327,879	49,281

Operating expenses:
Research and development expenses(3)	61,553	132,304	19,885	98,008	108,590	16,321
General and administrative expenses(3)	69,984	102,644	15,428	69,043	82,474	12,396
Selling and marketing expenses	19,168	27,821	4,181	14,801	29,680	4,461

Total operating expenses	150,705	262,769	39,494	181,852	220,744	33,178

Operating (loss)/income	(40,114)	13,383	2,012	(29,553)	107,135	16,103
Other income and expenses:
Realized gain from investments	—	—	—	—	2,335	351
Interest income	255	754	113	646	1,463	220
Other income	1,109	14,726	2,213	7,287	1,066	160

(Loss)/income before income tax	(38,750)	28,863	4,338	(21,620)	111,999	16,834
Income tax benefit/(expense)	897	(3,088)	(464)	3,731	(15,462)	(2,324)

(Loss)/income before loss from equity method investments	(37,853)	25,775	3,874	(17,889)	96,537	14,510
Loss from equity method investments	—	(1,829)	(275)	(1,156)	(1,422)	(214)

Net (loss)/income	(37,853)	23,946	3,599	(19,045)	95,115	14,296
Less: net loss attributable to non-controlling interest	—	—	—	—	(263)	(39)

Net (loss)/income attributable to Huami Corporation	(37,853)	23,946	3,599	(19,045)	95,378	14,335

Net (loss)/income per share attributable to Huami Corporation:
Basic (loss)/income per ordinary share	(1.22)	(0.22)	(0.03)	(0.84)	0.35	0.05
Diluted (loss)/income per ordinary share	(1.22)	(0.22)	(0.03)	(0.84)	0.33	0.05

Notes:

(1)	Includes RMB876.7 million, RMB1,449.9 million (US$217.9 million), RMB879.6 million and RMB1,124.8 million (US$169.1 million) with related parties for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2016 and 2017, respectively.
(2)	Includes RMB762.9 million and RMB1,198.3 million (US$180.1 million), RMB742.1 million and RMB853.3 million (US$128.3 million) with related parties for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2016 and 2017, respectively.
(3)	Share-based compensation expenses were allocated in operating expenses as follows. Our share-based compensation expenses were the result of (i) our grants of options, restricted shares and restricted share units under our share incentive plans to our employees, and (ii) the share restriction agreements entered into among our founders and our preferred shareholders in relation to our private financing transactions in January 2014 and April 2015. For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, we recorded share-based compensation expenses of RMB37.2 million, RMB50.8 million and RMB38.9 million, respectively, in relation to the vesting of the restricted shares of our founders under the share restriction agreements.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Research and development expenses	2,588	2,626	395	1,970	6,428	966
General and administrative expenses	53,403	55,109	8,283	41,393	42,147	6,335

Total	55,991	57,735	8,678	43,363	48,575	7,301

	As of December 31,			As of September 30,
	2015	2016		2017
	RMB	RMB	US$	RMB	US$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Current assets:
Cash and cash equivalents	219,987	153,152	23,019	504,388	75,810
Accounts receivable (net of allowance of nil, nil and nil as of December 31, 2015 and 2016 and September 30, 2017, respectively)	21,924	19,707	2,962	28,655	4,307
Amount due from related parties	172,966	476,698	71,648	171,575	25,788
Inventories	89,946	192,372	28,914	191,101	28,723
Non-current assets:
Property and equipment, net	2,926	10,801	1,623	10,665	1,603
Total assets	529,079	972,896	146,227	1,090,430	163,892

Current liabilities:
Accounts payable	252,073	524,072	78,769	435,270	65,422
Bank borrowings	—	10,000	1,503	40,000	6,012
Total liabilities	277,823	634,370	95,347	607,730	91,341
Total liabilities, mezzanine equity and equity	529,079	972,896	146,227	1,090,430	163,892

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Selected Consolidated Cash Flow Data:
Net cash (used in)/provided by operating activities	(6,767)	17,266	2,595	59,769	336,216	50,533
Net cash used in investing activities	(4,911)	(99,387)	(14,938)	(45,256)	(5,507)	(827)
Net cash provided by financing activities	214,063	10,024	1,507	—	30,089	4,522

Net increase/(decrease) in cash and cash equivalents	202,385	(72,097)	(10,836)	14,513	360,798	54,228
Exchange rate effect on cash and cash equivalents	10,226	5,262	791	2,568	(2,635)	(396)
Cash, cash equivalents and restricted cash at beginning of the period	7,376	219,987	33,064	219,987	153,152	23,019

Cash, cash equivalents and restricted cash at end of the period	219,987	153,152	23,019	237,068	511,315	76,851

The following table presents certain of our operating data for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017.

	For the Year Ended December 31,		For the Nine Months Ended September 30,
	2015	2016	2017
	(in millions)
Units shipped	14.4	17.8	11.6

Non-GAAP Measures

We use adjusted net income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net income represents net income excluding share-based compensation expenses, and such adjustment has no impacts on income tax.

We believe that adjusted net income helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in net income. We believe that adjusted net income provides useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of our adjusted net income to net (loss)/income for the periods indicated.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(37,853)	23,946	3,599	(19,045)	95,115	14,296
Add:
Share-based compensation expenses	55,991	57,735	8,678	43,363	48,575	7,301

Adjusted net income	18,138	81,681	12,277	24,318	143,690	21,597

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a biometric and activity data-driven company with significant expertise in smart wearable technology. We shipped 11.6 million units of smart wearable devices in the first nine months of 2017, more than any other company in the world, according to the Frost & Sullivan Report. Leveraging our proprietary technologies, strong supply chain management capabilities and strategic relationship with Xiaomi, as of September 30, 2017, we had shipped a total of 45.3 million smart wearable devices through Xiaomi and other distribution partners since our inception in 2013, quickly establishing our global market position and recognition.

We generate substantially all of our revenues from the sale of smart wearable devices, including Xiaomi Wearable Products, and our self-branded products. The global smart wearables market has been growing rapidly and the momentum is expected to continue in the near future. By 2021, the global smart wearables market size is expected to reach US$46.2 billion, representing a five-year CAGR of 23.6% from 2016 to 2021, with shipment volume of 281.9 million devices, representing a CAGR of 22.3% for the same period, according to the Frost & Sullivan Report. Our global market leadership positions us well to capture the tremendous growth potential. However, the current industry landscape in wearable technology is becoming increasingly complex as technology and consumer preferences evolve constantly and rapidly. To sustain the growth and the margin level of our company, we must continually develop and introduce new generations of our existing product lines and new forms of smart wearable technology with enhanced functionalities and value-added services. Our capability to roll out new or enhanced products and services in turn depend on a number of factors, including timely and successful research and development efforts by us as well as our suppliers’ capabilities to bring cutting-edge technologies to the market and quality control of service provision and product manufacturing and our distribution channels.

We have been the sole partner of Xiaomi to design and manufacture Xiaomi Wearable Products. Our strategic cooperation agreement with Xiaomi grants us the most-preferred-partner status globally to develop future Xiaomi Wearable Products, including the Mi Band series, our best-selling products to date. We rely on Xiaomi as our sole distribution channel for all Xiaomi Wearable Products, and derived a substantial majority of our revenues from the sales of Xiaomi Wearable Products historically. For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, revenues from our Xiaomi Wearable Products segment represented 97.1%, 92.1% and 82.4% of our total revenues, respectively. We also offer smart bands, smart watches and other smart wearable devices under our own Amazfit brand.

We have achieved significant growth since our inception in 2013. Our revenues increased by 73.6% from RMB896.5 million in the year ended December 31, 2015 to RMB1,556.5 million (US$233.9 million) in the year ended December 31, 2016, and increased by 37.4% from RMB943.5 million for the nine months ended September 30, 2016 to RMB1,296.2 million (US$194.8 million) for the same period of 2017. We recorded a net loss of RMB37.9 million in the year ended December 31, 2015 and a net income of RMB23.9 million (US$3.6 million) in the year ended December 31, 2016. For the nine months ended September 30, 2017, we had a net income of RMB95.1 million (US$14.3 million), compared to a net loss of RMB19.0 million for the nine months ended September 30, 2016. Our adjusted net income, which excludes share-based compensation expenses, increased from RMB18.1 million in the year ended December 31, 2015 to RMB81.7 million (US$12.3 million) in the year ended December 31, 2016, and increased from RMB24.3 million for the nine months ended

September 30, 2016 to RMB143.7 million (US$21.6 million) for the same period of 2017. See “Prospectus Summary—Summary Consolidated Financial and Operating Data—Non-GAAP Measures” for a reconciliation of adjusted net income to net income.

Key Factors Affecting Our Results of Operations

Key factors affecting our results of operations include the following:

Our research and development of innovative products and services

We have dedicated and will continue to dedicate significant research and development efforts in developing innovative products and services. For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, research and development expenses accounted for 40.8%, 50.3% and 49.2% of our total operating expenses and 6.9%, 8.5% and 8.4% of our revenues, respectively. Our future success is significantly dependent on our ability to continually launch products and services that are popular among consumers, particularly relative to those offered by our competitors. The popularity of our products and services in turn affect users’ engagement on our platform, the data of which form a critical foundation of our research and development efforts.

Relationship with Xiaomi

We have been the sole partner of Xiaomi to design and manufacture Xiaomi Wearable Products. Our strategic cooperation agreement with Xiaomi grants us the most-preferred-partner status globally to develop future Xiaomi Wearable Products and provides us with significant business demand, allowing us to commercially launch our products and ramp up our business quickly. Xiaomi is our exclusive distribution channel for all Xiaomi Wearable Products. Historically, we derived a substantial majority of our revenues from the sales of Xiaomi Wearable Products. For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, revenues from our Xiaomi Wearable Products segment represented 97.1%, 92.1% and 82.4% of our total revenues, respectively. In addition, we leverage Xiaomi’s established distribution network and global presence for the sales and promotion of our self-branded products and international expansion. Therefore, maintaining a close and mutually beneficial relationship with Xiaomi is critical to our operations and future growth.

Effective control over material and manufacturing costs

Material and manufacturing costs of our products have historically accounted for the largest portion of our cost of revenues. Our ability to effectively control material and manufacturing costs, especially by enhancing our bargaining power with suppliers and manufacturers, has affected and will continue to affect our profitability significantly. We expect our material and manufacturing costs to increase in absolute amounts as we increase our smart wearable device shipment volume. However, given our efficient supply chain management and industry leading market share, we believe we have the ability to control the overall level of material and manufacturing costs as percentage of revenues.

Brand promotion and international expansion

One of our important growth strategies is to attract new users through enhancing our brand recognition, particularly for our self-branded products. To execute this strategy, we plan to engage in a variety of marketing and brand promotion campaigns in China, which may cause our selling and marketing expenses to increase in the near future. Selling and marketing expenses as a percentage of our revenues were low historically, but it is possible that they may increase.

International expansion also represents a significant opportunity to further grow our business. With our close collaboration with Xiaomi, we have leveraged and plan to continue to leverage Xiaomi’s global distribution network and fan base to expand into Xiaomi’s key target markets. At the same time, we are also building our own distribution network and promoting our own brand with a focus on North America, Japan, Korea, India and Southeast Asia, which requires us to dedicate additional time and resources.

Seasonality

We have historically experienced higher sales in the fourth quarter, primarily due to “Singles’ Day” online shopping festival organized by TMall. Given the significant seasonality of our sales, timely and effective forecasting and product introductions for the peak seasons are critical to our operations.

Key Components of Results of Operations

Revenues

We derive our revenues from two operating segments, (i) Xiaomi Wearable Products, and (ii) our self-branded products and others. The following table sets forth our revenues by segment and as a percentage of total revenues for the periods indicated:

	Year Ended December 31,					For the Nine Months Ended September 30,
	2015		2016			2016		2017
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Xiaomi Wearable Products	870,766	97.1	1,434,136	215,552	92.1	873,171	92.5	1,068,490	160,595	82.4
Self-branded products and others	25,692	2.9	122,340	18,388	7.9	70,340	7.5	227,758	34,233	17.6

Total revenues	896,458	100.0	1,556,476	233,940	100.0	943,511	100.0	1,296,248	194,828	100.0

We generate revenues primarily from sales of Xiaomi Wearable Products and our self-branded products. Our Xiaomi Wearable Products include Xiaomi-branded smart bands, watches, scales and associated accessories. Our self-branded products are our Amazfit-branded smart wearable products, which currently include smart bands, watches, modules and associated accessories.

Cost of revenues

Our cost of revenues is comprised of the following:

•	material costs;

•	manufacturing and fulfillment costs of our products;

•	an estimate of warranty costs; and

•	related expenses that are directly attributable to the production of products.

We procure a variety of raw materials and components from third-party suppliers, and outsource our manufacturing and order fulfillment activities to third parties. Our product costs fluctuate with the costs of raw materials and underlying product components as well as the prices we are able to negotiate with our contract manufacturers and raw material and component suppliers. Shipping costs for raw materials and components from domestic locations are borne by our suppliers and contract manufacturers. For raw materials and components procured overseas, our suppliers cover the shipping costs from place of origin to China, and we are responsible for the additional logistics costs if we consign these raw materials and components to our contract manufacturers.

For Xiaomi Wearable Products, we offer a standard product warranty for a period of up to six months to Xiaomi and following the sale of products to consumers, 12 months to the end users from the date of purchase. For our self-branded products, we offer a standard product warranty for a period of up to 12 months to end users from the date of purchase from us or our distribution partners. We generally elect to replace the defective products covered under the warranty. At the time revenue is recognized, an estimate of warranty costs in relation to the products sold is recorded as a component of cost of revenues.

The following table sets forth our cost of revenues by segment and as a percentage of total cost of revenues for the periods indicated:

	Year Ended December 31,					For the Nine Months Ended September 30,
	2015		2016			2016		2017
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Xiaomi Wearable Products	762,211	97.0	1,182,646	177,753	92.4	734,369	92.8	803,764	120,807	83.0
Self-branded products and others	23,656	3.0	97,678	14,681	7.6	56,843	7.2	164,605	24,740	17.0

Total cost of revenues	785,867	100.0	1,280,324	192,434	100.0	791,212	100.0	968,369	145,547	100.0

The following table sets forth the gross profit and gross margin by segment:

	Year ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, expect for percentages)
Xiaomi Wearable Products	108,555	251,490	37,799	138,802	264,726	39,789
Self-branded products and others	2,036	24,662	3,707	13,497	63,153	9,492

Total gross profit	110,591	276,152	41,506	152,299	327,879	49,281

Xiaomi Wearable Products	12.5%	17.5%		15.9%	24.8%
Self-branded products and others	7.9%	20.2%		19.2%	27.7%
Overall gross margin	12.3%	17.7%		16.1%	25.3%

Operating expenses

We classify our operating expenses into three categories: research and development, general and administrative, and selling and marketing.

Research and Development Expenses. Research and development expenses primarily consist of salaries and benefits (including employee benefit expenses and share-based compensation expenses) for research and development personnel and other expenses associated with our research and development activities.

General and Administrative Expenses. General and administrative expenses primarily consist of salaries and benefits (including employee benefit expenses and share-based compensation expenses) for administrative personnel, as well as other expenses primarily relating to professional services and our facilities and other administrative expenses. We expect our general and administrative expenses to increase in absolute amounts in the foreseeable future due to the anticipated growth of our business as well as accounting, insurance, investor relations and other public company costs.

Selling and Marketing Expenses. Selling and marketing expenses primarily consist of advertising and promotion expenses (including expenses for new product launch events), salaries and benefits for selling and marketing personnel, expenses related to business development through e-commerce platforms and other expenses associated with our selling and marketing activities. We bear the advertising and marketing expenses for our self-branded products. We do not bear such expenses for Xiaomi Wearable Products. We expect our selling and marketing expenses to increase in absolute amounts as we seek to increase our brand awareness and expand the marketing efforts for our self-branded products in both China and the international markets.

Other income

Other income primarily consists of subsidies received from local government authorities to encourage technology innovation and investment.

Taxation

Cayman Islands

We are not subject to income or capital gains tax under the current laws of the Cayman Islands. There are no other taxes likely to be material to us levied by the government of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

Our subsidiary incorporated in Hong Kong, Huami HK Limited, is subject to 16.5% Hong Kong profit tax on its taxable income generated from operations in Hong Kong. Under the Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax.

PRC

Generally, our PRC subsidiaries, variable interest entities and their subsidiaries are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%. A “high and new technology enterprise” is entitled to a favorable statutory tax rate of 15% and such qualification is reassessed by relevant governmental authorities every three years. Anhui Huami began to qualify as a high and new technology enterprise since 2015, and was subject to a tax rate of 15% for the years ended December 31, 2015 and 2016. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to value added tax, or VAT, at a rate of 17% on sales and/or import goods and 6% on the services (research and development services, technology services, information technology services and/or culture and creativity services), in each case less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law.

Dividends paid by our wholly foreign-owned subsidiaries in China to our intermediary holding company in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entity satisfies all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority. If our Hong Kong subsidiary satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, then the dividends paid to the Hong Kong subsidiary would be subject to withholding tax at the standard rate of 5%. Effective from November 1, 2015, the above mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavourable tax consequences to us and our non-PRC shareholders or ADS holders.”

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented, both in absolute amount and as a percentage of our revenues for the periods presented.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
	2015		2016			2016		2017
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands)
Summary Consolidated Statements of Operating Data:
Revenues(1)	896,458	100.0	1,556,476	233,940	100.0	943,511	100.0	1,296,248	194,828	100.0
Cost of revenues(2)	785,867	87.7	1,280,324	192,434	82.3	791,212	83.9	968,369	145,547	74.7

Gross profit	110,591	12.3	276,152	41,506	17.7	152,299	16.1	327,879	49,281	25.3
Operating expenses:
Research and development expenses(3)	61,553	6.9	132,304	19,885	8.5	98,008	10.4	108,590	16,321	8.4
General and administrative expenses(3)	69,984	7.8	102,644	15,428	6.6	69,043	7.3	82,474	12,396	6.4
Selling and marketing expenses	19,168	2.1	27,821	4,181	1.8	14,801	1.6	29,680	4,461	2.3

Total operating expenses	150,705	16.8	262,769	39,494	16.9	181,852	19.3	220,744	33,178	17.0

Operating (loss)/income	(40,114)	(4.5)	13,383	2,012	0.9	(29,553)	(3.1)	107,135	16,103	8.3
Realized gain from investments	—	—	—	—	—	—	—	2,335	351	0.2
Interest income	255	0.0	754	113	0.0	646	0.1	1,463	220	0.1
Other income	1,109	0.1	14,726	2,213	0.9	7,287	0.8	1,066	160	0.1

(Loss)/income before income tax	(38,750)	(4.3)	28,863	4,338	1.9	(21,620)	(2.3)	111,999	16,834	8.6
Income tax benefit/(expense)	897	0.1	(3,088)	(464)	(0.2)	3,731	0.4	(15,462)	(2,324)	(1.2)
(Loss)/income before loss from equity method investments	(37,853)	(4.2)	25,775	3,874	1.7	(17,889)	(1.9)	96,537	14,510	7.4
Loss from equity method investments	—	—	(1,829)	(275)	(0.1)	(1,156)	(0.1)	(1,422)	(214)	(0.1)

Net (loss)/income	(37,853)	(4.2)	23,946	3,599	1.5	(19,045)	(2.0)	95,115	14,296	7.3

Notes:

(1)	Includes RMB876.7 million, RMB1,449.9 million (US$217.9 million), RMB879.6 million and RMB1,124.8 million (US$169.1 million) with related parties for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2016 and 2017, respectively.
(2)	Includes RMB762.9 million, RMB1,198.3 million (US$180.1 million), RMB742.1 million and RMB853.3 million (US$128.3 million) with related parties for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2016 and 2017, respectively.

(3)	Share-based compensation expenses were allocated in operating expenses as follows. Our share-based compensation expenses were the result of (i) our grants of options, restricted shares and restricted share units under our share incentive plans to our employees, and (ii) the share restriction agreements entered into among our founders and our preferred shareholders in relation to our private financing transactions in January 2014 and April 2015. For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, we recorded share-based compensation expenses of RMB37.2 million, RMB50.8 million and RMB38.9 million, respectively, in relation to the vesting of the restricted shares of our founders under the share restriction agreements.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Research and development expenses	2,588	2,626	395	1,970	6,428	966
General and administrative expenses	53,403	55,109	8,283	41,393	42,147	6,335

Total	55,991	57,735	8,678	43,363	48,575	7,301

Non-GAAP Measures

We use adjusted net income, a non-GAAP financial measure, in evaluating our operating results and for financial and operational decision-making purposes. Adjusted net income represents net income excluding share-based compensation expenses, and such adjustment has no impacts on income tax.

We believe that adjusted net income helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in net income. We believe that adjusted net income provides useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted net income should not be considered in isolation or construed as an alternative to net income or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted net income presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of our adjusted net income to net (loss)/income for the periods indicated.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(37,853)	23,946	3,599	(19,045)	95,115	14,296
Add:
Share-based compensation expenses	55,991	57,735	8,678	43,363	48,575	7,301

Adjusted net income	18,138	81,681	12,277	24,318	143,690	21,597

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

Revenues

Our revenues increased by 37.4% from RMB943.5 million for the nine months ended September 30, 2016 to RMB1,296.2 million (US$194.8 million) for the same period of 2017.

Xiaomi Wearable Products. Our Xiaomi Wearable Products segment revenues increased by 22.4% from RMB873.2 million for the nine months ended September 30, 2016 to RMB1,068.5 million (US$160.6 million) for the same period of 2017. The increase was primarily attributable to an increase in average revenue per unit of Xiaomi Wearable Products by 28.8% from RMB74.6 in the nine months ended September 30, 2016 to RMB96.0 in the nine months ended September 30, 2017.

Self-branded products and others. Our self-branded products and others segment revenues increased significantly from RMB70.3 million in the nine months ended September 30, 2016 to RMB227.8 million (US$34.2 million) in the nine months ended September 30, 2017. The increase was primarily attributable to an increase in shipment volume of our self-branded products from approximately 129,000 in the nine months ended September 30, 2016 to approximately 464,000 in the nine months ended September 30, 2017.

Cost of revenues

Our cost of revenues increased by 22.4% from RMB791.2 million for the nine months ended September 30, 2016 to RMB968.4 million (US$145.5 million) for the same period of 2017.

Xiaomi Wearable Products. Cost of revenues for our Xiaomi Wearable Products segment increased by 9.4% from RMB734.4 million for the nine months ended September 30, 2016 to RMB803.8 million (US$120.8 million) for the same period of 2017. The increase was primarily attributable to the shift in production focus from Mi Band 1 to Mi Band 2 during the nine months ended September 30, 2017 and the higher per unit cost of Mi Band 2 compared to Mi Band 1.

Self-branded products and others. Cost of revenues for our self-branded products and others segment increased significantly from RMB56.8 million in the nine months ended September 30, 2016 to RMB164.6 million (US$24.7 million) in the nine months ended September 30, 2017. The increase was in line with the growth of the sales of our self-branded products.

Gross profit

Our gross profit increased by 115.3% from RMB152.3 million for the nine months ended September 30, 2016 to RMB327.9 million (US$49.3 million) for the same period of 2017.

Our gross margin improved from 16.1% to 25.3% for the same periods, which was primarily attributable to the increase of the gross margin of Xiaomi Wearable Products, particularly Mi Band products. Gross margin for our Xiaomi Wearable Products segment increased from 15.9% in the nine months ended September 30, 2016 to 24.8% in the nine months ended September 30, 2017 primarily due to the increase in sales volume of Mi Band 2, which had a higher suggested retail price than Mi Band 1, as well as greater economies of scale and stronger negotiating power with our suppliers and manufacturers. Gross margin for our self-branded products and others segment increased to 27.7% in the nine months ended September 30, 2017 from 19.2% in the same period of 2016. The increase of gross margin of our self-branded products and others segment was primarily attributable to the launch of new products resulting in greater economies of scale as the shipment volume of our self-branded products increased significantly in the nine months ended September 30, 2017. We are currently in the early stage of developing our self-branded products, and we expect the gross margin of the self-branded products and others segment to continue to increase as we further realize economies of scale and improve operating efficiency with the increase in sales volume of our self-branded products. However, such factors may have limited effect on gross margin once our self-branded products become more mature and the shipment volume reaches a certain level.

Research and development expenses

Research and development expenses increased by 10.8% from RMB98.0 million for the nine months ended September 30, 2016 to RMB108.6 million (US$16.3 million) for the same period of 2017, primarily due to a RMB4.5 million increase in share-based compensation expenses and a RMB1.6 million increase in personnel-related costs associated with an increase of average compensation level. For the nine months ended September 30, 2017, research and development expenses, as a percentage of revenues, decreased to 8.4% from 10.4% for same period of 2016.

General and administrative expenses

General and administrative expenses increased by 19.5% from RMB69.0 million for the nine months ended September 30, 2016 to RMB82.5 million (US$12.4 million) for the nine months ended September 30, 2017. Share-based compensation is a large component of our general and administrative expenses. For the nine months ended September 30, 2016 and 2017, general and administrative expenses included RMB41.4 million and RMB42.1 million (US$6.3 million) of share-based compensation expenses, respectively. The increase in general and administrative expenses was primarily due to (i) a RMB6.0 million increase in personnel-related costs associated with an increase in headcount of our general and administrative personnel from 56 as of September 30, 2016 to 72 as of September 30, 2017, and (ii) a RMB4.6 million increase in government fees and charges. For the nine months ended September 30, 2017, general and administrative expenses, as a percentage of revenues, decreased to 6.4% from 7.3% for the nine months ended September 30, 2016.

Selling and marketing expenses

Selling and marketing expenses increased by 100.5% from RMB14.8 million for the nine months ended September 30, 2016 to RMB29.7 million (US$4.5 million) for the nine months ended September 30, 2017, primarily due to a RMB11.0 million increase in expenses to promote our self-branded products through e-commerce platforms, such as JD.com and TMall, and a RMB3.7 million increase in personnel-related costs associated with the increase in average compensation level and an increase in headcount of our selling and marketing personnel from 28 as of September 30, 2016 to 42 as of September 30, 2017. For the nine months ended September 30, 2017, selling and marketing expenses, as a percentage of revenues, increased to 2.3% from 1.6% for the nine months ended September 30, 2016.

Operating (loss)/income

As a result of the factors set out above, we recorded an operating income of RMB107.1 million (US$16.1 million) for the nine months ended September 30, 2017, as compared to an operating loss of RMB29.6 million for the nine months ended September 30, 2016.

Realized gain from investments

We had RMB2.3 million (US$0.4 million) of realized gain from investments for the nine months ended September 30, 2017, primarily as a result of the remeasurement of the fair value of the equity interests we had in an investee company, immediately before it was acquired by us.

Interest income

Interest income represents interest earned on bank deposits. We had RMB0.6 million and RMB1.5 million (US$0.2 million) of interest income for the nine months ended September 30, 2016 and 2017, respectively.

Other income

We had RMB7.3 million and RMB1.1 million (US$0.2 million) of other income for the nine months ended September 30, 2016 and 2017, respectively, primarily as a result of subsidies income we recorded for the periods.

Income tax benefits/(expenses)

We recorded income tax benefits in the amount of RMB3.7 million and income tax expenses in the amount of RMB15.5 million (US$2.3 million) for the nine months ended September 30, 2016 and 2017, respectively. The income tax benefits for the nine months ended September 30, 2016 were the result of RMB12.7 million in deferred tax benefits offset by RMB9.0 million in current tax expenses. The income tax expenses for the nine months ended September 30, 2017 were the result of RMB39.4 million in current tax expenses offset by RMB23.9 million in deferred tax benefits.

Net income

As a result of the foregoing, our operating result improved from a net loss of RMB19.0 million for the nine months ended September 30, 2016 to a net income of RMB95.1 million (US$14.3 million) for the nine months ended September 30, 2017. Excluding share-based compensation expenses, our adjusted net income increased by 490.9% from RMB24.3 million in the nine months ended September 30, 2016 to RMB143.7 million (US$21.6 million) in the nine months ended September 30, 2017. See “—Results of Operations—Non-GAAP Measures” for a reconciliation of adjusted net income to net income.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenues

Our revenues increased by 73.6% from RMB896.5 million for the year ended December 31, 2015 to RMB1,556.5 million (US$233.9 million) for the year ended December 31, 2016.

Xiaomi Wearable Products. Our Xiaomi Wearable Products segment revenues increased by 64.7% from RMB870.8 million in 2015 to RMB1,434.1 million (US$215.6 million) in 2016. The increase was primarily attributable to an increase in units of Xiaomi Wearable Products shipped by 22.2% from 14.4 million in 2015 to 17.6 million in 2016 as well as an increase in average revenue per unit of Xiaomi Wearable Products by 34.8% from RMB60.5 in 2015 to RMB81.6 in 2016.

Self-branded products and others. Our self-branded products and others segment revenues increased significantly from RMB25.7 million in 2015 to RMB122.3 million (US$18.4 million) in 2016. The increase was primarily attributable to an increase in shipment volume of our self-branded products from approximately 28,000 in 2015 to approximately 253,000 in 2016.

Cost of revenues

Our cost of revenues increased by 62.9% from RMB785.9 million for the year ended December 31, 2015 to RMB1,280.3 million (US$192.4 million) for the year ended December 31, 2016.

Xiaomi Wearable Products. Costs of revenues for our Xiaomi Wearable Products segment increased by 55.2% from RMB762.2 million in 2015 to RMB1,182.6 million (US$177.8 million) in 2016. This increase was primarily attributable to the increase in units of Xiaomi Wearable Products shipped in this period as well as the higher average unit cost as a result of the launch of Mi Band 2.

Self-branded products and others. Cost of revenues for our self-branded products and others segment increased significantly from RMB23.7 million in 2015 to RMB97.7 million (US$14.7 million) in 2016 which was in line with the rapid growth of sales of our self-branded products.

Gross profit

Our gross profit increased by 149.7% from RMB110.6 million for the year ended December 31, 2015 to RMB276.2 million (US$41.5 million) for the year ended December 31, 2016.

Our gross margin improved from 12.3% to 17.7% for the same period, which was primarily attributable to the increase of the gross margin of Xiaomi Wearable Products, particularly Mi Band products. Gross margin for our Xiaomi Wearable Products segment increased from 12.5% in 2015 to 17.5% in 2016 primarily due to the launch of our higher-priced Mi Band 2 product in June 2016 as well as greater economies of scale and larger negotiating power with our suppliers and contract manufacturers. Mi Band 2 was our best-selling product in 2016 and had a suggested retail price of RMB149 in China. In comparison, Mi Band 1, our best-selling product in 2015, had a suggested retail price of RMB79 in China. Gross margin for our self-branded products and others segment increased to 20.2% in 2016 from 7.9% in 2015. The increase of gross margin for our self-branded products and others segment was primarily attributable to greater economies of scale and lower costs per unit as we launched more products under own brand and the volume for these products ramped up in 2016.

Research and development expenses

Research and development expenses increased by 114.9% from RMB61.6 million for the year ended December 31, 2015 to RMB132.3 million (US$19.9 million) for the year ended December 31, 2016, primarily due to a RMB67.1 million increase in personnel-related costs associated with an increase in headcount of our research and development personnel from 213 as of December 31, 2015 to 274 as of December 31, 2016 and an increase of average compensation level. For the year ended December 31, 2016, research and development expenses, as a percentage of revenues, increased to 8.5% from 6.9% for the year ended December 31, 2015.

General and administrative expenses

General and administrative expenses increased by 46.7% from RMB70.0 million for the year ended December 31, 2015 to RMB102.6 million (US$15.4 million) for the year ended December 31, 2016. Share-based compensation is a large component of our general and administrative expenses. For the years ended December 31, 2015 and 2016, general and administrative expenses included RMB53.4 million and RMB55.1 million (US$8.3 million) of share-based compensation expenses, respectively. The increase in general and administrative expenses was primarily due to (i) a RMB7.1 million increase in consulting service fee in relation to consultant service for our U.S. operations, (ii) a RMB6.4 million increase in personnel-related costs associated with an increase in headcount of our general and administrative personnel from 29 as of December 31, 2015 to 63 as of December 31, 2016, and (iii) a RMB5.5 million increase in foreign exchange loss. For the year ended December 31, 2016, general and administrative expenses, as a percentage of revenues, decreased to 6.6% from 7.8% for the year ended December 31, 2015.

Selling and marketing expenses

Selling and marketing expenses increased by 45.1% from RMB19.2 million for the year ended December 31, 2015 to RMB27.8 million (US$4.2 million) for the year ended December 31, 2016, primarily due to a RMB4.8 million increase in personnel-related costs associated with the increase in average compensation level, and a RMB4.3 million increase in expenses to promote our self-branded products through e-commerce platforms, such as JD.com and TMall. For the year ended December 31, 2016, selling and marketing expenses, as a percentage of revenues, decreased to 1.8% from 2.1% for the year ended December 31, 2015.

Operating (loss)/income

As a result of the factors set out above, we recorded an operating income of RMB13.4 million (US$2.0 million) for the year ended December 31, 2016, as compared to an operating loss of RMB40.1 million for the year ended December 31, 2015.

Interest income

Interest income represents interest earned on bank deposits. We had RMB0.3 million and RMB0.8 million (US$0.1 million) of interest income for the years ended December 31, 2015 and 2016, respectively.

Other income

We had RMB1.1 million and RMB14.7 million (US$2.2 million) of other income for the year ended December 31, 2015 and 2016, respectively, primarily as a result of subsidies income we recorded for the periods.

Income tax benefits/(expenses)

We recorded income tax benefits in the amount of RMB0.9 million and income tax expenses in the amount of RMB3.1 million (US$0.5 million) for the years ended December 31, 2015 and 2016, respectively. The income tax benefits for the year ended December 31, 2015 were the result of RMB3.2 million in deferred tax benefits offset by RMB2.3 million in current tax expenses. The income tax expenses for the year ended December 31, 2016 were the result of RMB21.6 million in current tax expenses offset by RMB18.5 million in deferred tax benefits.

Net income

As a result of the foregoing, our operating result improved from a net loss of RMB37.9 million for the year ended December 31, 2015 to a net income of RMB23.9 million (US$3.6 million) for the year ended December 31, 2016. Excluding share-based compensation expenses, our adjusted net income increased by 350.3% from RMB18.1 million in the year ended December 31, 2015 to RMB81.7 million (US$12.3 million) in the year ended December 31, 2016. See “—Results of Operations—Non-GAAP Measures” for a reconciliation of adjusted net income to net income.

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated quarterly results of operations for each of the seven quarters from January 1, 2016 to September 30, 2017. You should read the following table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated financial data include all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and results of operation for the quarters presented.

	For the Three Months Ended,
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
	(Unaudited)
	(in RMB thousands)
Revenues	295,741	274,953	372,817	612,965	331,104	491,065	474,079
Cost of revenues	255,348	233,073	302,791	489,112	257,136	364,059	347,174

Gross profit	40,393	41,880	70,026	123,853	73,968	127,006	126,905
Operating expenses:
Research and development expenses(1)	29,864	31,274	36,870	34,296	40,502	32,843	35,245
General and administrative expenses(1)	20,292	22,668	26,083	33,601	28,498	26,600	27,376
Selling and marketing expenses	2,363	3,622	8,816	13,020	10,393	9,391	9,896

Total operating expenses	52,519	57,564	71,769	80,917	79,393	68,834	72,517

Operating (loss)/income	(12,126)	(15,684)	(1,743)	42,936	(5,425)	58,172	54,388
Other income/(expenses):
Realized gain from investments	—	—	—	—	—	—	2,335
Interest income	232	239	175	108	433	339	691
Other income	850	4,401	2,036	7,439	420	318	328

(Loss)/income before income tax	(11,044)	(11,044)	468	50,483	(4,572)	58,829	57,742
Income tax benefit/(expense)	1,877	1,877	(23)	(6,819)	603	(8,530)	(7,535)
(Loss)/income before loss from equity method investments	(9,167)	(9,167)	445	43,664	(3,969)	50,299	50,207
(Loss)/income from equity method investments	(67)	(511)	(578)	(673)	(568)	(574)	(280)

Net (loss)/income	(9,234)	(9,678)	(133)	42,991	(4,537)	49,725	49,927

Note:
(1)	Share-based compensation expenses were allocated in operating expenses as follows:

	For the Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
	(Unaudited)
	(in RMB thousands)
Research and development expenses	657	656	657	656	572	572	5,284
General and administrative expenses	13,960	13,716	13,717	13,716	14,049	14,049	14,049

Total	14,617	14,372	14,374	14,372	14,621	14,621	19,333

Quarterly trends

Our overall results of operations fluctuate from quarter to quarter as a result of a variety of factors, including seasonal factors and the launch of new products or new generations of existing products.

We generally experience higher sales volume and revenues in the fourth quarter of each year primarily due to the “Singles’ Day” online shopping festival. Our revenues are also affected by our product strategy, particularly our product launch timeline. Our revenues tend to increase as we introduce new products or new generations of existing products, but can be negatively affected during the transition period where an existing product is being replaced by its next generation counterpart. For example, our revenues decreased in the second quarter of 2016 as the sales of Mi Band 1, our best-selling product in 2015, declined in anticipation of the launch of its new generation, Mi Band 2. Our revenues increased in the third quarter of 2016 as we successfully launched Mi Band 2 in June 2016. Our quarterly cost of revenues exhibits similar trends as our quarterly revenues.

On a year-over-year basis, our quarterly research and development expenses, general and administrative expenses and selling and marketing expenses have generally been increasing in absolute amounts during the period from January 1, 2016 to September 30, 2017 as we expanded our product offerings, continued to invest in research and development capabilities, increased the number of our personnel and enhanced our marketing efforts.

We expect our quarterly performance continues to be affected by seasonal trends, behavior of consumers, economic conditions, market competition and our operational decisions, which include the launch of new products as well as newer generations of existing products. Consequently, the results of any prior quarterly or annual period should not be relied upon as indications of our future operating performance.

Liquidity and Capital Resources

Cash flows and working capital

To date, we have financed our operations primarily through cash generated by operating activities and historical equity financing activities.

As of December 31, 2015 and 2016 and September 30, 2017, our cash, cash equivalents and restricted cash were RMB220.0 million, RMB153.2 million (US$23.0 million) and RMB511.3 million (US$76.9 million), respectively, out of which RMB164.2 million, RMB98.6 million (US$14.8 million) and RMB78.1 million (US$11.7 million) was held in U.S. dollars, and RMB55.8 million, RMB54.6 million (US$8.2 million) and RMB433.2 million (US$65.1 million) was held in Renminbi, as of December 31, 2015 and 2016 and September 30, 2017, respectively. Our cash, cash equivalents and restricted cash primarily consist of cash at banks and on hand. 88.6% of our cash, cash equivalents and restricted cash as of September 30, 2017 were held in China, and 88.0% of our cash, cash equivalents and restricted cash were held by our VIEs.

We believe the net proceeds we receive from this offering, together with our cash on hand, will be sufficient to meet our current and anticipated needs for general corporate purposes for at least the next 12 months. After this offering, we may decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations.

Although we consolidate the results of our VIEs and their subsidiaries, we only have access to the assets or earnings of our VIEs and their subsidiaries through our contractual arrangements with our consolidated variable interest entities and their shareholders. See “Corporate History and Structure—Contractual Arrangements with the VIEs and Their Respective Shareholders.” For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see “—Holding Company Structure.”

In utilizing the proceeds we expect to receive from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, make loans to our PRC subsidiaries, or acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

•	capital contributions to our PRC subsidiaries must be approved by the Ministry of Commerce or its local counterparts; and

•	loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local branches.

See “Regulation—Regulation on Foreign Exchange.”

A majority of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade-and service-related foreign exchange transactions.

Our PRC subsidiaries may convert Renminbi amounts that they generate in their own business activities, including technical consulting and related service fees pursuant to their contracts with the consolidated variable interest entities, as well as dividends they receive from their own subsidiaries, into foreign exchange and pay them to their non-PRC parent companies in the form of dividends. However, current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, capital account transactions, which include foreign direct investment and loans, must be approved by and/or registered with SAFE and its local branches. The total amount of loans we can make to our PRC subsidiaries cannot exceed statutory limits and must be registered with the local counterpart of SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the Ministry of Commerce or its local counterpart and the amount of registered capital of such foreign-invested company. As of December 31, 2015, profit appropriation made by our PRC subsidiaries to the reserve fund reached the maximum required amount of 50% of their registered capital. As a result, during the year ended December 31, 2016, no additional profit appropriation was required to be made to the reserve fund.

We expect to invest substantially all of the proceeds from this offering in our PRC operations for general corporate purposes within the business scopes of our WFOE and our VIEs. See “Risk Factors—Risks Relating to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.”

The following table sets forth the movements of our cash flows for the periods presented:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2015	2016		2016	2017
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash (used in)/provided by operating activities	(6,767)	17,266	2,595	59,769	336,216	50,533
Net cash used in investing activities	(4,911)	(99,387)	(14,938)	(45,256)	(5,507)	(827)
Net cash provided by financing activities	214,063	10,024	1,507	—	30,089	4,522

Net increase/(decrease) in cash and cash equivalents	202,385	(72,097)	(10,836)	14,513	360,798	54,228
Exchange rate effect on cash and cash equivalents	10,226	5,262	791	2,568	(2,635)	(396)
Cash, cash equivalents and restricted cash at beginning of the period	7,376	219,987	33,064	219,987	153,152	23,019

Cash, cash equivalents and restricted cash at end of the period	219,987	153,152	23,019	237,068	511,315	76,851

Operating activities

Net cash provided by operating activities for the nine months ended September 30, 2017 was RMB336.2 million (US$50.5 million). The difference between our net income of RMB95.1 million (US$14.3 million) and the net cash provided by operating activities was primarily due to (i) an adjustment of RMB26.3 million (US$4.0 million) in non-cash items, which primarily consisted of depreciation and amortization, share-based compensation and deferred income taxes, and (ii) a decrease of RMB214.8 million (US$32.3 million) in working capital. Changes in working capital for the nine months ended September 30, 2017 primarily consisted of a decrease of RMB296.8 million (US$44.6 million) in amount due from related parties, an increase of RMB8.9 million (US$1.3 million) in notes payable and an increase of RMB7.8 million (US$1.2 million) in accrued expense and other current liabilities partially offset by a decrease of accounts payable of RMB90.9 million (US$13.7 million) and an increase of prepaid expenses and other current assets of RMB12.4 million (US$1.9 million).

Net cash provided by operating activities for the year ended December 31, 2016 was RMB17.3 million (US$2.6 million). The difference between our net income of RMB23.9 million (US$3.6 million) and the net cash provided by operating activities was primarily due to (i) an adjustment of RMB63.0 million (US$9.5 million) in non-cash items, which primarily consisted of depreciation and amortization and share-based compensation, and (ii) an increase of RMB69.7 million (US$10.5 million) in working capital. Changes in working capital for the year ended December 31, 2016 primarily consisted of an increase of RMB103.5 million (US$15.6 million) in inventories, and an increase of RMB287.7 million (US$43.2 million) in amount due from related parties partially offset by an increase of accounts payable of RMB272.0 million (US$40.9 million).

Net cash used in operating activities for the year ended December 31, 2015 was RMB6.8 million. The difference between our net loss of RMB37.9 million and the net cash used in operating activities was primarily due to (i) an adjustment of RMB56.3 million in non-cash items, which primarily consisted of depreciation and amortization and share-based compensation, and (ii) an increase of RMB25.2 million in working capital. Changes in working capital for the year ended December 31, 2015 primarily consisted of an increase of RMB52.8 million in inventories, an increase of RMB128.5 million in amount due from related parties partially offset by an increase of accounts payable of RMB164.0 million.

As of December 31, 2015 and 2016 and September 30, 2017, we had amount due from related parties of RMB173.0 million, RMB476.7 million (US$71.6 million) and RMB171.6 million (US$25.8 million), respectively, among which RMB170.0 million, RMB460.6 million (US$69.2 million) and RMB163.5 million (US$24.6 million) were from Xiaomi and its affiliates, respectively. Xiaomi usually places significant product orders in the fourth quarter of each year relating to major promotional events, and this results in high inventories and account receivables from Xiaomi at the end of each year. All of the amount due from Xiaomi as of December 31, 2015 and 2016 was collected in the first quarter of 2016 and 2017, respectively.

Investing activities

Net cash used in investing activities was RMB5.5 million (US$0.8 million) for the nine months ended September 30, 2017, primarily due to prepayment for other non-current assets of RMB12.9 million (US$1.9 million), purchase of property, plant and equipment of RMB2.3 million (US$0.4 million) and loans provided to others of RMB8.7 million (US$1.3 million) partially offset by the proceeds of RMB17.5 million (US$2.6 million) received from the disposal of long-term and short-term investments.

Net cash used in investing activities was RMB99.4 million (US$14.9 million) for the year ended December 31, 2016, primarily due to purchase of property, plant and equipment of RMB10.3 million (US$1.5 million) and purchase of long-term investments of RMB62.9 million (US$9.5 million).

Net cash used in investing activities was RMB4.9 million for the year ended December 31, 2015, primarily due to purchase of property, plant and equipment of RMB2.9 million and purchase of long-term investments of RMB2.0 million.

Financing activities

Net cash provided by financing activities for the nine months ended September 30, 2017 was primarily due to a one-year bank borrowing of RMB30.0 million (US$4.5 million).

Net cash provided by financing activities for the year ended December 31, 2016 was primarily due to a one-year bank borrowing of RMB10.0 million (US$1.5 million).

Net cash provided by financing activities in the year ended December 31, 2015 was RMB214.1 million in the form of capital injection from preferred shareholders.

Capital expenditures

Our capital expenditures are primarily incurred for purchases of property, plant and equipment and intangible assets. Our capital expenditures were RMB2.9 million in 2015, RMB11.5 million (US$1.7 million) in 2016 and RMB2.3 million (US$0.4 million) in the nine months ended September 30, 2017. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering.

We intend to continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of September 30, 2017:

	Payment due by December 31,
	Total	2017	2018	2019 and after
	(in RMB thousands)
Lease commitments(1)	10,795	2,214	6,571	2,010

Capital commitments(2)	433,091	9,650	—	423,441

Total	443,886	11,864	6,571	425,451

Notes:
(1)	Lease commitments consist of the commitments under the lease agreements for our office premises. We lease our office facilities under non-cancelable operating leases with various expiration dates through 2019.
(2)	Capital commitments consist of the capital commitments for the purchase of property, plant and equipment under a non-cancelable agreement between Anhui Huami and Hefei High-Tech Administrative Office, pursuant to which the two parties agreed to develop a 60,000 square feet industry base that focuses on the development of wearable technology and smart hardware. The two parties also entered into a supplemental agreement with respect to certain subsidy benefits conditional on Anhui Huami’s fulfillment of certain revenue and tax contribution commitments for each fiscal year during the term of the supplemental agreement.

On January 4, 2017, Anhui Huami entered into a one-year loan agreement with the Hefei Branch of China Merchants Bank, pursuant to which Anhui Huami borrowed RMB30.0 million at a fixed interest rate of 5.00%.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of September 30, 2017.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue recognition

We generate substantially all of our revenues from sales of smart wearable devices. We also generate a small amount of our revenues from subscription-based services. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred and the services have been rendered, the sales price is fixed or determinable, and collection is reasonably assured. We recognize revenue, net of estimated sales returns and value-added taxes (VAT).

Our contracts with our customers have multiple element arrangements. The first deliverable is the smart wearable device and embedded firmware that is essential to the functionality of the device. The second deliverable is the software services included with the products, which are provided free of charge and enable users to sync, view, and access real-time data on our mobile apps. The third deliverable is the embedded right included with the purchase of the device to receive, on a when-and-if-available basis, future unspecified firmware upgrades and features relating to the product’s essential firmware.

We allocate revenue to all deliverables based on their relative selling prices. We use a hierarchy to determine the selling price to be used for allocating revenue to the deliverables: (i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) best estimate of the selling price (“BESP”). Because we currently have neither VSOE nor TPE for any of its deliverables, revenue is allocated to the deliverables on BESP as if each deliverable was sold regularly on a stand-alone basis. Our process for determining its BESP considers multiple factors including consumer behaviors and our internal pricing model. The BESP for the smart wearable devices comprises the majority of the arrangement consideration. Our BESP for the software services and software upgrades is currently estimated at RMB 0.31 per unit, RMB0.43 per unit and RMB1.19 per unit for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, respectively. We recognize revenue for the amounts allocated to the smart wearable devices at the time of delivery (except as noted below), provided the other conditions for revenue recognition have been met. Revenue for products sold through distributors is recognized on a sell-in basis. Amounts allocated to the software services and unspecified upgrade rights are deferred and recognized on a straight-line basis over their estimated usage period which approximates 9 months.

During the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017 we generated 97.4%, 93.2% and 86.8% of revenues from one customer that entered into a cooperation agreement as further described below. The remaining revenues for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017 was mostly generated from sales of our self-branded products to retailers, distributors and end users. Our revenue recognition for self-branded products is consistent with that described in the preceding paragraphs.

Cooperation agreement with one customer (Xiaomi)

During the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, we generated most of our revenues from sales of exclusively designed and manufactured smart wearable devices to one customer, who is also the sole distribution channel for such smart wearable devices. This customer is one of our shareholders. Under a cooperation agreement with this customer, we produce and assemble final product for shipments of smart wearable devices to that customer, who is then responsible for commercial distribution and sale of the product. The arrangement includes two payment installments. The first payment installment is priced to recover the costs incurred by us in developing and shipping the devices to the customer and is due from the customer once products have been delivered. We allocate the initial payment installment between the hardware device, the software services, and the software upgrades based on their relative fair value and recognizes revenue based on its recognition policy further described in the preceding paragraph. We are also entitled to receive a potential second installment payment calculated as 50 percent of the future net profits from commercial sales made by the customer. Given the revenue from the profit sharing arrangement is contingent on the commercial sale, we recognize revenue from the second installment in the period following the commercial sale by the customer, which is when the fee is fixed and determinable. The fee related to the second installment is usually earned by us between 30 to 45 days after initial shipment of the product to the customer. The second installment is also allocated between the hardware device, the software services, and the software upgrades based on their relative fair value and is recognized based on our recognition policy further described in the preceding paragraph.

Rights of return

We offer limited sales returns for products sold directly to end-users. We estimate reserves for these sales based on historical experience, and records the reserve as a reduction of revenue and accounts receivable. Throughout the year ended December 31, 2016 and the nine months ended September 30, 2017 , actual returns have been insignificant.

Product Warranty

We offer a standard product warranty that the product will operate under normal use. The warranty period includes an 18-month warranty which includes a six-month warranty to our main customer and an additional 12 months warranty to end-users. We also offer standard product warranty of 12 months to end users from the date of purchase for our self-branded products. We have the obligation, at our option, to either repair or replace the defective product.

At the time revenue is recognized, an estimate of warranty costs is recorded as a component of cost of revenues. The reserves established are regularly monitored based upon historical experience and any actual claims charged against the reserve. Warranty reserves are recorded as a cost of revenue.

Inventories

Our inventories consist of raw materials, finished goods and work in process. Inventories are stated at the lower of cost or market on a weighted average basis. We assess the valuation of inventory and periodically write down the value for estimated excess and obsolete inventory based upon estimates of future demand and market conditions. For the fiscal years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017 , the inventories write-down was nil, RMB1.0 million and nil, respectively.

Acquired intangible asset

Acquired intangible assets other than goodwill consist of the domain name for the Company’s website www.huami.com and the patents from the acquisition of Shenzhen Yunding Information Technology Co., Ltd. The domain name is recognized as an intangible asset with indefinite life and evaluated for impairment at least annually or if events or changes in circumstances indicate that the asset might be impaired. Such impairment test compares the fair value of asset with its carrying amount, and an impairment loss is recognized if and when the carrying amount exceed the fair value. The estimates of values of the intangible asset not subject to amortization are determined using discounted cash flow valuation approach. Significant assumptions are inherent in this process, including estimates of discount rates. The patents are recognized as intangible assets with finite lives and are amortized on a straight-line basis over their expected useful economic lives. Amortization is calculated on a straight-line basis over the estimated useful life of 10 years.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired.

Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event or change in circumstances would more likely than not reduce the fair value of a reporting unit below its carrying amount. These events or circumstances could include a significant change in the stock prices, business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The estimation of fair value of each reporting unit using a discounted cash flow methodology also requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital. The estimates used to calculate the fair value of a reporting unit change from year to year based on results of operations and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

We perform a two-step goodwill impairment test. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit’s goodwill to the carrying amount of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying amount of goodwill over the implied fair value of goodwill.

During the nine months ended September 30, 2017, there were no reporting units that were at risk of failing step 1, and we recognized nil impairment loss on goodwill.

Long-term investments

Our long-term investments consist of cost method investments, equity method investments and available-for-sale securities investments.

(a) Cost Method Investment. For investee companies over which we do not have significant influence or a controlling interest, we carry the investment at cost and recognizes as income any dividend received from distribution of the investee’s earnings. We review the cost method investments for impairment whenever an event or circumstance indicates that an other-than-temporary impairment has occurred. We estimated the fair value of these investee companies based on the discounted cash flow approach. Factors we consider in making such a determination include general market conditions, the duration and the extent to which the fair value of an investment is less than its cost, and our intent and ability to hold such investment. An impairment charge is recorded if the carrying amount of an investment exceeds its fair value and such excess is determined to be other-than-temporary. We recorded nil impairment loss on the cost method investments during the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017.

(b) Equity Method Investment. For an investee company over which we have the ability to exercise significant influence, but does not have a controlling interest, we account for the investment under the equity method. Significant influence is generally considered to exist when we have an ownership interest in the voting stock of the investee between 20% and 50%. Other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investee company’s accounts are not reflected within our consolidated balance sheets and statements of operations; however, our share of the earnings or losses of the investee company is reflected in the caption “Loss from equity method investments” in the consolidated statements of operations.

An impairment charge is recorded if the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary. We estimated the fair value of the investee company based on comparable quoted price for similar investment in active market, if applicable, or discounted cash flow approach which requires significant judgments, including the estimation of future cash flows, which is dependent on internal forecasts, the estimation of long term growth rate of a company’s business, the estimation of the useful life over which cash flows will occur, and the determination of the weighted average cost of capital. We recorded nil impairment losses on our equity method investments during the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017.

(c) Available-for-sale Investment. For investment in investees’ convertible notes which is determined to be debt securities, we account for our as long-term available-for-sale securities investments when it is not classified as either trading or held-to-maturity investments. Available-for-sale securities investment is carried at its fair value and the unrealized gains or losses from the changes in fair values are included in accumulated other comprehensive income. We review our investments for other than temporary impairment based on the specific identification method. We consider available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds the investment’s fair value, we consider, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than the cost, our intent and ability to hold the investment, and the financial condition and near term prospects of the investees. We recorded nil losses on our investments during the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized.

We account for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Tax benefits are recognized from uncertain tax positions when we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Share-based payment

Share-based payment transactions with employees, such as share options, restricted shares and restricted share units are measured based on the grant date fair value of the equity instrument. We have elected to recognize compensation expense using the straight-line method for all employee equity awards granted with graded vesting provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested at that date, over the requisite service period of the award, which is generally the vesting period of the award.

We estimated the fair value of share options using the binomial option-pricing model with the assistance from an independent valuation firm. The fair value of each option grant is estimated on the date of grant with the following key assumptions:

	October 21, 2015	June 14, 2016	September 8, 2016	May 31, 2017	August 27, 2017
Risk-free interest rate	1.58%	1.62%	2.85%	2.11% - 2.28%	2.07% - 2.17%
Contractual term (number of years)	10	10	10	10	10
Expected volatility	46.20%	46.09%	47.82%	45.8% - 49.5%	49.2% - 49.5%
Expected dividend yield	0%	0%	0%	0%	0%

We estimate the fair value of our restricted shares and restricted share units based on the fair value of our ordinary shares on the date of grant. For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, we recorded share-based compensation expenses of RMB5.8 million, RMB6.5 million and RMB5.0 million related to restricted shares and restricted share units.

Restricted shares owned by the founders

As one of the conditions to the closing of one of our preferential equity investments in January 2014, two founders entered into a share restriction agreement with the investors. Pursuant to this agreement, those founders are prohibited from transferring, selling, assigning, pledging or disposing in any way their equity interest in the Company before such interest is vested. The equity interest held by these founders were 50% converted to restricted equity interest and vest in 24 equal and continuous monthly installments for each month starting from January 2014, provided that those founders remain full-time employees of the Group at the end of such month. A total of 45,567,164 restricted shares were held by those founders as of April 2015. In April 2015, as one of the condition of the closing of the Preferred Share Series A Agreement, the agreement was amended to (1) restrict additional shares and extend the vesting period for an additional 48 months and (2) restrict shares held by four other founders similar to the restrictions imposed in January 2014. We also obtained an irrevocable and exclusive option to repurchase all of the restricted shares held by those founders at par value both in January 2014 and April 2015.

We accounted for the share restriction agreement between the founders and us as a grant of restricted stock award under a stock-based compensation plan. Accordingly, we measured the fair value of the restricted shares of the founders at the grant date and recognizes the amount as compensation expense over the service period. Additionally, we accounted for the modification of the restriction in April 2015 as a modification of share-based compensation. We calculated the incremental fair value resulting from the modification and recorded it as share-based compensation over the revised vesting term.

For the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017 we recorded share-based compensation expenses of RMB37.2 million, RMB50.8 million and RMB38.9 million related to the unvested shares of the founders.

Fair Value of Ordinary Shares

Prior to our initial public offering, we are a private company with no quoted market prices for our ordinary shares. We make estimates of the fair value of our ordinary shares at various dates as one of the inputs into determining the grant date fair value of share-based compensation awards. In determining the fair value of our ordinary shares, we have considered the guidance prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid, which sets forth the preferred types of valuation that should be used. These estimates will not be necessary to determine the fair value of our ordinary shares once our ADSs begin trading.

The following table sets forth the fair value of our ordinary shares estimated at different dates in 2015, 2016 and 2017:

Date	Class of Shares	Fair Value	Purpose of valuation	DLOM	Discount Rate
April 29, 2015	Ordinary Share	$0.74	To determine potential beneficial conversion feature in connection with the issuance of series B-1 and B-2 convertible redeemable preferred shares	20%	22%
October 21, 2015	Ordinary Share	$0.84	share options	16%	22%
June 14, 2016	Ordinary Share	$1.08	share options	15%	21%
September 8, 2016	Ordinary Share	$1.08	share options	15%	21%
May 31, 2017	Ordinary Share	$1.61	share options	13%	19.5%
August 27, 2017	Ordinary Share	$1.93	share options	10%	19.5%

In determining the fair value of our ordinary shares in 2015, 2016 and 2017, our independent third-party appraiser used the DCF method of the income approach to derive the fair value of our ordinary shares. The determination of the fair value of our ordinary shares required complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation. We also applied a discount for lack of marketability, or DLOM, with a range of 10%-20% to reflect the fact that there is no ready market for shares in a closely-held company like us. Such valuations and estimates will no longer be necessary once the company goes public and the underlying shares begin trading as we will rely on the market price to determine the market value of our common stock.

The increase in the fair value of our ordinary shares from US$0.26 per share as of August 20, 2014 to US$0.74 per share as of April 29, 2015, US$0.84 per share as of October 21, 2015, US$1.08 per share as of June 14, 2016, US$1.61 per share as of May 31, 2017, US$1.93 per share as of August 27, 2017 was primarily attributable to continuous organic growth of our business and more certainty over the timing of our initial public offering. Additionally, our successful completion of a round of financing in 2015 of the Series B-2 preferred shares at US$1.68 per share in April 2015 also contributed to the increase in the fair value of our ordinary shares as they provided us with the funding needed for our expansion. The financing not only strengthened our financial status and resources but also indicated an increase in investor’s confidence in our business prospects.

Consolidation of Variable Interest Entity

We conduct substantially all of our business in the PRC through contractual arrangements with Anhui Huami and its subsidiary and Beijing Huami.

We believe we have the power to control Anhui Huami and Beijing Huami through a series of contractual arrangements that we have entered into through Shunyuan Kaihua, our WOFE. Those contractual terms enable us to exercise effective control over them, receive substantially all of the economic benefits and have an exclusive option to purchase all or part of the equity interests and assets in Anhui Huami and its subsidiary and Beijing Huami when and to the extent permitted by PRC law. We also believe that the minimum amount of consideration permitted by the applicable PRC law to exercise the option does not represent a financial barrier or disincentive for us to exercise our rights under the exclusive call option agreement. To exercise our rights under the exclusive call option agreement does not require the consent of shareholders of Anhui Huami and its subsidiary or Beijing Huami. Therefore, we believe this gives us the power to direct the activities that most significantly impact the economic performance of our affiliated entities.

We believe that our ability to exercise effective control, together with the exclusive consulting and service agreement and the equity pledge agreement, give us the rights to receive substantially all of the economic benefits from our affiliated entities in consideration for the services provided by our subsidiaries in China. Accordingly, as the primary beneficiary of the affiliated entities and in accordance with U.S. GAAP, we consolidate their financial results and assets and liabilities in our unaudited condensed combined and consolidated financial statements.

As advised by Zhong Lun Law Firm, our PRC counsel, our corporate structure in China complies with all existing PRC laws and regulations. However, our PRC legal counsel has also advised us that as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, and we cannot assure you that the PRC government would agree that our corporate structure or any of the above contractual arrangements comply with current or future PRC laws or regulations. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities may have broad discretion in interpreting these laws and regulations.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting personnel and other resources to address our internal controls and procedures. However, in connection with the audits of our consolidated financial statements as of December 31, 2016, we and our independent registered public accounting firm identified two “material weaknesses” in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, and other control deficiencies. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified related to (i) our lack of accounting personnel with appropriate knowledge of U.S. GAAP and (ii) our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP.

In August 2017, we appointed Mr. David Cui as our Chief Financial Officer. Mr. Cui is a certified public accountant in the State of California and has extensive U.S. GAAP knowledge. We are also in the process of implementing a number of additional measures, including: (i) developing a set of comprehensive accounting manuals, (ii) implementing comprehensive key controls over period end reporting processes, (iii) organizing regular internal U.S. GAAP trainings, (iv) forming a financial reporting team with experienced managers and staff with appropriate accounting and system knowledge to develop a more comprehensive and integrated financial and operating reporting system, and (v) establishing an internal control team to ensure the accuracy and timeliness of the financial reporting.

However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Holding Company Structure

Huami Corporation is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiaries, our VIEs and their subsidiaries in China. As a result, Huami Corporation’s ability to pay dividends depends upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and our VIEs in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our wholly foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and our VIEs may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

The table below sets forth the respective revenues contribution and assets of Huami and our wholly-owned subsidiaries and our VIEs as of the dates and for the periods indicated:

	Revenues(1)			Total assets(1)
	For the Year Ended December 31, 2015	For the Year Ended December 31, 2016	For the Nine Months Ended September 30, 2017	As of December 31, 2016	As of September 30, 2017
Huami and its wholly-owned subsidiaries	0.1%	0.3%	0.4%	15.3%	13.7%
VIEs	99.9%	99.7%	99.6%	84.7%	86.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Note:

(1)	The percentages exclude the inter-company transactions and balances between Huami and its wholly-owned subsidiaries and the VIEs.

Inflation

To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2015 and 2016 were increases of 1.6% and 2.1%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected by higher rates of inflation in China in the future.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Substantially all of our revenues and expenses are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk. Although our exposure to foreign exchange risks should be limited in general, the value of your investment in our ADSs will be affected by the exchange rate between U.S. dollar and Renminbi because the value of our business is effectively denominated in RMB, while our ADSs will be traded in U.S. dollars.

The value of the Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. In July 2005, the PRC government changed its decades-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation subsided and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amounts available to us.

We estimate that we will receive net proceeds of approximately US$99.0 million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$11.00 per ADS, the midpoint of the estimated initial public offering price range shown on the cover page of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against the Renminbi, from the exchange rate of RMB6.6533 for US$1.00 as of September 29, 2017 to a rate of RMB7.3186 to US$1.00, would result in an increase of RMB65.8 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the RMB, from the exchange rate of RMB6.6533 for US$1.00 as of September 29, 2017 to a rate of RMB5.9880 to US$1.00, would result in a decrease of RMB65.8 million in our net proceeds from this offering.

Interest rate risk

We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

We do not expect rising or falling interest rates to have a material impact on our financial condition unless uncertainty about the direction and timing of interest rate changes materially affects the level of borrowing and lending activity in the economy. Our business is dependent upon the healthy functioning of the credit markets in

China, and we cannot provide assurance that we will not be exposed to material risks in the event of a credit crisis or prolonged period of uncertainty in the credit markets.

After completion of this offering, we may invest the net proceeds we receive from the offering in interest-earning instruments. Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Recent Accounting Pronouncements

We discuss recently adopted and issued accounting standards in Note 2, “Significant Accounting Policies—Newly adopted accounting pronouncements” and “Significant Accounting Policies—Recent accounting pronouncements not yet adopted” of the notes to our consolidated financial statements.

BUSINESS

Our Mission

We are transforming the way individuals connect with the Internet and with each other through smart wearable technology and data-driven innovations. Our mission is to make the world more connected.

Our Global Market Leadership

We are a biometric and activity data-driven company with significant expertise in smart wearable technology. We shipped 11.6 million units of smart wearable devices in the first nine months of 2017, more than any other company in the world, according to the Frost & Sullivan Report. As of September 30, 2017, we had shipped a total of 45.3 million devices since our inception in 2013, quickly establishing our global market position and recognition.

We believe we have one of the largest biometric and activity databases in the global smart wearable devices industry. Our mobile apps, Mi Fit and Amazfit, work hand in hand with our smart wearable devices and provide users with comprehensive view of their biometric and activity data and the relevant analytics. As of September 30, 2017, our mobile apps had 49.6 million registered users. With a broad set of biometric and activity data from a large number of users, we are well-positioned to expand the application scenarios for smart wearable technology and drive innovations.

We have been the sole partner of Xiaomi to design and manufacture Xiaomi Wearable Products. Our strategic cooperation agreement with Xiaomi grants us the most-preferred-partner status globally to develop future Xiaomi Wearable Products and provides us with significant business demand, allowing us to commercially launch our products and ramp up our business quickly. The large and visible demand, combined with our technological expertise, in turn enhances our control over our supply chain and drives efficiency. Meanwhile, our strong research and development capabilities and innovative products enrich Xiaomi’s suite of offerings and enhance user loyalty, resulting in a mutually-beneficial relationship between Xiaomi and us. As of September 30, 2017, we have sold 40.0 million Mi Band series products since its launch in July 2014. In addition to Xiaomi Wearable Products, we also leverage Xiaomi’s established distribution network to promote smart bands and watches under our own brand, Amazfit. Our cooperation with Xiaomi has been a major driver for our growth. Xiaomi is the sole customer and distribution channel for all of our Xiaomi Wearable Products, and sales of Xiaomi Wearable Products contributed 97.1%, 92.1% and 82.4% of our total revenues for 2015 and 2016 and the nine months ended September 30, 2017, respectively. See “Risk Factors—Risks Related to Our Business and Industry—Xiaomi is our most important customer and distribution channel. Any deterioration of our relationship with Xiaomi or reduction of sales of Xiaomi Wearable Products could have a material adverse effect on our operating results.” for more discussion on our dependence on Xiaomi.

We have achieved significant growth since our inception. Our revenues increased by 73.6% from RMB896.5 million in 2015 to RMB1,556.5 million (US$233.9 million) in 2016, and increased by 37.4% from RMB943.5 million for the nine months ended September 30, 2016 to RMB1,296.2 million (US$194.8 million) for the same period of 2017. Our net income increased from net loss of RMB37.9 million in 2015 to RMB23.9 million (US$3.6 million) in 2016. For the nine months ended September 30, 2017, we had a net income of RMB95.1 million (US$14.3 million), compared to a net loss of RMB19.0 million for the nine months ended September 30, 2016. Our adjusted net income, which excludes share-based compensation, increased from RMB18.1 million in 2015 to RMB81.7 million (US$12.3 million) in 2016, and increased from RMB24.3 million for the nine months ended September 30, 2016 to RMB143.7 million (US$21.6 million) for the same period of 2017. See “Prospectus Summary—Summary Consolidated Financial and Operating Data—Non-GAAP Measures” for a reconciliation of adjusted net income to net income.

Why Users Love Us

User preference and demand are core to our product design philosophy. We strive to launch products and services that serve users of different demographics in a broad range of application scenarios. We believe that the following attributes explain why our users love our products:

•	Innovative and rich features. Leveraging our technological expertise, we integrate a multitude of functions that offer what we believe to be higher performance than what comparable products offer. For example, the battery life of our smart band products is typically 20 days or more.

•	Multifaceted applications in daily life. Our products are relevant to everyone in his or her daily life. Joggers use our products to track and guide their performance; commuters use our products to pay for subway and bus rides; tech enthusiasts who love gadgets use our products to control their smart home devices.

•	More than a device—a gateway to a wide range of services. Our products are not just standalone devices, but connect to a wide range of services offered by our partners. Users with Alipay accounts can use certain models of our products to make purchases from any merchants that accept Alipay without getting out their phones or wallets. Users with Weixin/WeChat accounts can upload their daily step counts to Weixin/WeChat’s WeRun Step Ranking to compete with friends. We are constantly innovating and looking for new ways to engage users with additional functionality. For example, we are currently working with insurance providers and fitness trainers to integrate their services with our offerings.

•	Attractive value-for-money. We offer technologically-integrated products with fashionable design, targeting users with different preferences. These features, combined with our operational and cost efficiency, allow us to provide highly attractive value-for-money to our users.

•	Diversified smart wearable product portfolio. We offer consumers with much more than just smart bands; our offering catalogue also includes smart watches and smart scales. Please see “—Our Smart Devices” below for more details.

Market Opportunity and Powerful Trends

The global smart wearables market has been growing rapidly and the momentum is expected to continue in the years to come. According to the Frost & Sullivan Report, between 2014 and 2016, the global smart wearables market size increased from US$1.7 billion in 2014 to US$16.0 billion in 2016, and shipment volume increased from 29.3 million devices in 2014 to 102.9 million devices in 2016. By 2021, the global smart wearables market size is expected to reach US$46.2 billion representing a CAGR of 23.6% from 2016 to 2021, with shipment volume of 281.9 million devices representing a CAGR of 22.3% for the same period, according to the Frost & Sullivan Report. In 2015, China surpassed the U.S. to become the largest smart wearables market in terms of shipment volume and is expected to continue to experience the highest growth rate among major markets, according to the same source. Below are breakdowns for key smart wearables markets:

Global Smart Wearables(1) Market (Shipment Breakdown by Region)

(Units in Millions)

Notes:

(1)	The Frost & Sullivan Report defines smart wearables as an electronic device that can be attached to human body or apparel embedded with modules that can access the Internet or cloud services by connecting to smart phones or by itself.
(2)	Western Europe includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and United Kingdom.

Global Smart Wearables(1) Market (Revenue Breakdown by Region)

(USD Billions)

Notes:

(1)	The Frost & Sullivan Report defines smart wearables as an electronic device that can be attached to human body or apparel embedded with modules that can access the Internet or cloud services by connecting to smart phones or by itself.
(2)	Western Europe includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and United Kingdom.

We believe smart wearable technology and biometric application scenarios, including those for sports and fitness, are redefining the way individuals connect with the Internet and each other. The seamless manner in which smart wearable technology enables interaction with and data collection from users makes the aggregation and analytics of a broader and more diversified set of biometric and activity data possible, driving innovations. Rapidly-expanding application scenarios, powered by continually-refined algorithms and AI technology, together with broader and richer data, is in turn driving the creation of next-generation products, business model and monetization opportunities.

We believe the following are the key trends driving the demand for smart wearable technology.

•	Growing consciousness for health and fitness products and services. A variety of factors, such as changing consumer lifestyle and demographics, combined with rising healthcare costs, are leading consumers to increasingly focus on their health and fitness condition. Smart wearables provide users with advanced technologies, combined with value-added software and services, to assist them to track and achieve their health and fitness goals.

•	Increasing applications in healthcare and medical fields. The industry has witnessed in-depth integration of smart wearable devices into various healthcare applications. For example, doctors are prescribing smart wearable devices to monitor patients’ cholesterol and glucose levels in real-time; and eldercare institutions are starting to apply the same to their residents. In addition to tracking and displaying information, smart wearables are also expected to make healthcare-related recommendations, supported by in-depth data analysis, as technology continues to advance in the future.

•	Internet-of-Things (IoT) devices. Smart wearable devices are well-positioned to serve as a gateway to various IoT devices and services. This is especially evident in the context of smart home appliance systems. For example, certain smart bands can now control air conditioners to run on power-saver mode when smart band users have fallen asleep. According to the Frost & Sullivan Report, the global IoT market is expected to reach US$1,926.2 billion in market size by 2021, representing a CAGR of 17.2% from 2016.

•	Quality products with increasingly attractive price. The continued decline of price of chips, raw materials and modular designs can make smart wearables significantly more affordable. With increasingly more affordable products available in the market, the smart wearables market is appealing to an increasing number of users across different demographics and regions.

Our Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors.

Massive Database and Powerful Algorithms

Since our inception, we have strategically focused on enhancing our data strength. We built our massive database from a broad adoption of our products, long battery life and robust algorithms for collecting data, and high user engagement driven by diverse application scenarios. As of September 30, 2017, we had a total of 49.6 million registered user accounts, from which we collect over 10 dimensions of measurement that include heart rate, ECG, weight, body fat composition, GPS running track, steps, sleeping duration, etc. In general, our devices track active users’ activity data for 24 hours a day, with an average frequency of 60 times per hour. As of the date of this prospectus, we have collected data from over 6.1 billion hours of heart rate, over 32.1 trillion steps and over 2.9 billion nights of sleep.

We leverage the volume and variety of our data to continually refine our proprietary algorithms in order to more accurately aggregate data, which is crucial to improving our advanced AI capabilities. Advanced AI capabilities, in turn, improve our data veracity and allow us to more precisely analyze user behavior pattern. Precise understanding of our users ultimately allows us to integrate a wide range of application scenarios seamlessly into our users’ lives.

Strong Research and Development Capability

Our strong industrial and hardware design and engineering capabilities enable us to differentiate our products by better addressing user demands. For example, empowered by advanced power efficiency optimization technology, we believe the battery life of our smart bands and smart watches far exceeds consumers’ expectation and industry standard. For example, Mi Band 2 can run 20 days or more under normal usage after a full charge. We believe we were the first among leading smart wearable devices companies to debut a smart band model with ECG sensors that have the capabilities to capture ECG accurately and evaluate heart conditions when we launched Amazfit Health Band in April 2017. Since then, we have utilized our deep learning algorithms to identify tens of thousands of users who have significant chance of manifesting symptoms of cardiovascular diseases, and have recommended that they seek medical advice. We have successfully designed ECG sensors-enabled smart bands that meet CFDA medical devices certification requirements as a medical grade device for monitoring ECG and are in the process of applying for the CFDA Class II medical devices certification and medical device production license.

As of December 31, 2017, 62.0% of our employees were research and development personnel based across our Hefei, Beijing, Shenzhen and Silicon Valley offices, driving excellence and innovation in industrial design, mechanical engineering, hardware design, supply chain management, software and algorithm design.

Broad Range of Application Scenarios

The size of our user base, as well as our data and technological expertise, have attracted a wide range of strategic partners. Since our inception, we have had collaboration with over 70 partners across various verticals, including finance and mobile payment, sports and fitness, healthcare, smart appliances and social network. For examples, we have partnered with banks and public transportation companies to provide easy ATM and fare payment services through tapping our devices with the relevant terminals. Our smart wearable devices can connect to smart bedside lamps from Xiaomi, whose switch function is synchronized with our users’ sleep pattern, automatically switching off when our users fall asleep. We also worked with Xiaomi and a leading Chinese electronic appliance manufacturer to build in our module into air conditioners so that these air conditioners can be automatically turned on when our smart band users come home and switched to power-saver mode after smart band users fall asleep.

The convenience and rich functionalities of our devices in turn reinforce user engagement and allows us to tap into more application scenarios and monetization opportunities. We believe that the more features we offer, the more new users we will attract and the more they will utilize our products and services, which in turn attract more partners to collaborate with us, thus forming a self-reinforcing virtuous cycle.

Efficient Supply Chain Management

Our supply chain management is highly efficient, evidenced by low unit production costs and fast time-to-market.

In terms of cost, our large volume allows us to receive favorable pricing terms from our suppliers. Furthermore, our geographic proximity to our contract manufacturers and component suppliers, along with our supply chain management and quality assurance professionals stationed at the contract manufactures’ facilities, give us greater cost control power during the production process.

Our disciplined planning and product lifecycle management strategies enable effective in-season inventory management. Our inventory turnover days (defined as the average of the opening and closing inventory balances of a fiscal year, divided by the cost of revenues for that fiscal year and then multiplied by 366 days) for the fiscal year ended December 31, 2016 were 40 days.

In addition, our scale positions us as an important business partner for suppliers; hence, provides us with visible supply for key components. Our close relationship with our suppliers, combined with our product development capabilities, allow us to launch new products timely.

Mutually Beneficial Relationship with Xiaomi

Leveraging our technology, data and product innovation capabilities, we have been the sole partner of Xiaomi to design and manufacture Xiaomi Wearable Products. Our strategic cooperation agreement with Xiaomi grants us the most-preferred-partner status globally to develop future Xiaomi Wearable Products and provides us with significant business demand. In the first nine months of 2017, the Mi Band series products under this cooperation are the most popular smart bands in the world in terms of shipment volume, according to the Frost & Sullivan Report. As of September 30, 2017, we had shipped a cumulative number of 40.0 million Mi Bands globally.

Our strategic relationship with Xiaomi guarantees us full access to data collected by Xiaomi Wearable Products globally. We also benefit from Xiaomi’s strong sales and distribution channels in China and globally for our self-branded products. The breadth of Xiaomi’s IoT ecosystem and its leadership position in the global Internet and consumer electronics industry position us well to capture the potential of smart wearable technology. Meanwhile, our strong research and development capabilities and innovative products enrich Xiaomi’s suite of offerings and enhance user loyalty on its platform.

Our Strategies

We intend to achieve our mission and strengthen our global leadership position by driving the virtuous cycle of user growth, improving data collection and analytics capabilities, and increasing application scenarios. Key elements of our strategies include:

Strengthen Our Data Insights and Technology

We strive to bring our products and services to a larger user base and plan to enhance our data collection capabilities by introducing functionalities that can capture broader set of data. For example, we are actively exploring new smart wearable technologies that can monitor blood pressure, cholesterol and glucose levels, and we plan to launch devices that can track peripheral capillary oxygen saturation (SpO2) in the near future. In addition, we will continue to innovate and introduce more user-centric features in order to better engage more users and capture a broader set of data in different application scenarios and potentially over a longer period of product cycle.

Building on our existing large and fast-growing database, we will continue to invest in our industrial design, hardware engineering and data analytics capabilities, through both internally-developed and acquired know-how, in order to more efficiently and accurately capture, measure and understand user behavior. We believe broader and more accurate measurement results will further drive the popularity of our products and broaden our monetization opportunities.

Enhance Our Brand Recognition

We intend to increase marketing and branding efforts to expand the awareness of our products in China and internationally. Our efforts to enhance our brand recognition will go beyond marketing activities. We plan to establish our own brand as a lifestyle brand with our increasingly rich premium service offerings. For example, we plan to improve our virtual fitness coaching service and offer comprehensive health-related content through our mobile apps. We also intend to provide users with customized health-related services, such as insurance recommendations and physical check-up reminders. In addition, we will partner with major organizers of sports events, such as large-scale marathons, to use our devices to track and guide athletes’ performance.

In addition, we will more visibly emphasize our own brand image in future cooperation with Xiaomi, such as through ingredient-branding and joint marketing campaigns.

Expand Domestically and Internationally

We plan to continue to enhance our own marketing capabilities and broaden our distribution network to strengthen our dominant position in China and further increase our market share in other markets.

Our products have international versions that are tailored to users in overseas markets. The shipment volume of international versions of our products, as a percentage of our total shipment volume, increased from 7.9% in 2015 to 12.8% in 2016 and further to 18.9% in the first nine months of 2017. We plan to expand globally with a focus on North America, Japan, Korea, India and Southeast Asia. We intend to replicate the rapid expansion we have achieved in China by leveraging the established operation of Xiaomi where it exists, and to collaborate with local partners in markets where it would be efficient to do so. We also strive to partner with well-established companies so that we complement each other in capabilities of marketing, manufacturing, and innovation.

Broaden Application Scenarios and Build our Ecosystem

As part of our efforts to build our smart wearable devices as gateways to IoT and broader ecosystems, we intend to explore more application scenarios for our products. We intend to further diversify our product portfolio in order to attract more users and to gather a broader range of biometric and activity data. For example, we plan to introduce smart clothing and smart headsets. We also plan to build a vibrant ecosystem with a wide range of strategic partners, which we believe would help us to introduce innovative features and products to market ahead of our competitors.

Pursue Strategic Partnerships and Acquisitions

We plan to continue investing in selected upstream partners, including suppliers of sensors, processers, and batteries technologies, to lock in industry-leading proprietary technologies and secure supply certainty and volume. We also intend to selectively seek strategic opportunities, including investments in and acquisitions of companies with significant brand value and distribution capabilities.

Our Smart Devices

Our smart devices mainly include smart bands, smart watches and smart scales.

Mi Band series is our smart band series that is designed and manufactured for Xiaomi. We introduced the first generation model in July 2014, Mi Band 1. Mi Band 1 had three versions, Mi Band 1, Mi Band 1A and Mi Band 1S. In June 2016, we introduced Mi Band 2, featuring all-new design, OLED display, touch button and improved pedometer algorithms. Mi Band 2 tracks time, steps, heart rate, and sleep duration and quality, and sends an idle alert with a gentle buzz to users when they have been sitting still for too long. It also synchronizes with our “Mi Fit” mobile app to allow users to monitor their running speed and heart rate in real time and to evaluate their sleep quality. In addition, it features vibrating alerts for incoming calls, texts and alarms and allows users to instantly unlock their Xiaomi-branded smartphones by lifting their wrists and moving Mi Band close to smartphones. Mi Band 2 generally has 20 days or more of battery life. The Mi Band 2 has a suggested retail price of RMB149 in China. Amazfit Equator is the slimmest, most lightweight activity tracker of our smart band product line. First introduced in September 2015, its innovative features include a full ceramic body and wireless charging technology. It can also communicate and control home appliances that support our product control protocols, including lights and air conditioners, based on users’ body conditions. The Amazfit Equator has a suggested retail price of RMB299 in China. Amazfit Moonbeam is a stylish activity tracker that is designed to serve both function and fashion. It was introduced along with Amazfit Equator in September 2015. It comes with a premium leather band and rose gold plated metal case and is available in two colors. It has the same functions as Amazfit Equator. The Amazfit Moonbeam has a suggested retail price of RMB299 in China. Amazfit Cor is an activity tracker that features minimalist design, large color screen and enhanced water-resistant capability. It was first introduced in September 2017. It has similar functions as Mi Band 2. Users can switch among four activity modes, including outdoor/indoor running, biking and walking, to enable Amazfit Cor to display different key metrics associated with each activity. It comes with easily interchangeable bands and is available in six colors. The Amazfit Cor has a suggested retail price of RMB299 in China.

Amazfit Health Band is what we believe to be the first smart band tracker in the market equipped with ECG sensors that have the capabilities to accurately capture heart rate variability and ECG, enabling users to monitor their heart conditions on a real-time basis. It was first introduced in April 2017. Based on ECG captured on Amazfit Health Band, our mobile apps can then utilize our proprietary big data technology to analyze users’ heart conditions and notify users who are at heightened risks of cardiovascular diseases. Similar to our other smart band products, Amazfit Health Band also tracks activity data, including steps, distance traveled, calories burned and sleep duration and quality, and allows users to set vibrating alerts for incoming calls, app notifications and alarms. The Amazfit Health Band has a suggested retail price of RMB699 in China. Amazfit Stratos is the newest model of our smart watch line, introduced in December 2017. It is water-resistant up to 50 meters, which is perfect for swimmers who want to track their activity data under water. It provides 11 activity and sports modes, covering everyday activities and exercises as well as competitive sports such as triathlon and cross-country running. In addition to the key metrics such as pace, cadence and distance, Amazfit Stratos also provides performance indicators such as maximal oxygen uptake (VO2 max), training load, training effect and recovery time. Amazfit Stratos also supports mobile payment through Alipay. Amazfit Stratos has an enhanced luxury version, Amazfit Stratos Plus. The Amazfit Stratos and the Amazfit Stratos Plus have a suggested retail price of RMB999 and RMB1,499 in China, respectively. Amazfit Pace is a GPS-enabled sports smart watch. It holds five days of battery life and tracks key data, including pace, cadence, distance, elevation, time and heart rate as well as other data. It was first introduced in August 2016. Users can choose from a wide range of activity and sport modes based on their activities, including outdoor/indoor running, trail running, walking, outdoor/indoor biking and elliptical. Amazfit Pace provides music storage for up to 500 soundtracks and is equipped with Bluetooth chipsets so that users can enjoy their favorite music phone-free while running. It comes with guided training plans that cater to different runner levels such as beginner, 5K, 10K and marathon runners. Users can customize the watch face by uploading their personal photos, and can receive calls, texts, emails and app notifications via the always-on display. Amazfit Pace also supports mobile payment through Alipay and Xiaomi’s voice-activated smart home devices. The Amazfit Pace has a suggested retail price of RMB799 in China.

Amazfit BIP is a lightweight GPS-enabled sports smart watch, first introduced in July 2017. It holds 45 days of battery life and provides four different activity modes, including walking, outdoor/indoor running and biking and tracks pace, distance, elevation, heart rate and other data. Similar to our other products, it sends vibrating alerts for incoming calls, texts, emails and app notifications. The Amazfit BIP has a suggested retail price of RMB399 in China. Mi Body Fat Scale is an advanced smart scale that measures muscle mass, metabolism, visceral fat level, bone mass, body water percentage and body shape in addition to weight, body fat percentage and BMI. It was first introduced in February 2017. It recognizes up to 16 individual users separately with no limit on weight records. The Mi Body Fat Scale has a suggested retail price of RMB199 in China. Mi Smart Scale is our entry-level Bluetooth-connected scale that tracks weight and BMI, first introduced in March 2015. It is embedded with a high-precision sensor and is made of manganese steel. It utilizes three different algorithms to collect and interpret data, achieving half the error margin than that of comparable weighing scales. It automatically identifies each family member and can store up to 16 user profiles with up to 800 weight records. It automatically synchronizes with our “Mi Fit” app to display easy-to-read graphs with weight stats and progress. The Mi Smart Scale has a suggested retail price of RMB99 in China.

We also offer a wide range of accessories including bands, watch straps, necklaces, sportswear, etc. Several of our products have been recognized by numerous industrial design awards, including iF Product Design Award, Red Dot Product Design Award and China Red Star Design Award.

Products in Development

We continue to focus on new product development to address evolving user preferences and enhance our market-leading positions. In general, we launch a new version of our existing smart bands and watches every 12-24 months, in addition to new products and services that we introduce from time to time. Leveraging our continued success in the Mi Band series, we plan to launch Mi Band 3 in 2018.

Our Mobile Apps

We mainly offer two types of mobile apps: our “Mi Fit” mobile app to users of Xiaomi Wearable Products and our “Amazfit” mobile app to users of our self-branded products. Both of our mobile apps sync automatically with and display real-time data from our devices. They use charts and graphs to display the activity and biometric data collected from users. Our “Mi Fit” mobile app is designed with a focus on sports and fitness functions while our “Amazfit” mobile app emphasizes functions relating to health and medical care.

We launched “Mi Fit” mobile app in July 2014 and “Amazfit” mobile app in November 2015. The number of registered users of our mobile apps increased from 31.5 million as of December 31, 2016 to 49.6 million as of September 30, 2017. Since our inception in 2013, we have amassed a large user base. In September 2017, we had 11.1 million Mobile App MAUs, increasing from 8.5 million Mobile App MAUs in December 2016.

We developed our mobile apps to support and expand the functionalities of our smart wearable devices as a way to attract users and promote sales of our wearable devices. We generate certain miscellaneous revenues from our mobile apps, including through sales of products via in-app store and in-app advertising services. However, the amounts of such revenues are immaterial. We continue to provide innovative features and functionalities to users through our mobile apps, including the following:

•	Feed. Users can upload vivid content, such as status updates, workout photos and videos, to our apps community through Amazfit Circle function to share and interact with friends and fellow users. Users can create posts, follow other users, like and make comments on other users’ posts.

•	Discover. Users can discover and sign up for exciting online and offline sports and fitness events, such as our 21-Day Healthy Lifestyle Challenge and the Beijing International Marathon, directly via our apps, to compete with other users and win rewards from our partners for their participation.

•	Workout Tutorials and Health Tips. Users can watch workout tutorials and learn helpful tips in our apps to enhance the effectiveness of their training and to learn how to maintain a healthy lifestyle.

•	E-Commerce. Users can purchase our products and sports gear directly through our in-app store.

•	Fitness campaigns. We launch fitness campaigns on our mobile apps periodically to encourage users to stay active and engage with our devices and mobile apps. In the past, we have worked with an insurance company and rewarded users with free health insurance if they take more than a certain number of steps on a daily basis. This function also serves as a marketing tool for our partners to help them reach users interested in their products or services.

We also offer Amazfit watch app to users of our Amazfit Pace watches. At the same time, in order to support our endeavor in the medical field, we are developing an application to be certified by CFDA for users’ ECG data monitoring and processing.

Data Technology

Our strong data technology is vital in enhancing the performance of our products and in further expanding their applications.

Data Sources and Storage

Our big data storage system stores and processes a massive amount of multi-dimensional user data, including activity data (steps, distance traveled, sleep duration and quality, etc.), and biometric data (heart rate, ECG, weight, etc.), which serves as the foundation of our big data technology. Based on the foregoing two types of data, we are able to derive additional personal data such as calories burned, BMI, body fat composition and heart health index and even calculate the likelihood of certain heart diseases.

Big Data Technology

The real-time iteration of our big data model is enabled by our big data infrastructure and algorithms. Our data platform can extract multi-dimensional features from multi-source data in a highly efficient and secure way to support modeling. We use a scalable and flexible database to support the storage and calculation of data points. We currently utilize our big data technology in the following areas:

•	optimize the algorithms that count the number of steps taken by eliminating the effect of certain patterns of the hand movements that are not associated with walking;

•	fine-tune our algorithms for tracking sleep duration and quality and then make personalized adjustment based on users’ sleep patterns;

•	enhance the performance of our built-in GPS, enabling our products to draw users’ running tracks more accurately and more quickly;

•	perform statistical analysis to identify certain characteristics that are associated with heart diseases and make related recommendations to our users; and

•	develop the capability to perform more granular analysis on the data we collect from our users and to allow our products to recognize types of activities and sports.

Data Privacy and Protection

We consider the protection of the personal privacy of each of our users to be of paramount importance. We think it is crucial that our users understand how we handle their information so that they can make informed choices in deciding how such information is used and shared.

To this end, we have developed a company-wide policy on data collection and use practices to preserve individual privacy rights in all respects, the key principles of which include: (i) providing adequate notice to users as to how their data is being collected and used, (ii) providing users with the option to opt out, (iii) making reasonable efforts to prevent loss/leak of user data, (iv) giving users access to all information held about them, and (v) enforcing the policy with effective means.

We also partner with several leading social networks in China, including Weixin/WeChat and Weibo. With the consent of our users, we allow them to import certain activity data collected by us to their platforms so that our users can utilize certain interactive functions offered on these social networks. In addition, our users can also import their data to third-party apps such as Apple Health Kit and Google Fit to obtain the data analytic services provided by them. We allow our users to revoke their consent to share data with third parties at any time using their “Mi Fit” or “Amazfit” account settings. If users choose to share their data with a third party, the data is governed by the privacy policy of the third party. We do not distribute or sell our users’ personal data to other companies for advertising or other purposes without users’ permission.

Research and Development

We are passionate about developing new and innovative products and services that will make the world more connected. Our research and development team and our management team co-lead the product development process, including the upgrades for our existing products and the development of new product lines. We take a user centric approach to product development. We constantly engage and communicate with our users via the “Feedback” feature in our mobile apps, customer services, forums and user chat groups and interviews to help us identify meaningful features for users and refine existing products. Our research and development team have successfully developed every aspect of the Mi Band series products, which became highly popular, reaching sales of one million pieces within three months of its release. Our research and development team has responded effectively to technological changes, and is driving continued innovation to unleash the potential of the wearable devices industry.

As of December 31, 2016, our total research and development staff consisted of 274 employees. Our global research and development team supports the design and development of our new products. Our research and development team is comprised of electrical engineers, mechanical engineers, computer scientists and mobile app developers. The team is further divided into four sub-groups, including algorithms and AI, software engineering, hardware engineering and third-party service integration.

Algorithms and AI

Our algorithms and AI team is responsible for developing and refining our proprietary, artificial intelligence-based, computational algorithms, and leveraging the latest technology in artificial intelligence for applications in our products and services. Our algorithms and AI lab incorporates open source software with our robust proprietary software to form an enterprise-grade platform to deliver an integrated suite of capabilities for data management, machine learning and advanced analytics. This platform enables us to use vast amount of data from users to better serve and create value for our users and design innovative products and services. Our algorithms and AI team has developed a vibrant ecosystem around our platform, and has been building a growing range of applications on our platform, including the following:

•	Disease diagnosis. Machine learning is particularly suitable for processing unstructured raw data collected on individual devices by recognizing patterns and connections through which the raw data can be structured and analyzed. The vast amounts of raw data are uploaded to our cloud-based databases and then filtered by our algorithms to identify users with heightened risks of heart diseases or respiratory problems. Those results flagged by our algorithms are then verified by doctors, and the feedback from doctors is input into our algorithms to be used to analyze and filter the new data, thus forming a closed loop to allow us to continually fine-tune our algorithms to obtain more accurate assessment with each iteration.

•	Sleep monitoring. Currently most sleep disorders can only be diagnosed in laboratories and hospitals. We are collaborating with Stanford Center for Sleep Sciences and Medicine to develop the capability to diagnose sleep disorders through consumer electronics and wearable technologies.

•	Sports and fitness. We are developing algorithms to synthesize a wide variety of users’ daily activity data to understand users’ daily routines and habits and build our recommendation model accordingly through machine learning. Once the recommendation model is set up, we will be able to provide users with recommendations, such as exercise duration and intensity, running posture, foot posture, etc. We can also make personalized activity recommendations to help users achieve their fitness goals, such as weight losing.

•	Biometric ID. ECG is just as unique to an individual as fingerprints. We have developed ECG recognition algorithms to recognize the unique cardiac rhythms of users, which can be utilized as a biometric ID to authenticate user’s identity. Currently we are exploring new scenarios where this feature can be applied, such as account login and user identification.

Software Engineering

Our software engineering team is responsible for developing the company-wide software platform to support the integration of our products and applications, the transmission, storage and processing of user data, the implementation of user-product interaction and the development of core technologies. To provide users with valuable data and services, we rely on our software platform to connect individual devices, our cloud-based computing system and end users’ mobile apps. The key elements of our software engineering philosophy include security, reliability and extensibility.

Hardware Engineering

Our hardware engineering team supports the system-level product design, ultralow power system design and the design of key system components, including antenna, bio-sensors, battery, integrated circuits (“IC”) for battery protection, Bluetooth Low Energy system on chip IC, energy-efficient microprocessor and product testing apparatus. Our hardware engineering team also plays a key role in identifying opportunities for strategic investments upstream.

We also continue to pursue strategic partnerships with battery companies to conduct joint research in the areas of energy harvesting and energy conversion to develop high-capacity battery for smart wearable devices. With respect to sensor technology, we currently focus on developing a new PPG sensor that can monitor both heart rate and blood oxygen level, which will form the basis to further enhance the functionalities and broaden the application scenarios of our products. In addition, we are also exploring new ways to connect our products with end users’ mobile devices besides the traditional methods such as Bluetooth and WiFi.

Third-Party Service Integration

Our third-party service integration team is responsible for exploring innovative ways to integrate social features with our products and services and introduce new third-party services to our platform. We currently focus on the opportunities in the areas of sports, fitness, health and medical care. For example, we are working with insurance companies to design insurance policies based on our users’ overall fitness and everyday activities. We are also exploring cooperation opportunities with fitness trainers to help them tailor training programs and adjust exercise intensity based on our users’ activity and fitness levels. We are also working with clinics and hospitals to directly connect doctors with users via our platform to perform diagnosis for heart diseases and provide rehabilitation services.

Our Relationship with Xiaomi

We have been the sole partner of Xiaomi to design and manufacture Xiaomi Wearable Products. Our strategic cooperation agreement with Xiaomi grants us the most-preferred-partner status globally to develop future Xiaomi Wearable Products. We leverage Xiaomi’s brand recognition and global distribution networks for the sale of Xiaomi Wearable Products as well as products under our own brand. Our sale of Xiaomi Wearable Products to Xiaomi is governed by a business cooperation agreement, pursuant to which Xiaomi is responsible for the distribution and sales of Xiaomi Wearable Products through their networks and sales channels. Please see the description under “Related Party Transactions—Our Relationship with Xiaomi—Business Cooperation Agreement” for a summary of the material terms of our business cooperation agreement with Xiaomi.

We and Xiaomi discuss on, among others, functions, and recommended price range throughout the development process. After we show Xiaomi of prototypes and our internal validation testing results, we start taking orders from Xiaomi for mass production. Xiaomi and us generally discuss order forecast months in advance of the delivery time, which sufficiently allows us to arrange raw material and component procurement and manufacturing. In addition to the recommended price of Xiaomi Wearable Products to be sold to users and wholesalers, we also discuss with Xiaomi and jointly determine discounts offered at promotional events from time to time. We and Xiaomi receive equal shares of gross profit from selling all Xiaomi Wearable Products.

In addition to continuing our mutually beneficial relationship with Xiaomi, we have taken a number of initiatives to extend our products’ reach to a broader range of users. Since September 2015, we have started to use the brand name “Amazfit” to market our self-branded products. We differentiate our self-branded products from Xiaomi Wearable Products by targeting mid- to high-end users, offering different functionality and setting different price points.

Manufacturing and Fulfillment

Procurement and Manufacturing

We procure a majority of raw materials and components from suppliers within China, and then consign them to our manufacturers. In general, prices for our raw materials have been relatively stable. Through close coordination with our customers and manufacturers and frequent purchases of components from suppliers, we are able to carry few raw material and in-process inventories and achieve “just in time” production, minimizing inventory risk. For Xiaomi Wearable Products, Xiaomi provides us with production forecasts on a rolling basis, which serves as the primary indicator for our component procurement effort. For our self-branded products, we procure components based on our internal sales and production plan for the next one to two months at the beginning of each month.

The key components of our products typically include Bluetooth Low Energy (BLE) system-on-chip, PPG sensor, flash memory, gravity sensor, battery and screen. One of the key components we utilize, BLE system-on-chip, is currently procured from a single source of supply. The remaining key components of our products are generally procured from two to three suppliers.

We believe that outsourcing the manufacturing of our products enables greater scale and flexibility at lower costs than establishing our own manufacturing facilities. We outsource the manufacturing of our products to a number of contract manufacturers. We assign the production of the Mi Band series and the Mi Smart Scale series to multiple manufacturers while each of our self-branded product lines is assigned to a corresponding manufacturer. Our manufacturers produce our products using design specifications and standards that we establish.

We evaluate on an ongoing basis our current contract manufacturers and component suppliers, including whether or not to utilize new or alternative contract manufacturers or component suppliers. We do not maintain purchase commitments with our suppliers. The terms of the supply agreements with our suppliers generally are two to three years. Our suppliers generally also provide direct order fulfillment services with logistics that include delivery of parts and assembly to our manufacturers.

Prior to entering commercial production, our new products need to go through three phases, including engineering validation testing, design validation testing and production validation testing. During the initial period after launch, we typically maintain low production volume to test the market and then gradually ramp up based on market reception of such new products.

Quality Assurance

We are committed to maintaining the highest level of quality in our products. We have designed and implemented a quality management system that provides the framework for continual improvement of products and processes.

For our new product lines, we conduct thorough examinations of product samples and each of their components at the product verification testing stage to make sure they satisfy all the technical requirements set forth in our structure design and industrial design. The examination results are recorded on a set of product sample documents, which are further reviewed and approved before they are handed over to our manufacturers to begin commercial production.

For our existing product lines, we also have a quality assurance team that establishes, communicates and monitors quality standards by product category. Suppliers are kept apprised of quality assurance expectations through a vendor management portal environment. In addition, we have quality assurance personnel stationed at the facilities of our key manufacturers to perform sampling inspection to ensure that our manufacturers fully adhere to our quality standards in the production process.

Sales and Marketing

Xiaomi directly handles the sales and distributions of Xiaomi Wearable Products and also bears the associated advertising and marketing costs. However, we also play an important role in driving the sales strategy for Xiaomi Wearable Products. For example, we and Xiaomi work together to determine the quantity to be produced, the final selling price, the distribution channel and promotional events.

Since September 2015, we have started to use the brand name “Amazfit” to market our self-branded products. We seek to increase our brand awareness by expanding our marketing efforts, strengthening our competitive differentiation, and providing our users with consistent and high quality products.

Our self-branded products are sold via both online and offline channels. In terms of online platforms, we operate storefront on e-commerce platforms including Xiaomi, JD.com and TMall in addition to directly selling to certain of these e-commerce platforms who subsequently distribute to end users. For our offline network, we work with Suning, Sundan and other distributors to create points of purchase at their retail stores. In addition, we leverage Xiaomi’s strong sales and distribution channel in China and globally to distribute our self-branded products, while also building our own distribution network for certain markets.

Customer Service

User experience is a key focus for our business. We strive to provide personalized support for our users, including support from live customer service representatives.

The first point of contact for customer service inquiries is our self-service “Feedback” function embedded in our mobile apps. Our “Feedback” feature works 24/7 to collect complaints from our users. Representatives of Xiaomi and our distribution channels, especially those that manage our e-commerce channels, also provide customer services to users who purchased our products through their channels. These representatives are required to complete mandatory training on product knowledge, complaint handling and communication skills. In addition, we also maintain an internal call center to provide support to our users.

Additionally, we have set up mobile chat groups to connect with users who are also enthusiastic followers of our products, and conduct focus group study periodically to better understand what our users desire from our products.

Intellectual Property

Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements, to establish and protect our proprietary rights. Except for certain licenses for the off-the-shelf software used in connection with our day-to-day operations, we generally do not rely on third-party licenses of intellectual property for use in our business.

As of the date of this prospectus, we had obtained 81 patents and had submitted 137 additional patent applications. Our issued PRC patents will expire between 2024 and 2034 and our issued foreign patents will expire between 2031 and 2042. As of the date of this prospectus, we had registered 119 trademarks and had submitted 365 additional trademark applications. Our registered PRC trademarks will expire between 2026 and 2027 but can be renewed. Our registered foreign trademarks will expire between 2025 and 2027 but can be renewed. As of the date of this prospectus, we had obtained one software copyright.

In addition to the foregoing protections, we generally control access to and use of our proprietary and other confidential information through the use of internal and external controls, such as use of confidentiality agreement with our employees and outside consultants.

Competition

We compete with other companies in every aspect of our business, particularly with companies that are in the smart wearables market. The smart wearables market has a multitude of participants, including consumer electronics companies specialized in smart wearable technology, such as Fitbit and Garmin, large, broad-based consumer electronics companies that either compete in our market or adjacent markets, or have announced plans to do so, such as Huawei, Apple and Samsung, traditional health and fitness companies and traditional watch companies. We also face competition from local providers of similar products in the different regions and countries where our products are distributed.

We believe that the principal competitive factors impacting the market for our products include:

•	brand recognition;

•	breadth of product offerings;

•	functionality;

•	sales and distribution;

•	data accuracy;

•	sensor technology and algorithms;

•	user services; and

•	pricing.

We believe we can compete favorably with our competitors on the basis of these factors. We believe we have one of the largest accumulative registered user bases in the global wearable devices industry as a result of our large shipment volume. The large amount of data we collect from our user base allows us to continuously improve our proprietary algorithms to enhance the performance of our products. We plan to establish our own brands as lifestyle brands by consistently introducing innovative products that offer increasingly rich premium services and functionalities for our self-branded products while continuing to leverage Xiaomi’s brand recognition and sales channel for Xiaomi Wearable Products.

We have also developed proprietary chipsets that are extremely power efficient. For example, Mi Band 2 can run 20 days under normal usage after a full charge. Additionally, this feature allows our products to sample more data from users more frequently, enabling them to even more accurately track the measures while at the same time ensuring stable data transmission.

However, the industry in which we compete is evolving rapidly and is becoming increasingly competitive. For additional information, see “Risk Factors—We operate in highly competitive markets and the scale and resources of some of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our revenue and profitability.”

Seasonality

Our business has historically been subject to seasonal fluctuations, which may be caused by product launches and various promotional events hosted by our distributors. Although we have historically experienced higher sales during the fourth quarter, primarily due to the “Singles’ Day” online shopping festival organized by TMall, this pattern does not repeat itself every year. We typically experience our lowest sales volume in the first quarter of each year.

Employees

We had 280, 376 and 416 employees as of December 31, 2015, 2016 and 2017, respectively. The following table sets forth the numbers of our employees categorized by function as of December 31, 2017:

As of December 31, 2017
Function:
Research and development	258
Selling and marketing	54
Administrative	87
Supply chain management	17

Total	416

As of December 31, 2017, we had 219 employees in Hefei, 119 employees in Beijing, 57 employees in Shenzhen, 13 employees in Xi’an and 8 employees in Silicon Valley.

As required by laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments, including housing, pension, medical insurance and unemployment insurance programs. We are required under Chinese law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes.

Facilities

Our headquarters are located in Hefei, where we own the office building with an aggregate floor area of approximately 5,500 square meters. Our research and development facilities, including those for hardware engineering, structure design and mobile app development, and our management and operations facilities, including those for accounting, supply chain management, quality assurance and customer services, are located at our headquarters. We have sales and marketing, communication and business development personnel at our office in Beijing and supply chain management and factory management personnel at our office in Shenzhen. We also have research and development personnel who are responsible for biometric ID design and frontier technology at our office in Silicon Valley.

We currently lease and occupy approximately 1,800 square meters of office space in Beijing, approximately 1,372 square meters of office space in Shenzhen, approximately 182 square meters of office space in Xi’an and approximately 250 square meters of office space in Silicon Valley. These leases vary in duration from 1 year to 3 years.

Insurance

In line with the market, we do not maintain property insurance policies covering potential damage to our property. We also do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulation on Catalogue relating to Foreign Investment

Investment activities in the PRC by foreign investors are subject to the Catalogue for the Guidance of Foreign Investment Industry, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission, or the National Development and Reform Commission. Pursuant to the latest Catalogue, amended and issued on June 28, 2017 and effective on July 28, 2017, or the 2017 Catalogue, industries listed therein are divided into two categories: encouraged industries and the industries within the catalogue of special management measures, or the Negative List. The Negative List is further divided into two sub-categories: restricted industries and prohibited industries. Establishment of wholly foreign-owned enterprises is generally allowed in industries outside of the Negative List. For the restricted industries within the Negative List, some are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to government approvals and certain special requirements. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations.

On October 8, 2016, the Ministry of Commerce issued the Interim Measures for Record-filing Administration of the Establishment and Change of Foreign-invested Enterprises, or FIE Record-filing Interim Measures, effective on the same day and further revised on July 30, 2017. Pursuant to FIE Record-filing Interim Measures, the establishment and change of FIE are subject to record-filing procedures, instead of prior approval requirements, provided that the establishment or change does not involve special entry administration measures. If the establishment or change of FIE matters involve the special entry administration measures, the approval of the Ministry of Commerce or its local counterparts is still required. Pursuant to the Announcement [2016] No. 22 of the National Development and Reform Commission and the Ministry of Commerce dated October 8, 2016, the special entry administration measures for foreign investment apply to restricted and prohibited categories specified in the Catalogue, and the encouraged categories are subject to certain requirements relating to equity ownership and senior management under the special entry administration measures.

Regulation on Product Quality

The PRC Product Quality Law applies to all production and sale activities in China. Pursuant to this law, products offered for sale must satisfy the relevant quality and safety standards. Enterprises may not produce or sell counterfeit products in any fashion. Violations of state or industrial standards for health and safety and any other related violations may result in civil liabilities and administrative penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of products illegally produced and sold and the proceeds from such sales. Severe violations may subject the responsible individual or enterprise to criminal liabilities. Where a defective product causes physical injury to a person or damage to another person’s property, the victim may claim compensation from the manufacturer or from the seller of the product. If the seller pays compensation and it is the manufacturer that should bear the liability, the seller has a right of recourse against the manufacturer. Similarly, if the manufacturer pays compensation and it is the seller that should bear the liability, the manufacturer has a right of recourse against the seller.

Regulation on Consumer Protection

The PRC Consumer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the consumers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of consumers. The amended PRC Consumer Protection Law further strengthens the protection of consumers and imposes more stringent requirements and obligations on business operators, especially on the business operators through the Internet. For example, the consumers are entitled to return the goods (except for certain specific goods) within seven days upon receipt without any reasons when they purchase the goods from business operators via the Internet. The consumers whose interests have been damaged due to their purchase of goods or acceptance of services on online marketplace platforms may claim damages from sellers or service providers.

Regulation on Torts

Under the Tort Law of the PRC which became effective on July 1, 2010, if damages to other persons are caused by defective products due to the fault of a third party, such as the parties providing transportation or warehousing, the producers and the sellers of the products have the right to recover their respective losses from such third parties. If defective products are identified after they have been put into circulation, the producers or the sellers shall take remedial measures such as issuance of a warning, recall of products, etc. in a timely manner. The producers or the sellers shall be liable under tort if they fail to take remedial measures in a timely manner or have not made efforts to take remedial measures, thus causing damages. If the products are produced or sold with known defects, causing deaths or severe adverse health issues, the infringed party has the right to claim punitive damages in addition to compensatory damages.

Regulation on Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including patents, trademarks, copyrights and domain names.

Patents

Pursuant to the PRC Patent Law, most recently amended on December 27, 2008, and its implementation rules, most recently amended on January 9, 2010, patents in China fall into three categories: invention, utility model and design. An invention patent is granted to a new technical solution proposed in respect of a product or method or an improvement of a product or method. A utility model is granted to a new technical solution that is practicable for application and proposed in respect of the shape, structure or a combination of both of a product. A design patent is granted to the new design of a certain product in shape, pattern or a combination of both and in color, shape and pattern combinations aesthetically suitable for industrial application. Under the PRC Patent Law, the term of patent protection starts from the date of application. Patents relating to invention are effective for twenty years, and utility models and designs are effective for ten years from the date of application. The PRC Patent Law adopts the principle of “first-to-file” system, which provides that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the PRC Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the State Intellectual Property Office, or SIPO. Normally, the SIPO publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the SIPO for a substantive examination within three years from the date of application.

Article 20 of the PRC Patent Law provides that, for an invention or utility model completed in China, any applicant (not just Chinese companies and individuals), before filing a patent application outside of China, must first submit it to the SIPO for a confidential examination. Failure to comply with this requirement will result in the denial of any Chinese patent for the relevant invention. This added requirement of confidential examination by the SIPO has raised concerns by foreign companies who conduct research and development activities in China or outsource research and development activities to service providers in China.

Patent Enforcement

Unauthorized use of patents without consent from owners of patents, forgery of the patents belonging to other persons, or engagement in other patent infringement acts, will subject the infringers to infringement liability. Serious offences such as forgery of patents may be subject to criminal penalties.

When a dispute arises out of infringement of the patent owner’s patent right, Chinese law requires that the parties first attempt to settle the dispute through mutual consultation. However, if the dispute cannot be settled through mutual consultation, the patent owner, or an interested party who believes the patent is being infringed, may either file a civil legal suit or file an administrative complaint with the relevant patent administration authority. A Chinese court may issue a preliminary injunction upon the patent owner’s or an interested party’s request before instituting any legal proceedings or during the proceedings. Damages for infringement are calculated as the loss suffered by the patent holder arising from the infringement, and if the loss suffered by the patent holder arising from the infringement cannot be determined, the damages for infringement shall be calculated as the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be determined by using a reasonable multiple of the license fee under a contractual license. Statutory damages may be awarded in the circumstances where the damages cannot be determined by the above mentioned calculation standards. The damage calculation methods shall be applied in the aforementioned order. Generally, the patent owner has the burden of proving that the patent is being infringed. However, if the owner of an invention patent for manufacturing process of a new product alleges infringement of its patent, the alleged infringer has the burden of proof.

As of the date of this prospectus, we had 57 patents granted and 90 patent applications pending in China, 24 patents granted and 47 patent applications pending outside China.

Trademark Law

The PRC Trademark Law and its implementation rules protect registered trademarks. The PRC Trademark Office of State Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout the PRC. The Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. As of the date of this prospectus, we owned 109 registered trademarks in different applicable trademark categories and were in the process of applying to register 352 trademarks in China, 10 registered trademarks in different applicable trademark categories and were in the process of applying to register 13 trademarks outside China.

In addition, pursuant to the PRC Trademark Law, counterfeit or unauthorized production of the label of another person’s registered trademark, or sale of any label that is counterfeited or produced without authorization will be deemed as an infringement to the exclusive right to use a registered trademark. The infringing party will be ordered to stop the infringement immediately, a fine may be imposed and the counterfeit goods will be confiscated. The infringing party may also be held liable for the right holder’s damages, which will be equal to the gains obtained by the infringing party or the losses suffered by the right holder as a result of the infringement, including reasonable expenses incurred by the right holder for stopping the infringement. If the gains or losses are difficult to determine, the court may render a judgment awarding damages of no more than RMB3 million.

Software Copyright Law

In order to further implement the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001, and amended subsequently, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration. As of the date of this prospectus, we have registered one computer software copyright in China.

Regulation on Domain Name

The domain names are protected under the Administrative Measures on the Internet Domain Names of China promulgated by MIIT on November 5, 2004 and effective on December 20, 2004, and will be replaced by the Administrative Measures on the Internet Domain Names promulgated by MIIT on August 24, 2017, which will become effective on November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC Internet domain names, under supervision of which China Internet Network Information Center, or CNNIC, is responsible for the daily administration of CN domain names and Chinese domain names. On September 25, 2002, CNNIC promulgated the Implementation Rules of Registration of Domain Name, or the CNNIC Rules, which was renewed on June 5, 2009 and May 29, 2012, respectively. Pursuant to the Administrative Measures on the Internet Domain Names and the CNNIC Rules, the registration of domain names adopts the “first to file” principle and the registrant shall complete the registration via the domain name registration service institutions. In the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to trigger the domain name dispute resolution procedure in accordance with the CNNIC Measures on Resolution of the Top Level Domains Disputes, file a suit to the People’s Court or initiate an arbitration procedure. As of the date of this prospectus, we have registered 63 domain names.

Regulation on Radio Transmission Equipment

The Regulations on Radio Administration of the PRC jointly issued by the State Council and the Central Military Commission on November 11, 2016 and became effective on December 1, 2016, provide requirements concerning verification and approval of the models of radio transmission equipment. Pursuant to this law, except for micro-power short-range radio transmission equipment, whoever manufactures or imports other radio transmission equipment for sales or use on the domestic market shall apply to the State Radio Administration for model verification and approval. Whoever manufactures or imports radio transmission equipment that has not obtained model verification and approval for sales or use on the domestic market shall be ordered by the relevant radio administration to make correction and subject to fines. To comply with these laws and regulations, we have obtained the necessary Radio Transmission Equipment Type Approval Certificates for all of our products manufacturing and selling in the PRC.

Regulation on Advertising Business

The State Administration for Industry and Commerce, or the SAIC, is the government agency responsible for regulating advertising activities in the PRC.

According to the PRC laws and regulations, companies that engage in advertising activities must obtain from SAIC or its local branches a business license which specifically includes operating an advertising business within its business scope. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. PRC advertising laws and regulations set forth certain content requirements for advertisements in the PRC including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisers, advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to verify that such censorship has been performed and approval has been obtained. The release or delivery of advertisements through the Internet shall not impair the normal use of the network by users. The advertisements released in pop-up form on the webpage of the Internet and other forms shall indicate the close flag in prominent manner and ensure one-key close. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, SAIC or its local branches may revoke violators’ licenses or permits for their advertising business operations.

On July 4, 2016, the SAIC issued the Interim Measures for the Administration of Internet Advertising to regulate internet advertising activities. According to these measures, no advertisement of any medical treatment, medicines, food for special medical purpose, medical apparatuses, pesticides, veterinary medicines, dietary supplement or other special commodities or services subject to examination by an advertising examination authority as stipulated by laws and regulations may be published unless the advertisement has passed such examination. In addition, no entity or individual may publish any advertisement of over-the-counter medicines or tobacco on the internet. An internet advertisement must be identifiable and clearly identified as an “advertisement” to the consumers. Paid search advertisements are required to be clearly distinguished from natural search results. In addition, the following internet advertising activities are prohibited: providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons; using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization; or using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others. Internet advertisement publishers are required to verify relevant supporting documents and check the content of the advertisement and are prohibited from publishing any advertisement with unverified content or without all the necessary qualifications. Internet information service providers that are not involved in internet advertising business activities but simply provide information services are required to block any attempt to publish an illegal advisement that they are aware of or should reasonably be aware of through their information services.

To comply with these laws and regulations, we have obtained a business license, which allows us to operate advertising businesses, and adopted several measures. Our advertising contracts require that substantially all advertising agencies or advertisers that contract with us must examine the advertising content provided to us to ensure that such content are truthful, accurate and in full compliance with PRC laws and regulations.

Regulation on Medical Device

The Regulations on Supervision and Administration of Medical Devices, issued by the State Council in on January 4, 2000, and further amended on March 7, 2014, and on May 4, 2017, respectively, divide medical devices into three types. For Class I medical devices, the record-filing management shall be implemented, while for Class II and Class III ones, the registration management shall be implemented. In case of the application for registration of Class II medical devices, the applicant for registration shall submit the registration application materials to the CFDA at the province, autonomous region or municipality level. In case of the application for registration of Class III medical devices, the applicant for registration shall submit the registration application materials to the CFDA. The medical device registration certificate for Class II and Class III medical devices is valid for five years. Where engaging in production of Class II and Class III medical devices, the manufacturing party shall obtain the medical device production license. In addition, where engaging in operation of Class II medical devices, an operating enterprise shall also make a record-filing with the food and drug supervision and administration department.

Currently, Anhui Huami Healthcare Co., Ltd., a subsidiary of Anhui Huami, has engaged in the development of an ECG sensors-enabled smart band, which will be deemed as Class II medical devices for monitoring ECGs. We have completed the record-filing for operating Class II medical devices and we are in process of applying medical device production license and the CFDA Class II medical devices certification for such ECG sensors-enabled smart band.

Regulation on Information Security

The Standing Committee of the National People’s Congress promulgated the Cyber Security Law of the PRC, or the Cyber Security Law, which became effective on June 1, 2017, to protect cyberspace security and order. Pursuant to the Cyber Security Law, any individual or organization using the network must comply with the constitution and the applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. The Cyber Security Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers”, including, among others, complying with a series of requirements of tiered cyber protection systems; verifying users’ real identity; localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the PRC; and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes. To comply with these laws and regulations, we have adopted security policies and measures to protect our cyber system and user information.

Regulations on Internet Privacy

The Administrative Measures on Internet Information Services, issued by the State Council on January 8, 2011, prohibit ICP service operators from insulting or slandering a third party or infringing upon the lawful rights and interests of a third party. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 19, 2011, an ICP operator may not collect any user personal information or provide any such information to third parties without the consent of a user. An ICP service operator must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An ICP service operator is also required to properly keep the user personal information, and in case of any leak or likely leak of the user personal information, the ICP service operator must take immediate remedial measures and, in severe circumstances, to make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People’s Congress on December 28, 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT on July 16, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An ICP service operator must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or proving such information to other parties. Any violation of the above decision or order may subject the ICP service operator to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Furthermore, on June 28, 2016, the State Internet Information Office issued the Administrative Provisions on Mobile Internet Applications Information Services, which became effect on August 1, 2016, to further strengthen the regulation of the mobile applications information services. Pursuant to these provisions, owners or operators of mobile applications that provide information services are required to be responsible for information security management, establish and improve the protective mechanism for user information, observe the principles of legality, rightfulness and necessity, and expressly state the purpose, method and scope of, and obtain user consent to, the collection and use of users’ personal information. In addition, the Cyber Security Law also requires network operators to strictly keep confidential users’ personal information that they have collected and to establish and improve user information protective mechanism.

To comply with these laws and regulations, we have required our users to consent to our collecting and using their personal information, and established information security systems to protect user’s privacy.

Regulation on Employment

The Labor Law of the PRC, effective on January 1, 1995 and subsequently amended on August 27, 2009, the PRC Employment Contract Law, effective on January 1, 2008 and subsequently amended on December 28, 2012 and the Implementing Regulations of the Employment Contract Law, effective on September 18, 2008, provide requirements concerning employment contracts between an employer and its employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations, which significantly affects the cost of reducing workforce for employers. In addition, if an employer intends to enforce a non-compete provision in an employment contract or non-competition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to pay the required contributions within a stipulated deadline and be subject to a late fee. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

Regulation on Tax

PRC Enterprise Income Tax

The PRC Enterprise Income Tax Law, which was promulgated on March 16, 2007 and took effect on January 1, 2008, and further amended on February 24, 2017, imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including foreign-invested enterprises, unless they qualify for certain exceptions. The enterprise income tax is calculated based on the PRC resident enterprise’s global income as determined under PRC tax laws and accounting standards. If a non-resident enterprise sets up an organization or establishment in the PRC, it will be subject to enterprise income tax for the income derived from such organization or establishment in the PRC and for the income derived from outside the PRC but with an actual connection with such organization or establishment in the PRC.

The PRC Enterprise Income Tax Law and its implementation rules, which was promulgated on December 6, 2007 and took effect on January 1, 2008, permit certain “high and new technology enterprises strongly supported by the state” that independently own core intellectual property and meet statutory criteria, to enjoy a reduced 15% enterprise income tax rate. On January 29, 2016, the State Administration for Taxation, or SAT, the Ministry of Science and Technology and the Ministry of Finance jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises specifying the criteria and procedures for the certification of High and New Technology Enterprises.

PRC Value Added Tax

On January 1, 2012, the State Council officially launched a pilot value-added tax reform program, or the Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay value added tax, or VAT, instead of business tax. The Pilot Program initially applied only to transportation industry and “modern service industries” in Shanghai and would be expanded to eight trial regions (including Beijing and Guangdong province) and nationwide if conditions permit. The pilot industries in Shanghai included industries involving the leasing of tangible movable property, transportation services, research and development and technical services, information technology services, cultural and creative services, logistics and ancillary services, certification and consulting services. Revenues generated by advertising services, a type of “cultural and creative services”, are subject to the VAT tax rate of 6%. According to official announcements made by competent authorities in Beijing and Guangdong province, Beijing launched the same Pilot Program on September 1, 2012, and Guangdong province launched it on November 1, 2012.

On May 24, 2013, the Ministry of Finance, or the MOF, and the SAT issued the Circular on Tax Policies in the Nationwide Pilot Collection of Value Added Tax in Lieu of Business Tax in the Transportation Industry and Certain Modern Services Industries, or the Pilot Collection Circular. The scope of certain modern services industries under the Pilot Collection Circular extends to the inclusion of radio and television services. On March 23, 2016, the MOF and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect on May 1, 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. The VAT rate is 6%, except for rate of 11% for real estate sale, land use right transferring and providing service of transportation, postal sector, basic telecommunications, construction, real estate lease; rate of 17% for providing lease service of tangible property; and rate of zero for specific cross-bond activities.

PRC Dividend Withholding Tax

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises were exempt from PRC withholding tax. Pursuant to the EIT Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Under the China-HK Taxation Arrangement, income tax on dividends payable to a company resident in Hong Kong that holds more than a 25% equity interest in a PRC resident enterprise may be reduced to a rate of 5%. According to the SAT Circular 601, the 5% tax rate does not automatically apply and approvals from competent local tax authorities are required before an enterprise can enjoy the relevant tax treatments relating to dividends under the relevant taxation treaties. In addition, according to a tax circular issued by SAT in February 2009, if the main purpose of an offshore arrangement is to obtain a preferential tax treatment, the PRC tax authorities have the discretion to adjust the preferential tax rate enjoyed by the relevant offshore entity. Although our WFOE is currently wholly owned by Huami HK Limited, we cannot assure you that we will be able to enjoy the preferential withholding tax rate of 5% under the China-HK Taxation Arrangement.

Regulation on Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions can be made in foreign currencies without prior approval from State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular No. 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular No. 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within China. SAFE also strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. On March 30, 2015, SAFE issued SAFE Circular No. 19, which took effective and replaced SAFE Circular No. 142 on June 1, 2015. Although SAFE Circular No. 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in China, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond the business scope, for entrusted loans or for inter-company RMB loans. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to nonassociated enterprises. Violations of SAFE Circular 19 or Circular 16 could result in administrative penalties.

On November 19, 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g., pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in China (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require SAFE approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

On February 13, 2015, SAFE promulgated the Circular on Further Simplifying and Improving the Policies Concerning Foreign Exchange Control on Direct Investment, or SAFE Circular No. 13, which took effect on June 1, 2015. SAFE Circular No. 13 delegates the authority to enforce the foreign exchange registration in connection with the inbound and outbound direct investment under relevant SAFE rules to certain banks and therefore further simplifies the foreign exchange registration procedures for inbound and outbound direct investment.

Regulation on Foreign Exchange Registration of Offshore Investment by PRC Residents

On July 4, 2014, SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, and its implementation guidelines, which abolished and superseded the Circular on Several Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and in Return Investments via Overseas Special Purpose Companies, SAFE Circular 75. Pursuant to SAFE Circular 37 and its implementation guidelines, PRC residents (including PRC institutions and individuals) must register with local branches of SAFE in connection with their direct or indirect offshore investment in an overseas special purpose vehicle, or SPV, directly established or indirectly controlled by PRC residents for the purposes of offshore investment and financing with their legally owned assets or interests in domestic enterprises, or their legally owned offshore assets or interests. Such PRC residents are also required to amend their registrations with SAFE when there is a change to the basic information of the SPV, such as changes of a PRC resident individual shareholder, the name or operating period of the SPV, or when there is a significant change to the SPV, such as changes of the PRC individual resident’s increase or decrease of its capital contribution in the SPV, or any share transfer or exchange, merger, division of the SPV. Failure to comply with the registration procedures set forth in the Circular 37 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under PRC foreign exchange administration regulations.

Wang Huang, Yunfen Lu, Meihui Fan, Bin Fan, Yi Zhang and Xiaojun Zhang, our PRC resident shareholders, have completed required registrations with the local counterpart of SAFE in relation to our financing and restructuring to our shareholding structure.

Regulation on Employee Share Options

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures for Individual Foreign Exchange. On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas Publicly-Listed Companies issued by SAFE on March 28, 2007. Pursuant to the Stock Option Rules, PRC residents who are granted shares or stock options by companies listed on overseas stock exchanges according to the stock incentive plans are required to register with SAFE or its local branches, and PRC residents participating in the stock incentive plans of overseas listed companies shall retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct SAFE registration and other procedures with respect to the stock incentive plans on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, purchase and sale of corresponding stocks or interests, and fund transfer. In addition, the PRC agents are required to amend SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agents or the overseas entrusted institution or other material changes. The PRC agents shall, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, the PRC agents shall file each quarter the form for record-filing of information of the Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies with SAFE or its local branches.

Our PRC citizen employees who have been granted share options or restricted shares, or PRC grantees, are subject to the Stock Option Rules. If we or our PRC grantees fail to comply with the Individual Foreign Exchange Rule and the Stock Option Rules, we and/or our PRC grantees may be subject to fines and other legal sanctions. We may also face regulatory uncertainties that could restrict our ability to adopt additional share incentive plans for our directors and employees under PRC law. In addition, the State Administration for Taxation has issued certain circulars concerning employee share awards. Under these circulars, our employees working in the PRC who exercise share options or hold the vested restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share awards with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or hold the vested restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulation on Dividend Distributions

The principal regulations governing distribution of dividends paid by wholly foreign-owned enterprises include:

•	Company Law of the PRC (1993), as amended in 1999, 2004, 2005 and 2013;

•	Foreign Investment Enterprise Law of the PRC (1986), as amended in 2000 and 2016; and

•	Administrative Rules under the Foreign Investment Enterprise Law (1990), as amended in 2001 and 2014.

Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulation on Overseas Listings

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, SAT, SAIC, China Securities Regulatory Commission, or the CSRC, and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require that offshore special purpose vehicles, or SPVs, that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. While the application of the M&A Rules remains unclear, our PRC legal counsel has advised us that based on its understanding of the current PRC laws, rules and regulations and the M&A Rules, prior approval from the CSRC is not required under the M&A Rules for the listing and trading of our ADSs on the New York Stock Exchange given that (i) our PRC subsidiaries were directly established by us as wholly foreign-owned enterprises, and we have not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners after the effective date of the M&A Rules, and (ii) no provision in the M&A Rules clearly classifies the contractual arrangements as a type of transaction subject to the M&A Rules.

However, our PRC legal counsel has further advised us uncertainties still exist as to how the M&A Rules will be interpreted and implemented and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If CSRC or another PRC regulatory agency subsequently determines that prior CSRC approval was required for our initial public offering, we may face regulatory actions or other sanctions from CSRC or other PRC regulatory agencies.

These regulatory agencies may impose fines and penalties on our operations, limit our operating privileges, delay or restrict the repatriation of the proceeds from our initial public offering into the PRC or payment or distribution of dividends by our PRC subsidiaries, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. In addition, if CSRC later requires that we obtain its approval for our initial public offering, we may be unable to obtain a waiver of CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding CSRC approval requirements could have a material adverse effect on the trading price of our ADSs. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Wang Huang	42	Chairman of the Board of Directors and Chief Executive Officer
Tian Cheng	35	Director
De Liu	44	Director
Yunfen Lu	52	Director
Bin Yue	37	Director
Xiaojun Zhang	46	Director
Jimmy Lai	61	Independent Director appointee*
Hongjiang Zhang	57	Independent Director appointee*
David Cui	49	Chief Financial Officer
Mike Yan Yeung	47	Chief Operating Officer
Xiaofeng Li	46	Vice President of Engineering and General Manager of U.S. Operations
Hui Wang	40	Vice President of Health and Medical Business Group and General Manager of Beijing Operations
Pengtao Yu	36	Chief Industrial Designer

*	Mr. Jimmy Lai and Dr. Hongjiang Zhang have accepted appointments as our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Mr. Wang Huang is our founder and has served as the chairman of our board of directors and our chief executive officer since our inception. Mr. Huang is a serial entrepreneur with significant experience and expertise in the technology and Internet sectors in China. Mr. Huang founded Anhui Huami in December 2013 to develop, manufacture and sell smart wearable devices. Prior to that, Mr. Huang founded Hefei Huaheng Electronic Technology Co., Ltd., a company that developed tablets and tablet-based mobile apps and provided e-magazine network services, and led the team that released China’s first tablet. In 2002, Mr. Huang founded Hefei Huakai Yuanheng Information Technology Co., Ltd., a company that developed embedded Linux software and hardware. Mr. Huang previously was a research and development engineer at Huawei Technologies Co. Ltd., a leading global information and communications technology solutions provider, where he played an instrumental role in the development of high-speed switching and routing equipment. Mr. Huang has received many honors in the business world as well. To name a few, he was awarded “Anhui Economic Person of the Year 2015,” “ Leading Talents of Strategic Emerging Industry Technology in Anhui” and “Hefei Youth Entrepreneurship.” Mr. Huang received his bachelor’s degree in applied physics from the University of Science and Technology of China in 1997. Mr. Huang is appointed as a director to our board by HHtech Holdings Limited, Haiyu Holding Limited, Fandler Holding Limited, Forest Mountain Holding Limited, Wenshui Holding Limited and Shu Hill Holdings, which we collectively refer to as the Co-Founder Entities in this prospectus, pursuant to the currently effective memorandum and articles of association; and the Co-Founders Entities will be entitled to appoint three directors under our post-offering memorandum and articles of association so long as they continue to beneficially own no less than 60% of the shares they currently hold.

Mr. Tian Cheng has served as our director since April 2015. Mr. Cheng is a partner of Shunwei Capital, a China-based venture capital firm that focuses on investments in internet and technology industries. Prior to joining Shunwei Capital, Mr. Cheng was an associate director of the Investment Group of Temasek Holdings (Private) Limited, a sovereign wealth fund of the Government of Singapore, specializing in growth capital, restructuring and divestiture transactions. Mr. Cheng received his bachelor’s degree in business administration and master’s degree in management from Fudan University. Mr. Cheng is appointed as a director to our board by Shunwei High Tech Limited pursuant to the currently effective memorandum and articles of association; and Shunwei High Tech Limited will be entitled to appoint one director under our post-offering memorandum and articles of association so long as it continues to beneficially own no less than 10% of the issued and outstanding shares of our company.

Mr. De Liu has served as our director since April 2015. Mr. Liu is one of the founders and a vice president of Xiaomi, a mobile Internet company, where he is responsible for overseeing Xiaomi’s eco-chain business, industrial design and team management. Mr. Liu is a leading figure in industrial design in China and has received numerous industrial design awards together with his team, including 5 Red Dot Design Awards (Germany), 18 iF Design Awards (Germany) and 10 Red Star Design Awards (Mainland, China). Mr. Liu also holds various positions, including the vice-chairman of China Industrial Design Association and a member of National Manufacturing Strategy Advisory Committee. Mr. Liu has received many honors in the business world as well. To name a few, he was awarded “Zhongguancun Top Talent” in 2015 and “Beijing Top Innovative and Entrepreneurial Leading Talent” in 2016. Mr. Liu received his bachelor’s degree in industrial design and master’s degree in mechanical design and theory from Beijing Institute of Technology in 1996 and 2001, respectively, and his master’s degree in industrial design from the Art Center College of Design in 2010. Mr. Liu is appointed as a director to our board by People Better Limited pursuant to the currently effective memorandum and articles of association; and People Better Limited will be entitled to appoint one director under our post-offering memorandum and articles of association so long as it continues to beneficially own no less than 10% of the issued and outstanding shares of our company.

Ms. Yunfen Lu has served as our director since April 2015. Since January 2014, Ms. Lu has served as a vice president and the financial controller of Anhui Huami. Ms. Lu has a wealth of experience in financial accounting and supply chain management. From April 2009 to December 2013, Ms. Lu served as the financial controller of Hefei Huaheng Electronic Technology Co., Ltd. From November 2002 to March 2009, Ms. Lu worked at Hefei Huakai Yuanheng Information Technology Co., Ltd, where she was responsible for overseeing financial accounting, procurement, administrative affairs and manufacturing management. Ms. Lu received her secondary vocational degree in accounting from Shanghai Lixin Vocational School of Accounting (now Shanghai Lixin University of Accounting and Finance) in 1986. Ms. Lu is appointed as a director to our board by the Co-Founder Entities pursuant to the currently effective memorandum and articles of association; and the Co-Founders Entities will be entitled to appoint three directors under our post-offering memorandum and articles of association so long as they continue to beneficially own no less than 60% of the shares they currently hold.

Mr. Bin Yue has served as our director since April 2015. Mr. Yue is one of the founding partners of Banyan Capital, a venture capital firm specializing in investing in technology, media and telecommunications sectors. Prior to founding Banyan Capital, Mr. Yue was a vice president at IDG Capital Partners. Prior to IDG Capital Partners, Mr. Yue worked at China Renaissance, a leading China-based investment bank. Mr. Yue received his bachelor’s and master’s degree in computer science from Peking University.

Mr. Xiaojun Zhang has served as our director since April 2015. In addition to this role, Mr. Zhang has also served as vice president of Anhui Huami since January 2014, where he is responsible for overseeing human resources and corporate strategy. Prior to joining us, Mr. Zhang served as deputy general manager of Anhui Mei Bang Investment Management Co., Ltd. from September 2010 to October 2011. From July 2009 to September 2010, Mr. Zhang served as head of the human resources and administrative affairs department at the Anhui branch of Sunshine Insurance Group Corporation Limited. Mr. Zhang received his bachelor’s degree in Chinese language and literature from Anhui University in 1994. Mr. Zhang is appointed as a director to our board by the Co-Founder Entities pursuant to the currently effective memorandum and articles of association; and the Co-Founders Entities will be entitled to appoint three directors under our post-offering memorandum and articles of association so long as they continue to beneficially own no less than 60% of the shares they currently hold.

Mr. Jimmy Lai will serve as our director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Lai has served as the chief financial officer of China Online Education Group, a NYSE-listed company and an online English language education services provider in China, since June 2015. In addition to his role at China Online Education, Mr. Lai serves as independent director on the board of directors of PPDAI Group Inc., a NYSE-listed company and an online consumer finance provider in China. Prior to joining China Online Education, Mr. Lai served as the chief financial officer of Chukong Technologies Corp., a mobile entertainment platform company in China from 2013 to 2015. Mr. Lai served as the chief financial officer of Gamewave Corporation, a webgame company in China, from 2011 to 2013. Prior to that, Mr. Lai served as the chief financial officer of Daqo New Energy Corp., an NYSE-listed company and a polysilicon manufacturer based in China, from 2009 to 2011. From 2008 to 2009, Mr. Lai served as the chief financial officer of Linktone Ltd., a Nasdaq-listed company and a provider of wireless interactive entertainment services to consumers in China. From 2006 to 2008, Mr. Lai was the chief financial officer of Palm Commerce Holdings, an information technology solution provider for the China lottery industry. Prior to that, he served as an associate vice president of investor relations at Semiconductor Manufacturing International Corporation, a company listed on the NYSE and the Hong Kong Stock Exchange, from 2002 to 2006, and as a controller and director of financial planning at AMX Corporation from 1997 to 2001. Mr. Lai received his bachelor’s degree in statistics from the National Cheng Kung University in Taiwan and his MBA from the University of Texas at Dallas. Mr. Lai is a certified public accountant licensed in the State of Texas.

Dr. Hongjiang Zhang will serve as our director starting from the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Currently, Dr. Zhang is a venture partner at Source Code Capital, a venture capital firm with a focus on early stage start-up in technology sectors. In addition to his role at Source Code Capital, Dr. Zhang also serves as director at various public companies listed in the United States, including Cheetah Mobile Inc., a NYSE-listed mobile internet company based in China, Xunlei Limited, a Nasdaq-listed cloud-based acceleration technology company in China, and 21Vianet Group, Inc., a Nasdaq-listed provider of carrier-neutral internet data center services in China. Prior to joining Source Code Capital, Dr. Zhang had served as an executive director and the chief executive officer of Kingsoft Corporation Limited, a Chinese software and internet services company listed on the Hong Kong Stock Exchange, from October 2011 to December 2016. Dr. Zhang also served as a director and the chief executive officer of Kingsoft Cloud, a subsidiary of Kingsoft Corporation Limited, from January 2012 to December 2016. Prior to joining Kingsoft, Dr. Zhang was the chief technology officer for Microsoft Asia-Pacific Research and Development Group from January 2006 to October 2011, the managing director of the Microsoft Advanced Technology Center from January 2004 to October 2011, and the assistant managing director of Microsoft Research Asia from April 1999 to December 2003. While at Microsoft, Dr. Zhang led Microsoft’s research and development agenda in China, including strategy, planning, R&D and incubation for products, services and solutions. Prior to joining Microsoft, Dr. Zhang was a research manager at Hewlett-Packard Labs at Palo Alto, California from October 1995 to March 1999. Before that, Dr. Zhang was a research member of the Institute of Systems Science at the National University of Singapore. Dr. Zhang received his bachelor’s degree in electrical engineering from Zhengzhou University in 1982 and Ph.D. in electrical engineering from the Technical University of Denmark in 1991.

Mr. David Cui has served as our chief financial officer since August 2017. Mr. Cui has extensive experience in public accounting and financial management. From August 2015 to April 2017, Mr. Cui is the chief financial officer of China Digital Video Holdings Limited, a company listed on the Hong Kong Stock Exchange. Prior to that, Mr. Cui was an independent financial advisor to high growth companies on business strategies, fund raising, corporate governance and accounting matters. From April 2011 to August 2013, Mr. Cui was the chief financial officer in iKang Healthcare Group, Inc., a company listed on the Nasdaq. He was an audit senior manager of Deloitte Touche Tohmutsu, China from April 2007 to April 2011. Prior to that, Mr. Cui was the financial reporting manager of Symantec Corporation. From April 2004 to August 2006, he served as an audit manager of Ernst & Young, California. Mr. Cui was a senior auditor in the Audit and Advisory Services practice of Health Net, Inc., California from May 2001 to April 2004. From January 1996 to May 2001, Mr. Cui worked in public accounting in Canada and the United States. Mr. Cui has a bachelor’s degree in business administration from Simon Fraser University, Canada and is a licensed CPA in the United States and Canada.

Mr. Mike Yan Yeung has served as our chief operating officer since January 2015. Prior to joining us, Mr. Yeung served as a vice president of Shunwei Capital, a China-based venture capital firm, where he was a key member of an investment team with a focus on mobile Internet applications, smart home technologies, smart wearables, IoT and online health care, and served as a board member of several portfolio companies. From 2012 to 2014, Mr. Yeung served as the principal group program manager of Microsoft, where he was responsible for managing the software development of Microsoft’s key digital advertising products and defining and implementing the Microsoft online ads platform strategy in China. Prior to that, Mr. Yeung held several positions in Monster.com, TGC Inc., China.com Corp., Netscape Communications Corporation and Oracle Corporation from 1992 to 2012. Mr. Yeung received his bachelor’s degree and master’s degree in computer science from the University of California, Berkeley in 1992 and Stanford University in 1994, respectively.

Dr. Xiaofeng Li has served as our vice president of engineering and general manager of U.S. operations since February 2015. Prior to joining us, Mr. Li worked at Intel Corporation from 2001 to 2015, first as an Intel lab researcher and manager and later as a software architect and manager. From 1998 to 2001, Mr. Li worked as a senior engineer at Nokia Corporation. Mr. Li received his bachelor’s degree and Ph.D. in computer science from the University of Science and Technology of China in 1993 and 1998, respectively.

Dr. Hui Wang has served as our vice president of health & medical business group and general manager of Beijing operations since August 2014. Prior to joining us, Mr. Wang worked at Lenovo Group Ltd. from 2007 to 2014, first as a researcher and later as its chief product director. Prior to joining Lenovo, Mr. Wang worked at NEC Labs China from 2005 to 2007. Mr. Wang received his bachelor’s degree in electronic and information engineering and Ph.D. in communication and information system from the University of Science and Technology of China in 2000 and 2005, respectively.

Mr. Pengtao Yu has served as our chief industrial designer since October 2014. Prior to joining us, Mr. Yu worked at Moov Inc., a smart wearable device start-up company, as an industrial design consultant from June to October 2014 and played an instrumental role in designing and developing Moov’s fitness tracker. Prior to that, Mr. Yu was an industrial designer at Bould Design from October 2012 to June 2014, where his responsibilities included developing and designing consumer electronic products, such as thermostat and smoke alarm, for various Silicon Valley companies. From February 2012 to August 2012, Mr. Yu was an industrial design consultant of Harman International, where he worked closely with the marketing team in developing a new generation of earphones. Mr. Yu has received many awards in recognition of his industrial design accomplishments. He is a four-time Bronze winner of the International Design Excellence Award, and a three-time winner of the iF Design Award (Germany). He also received the Red Dot Design Award (Germany) in 2011 and 2016. Mr. Yu received his bachelor’s degree in engineering from Beijing Institute of Technology in 2003, and his bachelor’s degree in product design and master’s degree in industrial design from the Art Center College of Design in 2008 and 2011, respectively.

Board of Directors

Our board of directors will consist of eight directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested provided (a) such director, if his interest in such contract or arrangement is material, has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice, (b) such director has not been disqualified by the chairman of the relevant board meeting, and (c) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee in accordance with the rules of the New York Stock Exchange. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Ms. Yunfen Lu, Mr. Jimmy Lai and Dr. Hongjiang Zhang. Mr. Lai will be the chairman of our audit committee. We have determined that Mr. Jimmy Lai and Dr. Hongjiang Zhang satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. We have determined that Mr. Lai qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Mr. Wang Huang, Mr. Jimmy Lai and Dr. Hongjiang Zhang. Dr. Zhang will be the chairman of our compensation committee. We have determined that Mr. Jimmy Lai and Dr. Hongjiang Zhang satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Wang Huang, Mr. Jimmy Lai and Dr. Hongjiang Zhang. Mr. Huang will be the chairperson of our nominating and corporate governance committee. Mr. Jimmy Lai and Dr. Hongjiang Zhang satisfy the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found by our company to be or becomes of unsound mind.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; or (ii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2017, we paid an aggregate of approximately RMB3.7 million (US$0.6 million) in cash to our executive officers and RMB0.7 million (US$0.1 million) to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our PRC subsidiaries and VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

2015 Share Incentive Plan

In October 2015, our shareholders and board of directors approved the 2015 Share Incentive Plan, which we refer to as the 2015 Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The 2015 Plan consists of a share incentive plan for U.S. service providers and a share incentive plan for PRC service providers. The maximum aggregate number of class A ordinary shares that may be issued pursuant to all awards under the 2015 Plan is 14,328,358 class A ordinary shares. As of the date of this prospectus, awards to purchase 14,111,029 class A ordinary shares have been granted and are outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates.

The following paragraphs describe the principal terms of the 2015 Plan.

Types of Awards. The 2015 Plan permits the awards of options, restricted shares and restricted share units.

Plan Administration. Our board of directors or a committee of one or more members of the board of directors will administer the 2015 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award Agreement. Awards granted under the 2015 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event that the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, consultants and directors.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the relevant award agreement. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the 2015 Plan or the relevant award agreement or otherwise determined by the plan administrator, such as transfers by will or the laws of descent and distribution.

Termination and Amendment of the 2015 Plan. Unless terminated earlier, the 2015 Plan has a term of ten years. With the approval of our board of directors, the plan administrator has the authority to terminate, amend or modify the 2015 Plan, provided that shareholder approval is obtained in certain circumstances set forth in the relevant award agreement. However, without the prior written consent of the participant, no such action may adversely affect in any material way any award previously granted pursuant to the 2015 Plan.

The following table summarizes, as of the date of this prospectus, the awards granted under our 2015 Plan to several of our executive officers, excluding awards that were forfeited or cancelled after the relevant grant dates.

Name	Ordinary Shares Underlying Options and Restricted Shares		Exercise Price (US$/Share)		Date of Grant	Date of Expiration
David Cui	*			—	July 31, 2017	July 30, 2027
Mike Yan Yeung	*	(1)		—	October 21, 2015	—
	*		US$	0.79	October 21, 2015	February 1, 2019
Xiaofeng Li	*	(1)		—	October 21, 2015	—
Hui Wang	*			—	October 21, 2015	October 20, 2025
Pengtao Yu	*	(1)		—	October 21, 2015	—
Total	6,240,200

Notes:

*	Less than one percent of our total outstanding shares.

(1)   Restricted shares

As of the date of this prospectus, employees as a group held outstanding options to purchase 7,354,007 class A ordinary shares of our company, at a weighted average exercise price of US$0.16 per share, 4,458,247 restricted shares, and 2,298,775 restricted share units.

2018 Share Incentive Plan

In January 2018, our shareholders and board of directors adopted the 2018 Share Incentive Plan, which we refer to as the 2018 Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. The maximum aggregate number of shares which may be issued initially pursuant to all awards under the 2018 Plan is 9,509,459 ordinary shares, assuming the underwriters do not exercise their over-allotment option. The number of shares reserved for future issuances under the 2018 Plan will be increased by (i) a number equal to 1.0% of the total number of outstanding shares immediately after this offering, or (ii) such number of shares as may be determined by our board of directors, on the first day of each calendar year during the term of the 2018 Plan beginning in 2018. As of the date of this prospectus, no award has been granted under the 2018 Plan.

The following paragraphs describe the principal terms of the 2018 Plan.

Types of Awards. The 2018 Plan permits the awards of options, restricted shares, restricted share units, or any other type of awards that the committee decides.

Plan Administration. Our board of directors or a committee of one or more members of the board of directors will administer the 2018 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award Agreement. Awards granted under the 2018 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants of our company. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of Options. The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant. However, the maximum exercisable term is ten years from the date of a grant.

Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

Termination and Amendment of the 2018 Plan. Unless terminated earlier, the 2018 Plan has a term of seven years. Our board of directors has the authority to amend or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

PRINCIPAL AND SELLING SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers;

•	each of our principal shareholders who beneficially own more than 5% of our total outstanding shares; and

•	each selling shareholder.

We will adopt a dual class ordinary share structure immediately prior to the completion of this offering. The calculations in the table below are based on 185,671,642 shares outstanding as of the date of this prospectus, and 237,736,467 ordinary shares outstanding immediately after completion of this offering, including (i) 40,000,000 class A ordinary shares in the form of ADSs, (ii) 185,671,642 class B ordinary shares redesignated and converted from our outstanding ordinary shares and preferred shares and (iii) 12,064,825 class B ordinary shares we agreed to issue to our preferred shareholders immediately prior to the completion of this offering in consideration of their waivers of the conditions of qualified initial public offering as provided in the shareholders agreement between our shareholders and us.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%	Number		Class A Ordinary Shares	Class B Ordinary Shares	% of total ordinary shares on an as-converted basis	% of aggregate voting power***
Directors and Executive Officers**:
Wang Huang(1)	73,223,880	39.4%	—	(15)	—	73,223,880	30.8%	36.3%
Tian Cheng	—	—	—		—	—	—	—
De Liu	—	—	—		—	—	—	—
Yunfen Lu(2)	3,850,746	2.1%	—	(15)	—	3,850,746	1.6%	1.9%
Bin Yue	—	—	—		—	—	—	—
Xiaojun Zhang(3)	2,507,463	1.4%	—	(15)	—	2,507,463	1.1%	1.2%
Jimmy Lai	—	—	—		—	—	—	—
Hongjiang Zhang	—	—	—		—	—	—	—
David Cui	—	—	—		—	—	—	—
Mike Yan Yeung(4)	*	*	—	(15)	*	—	*	*
Xiaofeng Li(5)	*	*	—		*	—	*	*
Hui Wang(6)	*	*	—		*	—	*	*
Pengtao Yu(7)	*	*	—		*	—	*	*
All Directors and Executive Officers as a Group	83,017,239	43.9%	—	(15)	3,435,150	79,582,089	34.4%	39.6%
Principal and Selling Shareholders:
HHtech Holdings Limited(8)	73,223,880	39.4%	—	(15)	—	73,223,880	30.8%	36.3%
Shunwei High Tech Limited(9)	37,981,760	20.4%	—		—	37,981,760	16.0%	18.8%
People Better Limited(10)	35,861,112	19.3%	—		—	35,861,112	15.1%	17.8%
Banyan Capital Holdings Co., Ltd.(11)	18,719,582	9.7%	—		—	18,719,582	7.9%	9.3%
Fandler Holding Limited(12)	3,850,746	2.1%	—	(15)	—	3,850,746	1.6%	1.9%
Forest Mountain Holding Limited(13)	3,850,746	2.1%	—	(15)	—	3,850,746	1.6%	1.9%
Wenshui Holding Limited(14)	3,850,746	2.1%	—	(15)	—	3,850,746	1.6%	1.9%

Notes:

*	Less than 1% of our total outstanding shares.
**	Each of Mr. Wang Huang, Yunfen Lu, Xiaojun Zhang, David Cui, Mike Yan Yeung and Hui Wang’s business address is Building H8, No. 2800, Chuangxin Road, Hefei, 230088, People’s Republic of China. Each of Mr. Xiaofeng Li’s and Pengtao Yu’s business address is 2485 Old Middlefield Way, Suite 30, Mountain View, CA 94043. Mr. Tian Cheng’s business address is Room 801, Building D1, Liangmaqiao DRC Office Building, Chaoyang District, Beijing, 100600, People’s Republic of China. Mr. De Liu’s business address is Keliyuan Building, No.72 Anningzhuang East Road, Haidian District, Beijing, 100085, People’s Republic of China. Mr. Jimmy Lai’s business address is 4521 Turnberry Ct, Plano, Texas, 75024, USA. Dr. Hongjiang Zhang’s business address is 1258 Yosemite, Houshayu, Shunyi District, Beijing, 101302, People’s Republic of China.
***	For each person or group included in this column, percentage of total voting power represents voting power based on both class A and class B ordinary shares held by such person or group with respect to all outstanding shares of our class A and class B ordinary shares as a single class. Each holder of class A ordinary shares is entitled to one vote per share. Each holder of our class B ordinary shares is entitled to ten votes per share. Our class B ordinary shares are convertible at any time by the holder into class A ordinary shares on a one-for-one basis.
(1)

Represents 73,223,880 ordinary shares held by HHtech Holdings Limited, a British Virgin Islands company. HHtech Holdings Limited is wholly owned by Wayne Holding Limited, which in turn is wholly owned by a trust established for the benefit of Mr. Wang Huang and his family members. Mr. Huang is the sole director of HHtech Holdings Limited, and also the settlor and investment decision maker of the abovementioned trust. Therefore, Mr. Huang is entitled to exercise voting and dispositive power over the shares held by HHtech

Holdings Limited. The registered address of HHtech Holdings Limited is the office of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. All the ordinary shares held by HHtech Holdings Limited will be automatically converted to class B ordinary shares immediately prior to the completion of this offering.

(2)	Represents 3,850,746 ordinary shares held by Haiyu Holding Limited, a British Virgin Islands company. Haiyu Holding Limited is wholly owned by Hong An Holding Limited, which in turn is wholly owned by a trust established for the benefit of Ms. Yufen Lu and her family members. Ms. Lu is the sole director of Haiyu Holding Limited, and also the settlor and investment decision maker of the abovementioned trust. Therefore, Ms. Lu is entitled to exercise voting and dispositive power over the shares held by Haiyu Holding Limited. The registered address of Haiyu Holding Limited is the office of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. All the ordinary shares held by Haiyu Holdings Limited will be automatically converted to class B ordinary shares immediately prior to the completion of this offering.
(3)	Represents 2,507,463 ordinary shares held by Shu Hill Holding Limited, a British Virgin Islands company. Shu Hill Holding Limited is wholly owned by Sunflower International Limited, which in turn is wholly owned by a trust established for the benefit of Mr. Xiaojun Zhang and his family members. Mr. Zhang is the sole director of Shu Hill Holding Limited, and also the settlor and investment decision maker of the abovementioned trust. Therefore, Mr. Zhang is entitled to exercise voting and dispositive power over the shares held by Shu Hill Holding Limited. The registered address of Shu Hill Holding Limited is the office of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. All the ordinary shares held by Shu Hill Holdings Limited will be automatically converted to class B ordinary shares immediately prior to the completion of this offering.
(4)	Represents the restricted shares held by Mr. Mike Yan Yeung and the ordinary shares Mr. Mike Yan Yeung has the right to acquire upon exercise of option within 60 days after the date of this prospectus.
(5)	Represents the restricted shares held by Mr. Xiaofeng Li.
(6)	Represents the class A ordinary shares Mr. Hui Wang has the right to acquire upon exercise of option within 60 days after the date of this prospectus.
(7)	Represents the restricted shares held by Mr. Pengtao Yu.
(8)	Represents 73,223,880 ordinary shares held by HHtech Holdings Limited, a British Virgin Islands company. HHtech Holdings Limited is wholly owned by Wayne Holding Limited, which in turn is wholly owned by a trust established for the benefit of Mr. Wang Huang and his family members. Mr. Huang is the sole director of HHtech Holdings Limited, and also the settlor and investment decision maker of the abovementioned trust. Therefore, Mr. Huang is entitled to exercise voting and dispositive power over the shares held by HHtech Holdings Limited. The registered address of HHtech Holdings Limited is the office of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. All the ordinary shares held by HHtech Holdings Limited will be automatically converted to class B ordinary shares immediately prior to the completion of this offering.
(9)	Represents 37,820,896 preferred shares held by Shunwei High Tech Limited, a British Virgin Islands company, and 160,864 class B ordinary shares to be issued by us to Shunwei High Tech Limited immediately prior to the completion of this offering in consideration of its waiver of the conditions of qualified initial public offering as provided in the shareholders agreement between our shareholders and us. The registered address of Shunwei High Tech Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. Shunwei High Tech Limited is wholly owned by Shunwei China Internet Fund II, L.P. The general partner of Shunwei China Internet Fund II, L.P. is Shunwei Capital Partners II GP, L.P., and the general partner of Shunwei Capital Partners II GP, L.P. is Shunwei Capital Partners II GP Limited. The shareholders of Shunwei Capital Partners II GP Limited are Team Guide Limited, a British Virgin Islands company which is wholly-owned by Mr. Lei Jun, and Gifted Ventures Limited, another British Virgin Islands company which is wholly-owned by Mr. Koh Tuck Lye. All the preferred shares held by Shunwei High Tech Limited will be automatically converted to class A ordinary shares immediately prior to the completion of this offering.
(10)	Represents 35,820,896 preferred shares held by People Better Limited, a British Virgin Islands company, and 40,216 class B ordinary shares to be issued by us to People Better Limited immediately prior to the completion of this offering in consideration of its waiver of the conditions of qualified initial public offering as provided in the shareholders agreement between our shareholders and us. The registered address of People Better Limited is the office of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. People Better Limited is wholly owned by Fast Pace Limited, a British Virgin Island company wholly owned by Xiaomi Corporation. All the preferred shares held by People Better Limited will be automatically converted to class A ordinary shares immediately prior to the completion of this offering.
(11)	Represents the 11,940,299 preferred shares held by Banyan Capital Holdings Co., Ltd., a British Virgin Islands company, and 6,779,283 class B ordinary shares to be issued by us to Banyan Capital Holdings Co., Ltd. immediately prior to the completion of this offering in consideration of its waiver of the conditions of qualified initial public offering as provided in the shareholders agreement between our shareholders and us. The registered address of Banyan Capital Holdings Co., Ltd. is the office of OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Banyan Capital Holdings Co., Ltd. is controlled by Banyan Partners Fund I, L.P. The general partner of Banyan Partners Fund I, L.P. is Banyan Partners Ltd. The shareholders of Banyan Partners Ltd. are Zhen Zhang, Bin Yue and Xiang Gao. All the preferred shares held by Banyan Capital Holdings Co., Ltd. will be automatically converted to class B ordinary shares immediately prior to the completion of this offering.
(12)	Represents 3,850,746 ordinary shares held by Fandler Holding Limited, a British Virgin Islands company. Fandler Holding Limited is wholly owned by Telomere Holding Limited, which in turn is wholly owned by a trust established for the benefit of Mr. Meihui Fan and her family members. Mr. Fan is the sole director of Fandler Holding Limited, and also the settlor and investment decision maker of the abovementioned trust. Therefore, Mr. Fan is entitled to exercise voting and dispositive power over the shares held by Fandler Holding Limited. The registered address of Fandler Holding Limited is the office of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. All the ordinary shares held by Fandler Holding Limited will be automatically converted to class B ordinary shares immediately prior to the completion of this offering.

(13)	Represents 3,850,746 ordinary shares held by Forest Mountain Holding Limited, a British Virgin Islands company. Forest Mountain Holding Limited is wholly owned by Jun Sheng Holding Limited, which in turn is wholly owned by a trust established for the benefit of Mr. Bin Fan and his family members. Mr. Fan is the sole director of Forest Mountain Holding Limited, and also the settlor and investment decision maker of the abovementioned trust. Therefore, Mr. Fan is entitled to exercise voting and dispositive power over the shares held by Forest Mountain Holding Limited. The registered address of Forest Mountain Holding Limited is the office of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. All the ordinary shares held by Forest Mountain Holding Limited will be automatically converted to class B ordinary shares immediately prior to the completion of this offering.
(14)	Represents 3,850,746 ordinary shares held by Wenshui Holding Limited, a British Virgin Islands company. Wenshui Holding Limited is wholly owned by Greenhill International Limited, which in turn is wholly owned by a trust established for the benefit of Mr. Yi Zhang and his family members. Mr. Zhang is the sole director of Wenshui Holding Limited, and also the settlor and investment decision maker of the abovementioned trust. Therefore, Mr. Zhang is entitled to exercise voting and dispositive power over the shares held by Wenshui Holding Limited. The registered address of Wenshui Holding Limited is the office of NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. All the ordinary shares held by Wenshui Holding Limited will be automatically converted to class B ordinary shares immediately prior to the completion of this offering.
(15)	The selling shareholders have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to 1,100,000 ADSs. The below table sets forth the breakdown of the maximum number of ADSs that each selling shareholder has granted an option for the underwriters to purchase. The selling shareholders include all of the Co-Founders Entities, which, pursuant to our post-offering memorandum and articles of association, will be entitled to appoint three directors so long as they continue to beneficially own no less than 60% of the shares they currently hold.

Name	Number of ADSs
HHtech Holdings Limited	500,000
Haiyu Holding Limited	100,000
Fandler Holding Limited	100,000
Forest Mountain Holding Limited	100,000
Wenshui Holding Limited	100,000
Shu Hill Holding Limited	100,000
Mike Yan Yeung	100,000

As of the date of this prospectus, none of our ordinary shares or preferred shares are held by record holder in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our VIEs and Their Shareholders

See “Corporate History and Structure.”

Shareholders Agreement

See “Description of Share Capital—History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—2015 Share Incentive Plan.”

Our Relationship with Xiaomi

Xiaomi currently holds 19.3% of our total outstanding shares, and has appointed one director to our board pursuant to the Shareholders Agreement among all our shareholders and us. We have been the sole partner of Xiaomi to design and manufacture Xiaomi Wearable Products. In October 2017, we entered into a business cooperation agreement and a strategic cooperation agreement with Xiaomi, which grants us the most-preferred-partner status globally to develop future Xiaomi Wearable Products.

Strategic Cooperation Agreement

Under our strategic cooperation agreement with a subsidiary of Xiaomi, (i) we are Xiaomi’s most preferred partner for Xiaomi-branded smart bands, smart watches (excluding children watches and quartz watches) and smart scales products, and (ii) if any other smart band, smart watch or smart scale is sold on any sales platform or channel operated by Xiaomi (including its official website, Mi.com, offline retail stores and online mobile apps), Xiaomi is required to provide better or equally prominent displays for our products.

This strategic cooperation agreement will expire in October 2020, and can be terminated earlier by Xiaomi if (i) we fail to deliver products to the market within the period mutually agreed by Xiaomi and us, or if the products do not meet Xiaomi’s requirements (ii) return rates of our products are 2% or higher for more than three consecutive months, or a material quality issue causes a massive product recall, and (iii) sales of Xiaomi Wearable Products decrease by 20% or more year-over-year for any year, or fail to increase by at least 20% year-over-year for two consecutive years.

Business Cooperation Agreement

We have entered into a business cooperation agreement with a subsidiary of Xiaomi for the sale of Xiaomi Wearable Products, including Mi Band series and Mi Smart Scale series. The business cooperation agreement is set to expire on the date that is the later of the third anniversary of the business cooperation agreement and the date on which the parties complete the third Xiaomi Wearable Products, and automatically extends for successive two-year periods unless otherwise terminated with 60 days’ written notice prior to the expiration of the then current term. Pursuant to this agreement we and Xiaomi agree that (i) Xiaomi is the exclusive distributor for Xiaomi Wearable Products, (ii) Xiaomi will purchase Xiaomi Wearable Products at a price that covers for all of our costs and expenses (including costs of raw materials, manufacturer markup, costs for specialized tooling and equipment purchased by our contract manufacturers and logistics expenses) in connection with the manufacturing and shipment of Xiaomi Wearable Products, (iii) Xiaomi and we will share all profits, normally on a 50:50 basis, derived from sales of Xiaomi Wearable Products, and (iv) we and Xiaomi shall jointly set the retail price of Xiaomi Wearable Products.

With respect to intellectual properties, we and Xiaomi will have joint ownership over all patents generated from the process of design, development, manufacturing and sales of Xiaomi Wearable Products as well as intellectual properties relating to certain industrial design of Xiaomi Wearable Products. We by ourselves own all other intellectual properties generated from the design, development, manufacturing and sales of Xiaomi Wearable Products.

On user data, we and Xiaomi agree that both parties have access to and can collect and utilize user data of Xiaomi Wearable Products. In addition, unless our users instruct us or Xiaomi to disclose or transfer our data in a particular way, we need to obtain consent from Xiaomi if we want to disclose or license third parties to use user data of Xiaomi Wearable Products, and after user data of Xiaomi Wearable Products reaches certain volume threshold, Xiaomi will also need to obtain consent from us before it discloses or licenses other parties to the same user data.

Transactions with Xiaomi

In the nine months ended September 30, 2017, we recorded RMB1,124.8 million (US$169.1 million) in revenues from Xiaomi and its affiliates primarily for the sales of Xiaomi Wearable Products. As of September 30, 2017, the amount due from Xiaomi and its affiliates was RMB163.5 million (US$24.6 million). In addition, as part of our investment strategy, we lent to Xi’an Haidao Information Technology Co., Ltd., an affiliate of Xiaomi and one of our investee companies. As of September 30, 2017, the outstanding loan amount to such company was RMB2.5 million (US$0.4 million).

In the year ended December 31, 2016, we recorded RMB1,449.7 million (US$217.9 million) in revenues from Xiaomi and its affiliates primarily for the sales of Xiaomi Wearable Products. As of December 31, 2016, the amount due from Xiaomi and its affiliates was RMB460.6 million (US$69.2 million). In addition, as part of our investment strategy, we lent to Xi’an Haidao Information Technology Co., Ltd., an affiliate of Xiaomi and one of our investee companies. As of December 31, 2016, the outstanding loan amount to such company was RMB2.5 million (US$0.4 million).

In the year ended December 31, 2015, we recorded RMB872.9 million in revenues from Xiaomi and its affiliates primarily for the sales of Xiaomi Wearable Products. As of December 31, 2015, the amount due from Xiaomi and its affiliates was RMB170.0 million.

Other Transactions with Related Parties

We have invested in a number of companies as a strategy to expand our business partner network, and we extended loans to our investee companies from time to time to support their operations. As of September 30, 2017, the outstanding loans we extended to our investee companies were RMB5.6 million (US$0.8 million). In addition, we also agreed to invest RMB15.0 million (US$2.3 million) to an investee company. An entity acquired by us also obtained a long-term loan of RMB3.0 million (US$0.5 million) from this investee company before it was acquired by us, which remained outstanding as of September 30, 2017. In October 2017, we purchased 3.1% equity interest of Hefei LianRui Microelectronics Technology Co. Ltd. from Mr. Wang Huang for a consideration of RMB1.0 million (US$0.2 million).

Hefei Huaheng Electronic Technology Co., Ltd., a company controlled by Mr. Wang Huang, our chairman and chief executive officer, acts as our distributor of self-branded products. We recorded sales revenue of RMB3.8 million, RMB256 thousands (US$38 thousands) and nil from it for the years ended December 31, 2015 and 2016 and the nine months ended September 30, 2017, respectively. As of December 31, 2015 and 2016 and September 30, 2017, the amount due from this entity was RMB3.0 million, RMB42 thousands (US$6 thousands) and RMB42 thousands (US$6 thousands), respectively.

Shunwei High Tech Limited, or Shunwei, used a PRC company affiliate to make an initial investment in Anhui Huami in 2014, and it was replaced by an investment in us in 2015 after we incorporated Huami Corporation as our offshore holding entity. As we have not returned the original investment to such PRC affiliate of Shunwei, we recorded US$1.2 million as amount due to Shunwei for capital return as of December 31, 2015 and 2016 and September 30, 2017. We have settled such amount with Shunwei in December 2017.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands, which we refer to as the Companies Law below and the common law by the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 shares, comprising of (i) 405,462,685 ordinary shares with a par value of US$0.0001 each, and (ii) 94,537,315 preferred shares with a par value of US$0.0001 each. As of the date of this prospectus, 91,134,327 ordinary shares, 71,641,792 Series A preferred shares, 2,000,000 Series B-1 preferred shares, and 20,895,523 Series B-2 preferred shares are issued and outstanding. All of our issued and outstanding ordinary and preferred shares are fully paid.

We have adopted the second amended and restated memorandum and articles of association, which will become effective and replace the current amended and restated memorandum and articles of association in its entirety immediately prior to completion of this offering. Our post-offering memorandum and articles of association will provide that, upon the closing of this offering, we will have two classes of shares, the class A ordinary shares and class B ordinary shares. Our authorized share capital upon completion of the offering will be US$1,000,000 divided into 9,700,000,000 class A ordinary shares of a par value of US$0.0001 each, 200,000,000 class B ordinary shares of a par value of US$0.0001 each, and 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as our board of directors may determine. All outstanding ordinary shares and all outstanding preferred shares will be automatically converted by way of re-designation and re-classification into class B ordinary shares on a one-for-one basis immediately prior to the completion of the offering. We will also issue a total of 12,064,825 class B ordinary shares to our preferred shareholders immediately prior to the completion of this offering in consideration of their waivers of the conditions of qualified initial public offering as provided in the shareholders agreement between our shareholders and us.

Immediately upon the completion of this offering, we will have (i) 40,000,000 class A ordinary shares in the form of ADSs, and (ii) 197,736,467 class B ordinary shares outstanding. All of the issued and outstanding awards granted by us pursuant to the 2015 Plan, regardless of grant dates, will entitle holders to an equivalent number of class A ordinary shares once the vesting and exercising conditions are met. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Our Post-Offering Amended and Restated Memorandum and Articles

Our shareholders have adopted the second amended and restated memorandum and articles of association, which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately upon the completion of this offering. The following are summaries of material provisions of the post-offering amended and restated memorandum and articles of association and of the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into class A ordinary shares and class B ordinary shares. Holders of our class A ordinary shares and class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of shareholders. We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our post-offering amended memorandum and restated articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. On a show of hands, each shareholder is entitled to one vote, or on a poll, each shareholder is entitled to one vote for each class A ordinary share and ten votes for each class B ordinary share, voting together as a single class, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any shareholder which is present in person or by proxy at the meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our post-offering amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or a majority of our board of directors. Advance notice of at least ten (10) calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Conversion. Each class B ordinary share is convertible into one class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into class B ordinary shares under any circumstances. Upon any sale of class B ordinary shares by a holder thereof to any person or entity, such class B ordinary shares will be automatically and immediately converted into an equal number of class A ordinary shares.

Transfer of Ordinary Shares. Subject to the restrictions set out below and the provisions above in respect of the transfer of class B ordinary shares, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required; and

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four.

•	a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed by two-thirds of the votes cast at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our post-offering amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman

Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law and our post-offering amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

We were incorporated in the Cayman Islands in December 2014. Upon our incorporation, we issued an aggregate of 93,134,327 ordinary shares, of which 2,000,000 ordinary shares were repurchased by us on April 29, 2015.

In connection with the private placement of our Series A, Series B-1 and Series B-2 preferred shares on April 29, 2015, each of our founders including Messrs. Wang Huang, Bin Fan, Meihui Fan, Yunfen Lu, Xiaojun Zhang and Yi Zhang entered in to a restricted share agreement with us and agreed to subject the ordinary shares respectively held by their wholly owned BVI companies, HHtech Holdings Limited, Forest Mountain Holding Limited, Fandler Holding Limited, Haiyu Holding Limited, Shu Hill Holding Limited and Wenshui Holding Limited, to our repurchase rights upon termination of employment of the founders with us. The shares subject to our repurchase rights include 36,611,940 ordinary shares held by HHtech Holdings Limited, 1,925,373 ordinary shares held by Forest Mountain Holding Limited, 1,925,373 ordinary shares held by Fandler Holding Limited, 1,925,373 ordinary shares held by Haiyu Holding Limited, 1,253,732 ordinary shares held by Shu Hill Holding Limited and 1,925,373 ordinary shares held by Wenshui Holding Limited. If a founder terminates his service or employment with us before April 29, 2018, we are entitled to repurchase 25.0% of the shares beneficially owned by such founder through the BVI holding company at an aggregate price of US$1.0 per share or the lowest price permitted under applicable laws. If the termination takes place after April 29, 2018 but before April 29, 2019, we are entitled to repurchase 12.5% of such shares on the same terms.

We will issue a total of 12,064,825 class B ordinary shares to our preferred shareholders immediately prior to the completion of this offering in consideration of their waivers of the conditions of qualified initial public offering as provided in the shareholders agreements between our shareholders and us.

Preferred Shares

On April 29, 2015, we issued 71,641,792 series A preferred shares to People Better Limited and Shunwei High Tech Limited, 2,000,000 series B-1 preferred shares to Shunwei High Tech Limited, and 20,895,523 series B-2 preferred shares to Banyan Capital Holdings Co., Ltd., SCC Venture V Holdco I, Ltd., Morningside China TMT Special Opportunity Fund, L.P., and Morningside China TMT Fund III Co-investment, L.P. for an aggregate consideration of US$40.6 million.

Grants of Options, Restricted Shares and Restricted Share Units

We have granted options to purchase our ordinary shares, restricted shares and restricted share units to certain of our directors, executive officers and employees.

As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 7,354,007. As of the date of this prospectus, the aggregate number of outstanding restricted shares is 4,458,247 and the aggregate number of outstanding restricted share units is 2,298,775. See “Management—2015 Share Incentive Plan.”

Shareholders Agreement

We entered into our shareholders agreement on April 29, 2015 with our shareholders, which consist of holders of ordinary shares and preferred shares.

The shareholders agreement provides for certain special rights, including right of first refusal, co-sale rights, preemptive rights and contains provisions governing the board of directors and other corporate governance matters. Those special rights, as well as the corporate governance provisions, will automatically terminate upon the completion of a qualified initial public offering.

Registration Rights

We have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the shareholders agreement.

Demand Registration Rights. At any time after the earlier of (i) April 29, 2020 or (ii) one year following the taking effect of a registration statement for a qualified initial public offering, holders of at least 50% of the registrable securities (including preferred shares and ordinary shares issued on conversion of preferred shares) then outstanding have the right to demand that we file a registration statement covering at least 20% (or any lesser percentage if the anticipated gross proceeds to us from such proposed offering would exceed US$5 million) of the registrable securities. We have the right to defer filing of a registration statement for a period of not more than 90 days after the receipt of the request of the initiating holders if we furnish to the holders requesting registration a certificate signed by our president or chief executive officer stating that in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such registration statement to be filed at such time. However, we cannot exercise the deferral right more than once in any twelve-month period. We are obligated to effect no more than two demand registrations, other than demand registration to be effected pursuant to registration statement on Form F-3, for which an unlimited number of demand registrations shall be permitted.

Piggyback Registration Rights. If we propose to file a registration statement for a public offering of our securities, we must offer our shareholders an opportunity to include in the registration all or any part of the registrable securities held by such holders. If the managing underwriters of any underwritten offering determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, and the number of shares that may be included in the registration and the underwriting shall be allocated first to us, second to each of the holders requesting for the inclusion of their registrable securities on a pro rata basis, and third to holders of other securities of us.

Form F-3 Registration Rights. Our shareholders may request us in writing to file an unlimited number of registration statements on Form F-3. We shall effect the registration of the securities on Form F-3 as soon as practicable, except in certain circumstances.

Expenses of Registration. We will bear all registration expenses, other than underwriting discounts and selling commissions, and fees for special counsel of the holders participating in such registration, incurred in connection with any demand, piggyback or Form F-3 registration.

Termination of Registration Rights. Our shareholders’ registration rights will terminate (i) on the fifth anniversary of a qualified initial public offering, and (ii) with respect to any shareholder, when the registrable securities proposed to be sold by such shareholder may then be sold without registration in any 90-day period pursuant to Rule 144 under the Securities Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of four class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the class A ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our class A ordinary shares) set by the depositary with respect to the ADSs.

•

Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the class A ordinary shares or any net proceeds from the sale of any class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. For any class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed class A ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

•	Elective Distributions in Cash or Shares. If we offer holders of our class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of class A ordinary shares.

•	Rights to Purchase Additional Shares. If we offer holders of our class A ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for class A ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of class A ordinary shares or be able to exercise such rights.

•	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit class A ordinary shares or evidence of rights to receive class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for class A ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sales—Lock-up Agreements.”

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the class A ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the class A ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our class A ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the class A ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the class A ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•  To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued

• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled

• Distribution of cash dividends	Up to US$0.05 per ADS held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held

• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held

Service	Fees

• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held

• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•	Fees for the transfer and registration of class A ordinary shares charged by the registrar and transfer agent for the class A ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of class A ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when class A ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of class A ordinary shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to class A ordinary shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the class A ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

•	are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, class A ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of class A ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying class A ordinary shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of class A ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our class A ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of class A ordinary shares or other deposited securities, or

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any class A ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such class A ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code).

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 10,000,000 ADSs outstanding, representing approximately 16.8% of our outstanding ordinary shares, assuming the underwriters do not exercise their over-allotment option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We have applied to list the ADSs on the New York Stock Exchange, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Furthermore, each of our directors, executive officers and existing shareholders and certain holders of our share-based awards have also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions such as the grant of share-based awards, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These restrictions also apply to any ADSs acquired by our directors, executive officers and existing shareholders in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering. In addition, we have agreed to instruct Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary with the prior written consent of the representatives of the underwriters.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding class A ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal 400,000 class A ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

•	the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or ADSs, nor will gains derived from the disposal of our ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in respect of the issue of the shares or on an instrument of transfer in respect of a share.

People’s Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe that Huami Corporation is not a PRC resident enterprise for PRC tax purposes. Huami Corporation is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Huami Corporation meets all of the conditions above. Huami Corporation is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.

If the PRC tax authorities determine that Huami Corporation is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of Huami Corporation would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Huami Corporation is treated as a PRC resident enterprise. Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), which became effective in October 2009, require that non-resident enterprises must obtain approval from the relevant tax authority in order to enjoy the reduced tax rate. There are also other conditions for enjoying the reduced tax rate according to other relevant tax rules and regulations. Accordingly, our subsidiary Huami HK Limited may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations and obtain the approvals as required. However, according to SAT Circular 81, if the relevant tax authorities determine our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable tax rate on dividends in the future.

Provided that our Cayman Islands holding company, Huami Corporation, is not deemed to be a PRC resident enterprise, holders of our ADSs and ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares or ADSs. SAT Public Notice 7 further clarifies that, if a non-resident enterprise derives income by acquiring and selling shares in an offshore listed enterprise in the public market, such income will not be subject to PRC tax. However, there is uncertainty as to the application of SAT Public Notice 37 and SAT Public Notice 7, we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Public Notice 37 and SAT Public Notice 7 and we may be required to expend valuable resources to comply with SAT Public Notice 37 and SAT Public Notice 7 or to establish that we should not be taxed under SAT Public Notice 37 and SAT Public Notice 7. See “Risk Factors—Risks Related to Doing Business in China—We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	persons liable for alternative minimum tax;

•	holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock; or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding common stock through such entities.

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our consolidated VIEs as being owned by us for U.S. federal income tax purposes because we control their management decisions and are entitled to substantially all of the economic benefits associated with these entities. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not the owner of the consolidated VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

Assuming that we are the owner of the VIEs for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering, and projections as to the value of our assets, based in part on the market value of our ADSs following this offering, we do not believe we were a PFIC for the taxable year ended December 31, 2017 and do not anticipate becoming a PFIC in the foreseeable future. While we do not anticipate being or becoming a PFIC in the current or foreseeable taxable years, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account the expected cash proceeds and our anticipated market capitalization following this offering. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase.

If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”

Dividends

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our ordinary shares) will be readily tradeable on an established securities market in the United States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “—People’s Republic of China Taxation”), we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our subsidiary, our VIEs or any of the subsidiaries of our VIEs is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiary, our VIEs or any of the subsidiaries of our VIEs.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or ordinary shares if we are or become a PFIC.

Information Reporting

Certain U.S. Holders may be required to report information to the IRS with respect to the beneficial ownership of our ADSs or ordinary shares. These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. Holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the U.S. information reporting rules to their particular circumstances.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and China Renaissance Securities (Hong Kong) Limited are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Credit Suisse Securities (USA) LLC
Citigroup Global Markets Inc.
China Renaissance Securities (Hong Kong) Limited

Total:	10,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                 per ADS under the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We and the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 1,500,000 ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,500,000 ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$3.3 million. Expenses include the SEC and the Financial Industry Regulatory Authority, or FINRA, filing fees, FINRA-related fees and expenses of the underwriters’ legal counsel (not to exceed US$25,000), the NYSE listing fee, and printing, legal, accounting and miscellaneous expenses.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. China Renaissance Securities (Hong Kong) Limited will offer ADSs in the United States through its SEC-registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc.

We have applied for the listing of our ADSs on the New York Stock Exchange under the trading symbol “HMI.”

We, our directors, executive officers, all of our existing shareholders, and certain holders of our share-based awards have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs (other than the grant of share-based awards pursuant to employee share incentive plans existing on the date of this prospectus provided that such awards are not exercisable within the restricted period and each such grantee signs a lock-up agreement);

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs,

whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs.

The restrictions described in the preceding paragraph are subject to certain exceptions.

In addition, we have agreed to instruct Deutsche Bank Trust Company Americas, as depositary, not to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus (other than in connection with this offering), unless we instruct the depositary with the prior written consent of the representatives of the underwriters.

The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in this offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved for sale up to an aggregate of 500,000 ADSs offered in this offering, at the initial public offering price, to some of our directors, officers, employees, business associates and related persons. Any sales made through the directed share program will be made by Piper Jaffray & Co. The number of ADSs available for sale to the general public will be reduced to the extent these individuals purchase such reserved ADSs. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same basis as the other ADSs offered by this prospectus. For our directors, officers and existing shareholders purchasing ADSs through the directed share program, the lock-up agreements described above shall govern with respect to their purchases.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia

This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)	“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	person associated with the company under section 708(12) of the Corporations Act; or

(iv)	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;

(b)	you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this prospectus, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Finance Center

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Mexico

None of the ADSs or the ordinary shares have been or will be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of Mexico and, as a result, may not be offered or sold publicly in Mexico. The ADSs and the ordinary shares may only be sold to Mexican institutional and qualified investors, pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores).

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Switzerland

The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

United Arab Emirates.

This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commission, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the New York Stock Exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$	17,181
FINRA Filing Fee		21,200
New York Stock Exchange Market Entry and Listing Fee		175,000
Printing and Engraving Expenses		145,000
Legal Fees and Expenses		1,786,000
Accounting Fees and Expenses		800,000
Miscellaneous		400,000

Total	US$	3,344,381

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm and for the underwriters by Fangda Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law. Kirkland & Ellis International LLP may rely upon Fangda Partners with respect to matters governed by PRC law.

EXPERTS

The financial statements as of December 31, 2015 and 2016 and September 30, 2017, and for each of the two years in the period ended December 31, 2016 and for the nine months ended September 30, 2017 and the related financial statement schedule included in this prospectus, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the translation of Renminbi amounts to United States dollar amounts). Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

HUAMI CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Huami Corporation

We have audited the accompanying consolidated balance sheets of Huami Corporation (the “Company”), its subsidiaries, its consolidated variable interest entities (“VIEs”) and the VIEs’ subsidiary (collectively the “Group”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, changes in (deficit) equity, and cash flows for each of the two years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in Schedule I. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Our audits also comprehended the translation of Renminbi amounts into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States dollar amounts are presented solely for the convenience readers in the United States of America.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

November 6, 2017 (December 29, 2017 as to the convenience translation described in Note 2)

HUAMI CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note2)
Assets
Current assets:
Cash and cash equivalents	219,987	153,152	23,019
Accounts receivable (net of allowance of nil and nil as of December 31, 2015 and 2016, respectively)	21,924	19,707	2,962
Amounts due from related parties (net of allowance of nil and nil as of December 31, 2015 and 2016, respectively)	172,966	476,698	71,648
Inventories	89,946	192,372	28,914
Short-term investments	—	9,236	1,388
Prepaid expenses and other current assets	14,826	8,678	1,304

Total current assets	519,649	859,843	129,235

Property, plant and equipment, net	2,926	10,801	1,623
Intangible asset	—	1,223	184
Long-term investments	2,000	78,057	11,732
Deferred tax assets	4,504	22,972	3,453

Total assets	529,079	972,896	146,227

Liabilities
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the Group of RMB129,461 and RMB480,927 as of December 31, 2015 and 2016, respectively)	252,073	524,072	78,769
Advance from customers of the consolidated VIEs without recourse to the Group	—	5,885	885
Amount due to a related party (including amount due to a related party of the consolidated VIEs without recourse to the Group of nil and RMB15,000 as of December 31, 2015 and 2016, respectively)	7,957	23,500	3,532
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Group of RMB13,504 and RMB29,430 as of December 31, 2015 and 2016, respectively)	18,862	47,623	7,158
Income tax payables of the consolidated VIEs without recourse to the Group	(1,069)	20,628	3,100
Notes payable of the consolidated VIEs without recourse to the Group	—	2,662	400
Bank borrowing of the consolidated VIEs without recourse to the Group	—	10,000	1,503

Total current liabilities	277,823	634,370	95,347

Total liabilities	277,823	634,370	95,347

HUAMI CORPORATION

CONSOLIDATED BALANCE SHEETS – continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note2)
Mezzanine equity
Series A convertible redeemable participating preferred shares (“Series A Preferred Shares”) (US$0.0001 par value; 71,641,792 shares authorized, issued and outstanding as of December 31, 2015 and 2016; liquidation value of RMB 24,870 as of December 31, 2015 and 2016)	19,799	23,008	3,458
Series B-1 convertible redeemable participating preferred shares (“Series B-1 Preferred Shares”) (US$0.0001 par value; 2,000,000 shares authorized, issued and outstanding as of December 31, 2015 and 2016; liquidation value of RMB 33,188 as of December 31, 2015 and 2016)	21,041	23,779	3,574
Series B-2 convertible redeemable participating preferred shares (“Series B-2 Preferred Shares”) (US$0.0001 par value; 20,895,523 shares authorized, issued and outstanding as of December 31, 2015 and 2016; liquidation value of RMB364,145 as of December 31, 2015 and 2016)	231,439	261,560	39,313

Total mezzanine equity	272,279	308,347	46,345

Commitments and contingencies (Note 20)

(Deficit) Equity
Ordinary shares (US$0.0001 par value; 405,462,685 shares authorized as of December 31, 2015 and 2016; 91,134,327 and 91,169,327 shares issued and outstanding as of December 31, 2015 and 2016, respectively)	56	56	8
Additional paid-in capital	29,131	50,822	7,639
Accumulated deficit	(60,436)	(36,490)	(5,485)
Accumulated other comprehensive income	10,226	15,791	2,373

Total (deficit)/equity	(21,023)	30,179	4,535

Total liabilities, mezzanine equity and equity	529,079	972,896	146,227

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note2)
Revenues (including RMB876,736 and RMB1,449,927 with related parties as of years ended December 31, 2015 and 2016, respectively)	896,458	1,556,476	233,940
Cost of revenues (including RMB762,855 and RMB1,198,295 with related parties as of years ended December 31, 2015 and 2016, respectively)	785,867	1,280,324	192,434

Gross profit	110,591	276,152	41,506

Operating expenses:
Selling and marketing	19,168	27,821	4,181
General and administrative	69,984	102,644	15,428
Research and development	61,553	132,304	19,885

Total operating expenses	150,705	262,769	39,494

Operating (loss)/income	(40,114)	13,383	2,012
Other income and expenses:
Interest income	255	754	113
Other income	1,109	14,726	2,213

(Loss)/income before income tax	(38,750)	28,863	4,338
Income tax benefit (expense)	897	(3,088)	(464)

(Loss)/income before loss from equity method investments	(37,853)	25,775	3,874
Loss from equity method investments	—	(1,829)	(275)

Net (Loss)/income	(37,853)	23,946	3,599

Net (Loss)/income attributable to owners of the Company	(37,853)	23,946	3,599
Distributed earnings:
Accretion of Series A Preferred Shares	(4,799)	(3,209)	(482)
Accretion of Series B-1 Preferred Shares	(1,222)	(2,738)	(412)
Accretion of Series B-2 Preferred Shares	(17,376)	(30,121)	(4,527)

Net loss attributable to ordinary shareholders of Huami Corporation.	(61,250)	(12,122)	(1,822)

Net loss per share attributable to ordinary shareholders Huami Corporation:
Basic loss per ordinary share	(1.22)	(0.22)	(0.03)
Diluted loss per ordinary share	(1.22)	(0.22)	(0.03)
Weighted average number of shares used in computing net loss per share
Ordinary share—basic	50,038,279	55,612,626	55,612,626
Ordinary share—diluted	50,038,279	55,612,626	55,612,626

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note2)
Net (loss)/income	(37,853)	23,946	3,599
Other comprehensive income, net of tax
Exchange differences arising on translation	10,226	5,262	791
Unrealized gain on available-for-sale investments, (net of tax effect of nil and nil for years ended December 31, 2015 and 2016, respectively)	—	303	45

Comprehensive (loss)/income	(27,627)	29,511	4,435

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN (DEFICIT) EQUITY

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”) except for number of shares and per share data, or otherwise noted)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated deficit	Total Stockholders’ Equity (deficit)
	Shares	Amount
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2015	93,134,327	57	5,442	—	(12,022)	(6,523)

Accretion of Series A preferred shares	—	—	(4,799)	—	—	(4,799)
Repurchase of ordinary share and issuance of Series B-1 preferred shares (note 13)	(2,000,000)	(1)	—	—	(9,052)	(9,053)
Accretion of Series B preferred shares	—	—	(18,598)	—	—	(18,598)
Net loss	—	—	—	—	(37,853)	(37,853)
Statutory reserve	—	—	1,509	—	(1,509)	—
Share-based compensation	—	—	45,577	—	—	45,577
Foreign currency translation adjustment	—	—	—	10,226	—	10,226

Balance as of December 31, 2015	91,134,327	56	29,131	10,226	(60,436)	(21,023)

Accretion of Series A preferred shares	—	—	(3,209)	—	—	(3,209)
Accretion of Series B preferred shares	—	—	(32,859)	—	—	(32,859)
Exercise of option	35,000	—	24	—	—	24
Net income	—	—	—	—	23,946	23,946
Share-based compensation	—	—	57,735	—	—	57,735
Foreign currency translation adjustment	—	—	—	5,262	—	5,262
Unrealized gain on available-for-sale investments	—	—	—	303	—	303

Balance as of December 31, 2016	91,169,327	56	50,822	15,791	(36,490)	30,179

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note2)
Cash Flows from Operating Activities
Net (loss)/income	(37,853)	23,946	3,599
Adjustment to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	285	2,399	361
Inventory write-down	—	1,037	156
Share-based compensation	55,991	57,735	8,678
Loss on equity method investment	—	1,829	275
Changes in operating assets and liabilities
Accounts receivable	(17,770)	2,218	333
Inventories	(52,822)	(103,464)	(15,551)
Prepaid expenses and other current assets	(9,888)	6,691	1,006
Amount due from related parties	(128,478)	(287,661)	(43,236)
Amount due to related party	7,957	—	—
Accounts payable	164,044	271,999	40,882
Notes payable	—	2,662	400
Advance from customers	—	5,885	885
Income tax payable	(1,068)	21,697	3,261
Accrued expense and other current liabilities	16,043	28,761	4,322
Deferred income taxes	(3,208)	(18,468)	(2,776)

Net Cash (Used in) provided by Operating Activities	(6,767)	17,266	2,595
Cash Flows from Investing Activities
Purchase of property and equipment	(2,915)	(10,274)	(1,544)
Purchase of intangible assets	—	(1,223)	(184)
Purchase of short term investments	—	(8,937)	(1,343)
Loans provided to related parties	—	(16,071)	(2,416)
Proceeds received from disposal of property and equipment	4	—	—
Purchase of long term investments	(2,000)	(62,882)	(9,451)

Net Cash Used in Investing Activities	(4,911)	(99,387)	(14,938)

Cash Flows from Financing Activities
Exercise of share options	—	24	4
Proceeds received from issuance of Series B-2 preferred shares	214,063	—	—
Bank borrowings	—	10,000	1,503
Repurchase of ordinary shares	(19,467)	—	—
Proceeds from issuance of Preferred B-1 preferred shares	19,467	—	—

Net Cash Provided by Financing Activities	214,063	10,024	1,507

Net increase (decrease) in cash and cash equivalents	202,385	(72,097)	(10,836)
Effect of exchange rate changes	10,226	5,262	791
Cash and cash equivalents at beginning of the year	7,376	219,987	33,064

Cash and cash equivalents at end of the year	219,987	153,152	23,019

Supplemental disclosure of cash flow information
Income tax paid	3,595	9,599	1,443

Non-cash investing and financing activity Payable for long-term investment	—	15,000	2,255
Conversion of bridge loan to Series B-2 preferred shares (Note 13)	55,232	—	—

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Huami Corporation (the “Company”) was incorporated in the Cayman Islands in December 2014. The Company, its wholly owned subsidiaries and its variable interest entities (“VIE”), Anhui Huami Information Technology Co., Ltd. (“Anhui Huami”) and its subsidiary and Huami (Beijing) Information Technology Co., Ltd. (“Beijing Huami”), are collectively referred to as the “Group”.

The Group primarily engages in the business of developing, manufacturing, and selling smart wearable devices in the People’s Republic of China (“PRC”). During the years ended December 31, 2015 and 2016, the Group derived most of its revenue from sales of exclusively designed and manufactured smart wearable devices to one customer who is one of our shareholders.

As of December 31, 2016, details of the Company’s subsidiaries and VIEs were as follows:

	Place of incorporation	Date of incorporation	Percentage of ownership
Subsidiaries of the Company:
Huami HK Limited (“Huami HK”)	Hong Kong (“HK”)	December 23, 2014	100%
Huami, Inc. (“Huami Inc”)	United States of America (“U.S.”)	January 15, 2015	100%
Beijing ShunYuan KaiHua Technology Co., Ltd. (“ShunYuan”)	PRC	February 25, 2015	100%
Huami (Shenzhen) Information Technology Co., Ltd. (“Huami SZ”)	PRC	December 7, 2015	100%
Anhui Huami Intelligent Technology Co., Ltd. (“Huami Intelligent”)	PRC	December 28, 2015	100%
Rill, Inc. (“Rill”)	U.S.	June 16, 2016	100%

Variable interest entities of the Company:
Anhui Huami	PRC	December 27, 2013	Consolidated VIE
Beijing Huami	PRC	July 11, 2014	Consolidated VIE

Subsidiary of Anhui Huami:
Anhui Huami Healthcare Co., Ltd. (“Huami Healthcare”)	PRC	December 5, 2016	VIE’s subsidiary

The VIE arrangements

The Company conducts substantially all of its smart, wearable and technological devices business in the PRC through contractual arrangements with its VIEs, Anhui Huami and its subsidiary and Beijing Huami. Since the operations of Anhui Huami and its subsidiary and Beijing Huami are closely interrelated and almost indistinguishable from one another, the risks and rewards associated with their operations are substantially the same. In addition, the Company consolidates Anhui Huami and its subsidiary and Beijing Huami as disclosed. Therefore, the Company aggregates disclosures related to Anhui Huami and its subsidiary and Beijing Huami as variable interest entities and referred to them as “the VIEs” in the Company’s consolidated financial statements. The VIEs hold the requisite licenses and permits necessary to conduct the Company’s business. In addition, the

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES – CONTINUED

The VIE arrangements – continued

VIEs hold the assets necessary to operate the Company’s business and generate substantially all of the Company’s revenues.

Since the VIE Arrangements were entered into between entities under common control, these transactions were accounted for at their historical cost and as if they took place at the beginning of the VIE’s operation in a manner similar to a pooling of interest. Accordingly, the financial statements of the Company, from the date of its inception have been presented using combined historical carrying costs of the assets and liabilities of the VIEs, and present the consolidated financial position and results of operations as if the Company and the VIEs were consolidated for all periods presented. The above is referred to as the Reorganization.

VIE Arrangements between the VIEs and the Company’s PRC subsidiary

The Company through Shun Yuan, a wholly-foreign-owned subsidiary of the Company in the PRC (the “WFOE”) has entered into the following contractual arrangements with Anhui Huami, Beijing Huami and their shareholders that enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and has consolidated the VIEs’ financial results of operations, assets and liabilities in the Company’s consolidated financial statements. In making the conclusion that the Company is the primary beneficiary of the VIEs, the Company believes the Company’s rights under the terms of the purchase option agreement provide it with a substantive kick-out right. More specifically, the Company believes the terms of the purchase option agreement are valid, binding and enforceable under PRC laws and regulations currently in effect. The Company also believes that the consideration which is the minimum amount permitted by the applicable PRC law to exercise the option does not represent a financial barrier or disincentive for the Company to currently exercise its rights under the purchase option agreement.

A simple majority vote of the Company’s board of directors is required to pass a resolution to exercise the Company’s rights under the purchase option agreement, for which Mr. Wang Huang’s, the CEO of the Company (“Mr. Huang”), consent is not required. The Company’s rights under the purchase option agreement give the Company the power to control the shareholders of Anhui Huami and Beijing Huami. In addition, the Company’s rights under the power of attorney also reinforce the Company’s abilities to direct the activities that most significantly impact the VIEs’ economic performance. The Company also believes that this ability to exercise control ensures that the VIEs will continue to execute consulting and service agreements and also ensures that consulting and service agreements will be executed and renewed indefinitely unless a written agreement is signed by all parties to terminate it or a mandatory termination is requested by the local government. The Company has the rights to receive substantially all of the economic benefits from the VIEs.

Exclusive consulting and service agreement. On April 29, 2015, Shun Yuan entered into an exclusive consulting and service agreement with Anhui Huami and Beijing Huami to enable Shun Yuan to receive substantially all of the economic benefits of the VIEs and such agreement was amended on November 3, 2017. Under the exclusive consulting and service agreement, Shun Yuan has the exclusive right to provide or designate any entity affiliated with it to provide VIEs the technical and business support services, including information technology support, hardware management and updates, software development, maintenance and updates and

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES – CONTINUED

VIE Arrangements between the VIEs and the Company’s PRC subsidiary – continued

other operating services. The exclusive consulting and service agreement could be indefinitely effective unless a written agreement is signed by all parties to terminate it or a mandatory termination is requested by the local government. The exclusive consulting and service agreement was effective on April 29, 2015.

Equity pledge agreement. Pursuant to the equity pledge agreements dated April 29, 2015 and amended on November 3, 2017 among Anhui Huami, Beijing Huami, all of their shareholders and Shun Yuan, all shareholders of Anhui Huami and Beijing Huami agreed to pledge their equity interests in Anhui Huami or Beijing Huami to Shun Yuan to secure the performance of the VIEs’ obligations under the existing purchase option agreement, power of attorney, exclusive consulting and service agreement and also the equity pledge agreement.

Exclusive purchase option agreements. Pursuant to the exclusive purchase option agreements entered into on April 29, 2015 and amended on November 3, 2017 among Shun Yuan, Anhui Huami, Beijing Huami and their shareholders, the shareholders of Anhui Huami and Beijing Huami are obligated to sell their equity interest to Shun Yuan. Shun Yuan has the exclusive and irrevocable right to purchase, or cause the shareholders of Anhui Huami and Beijing Huami to sell to the party designated by Shun Yuan, in Shun Yuan’s sole discretion, all of the shareholders’ equity interests or any assets in Anhui Huami and Beijing Huami when and to the extent that applicable PRC law permits the Company to own such equity interests and assets in Anhui Huami and Beijing Huami. The price to be paid by Shun Yuan or any party designated by Shun Yuan will be the minimum amount of consideration permitted by applicable PRC law at the time when such transaction occurs. All of the shareholders promised and agreed that they will refund the consideration once received to Shun Yuan or any party designated by Shun Yuan within 10 working days. Also, the shareholders of Anhui Huami and Beijing Huami should try their best to help Anhui Huami and Beijing Huami develop well and are prohibited from transferring, pledging, intentionally terminating significant contracts or otherwise disposing of any significant assets in Anhui Huami and Beijing Huami without the Shun Yuan’s prior written consent.

Power of Attorney. On April 29, 2015 and amended on November 3, 2017, all of the shareholders of Anhui Huami and Beijing Huami have executed a power of attorney with Shun Yuan, Anhui Huami and Beijing Huami, whereby all of the shareholders irrevocably appoint and constitute the person designated by Shun Yuan as their attorney-in-fact to exercise on their behalf any and all rights that the shareholders have in respect of their equity interests in Anhui Huami and Beijing Huami. The power of attorney will be indefinitely effective unless all parties decide to terminate it by written agreement.

Risks in relation to VIE structure

The Company believes that the contractual arrangements with its VIEs and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•	revoke the business and operating licenses of the Company’s PRC subsidiaries and VIEs;

•	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiaries and VIEs;

•	limit the Group’s business expansion in China by way of entering into contractual arrangements;

•	impose fines or other requirements with which the Company’s PRC subsidiaries and VIEs may not be able to comply;

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES – CONTINUED

VIE Arrangements between the VIEs and the Company’s PRC subsidiary – continued

•	impose additional conditions or requirements with which the Group may not be able to comply;

•	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business or

•	require the Company or the Company’s PRC subsidiaries or VIEs to restructure the relevant ownership structure or operations.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIEs in its consolidated financial statements as it may lose the ability to exert effective control over the VIEs and their respective shareholders and it may lose the ability to receive economic benefits from the VIEs. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiaries or VIEs.

The VIE agreements were amended on November 3, 2017 with no significant differences.

Mr. Huang is the largest shareholder of Anhui Huami and Beijing Huami, and Mr. Huang is also the largest beneficiary owner of the Company. The interests of Mr. Huang as the largest beneficiary owner of the VIEs may differ from the interests of the Company as a whole, since Mr. Huang is only one of the beneficiary shareholders of the Company, holding 39.43% of the total common shares as of December 31, 2016. The Company cannot assert that when conflicts of interest arise, Mr. Huang will act in the best interests of the Company or that conflicts of interests will be resolved in the Company’s favor. Currently, the Company does not have existing arrangements to address potential conflicts of interest Mr. Huang may encounter in his capacity as a beneficial owner and director of the VIEs, on the one hand, and as a beneficial owner and director of the Company, on the other hand. The Company believes Mr. Huang will not act contrary to any of the contractual arrangements and the exclusive option agreement provides the Company with a mechanism to remove Mr. Huang as a beneficiary shareholder of the VIEs should he act to the detriment of the Company. The Company relies on Mr. Huang, as a director and executive officer of the Company, to fulfill his fiduciary duties and abide by laws of the PRC and Cayman Islands and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and Mr. Huang, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

In addition, most of the current shareholders of Anhui Huami and Beijing Huami are also beneficial owners of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, to further protect the investors’ interest from any risk that the shareholders of the Anhui Huami and Beijing Huami may act contrary to the contractual arrangements, the Company, through Shun Yuan, entered into an irrevocable power of attorney with all of the shareholders of Anhui Huami and Beijing Huami on April 29, 2015. Through the power of attorney, all shareholders of Anhui Huami and Beijing Huami have entrusted the person designated by Shun Yuan as its proxy to exercise their rights as the shareholders of Anhui Huami and Beijing Huami with respect to an aggregate of 100% of the equity interests in Anhui Huami and Beijing Huami.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES – CONTINUED

VIE Arrangements between the VIEs and the Company’s PRC subsidiary – continued

The following financial statement amounts and balances of the VIEs were included in the accompanying consolidated financial statements as of and for the years ended, after elimination of intercompany balances and transactions within the Group:

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Total current assets	352,318	742,497	111,598
Total non-current assets	3,518	81,503	12,250

Total assets	355,836	824,000	123,848

Total current liabilities	141,896	564,532	84,850

Total liabilities	141,896	564,532	84,850

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Revenues	895,286	1,552,340	233,319
Net income	250,216	269,162	40,455

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Net cash (used in)/provided by operating activities	(162,507)	15,316	2,302
Net cash used in investing activities	(3,370)	(81,954)	(12,318)
Net cash provided by financing activities	36,836	17,500	2,630

The intercompany payable between Anhui Huami and Shunyuan Kaihua were RMB163,775 and RMB71,969 as of December 31, 2015 and 2016, respectively. Those were eliminated by the Company on consolidation.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principle of consolidation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements of the Group include the financial statements of the Company, its wholly-owned subsidiaries, its VIEs and the VIEs’ subsidiary.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements include allowance for doubtful accounts, inventory valuation, the useful lives of long-lived assets, impairment of long-lived assets, product warranties, fair value measurement of ordinary shares and preferred shares, share-based compensation, the valuation allowance for deferred tax assets and income tax. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Measured fair value on a recurring basis

The Group measured its financial assets and liabilities primarily including available-for-sale securities at fair value on a recurring basis as of December 31, 2016. The Group did not have any financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2015.

Measured fair value on a nonrecurring basis

The Company measured the value of its ordinary shares at fair value to determine the intrinsic value of the beneficial conversion feature attached to the Series B-1 Preferred Shares and Series B-2 Preferred Shares on each of the issuance date. The fair value was determined using models with significant unobservable inputs (Level 3 inputs).

The Group applied the income approach by applying the discounted cash flow method (“DCF”). The DCF involves applying an appropriate discount rate to discount future cash flows to present value. The future cash flows represent management’s best estimation as of measurement date. The projected cash flow estimation includes, among others, analysis of projected revenue growth, gross margins and terminal value and these assumptions are consistent with the Group’s business plan. In determining an appropriate discount rate, the

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Measured fair value on a nonrecurring basis – continued

Group has considered the weighted average cost of capital (“WACC”) by considering relative risk of the industry and the characteristics of the Company. A discount rate of 22% as of the valuation date was used.

Fair value of financial instruments

The Group’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, amount due from related parties, available-for-sale securities investments, accounts payable, notes payable and bank borrowing. The Company carries its available for sales investments at fair value. The carrying amounts of cash and cash equivalents, accounts receivable, amount due from related parties, accounts payable, notes payable and bank borrowing approximate their fair values due to the short-term maturities of these instruments.

Cash and cash equivalents

Cash and cash equivalents consist of cash on-hand, demand deposits with financial institutions, term deposits with an original maturity of three months or less and highly liquid investments, which are unrestricted from withdrawal or use, or which have original maturities of three months or less when purchased.

Notes payable

The Group endorses bank acceptance notes (“Notes”) to suppliers in PRC in the normal course of business. The Group may endorse these Notes with its suppliers to clear its accounts payable. When the Notes are endorsed by the Group, the Group is jointly liable with other endorsers in the Notes. Notes that have been presented to banks or endorsed with suppliers are derecognized from the consolidated balance sheets when the Notes are settled with banks or when the obligations as endorser are discharged. Notes payable are typically interest bearing and have maturities of two months.

Accounts receivable

Accounts receivable represents those receivables derived in the ordinary course of business, net of allowance for doubtful accounts.

Allowance for doubtful accounts

The Group maintains an allowance for doubtful accounts for estimated losses on uncollected accounts receivable. Management considers the following factors when determining the collectability of specific accounts: creditworthiness of customers, aging of the receivables, past transaction history with customers and their current condition, changes in customer payment terms, specific facts and circumstances, and the overall economic climate in the industries the Group serves.

Prepaid expenses and other current assets

Prepaid expenses and other current assets primarily consist of advance to suppliers, prepaid expenses, other receivables and value-added tax receivables.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Inventories

Inventories of the Group consist of raw materials, finished goods and work in process. Inventories are stated at the lower of cost or net realizable value on a weighted average basis. Inventory costs include expenses that are directly or indirectly incurred in the purchase, including shipping and handling costs charged to the Group by suppliers, and production of manufactured product for sale. Expenses include the cost of materials and supplies used in production, direct labor costs and allocated overhead costs such as depreciation, insurance, employee benefits, and indirect labor. Cost is determined using the weighted average method. The Group assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon the product life-cycle. For the years ended December 31, 2015 and 2016, the write-down for inventories amounted to RMB nil and RMB1,037, respectively.

Short-term investments

Short term investments are available-for-sale investments with the maturity of less than one year. The Group’s short-term available-for-sale investments are classified as short-term investments on the consolidated balance sheets based on their contractual maturity dates which are less than one year and are measured at fair value.

Property, plant and equipment, net

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Software and IT equipment	3 years
Leasehold improvements	Shorter of the lease term or estimated useful lives

Intangible asset

Intangible asset results from the acquisition of the domain name for the Company’s website “www.huami.com”. The Company accounts for such acquisition an intangible asset with indefinite life and evaluates it for impairment at least annually or if events or changes in circumstances indicate that the asset might be impaired. Such impairment test compares the fair values of the asset with its carrying value amounts and an impairment loss is recognized if and when the carrying amounts exceed the fair value. The estimates of fair values of the intangible asset not subject to amortization are determined using discounted cash flow valuation approach. Significant assumptions are inherent in this process, including estimates of discount rates.

Long-term investments

The Group’s long-term investments consist of cost method investments, equity method investments and available-for-sale securities investments.

(a)	Cost Method Investment

For investee companies over which the Group does not have significant influence or a controlling interest, the Group carries the investment at cost and recognizes as income any dividend received from distribution of the investee’s earnings.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Long-term investments – continued

The Group reviews its cost method investments for impairment whenever an event or circumstance indicates that an other-than-temporary impairment has occurred. The Group estimated the fair value of these investee companies based on the discounted cash flow approach. Factors the Group considers in making such a determination include general market conditions, the duration and the extent to which the fair value of an investment is less than its cost, and the Group’s intent and ability to hold such investment. An impairment charge is recorded if the carrying amount of an investment exceeds its fair value and such excess is determined to be other-than-temporary. The Group did not record any impairment loss on its cost method investments during the years ended December 31, 2015 and 2016.

(b)	Equity Method Investment

For an investee company over which the Group has the ability to exercise significant influence, but does not have a controlling interest, the Group accounts for the investment under the equity method. Significant influence is generally considered to exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%. Other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method of accounting, the investee company’s accounts are not reflected within the Group’s consolidated balance sheets and statements of operations; however, the Group’s share of the earnings or losses of the investee company is reflected in the caption “loss from equity method investments” in the consolidated statements of operations.

An impairment charge is recorded if the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary. The Group estimated the fair value of the investee company based on comparable quoted price for similar investment in active market, if applicable, or discounted cash flow approach which requires significant judgments, including the estimation of future cash flows, which is dependent on internal forecasts, the estimation of long term growth rate of a company’s business, the estimation of the useful life over which cash flows will occur, and the determination of the weighted average cost of capital. The Group did not record any impairment losses on its equity method investments during the years ended December 31, 2015 and 2016.

(c)	Available-for-sale Investment

For investment in investees’ convertible notes which is determined to be debt securities, the Group accounts for it as long-term available-for-sale investments when it is not classified as either trading or held-to-maturity investments.

Available-for-sale investment is carried at its fair value and the unrealized gains or losses from the changes in fair values are included in accumulated other comprehensive income.

The Group reviews its investments for other than temporary impairment based on the specific identification method. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its investments. If the cost of an investment exceeds the investment’s fair value, the Group considers, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than the cost, the Group’s intent and ability to hold the investment, and the financial condition and near term prospects of the investees. The Group

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Long-term investments – continued

recorded no impairment losses on its investments during the years ended December 31, 2015 and 2016, respectively.

Revenue recognition

The Group generates substantially all of its revenues from sales of smart wearable devices. The Group also generates a small amount of its revenues from its subscription-based services. The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred and the services have been rendered, the sales price is fixed or determinable, and collection is reasonably assured. The Group recognizes revenue, net of estimated sales returns and value-added taxes (“VAT”).

The Group’s contracts with its customers have multiple element arrangements. The first deliverable is the smart wearable device and embedded firmware that is essential to the functionality of the device. The second deliverable is the software services included with the products, which are provided free of charge and enable users to sync, view, and access real-time data on the Group’s mobile apps. The third deliverable is the embedded right included with the purchase of the device to receive, on a when-and-if-available basis, future unspecified firmware upgrades and features relating to the product’s essential firmware.

The Group allocates revenue to all deliverables based on their relative selling prices. The Group uses a hierarchy to determine the selling price to be used for allocating revenue to the deliverables: (i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) best estimate of the selling price (“BESP”). Because the Group currently has neither VSOE nor TPE for any of its deliverables, revenue is allocated to the deliverables on the Group’s BESP as if each deliverable was sold regularly on a stand-alone basis. The Group’s process for determining its BESP considers multiple factors including consumer behaviors and the Group’s internal pricing model. The BESP for the smart wearable devices comprises the majority of the arrangement consideration. The BESP for the software services and software upgrades is currently estimated at RMB0.31 per unit and RMB0.43 per unit for the years ended December 31, 2015 and 2016, respectively. The Group recognizes revenue for the amounts allocated to the smart wearable devices at the time of delivery (except as noted below), provided the other conditions for revenue recognition have been met. Revenue for products sold through distributors or retailers is recognized on a sell-in basis. Amounts allocated to the software services and unspecified upgrade rights are deferred and recognized on a straight-line basis over their estimated usage period which approximates 9 months.

During the years ended December 31, 2015 and 2016, the Company generated 97.1% and 92.1% of revenues from one customer that entered into a cooperation agreement as further described below. The remaining revenues for the years ended December 31, 2015 and 2016 was mostly generated from sales of the Company’s self-branded Amazfit products to retailers, distributors and end users. The Company’s revenue recognition for its Amazfit products is consistent with that described in the preceding paragraphs.

Cooperation agreement with one customer

During the years ended December 31, 2015 and 2016, the Group generated most of its revenues from sales of exclusively designed and manufactured smart wearable devices to one customer, who is also the sole distribution channel for such smart wearable devices. This customer is one of our shareholders (see note 18). Under a cooperation agreement with this customer, the Group produces and assembles final product for shipments of smart wearable devices to that customer, who is then responsible for commercial distribution and

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Cooperation agreement with one customer – continued

sale of the product. The arrangement includes two payment installments. The first payment installment is priced to recover the costs incurred by the Group in developing and shipping the devices to its customer and is due from the customer to the Group once products have been delivered. The Group allocates the initial payment installment between the hardware device, the software services, and the software upgrades based on their relative fair value and recognizes revenue based on its recognition policy further described in the preceding paragraph. The Group is also entitled to receive a potential second installment payment calculated as 50 percent of the future net profits from commercial sales made by the customer. Given the revenue from the profit sharing arrangement is contingent on the commercial sale, the Group recognizes revenue from the second installment in the period following the commercial sale by the customer, which is when the fee is fixed and determinable. The fee related to the second installment is usually earned by the Group between 30 to 45 days after initial shipment of the product to the customer. The second installment is also allocated between the hardware device, the software services, and the software upgrades based on their relative fair value and is recognized based on the Group’s recognition policy further described in the preceding paragraph. The Company’s revenue recognition policy of its products under its cooperation agreement is substantially consistent with that for its sales of Amazfit products except that the installment payments available to its customer under its cooperation agreement are not available to customers who purchase its Amazfit products.

Value added taxes

VAT on sales is calculated at 17% on revenue from products. The Group reports revenue net of VAT. Subsidiaries that are VAT general tax payers are allowed to offset qualified VAT paid against their output VAT liabilities.

Rights of return

The Group offers limited sales returns for products sold directly to end-users. The Group estimates reserves for these sales based on historical experience, and records the reserve as a reduction of revenue and accounts receivable. For the years ended December 31, 2015 and 2016, actual returns have been insignificant.

Cost of revenues

Cost of revenues consists primarily of material costs, salaries and benefits for staff engaged in production activities and related expenses that are directly attributable to the production of products. The shipping and handling fees billed to the customers are presented as part of cost of revenues as well.

Product warranty

The Group offers a standard product warranty that the product will operate under normal use. For products sold to our main customer, the warranty period includes an 18 months warranty which includes a six month warranty to that customer and an additional 12 months warranty to end-users. For products sold directly to end users, the warranty period include a 12 months warranty to end-users. The Group has the obligation, at its option, to either repair or replace the defective product.

At the time revenue is recognized, an estimate of warranty costs is recorded as a component of cost of revenues. The reserves established are regularly monitored based upon historical experience and any actual claims charged against the reserve. Warranty reserves are recorded as cost of revenue.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Research and development expenses

Research and development expenses primarily consist of salaries and benefits for research and development personnel, materials, office rental expense, general expenses and depreciation expenses associated with research and development activities.

Advertising expense

Advertising expense are expensed as incurred and included in selling and marketing expenses. Total advertising expenses were RMB14,819 and RMB13,474 for the years ended December 31, 2015 and 2016, respectively.

Government subsidies

Government subsidies represent government grants received from local government authorities to encourage the Group’s technology and innovation.

The Group records such government subsidies as other income when it has fulfilled all of its obligation related to the subsidy.

The Group recorded RMB549 and RMB14,726 of subsidy income for the years ended December 31, 2015 and 2016, respectively.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized.

The Group accounts for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Tax benefits are recognized from uncertain tax positions when the Group believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Group recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Share-based payment

Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. The Group has elected to recognize compensation expense using the straight-line method for all employee equity awards granted with graded vesting provided that the amount of compensation expense recognized at any date is at least equal to the portion of the grant-date value of the options that are vested at that date, over the requisite service period of the award, which is generally the vesting period of the award.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Comprehensive income

Comprehensive income consists of two components, net income and other comprehensive income, net of tax. Other comprehensive income refers to revenue, expenses, and gains and losses that are recorded as an element of stockholders’ equity but are excluded from net income. The Group’s other comprehensive income consists of foreign currency translation adjustments from its subsidiaries not using the RMB as their functional currency and the fair value change of available-for-sale investments of the Group. Comprehensive income is reported in the consolidated statements of comprehensive income.

Foreign currencies

The functional currency of the Company outside of the PRC is the US$. The reporting currency of the Company is the RMB. The Company’s subsidiaries, consolidated VIEs and VIEs’ subsidiary with operations in the PRC, Hong Kong, the United States and other jurisdictions generally use their respective local currencies as their functional currencies. The financial statements of the Company’s subsidiaries, other than the subsidiaries and consolidated VIEs with the functional currency in RMB, are translated into RMB using the exchange rate as of the balance sheet date for assets and liabilities and the average daily exchange rate for each month for income and expense items. Translation gains and losses are recorded in accumulated other comprehensive income or loss as a component of shareholders’ equity.

In the financial statements of the Company’s subsidiaries and consolidated VIEs and VIEs’ subsidiary, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the consolidated statements of operations during the year in which they occur.

RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group’s cash and cash equivalents denominated in RMB amounted to RMB55,799 and RMB54,615 at December 31, 2015 and 2016, respectively.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows from RMB into US$ as of and for the years ended December 31, 2016 is solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.6533, representing the rate as certified by the statistical release of the Federal Reserve Board of United States on September 30, 2017. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2017, or at any other rate.

Net loss per share

Basic loss per ordinary share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Net loss per share – continued

The Group’s convertible redeemable participating preferred shares are participating securities as they participate in undistributed earnings on an as-if converted basis. The Group determined that the nonvested restricted shares owned by the founders are participating securities as the holders of these nonvested restricted shares have nonforfeitable rights to receive dividends with all ordinary shares but these nonvested restricted shares do not have a contractual obligation to fund or otherwise absorb the Group’s loss. Accordingly, the Group uses the two-class method, whereby undistributed net income is allocated on a pro rata basis to the ordinary shares, preferred shares and nonvested restricted shares held by the founders to the extent that each class may share income in the period; whereas the undistributed net loss for the period is allocated to ordinary shares only because the convertible redeemable participating preferred shares and nonvested restricted shares owned by the founders are not contractually obligated to share the loss.

Diluted loss per ordinary share reflect the potential dilution that would occur if securities were exercised or converted into ordinary shares. The Group had convertible redeemable participating preferred shares, share options, restricted shares and restricted stock units which could potentially dilute basic loss per share in the future. To calculate the number of shares for diluted loss per ordinary shares, the effect of the convertible redeemable participating preferred shares is computed using the as-if-converted method; the effect of the share options, restricted shares and restricted stock units is computed using the treasury stock method.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and revenue. The Group places its cash and cash equivalents with financial institutions with high credit ratings and quality.

The Group conducts credit evaluations of third-party customers and related parties, and generally does not require collateral or other security from its third-party customers and related parties. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific third-party customers and related parties.

Accounts receivable concentration of credit risk as below:

	As of December 31,
	2015		2016		2016
	RMB		RMB		US$
Company A	3,510(15.6%	)	6,658(24.7%	)	1,001

Total	3,510(15.6%	)	6,658(24.7%	)	1,001

Amount due from related parties concentration of credit risk as below:

	As of December 31,
	2015		2016		2016
	RMB		RMB		US$
Company B	169,966(97.2%	)	—		—
Company C	—		457,100(95.0%	)	68,703

Total	169,966(97.2%	)	457,100(95.0%	)	68,703

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Concentration of credit risk – continued

Revenue generated from Company B and Company C accounted for 97.4% and 93.2% of total revenue for the years ended December 31, 2015 and 2016, respectively. Company B and Company C are both subsidiaries of a company controlled by one of the Group’s shareholders (see note 18).

	Year ended December 31,
	2015	2016		2016
	RMB	RMB		US$
Company B	872,890(97.4%)	711(0.05%	)	107
Company C	—	1,448,960(93.1%	)	217,781

Total	872,890(97.4%)	1,449,671(93.2%	)	217,888

Supplier Concentration

The Group relies on third parties for the supply and manufacturing of its products, as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Group may be unable to find alternative suppliers or satisfactorily deliver its products to its customers on time, if at all.

Newly adopted accounting pronouncements

In February 2015, the Financial Accounting Standards Board (“FASB”) issued the Audit Standards Update (“ASU”) 2015-02, Amendments to the Consolidation Analysis. The objective of issuing the amendments is to change the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The amendments are an improvement to current U.S. GAAP because they simplify the Codification and reduce the number of consolidation models through the elimination of the indefinite deferral of Statement 167 and because they place more emphasis on risk of loss when determining a controlling financial interest. The amendments are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. A reporting entity may apply the amendments in this Update using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption. A reporting entity also may apply the amendments retrospectively. The Group adopted this ASU using a modified retrospective approach on January 1, 2015 and determined it did not have a material impact in the current year.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330), which modifies the accounting for inventory. Under this ASU, the measurement principle for inventory will change from lower of cost or net realizable value. The ASU defines net realizable value as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Group early adopted this ASU on January 1, 2015 prospectively and determined it did not have a material impact on the financial statement.

In November, 2015, the FASB issued a new pronouncement which changes how deferred taxes are classified on organizations’ balance sheets. The ASU eliminates the current requirement for organizations to

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Newly adopted accounting pronouncements – continued

present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendments apply to all organizations that present a classified balance sheet. For public companies, the amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. This ASU may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Group adopted this new guidance on January 1, 2015 on a retrospectively basis and have applied the changes to all deferred tax liabilities and assets and to the consolidated balance sheet as of December 31, 2015 and 2016.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718). The new guidance simplifies certain aspects related to income taxes, statement of cash flows, and forfeitures when accounting for share-based payment transactions. This new guidance will be effective for the Company for the first reporting period beginning after December 15, 2016, with earlier adoption permitted. Certain of the amendments related to timing of the recognition of tax benefits and tax withholding requirements should be applied using a modified retrospective transition method. Amendments related to the presentation of the statement of cash flows should be applied retrospectively. All other provisions may be applied on a prospective or modified retrospective basis. For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Early application will be permitted. The Group elected to early adopt this new guidance on a retrospective basis and have applied the changes to the consolidated operations for the years ended as of December 31, 2015 and 2016.

Recent accounting pronouncements not yet adopted

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration that a company expects to be entitled to in exchange for the goods or services. To achieve this principle, a company must apply five steps including identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when (or as) the company satisfies the performance obligations. Additional quantitative and qualitative disclosure to enhance the understanding about the nature, amount, timing, and uncertainty of revenue and cash flows is also required. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. In April 2016, the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing.” ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. The effective date of ASU 2016-10 is the same as the effective date of ASU 2014-09.

The Group is in the process of evaluating the impact to its consolidated financial statements and is making progress in its implementation which include developing policies, process and tools to report financial results. The Company expects to adopt the new revenue standard as of January 1, 2018 utilizing the modified retrospective transition method. Based on its preliminary assessment, the Company believes that the new standard might impact the timing of when revenue is recognized including but not limited to when the Company

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Recent accounting pronouncements not yet adopted – continued

recognizes the second installment payment related to its cooperation agreement with its main customer. The Company is continuing to evaluate the impact of the adoption and preliminary assessment is subject to change.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In transition, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Group is in the process of evaluating the impact that this pronouncements on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting. The amendments eliminate the requirement that when an investment qualified for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendments require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increase in the level of ownership interest or degree of influence that result in the adoption of the equity method. Earlier application is permitted. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

3. INVENTORIES

Inventories consisted of the following:

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Raw materials	79,021	115,374	17,341
Work in process	5,293	30,528	4,588
Finished goods	5,632	46,470	6,985

Total	89,946	192,372	28,914

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

3. INVENTORIES – CONTINUED

For the years ended December 31, 2015 and 2016, the Group recorded write-down of nil and RMB1,037 for obsolete inventories, respectively.

4. SHORT-TERM INVESTMENTS

Short-term investments included convertible bonds with maturities less than 1 year and consisted of the following:

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Convertible bonds:
Abee Semi, Inc. (“Abee”)(a)	—	7,198	1,082
Beijing Zulin Technology Co., Ltd. (“Zulin”)	—	2,038	306

Total:	—	9,236	1,388

(a)	In June 2016, the Group invested RMB6,937 (US$1,043) to acquire a convertible bond issued by Abee, a Delaware corporation, with 7% interest rate per annum and 1 year maturity. The investment was classified as an available-for-sale investment and measured at fair value. Unrealized holding gains of nil and RMB261 (US$39) was reported in other comprehensive income for the year ended December 31, 2015 and 2016.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Prepaid expense	1,612	2,715	408
Advances to suppliers	562	1,229	185
Other receivables	4,812	2,418	363
Rental deposits	1,870	2,316	348
Value-added tax receivables(a)	5,970	—	—

Total	14,826	8,678	1,304

(a)	In 2016, all VAT receivables as of December 31, 2015 were used to offset the VAT payable.

6. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Software and electronic equipment	2,915	5,627	846
Leasehold improvements	310	7,872	1,183

Total	3,225	13,499	2,029

Less: accumulated depreciation	(299)	(2,698)	(406)

Property, plant and equipment, net	2,926	10,801	1,623

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

6. PROPERTY, PLANT AND EQUIPMENT, NET – CONTINUED

The Group has recorded depreciation expenses of RMB285 and RMB2,399 for the years ended December 31, 2015 and 2016, respectively. No impairment was recorded for the years ended December 31, 2015 and 2016.

7. LONG-TERM INVESTMENTS

Long term investments consisted of the following:

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Cost method investments:	2,000	7,750	1,165
Equity method investments:
Hefei Huaying Xingzhi Fund Partnership (limited partnership) (“Huaying Fund”)(a)	—	50,000	7,515
Other equity method investments(b)	—	19,303	2,901
Convertible bond:	—	1,004	151

	2,000	78,057	11,732

(a)	In August 2016, the Group invested RMB50,000 to acquire 49.5% equity interest in a limited partnership, Huaying Fund, whom makes investments mainly in small and middle scale High Tech private companies. The Group accounted for the investment under the equity method in accordance with ASC 323 because the investments are of common stock and the Group has significant influence in the Fund but does not own a majority equity interest or otherwise control.
(b)	As to the other equity method investments, they represent several insignificant investments classified as equity method investments as the Group has the ability to exercise significant influence but does not have control over the investees as of December 31, 2016.

8. FAIR-VALUE MEASUREMENT

As of December 31, 2016, available-for-sale investments recorded in short-term and long-term investments mainly include the convertible bonds. Those are measured and recorded at fair value on a recurring basis in periods subsequent to their initial recognition and are as follows:

	As of December 31, 2016
Description	Quoted Prices in Active Market for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
	RMB	RMB	RMB	RMB
Convertible bonds:
Short-Term	—	9,236	—	9,236
Long-Term	—	1,004	—	1,004

Total:	—	10,240	—	10,240

The Group measured the fair value of the convertible bonds based on recent transaction agreed by the Group and the investees. Accordingly, those convertible bonds are classified as level 2 measurement. No transfers occurred between different level fair-value measurements during the periods presented. There is no available-for-sale investment recorded in 2015.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

9. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Deferred revenue	4,046	9,159	1,377
Product warranty	4,275	4,870	732
Accrued payroll and welfare	7,460	17,937	2,696
Accrued expenses	822	1,386	208
Other tax payable	1,370	8,899	1,388
Other current liabilities	889	5,372	807

Total	18,862	47,623	7,158

Product warranty activities were as follows:

Product Warranty
RMB
Balance at December 31, 2014	843
Provided during the year	12,255
Utilized during the year	(8,823)

Balance at December 31, 2015	4,275
Provided during the year	14,153
Utilized during the year	(13,558)

Balance at December 31, 2016	4,870

The warranty costs recorded were RMB12,255 and RMB14,153 during the years ended December 31, 2015 and 2016, respectively, in cost of revenue.

10. BANK BORROWING

The Group has entered into a loan agreement on December 22, 2016 with Hui Shang Bank amounting to RMB10,000. The term of the Group’s bank loan is one year from December 22, 2016 and bears interest rate floating up to 121% of the benchmark interest rate on payment date.

11. INCOME TAXES

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

The Company’s subsidiary Huami HK Limited is located in Hong Kong and is subject to an income tax rate of 16.5% for taxable income earned in Hong Kong.

The Company’s subsidiaries Huami Inc and Rill are located in U.S. and are subject to an income tax rate of 35% for taxable income earned as determined in accordance with relevant tax rules and regulations in the US.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

11. INCOME TAXES – CONTINUED

The Company’s PRC subsidiaries and the VIEs are subject to the 25% standard enterprise income tax except for enterprises that qualify as a high and new technology enterprise (“HNTE”), which are subject to a tax rate of 15%. Anhui Huami began to qualify as HNTE in Anhui since 2015 and were subject to a tax rate of 15% for the years ended December 31, 2015 and 2016.

The current and deferred components of income taxes appearing in the consolidated statements of operation are as follows:

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Current tax expenses	2,311	21,556	3,240
Deferred tax benefits	(3,208)	(18,468)	(2,776)

Income tax (benefit) expense	(897)	3,088	464

The significant components of the Group’s deferred tax assets and liabilities were as follows:

	As of December 31,
	2015	2016	2016
	RMB	RMB	US$
Deferred tax assets
Accrued expenses	125	208	31
Net operating loss carry forwards	4,379	22,764	3,422

Total deferred tax assets	4,504	22,972	3,453

Less: valuation allowance	—	—	—

Deferred tax assets, net	4,504	22,972	3,453

As of December 31, 2016, the Group had RMB59,349 operating loss carry forwards that expire from 2017 through 2037, which will be available to offset future taxable income.

Reconciliation between the income tax expense computed by applying the PRC enterprise tax rate of 25% to (loss) income before income taxes and actual provision were as follows:

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
(Loss) income before income tax	(38,750)	28,863	4,338
Tax (benefit) expense at PRC enterprise income tax rate of 25%	(9,688)	7,216	1,085
Income tax on tax holidays	(2,972)	(16,533)	(2,485)
Tax effect of permanence differences	(2,080)	(621)	(93)
Effect of income tax rate differences in jurisdictions other than the PRC	13,843	13,026	1,958

Income tax (benefit) expense	(897)	3,088	464

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

11. INCOME TAXES – CONTINUED

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, as of December 31, 2015 and 2016, no allowance has been recorded for the deferred tax assets.

12. ORDINARY SHARES

The Company’s amended and restated certificate of formation authorizes the Company to issue 405,462,685 ordinary shares with a par value of US$0.0001 per share approximately. As of December 31, 2015 and December 31, 2016, the Company had 91,134,327 and 91,169,327 ordinary shares issued and outstanding, respectively.

13. PREFERRED SHARES

In January 2014, a subsidiary of Xiaomi one of our shareholders, purchased a 40% equity ownership of Anhui Huami for a total consideration of RMB15,000. Such equity interest included preferential rights to ordinary shares with respect to redemption and distribution of proceeds upon liquidation (“Series A Preferential Equity Interest”). Upon the Reorganization as described in Note 1, investors exchanged their Series A Preferential Equity Interest into 35,820,896 Series A Preferred Shares. The terms of the Series A Preferred Shares effectively mirrored those of the Series A Preferential Equity Interest. As this transaction represented an exchange as opposed to an extinguishment of preferred shares, only an increase in fair value required accounting. The Company calculated the increase in fair value of Series A Preferred Shares compared to the initial Series A Preferential Equity Interest at the time of the exchange and concluded that the increase was insignificant.

In April 2015, the Group repurchased 2,000,000 ordinary shares held by HHtech Holdings Limited, a Company controlled by the Group’s founder at a consideration of RMB19,467. The fair value of the ordinary shares immediately prior to the repurchase was determined by the Group with the assistance of an independent valuation firm and amounted to RMB5.14 per share. The difference between the repurchase price paid to HHtech and the fair value of the ordinary shares was recorded as share-based compensation expense during the year ended December 31, 2015. At the same time, the Group issued 2,000,000 Series B-1 Preferred Shares at a consideration of RMB19,467 to Shunwei. The difference between the fair value of Series B-1 Preferred share of RMB9.9 per share as determined by the Group with the assistance of an independent valuation firm and the consideration paid by Shunwei was not significant.

In April 2015, 20,895,523 Series B-2 preferred shares (“Series B-2 Preferred Shares”) were issued at an issuance price of approximately RMB10.25 per share (the “Series B-2 Purchase Share Issue Price”, collectively with the “Series A Purchase Share Issue Price” and “Series B-1 Purchase Share Issue Price”, the “Preferred Share Issue Price”) for a total gross cash proceeds of RMB214,063 to Morningside China TMT Special Opportunity Fund, LP, Morningside China TMT Fund III Co-Investment, L.P. (collectively referred to “Morningside”), Banyan Capital Holding Co. Ltd (“Banyan”) and SCC Venture V Holdco I, Ltd. (“SCC”). At the same time, bridge loans previously issued during the year ended December 31, 2014 to Banyan and SCC for RMB36,682 and RMB18,359 were converted into 3,582,090 and 1,791,045 Series B-2 Preferred Shares at a conversion price of approximately RMB10.25. Remaining proceeds of RMB159,022 from Series B-2 were paid and received in full.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

13. PREFERRED SHARES – CONTINUED

The significant terms of the Series A Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares issued by the Company are as follows:

Conversion rights

Optional Conversion

Each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time. The conversion rate for Preferred Shares shall be determined by dividing the applicable Preferred Share Issue Price by the applicable conversion price then in effect at the date of the conversion.

Conversion price adjustment

The initial conversion price will be the applicable Preferred Share Issue Price, which will be subject to adjustments to reflect stock dividends, stock splits and other events (the “Preferred Share Conversion Price”), being no less than par value.

The conversion price is subject to (1) Adjustment for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares; (2) Adjustments for Other Distributions; (3) Adjustments for Reclassification, Exchange and Substitution; (4) Deemed issue of additional ordinary shares.

Automatic Conversion

Each Preferred Share shall automatically be converted into ordinary shares of the Company, at the then applicable Preferred Share Conversion Price

(i)	upon the closing of a Qualified Initial Public Offering (the “Qualified IPO”);

(ii)	upon the prior written approval of the holders of a majority of the Series A Preferred Shares and the holders of two thirds (2/3) of the Series B Preferred Shares.

Voting rights

Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

Redemption rights

Redemption Condition for Series A Preferred Shares:

The Series A Preferred shares is redeemable at any time after the earlier of:

i)	forty-eight (48) months after January 17, 2014, if the Company has not consummated a Qualified IPO;

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

13. PREFERRED SHARES – CONTINUED

Redemption rights – continued

ii)	any Redemption required by other Investors (the “Redemption Start Date for Series A Preferred Shares”, together with Redemption Start Date for Series B Preferred Shares, the “Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and if so requested by the Majority Series A Holders, the Company shall redeem all or part of the issued, outstanding Series A Preferred Shares in cash out of funds legally available therefor (the “Series A Redemption”, together with the Series B Redemption, the “Redemption”).

Redemption Condition for Series B Preferred Shares:

The Series B Preferred shares is redeemable, at any time after the earlier of:

i)	forty-eight (48) months after the Closing Date, if the Company has not consummated a Qualified IPO;

ii)	any material breach by the Group Companies, the Founders and/or the BVI Companies of any representatives, warranties or convents of the Transaction Documents

iii)	Any Redemption required by other Investors (the “Redemption Start Date for Series B Preferred Shares”), then subject to the applicable laws of the Cayman Islands and, if so requested by any holder of then issued, outstanding Series B Preferred Shares, the Company shall redeem all or part of the issued, outstanding Series B Preferred Shares of such holder in cash out of funds legally available

Redemption Price for Series A Preferred Shares:

The redemption price of each Series A preferred share (the “Series A Redemption Price) shall be the higher of (a) the sum of the Series A preferred share issuance price; plus 15% compound interest per annum on the Series A preferred share issuance price for each Series A preferred share accreted over the period from January 17, 2014 to the earliest redemption date of the security; plus all declared but unpaid dividends per Series A preferred share; (b) the fair market value determined in accordance with the assessment by the independent appraiser selected jointly by the majority holders of Series A and the Company.

Redemption Price for Series B Preferred Shares:

The redemption price of each Series B preferred share (the “Series B Redemption Price”, together with the “Series A Redemption Price”, the “Redemption Price”) shall be the higher of

(a) the sum of the Series B preferred share issuance price; plus 12% compound interest per annum on the Series B preferred share issuance price for each Series B preferred share accreted over the period from the date of issuance to the earliest redemption date of the security; plus all declared but unpaid dividends per Series B preferred share;

(b) the fair market value of each Series B preferred share determined in accordance with the assessment by the independent appraiser selected jointly by the holders of the majority holders of Series B Holders and the Company at the date of redemption.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

13. PREFERRED SHARES – CONTINUED

Dividends rights

No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a cumulative dividend at the rate of eight percent (8%) of the applicable Preferred Share Issue Price per annum per Preferred Share is first paid in full on the Preferred Shares (on an as-converted basis).

Dividends shall be paid on the Series B Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis and prior and in preference to any dividend on the Series A Preferred Shares; after full and unconditional payment of all dividends on the Series B Preferred Shares, dividends shall be paid on the Series A Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis and prior and in preference to any dividend on the Ordinary Shares; after full and unconditional payment of all dividends on the Series B Preferred Shares and Series A Preferred Shares, dividends shall be paid on all the Preferred Shares and the Ordinary Shares then issued, outstanding, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis; provided that such dividends shall be payable only when, as, and if declared by the Board of Directors. Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

Liquidation rights

Liquidation Preferences

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, all assets and funds of the Company legally available for distribution among holders of the outstanding Shares (on an as-converted to basis) in the following order and manner:

1)	the holders of the Series B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, the Ordinary Shares or any other class or series of shares then issued, outstanding, an amount per Series B Preferred Share equal to one hundred and fifty percent (150%) of the applicable Series B Issue Price (the “Series B Preference Amount”);

2)	after the full Series B Preference Amount has been paid on all issued, outstanding Series B Preferred Shares, the holders of the Series A Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then issued, outstanding, an amount per Series A Preferred Share equal to one hundred and fifty percent (150%) of the Series A Issue Price (the “Series A Preference Amount”);

3)	after the full Series B Preference Amount and the Series A Preference Amount on all issued, outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.;

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

13. PREFERRED SHARES – CONTINUED

Liquidation rights – continued

Liquidation Event

The following events shall be deemed a liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”):

(i)	any acquisition of the Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred;

(ii)	a sale of all or substantially all of the Company’s assets and no substantial business operations will be continued by the Company

The change in the balance of Series Preferred included in mezzanine equity for the years ended December 31, 2015 and 2016 are as follows:

	Series A Preferred	Series B-1 Preferred	Series B-2 Preferred
	RMB	RMB	RMB
Balance as of January 1, 2015	15,000	—	—
Issuance of Series B-1 preferred shares	—	19,819	—
Issuance of Series B-2 preferred shares	—	—	214,063
Accretion of Series A preferred shares	4,799	—	—
Accretion of Series B preferred shares		1,222	17,376
Balance as of December 31, 2015	19,799	21,041	231,439

Accretion of Series A preferred shares	3,209	—	—
Accretion of Series B preferred shares	—	2,738	30,121
Balance as of December 31, 2016	23,008	23,779	261,560

The Group recognizes changes in the redemption value ratable over the redemption period. Increases in the carrying amount of the redeemable preferred shares are recorded by charges against retained earnings, or in the absence of retained earnings, by charges as reduction of additional paid-in capital until additional paid-in capital is reduced to zero. Once paid-in capital is reduced to zero, the redemption value measurement adjustment is recognized as an increase in accumulated deficit.

14. SHARE-BASED PAYMENT

Restricted Share owned by the founders

As one of the condition to the closing of the Preferential Equity Interest in January 2014, two founders entered into a share restriction agreement with the Preferential Equity Interest shareholders. Pursuant to this agreement, those founders are prohibited from transferring, selling, assigning, pledging or disposing in any way their equity interest in the Company before such interest is vested. The equity interest held by these founders were 50% converted to restricted equity interest and vest in 24 equal and continuous monthly installments for each month starting from January 2014, provided that those founders remain full-time employees of the Group at the end of such month. A total of 45,567,164 restricted shares were held by those founders as of April 2015. In April 2015, as one of the condition of the closing of the preferred shareholder agreement, the agreement was

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

14. SHARE-BASED PAYMENT – CONTINUED

Restricted Share owned by the founders – continued

amended to (1) restrict additional shares and extend the vesting period for an additional 48 months and (2) restrict shares held by four other founders similar to the restrictions imposed in January 2014. The Group also obtained an irrevocable and exclusive option to repurchase all of the restricted shares held by those founders at par value both in January 2014 and April 2015.

The share restriction agreement between the founders and the Company was accounted for as a grant of restricted stock award under a stock-based compensation plan. Accordingly, the Group measured the fair value of the restricted shares of the founders at the grant date and recognizes the amount as compensation expense over the service period. Additionally, the modification of the restriction in April 2015 was accounted as a modification of share-based compensation. The Group calculated the incremental fair value resulting from the modification and recorded it as share-based compensation over the revised vesting term.

A summary of non-vested restricted share activity for the year ended December 31, 2016 is presented below:

Number of shares
Outstanding at January 1, 2016	45,567,164
Granted	—
Forfeited	—
Vested	11,391,791
Outstanding at December 31, 2016	34,175,373

The Group determined that the nonvested restricted shares are participating securities as the holders of the nonvested restricted shares have a nonforfeitable right to receive dividends with all ordinary shares but the nonvested restricted shares do not have a contractual obligation to fund or otherwise absorb the Group’s losses. See note 19.

For the years ended December 31, 2015 and 2016, the Group recorded share-based compensation expense of RMB37,188 and RMB50,842 related to the unvested shares of the founders.

Share options

On October 21, 2015, the Group adopted the 2015 share incentive plan (“2015 Plan”) which consists of a share incentive plan for U.S. service providers (“US Plan”) and a share incentive plan for PRC service providers (“PRC Plan”). The maximum aggregate number of ordinary shares that may be issued under the 2015 Plan is 14,328,358 ordinary shares to be allocated to employees, officers, directors or consultants of the Company.

During the years ended December 31, 2015 and 2016, the Group granted 270,000 and 140,000 share options to certain personnel under the US Plan. Those options have an exercise price of RMB0.67 (US$0.1) per share and vest over four years. 25% of the share options vest on the first anniversary, while the remaining vest 1/3 yearly after each one-year continuous service. The share options expire 10 years from the date of grant.

During the years ended December 31, 2015 and 2016, the Group granted 5,061,622 and 925,235 share options to certain personnel under the PRC Plan. Those options have an exercise price of RMB0 (US$0) per

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

14. SHARE-BASED PAYMENT – CONTINUED

Share options – continued

share and expire 10 years from the date of grant. Those options also include an exercise provision whereas shares become exercisable after the closing of an IPO. The Group has not recorded any share-based compensation expense during the years ended December 31, 2015 and 2016 related to such options share-based compensation related to those options will be recorded once the closing of an IPO becomes probable.

During the years ended December 31, 2015, the Group granted 900,000 share options to certain personnel under the U.S. Plan which are fully vested as of the grant date. Those options have an exercise price range from RMB5.3 (US$0.79) to RMB6.6 (US$0.99) per share and expire 10 years from the date of grant.

The Group calculated the estimated fair value of the options on the respective grant dates using the binomial option pricing model with assistance from independent valuation firms. Assumptions used to determine the fair value of share options granted during 2015 and 2016 are summarized in the following table:

	2015	2016
Risk-free interest rate	2.04%	1.58%
Expected volatility	46.1%	46.2%
Expected life of option (years)	10	9.4
Expected dividend yield	0%	0%
Fair value per ordinary share	5.83	7.5

(1) Risk-free interest rate

Risk-free interest rate was estimated based on the yield to maturity of China international government bonds with a maturity period close to the contractual term of the options.

(2) Expected life of option (years)

Expected life of option (years) represents the expected years to vest the options.

(3) Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the contractual term of the options.

(4) Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the contractual term of the options.

(5) Fair value of underlying ordinary shares

The estimated fair value of ordinary shares as of the respective dates was determined based on a retrospective valuation with the assistance of a third party appraiser.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

14. SHARE-BASED PAYMENT – CONTINUED

Share options – continued

A summary of the stock option activity under the 2015 Plan for the years ended December 31, 2015 and 2016 is included in the table below.

	Options granted Share Number	Weighted average exercise price per option
		RMB
Outstanding at January 1, 2015	—	—
Granted	6,231,622	0.89
Cancelled and Forfeited	119,222	—
Outstanding at January 1, 2016	6,112,400	0.91
Granted	1,065,235	0.07
Exercised	35,000	0.70
Cancelled and Forfeited	1,064,337	0.07
Outstanding at December 31, 2016	6,078,298	0.91

The following table summarizes information regarding the share options granted as of December 31, 2015 and December 31, 2016:

	As of December 31, 2015
	Options Number	Weighted- average exercise price per option	Weighted- average remaining exercise contractual life (years)	Aggregate intrinsic value
		RMB		RMB
Options
Outstanding	6,112,400	0.91	9.81	35,648
Exercisable	935,322	3.04	9.81	5,455
Expected to vest	5,177,078	—	9.81	30,193

	As of December 31, 2016
	Options Number	Weighted- average exercise price per option	Weighted- average remaining exercise contractual life (years)	Aggregate intrinsic value
		RMB		RMB
Options
Outstanding	6,078,298	0.91	8.92	45,538
Exercisable	1,002,822	2.88	8.80	7,781
Expected to vest	5,075,476	—	8.95	38,025

The total intrinsic value of options exercised during the years ended December 31, 2015 and 2016 amounted nil and RMB262 respectively. No options were exercised during the year ended December 31, 2015.

The weighted average grant date fair value of options granted during the years ended December 31, 2015 and 2016 was RMB5.43 and RMB5.67 per share, respectively.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

14. SHARE-BASED PAYMENT – CONTINUED

Share options – continued

For the years ended December 31, 2015 and 2016, the Group recorded share-based compensation expense of RMB2,632 and RMB394 related to the options granted under the 2015 Plan.

As of December 31, 2016, there was RMB30,070 of unrecognized compensation expenses related to the options and most of them are expected to be recognized upon Qualified IPO.

Restricted Share

On October 21, 2015, the Company granted 4,740,777 restricted shares under the US Plan to employees at exercise price of RMB0 per share.

These shares have a vesting period of four years of employment services with the first one-fourth vesting on the first anniversary from grant date, and the remaining three-fourth vesting on an annual basis over a three-year period ending on the fourth anniversary of the grant date. The non-vested shares are not transferable and may not be sold or pledged and the holder has no voting or dividend right on the non-vested shares. In the event a non-vested shareholder’s employment for the Company is terminated for any reason prior to the fourth anniversary of the grant date, the holder’s right to the non-vested shares will terminate effectively. The outstanding non-vested shares shall be forfeited and automatically transferred to and reacquired by the Company at nil consideration.

The Group recognized compensation expense over the four year service period on a straight line basis. The aggregate fair value of the restricted shares at grant dates was RMB25,397. The fair values of non-vested shares are measured at the fair value of the Company’s ordinary shares on the grant-date which was RMB 5.59 (US$0.84).

As of December 31, 2016 there was RMB13,962 unrecognized compensation cost related to non-vested shares which is expected to be recognized over a weighted average vesting period of 2.06 years. The weighted average granted fair value of non-vested shares granted during the year ended December 31, 2015 was RMB5.26. No restricted shares were granted during the year ended December 31, 2016.

A summary of the restricted shares activity under the U.S. Plan as of December 31, 2015 and 2016, and changes during the years then ended is presented below:

Restricted Shares
Outstanding at January 1, 2015	—
Granted	4,740,777
Cancelled and Forfeited	103,430
Outstanding at December 31, 2015	4,637,347
Granted	—
Cancelled and Forfeited	—
Outstanding at December 31, 2016	4,637,347

For the years ended December 31, 2015 and 2016, the Group recorded compensation expense of RMB5,757 and RMB6,499 related to the restricted shares.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

14. SHARE-BASED PAYMENT – CONTINUED

Restricted Stock Units

During the years ended December 31, 2015 and 2016, the Company granted 795,500 and 745,000 restricted stock units respectively to employees at exercise price of RMB0 per share. These shares have a vesting period of four years of employment services with the first one-fourth vesting on the first anniversary from grant date, and the remaining three-fourth vesting on an annual basis over a three-year period ending on the fourth anniversary of the grant date. The restricted stock units (“RSU”) are not transferable and may not be sold or pledged and the holder has no voting or dividend right on the non-vested shares. In the event a non-vested shareholder’s employment for the Company is terminated for any reason prior to the fourth anniversary of the grant date, the holder’s right to the non-vested shares will terminate effectively. The outstanding restricted stock units shall be forfeited and automatically transferred to and reacquired by the Company at nil consideration.

The Group recognized compensation expense over the four year service period on a straight line basis. The aggregate fair value of the restricted stock units at grant dates was RMB9,187. The fair values of non-vested shares are measured at the fair value of the Company’s ordinary shares on the grant-date which were RMB5.4 and RMB5.96 during the year ended December 31, 2015 and 2016.

As of December 31, 2016 there was RMB9,187 unrecognized compensation cost related to restricted stock units which is expected to be recognized over a weighted average vesting period of 3.18 years. The weighted average granted fair value of restricted stock units granted during the year ended December 31, 2015 and 2016 were RMB5.8 per RSU and RMB7.5 per RSU.

A summary of the restricted stock units activity for the years ended December 31, 2015 and 2016 is presented below:

RSUs
Unvested balance at January 1, 2015	—
Granted	795,550

Unvested balance at December 31, 2015	795,550
Granted	745,000
Cancelled and Forfeited	364,500

Unvested balance at December 31, 2016	1,176,050

Share-based Compensation Expense

Total share-based compensation recognized was as follows:

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Research and development	2,588	2,626	395
General and administrative	53,403	55,109	8,283

Total share-based compensation expense(1)	55,991	57,735	8,678

(1) The total amount included RMB10,414 of share-based compensation expense derived from the repurchase of ordinary share from the founder at a price in excess of fair value. Refer to note 13.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

15. MAINLAND CHINA CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total provisions for such employee benefits were RMB7,129 and RMB19,290 for the years ended December 31, 2015 and 2016.

16. SEGMENT INFORMATION

The Group is mainly engaged in the business of smart wearable technology development. The Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer of the Group, who reviews financial information of operating segments when making decisions about allocating resources and assessing performance of the Group. An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s CODM. For the years ended December 31, 2015 and 2016, the Group identified two operating segments. Those segments include Xiaomi Wearable Products and Self-branded products and others. Our wearable products segment comprise a sales of Xiaomi-branded products. Our self-branded products and others segment comprises of our self-branded products. The segment of Xiaomi Wearable Product has been identified as a reportable segment.

The Group operates solely in the PRC and all of the Group’s long-lived assets are located in the PRC.

The Group’s CODM evaluates performance based on each reporting segment’s revenues, costs of revenues and gross profit. Revenues, cost of revenues, gross profits and total assets by segment is presented below. Separate financial information of operating income by segment is not available:

	For the year ended December 31, 2015
	Xiaomi Wearable Products	Self-branded products and others	Total
	RMB	RMB	RMB
Revenues	870,766	25,692	896,458
Cost of revenues	762,211	23,656	785,867

Gross profit	108,555	2,036	110,591

	For the year ended December 31, 2016
	Xiaomi Wearable Products		Self-branded products and others		Total
	RMB	US$	RMB	US$	RMB	US$
Revenues	1,434,136	215,552	122,340	18,388	1,556,476	233,940
Cost of revenues	1,182,646	177,753	97,678	14,681	1,280,324	192,434

Gross profit	251,490	37,799	24,662	3,707	276,152	41,506

The Group does not evaluate its segment on a fully allocated cost basis nor does the Group keeps track of segment assets separately.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

17. STATUTORY RESERVES AND RESTRICTED NET ASSETS

PRC legal restrictions permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC regulations. Prior to payment of dividends, pursuant to the laws applicable to the PRC Domestic Enterprises and PRC Foreign Investment Enterprises, the PRC subsidiaries must make appropriations from after-tax profit to non-distributable statutory reserve funds as determined by the Board of Directors of the Group. Subject to certain cumulative limits including until the total amount set aside reaches 50% of its registered capital, the general reserve fund requires annual appropriations of not less than 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); These reserve funds can only be used for specific purposes and are not distributable as cash dividends. The Group made appropriation to these statutory reserve funds of RMB1,509 for the year ended December 31, 2015. As of December 31, 2015, the company’s profit appropriation made to the reserve fund reached the maximum required amount of 50% of registered capital. Accordingly, no additional profit appropriation was made during the year ended December 31, 2016.

As a result of these PRC laws and regulations, the Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. The balance of restricted net assets were RMB79,056 and RMB154,342 as of December 31, 2015 and 2016, respectively.

18. RELATED PARTY BALANCES AND TRANSACTIONS

Name	Relationship with the Group
Xiaomi Communication Technology Co. Ltd.	controlled by one of the Company’s shareholders
Hefei HuaHeng Electronic Technology Co. Ltd.	controlled by one of the Company’s shareholders
Xiaomi Technology Co. Ltd.	controlled by one of the Company’s shareholders
Beijing Xiaomi Mobile Software Co. Ltd.	controlled by one of the Company’s shareholders
Hefei LianRui Microelectronics Technology Co. Ltd.	an equity method investee of the Group
Hangzhou Aqi Vision Technology Co. Ltd.	a cost method investee of the Group
Xian Haidao Information Technology Co. Ltd.	controlled by one of the Company’s shareholders
Huaying Fund	an equity method investee of the Group
Shunwei	affiliate of the Company’s shareholder

(1) Amount due from/to related parties:

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Amount due from related parties:
Xiaomi Communication Technology Co. Ltd.(1)	—	457,100	68,702
Hefei HuaHeng Electronic Technology Co. Ltd.(2)	3,000	42	6
Xiaomi Technology Co. Ltd.(1)	169,966	—	—
Beijing Xiaomi Mobile Software Co. Ltd.(1)	—	3,485	524
Hefei LianRui Microelectronics Technology Co. Ltd.(3)	—	10,571	1,589
Hangzhou Aqi Vision Technology Co. Ltd.(3)	—	3,000	451
Xian Haidao Information Technology Co. Ltd.(3)	—	2,500	376

Total	172,966	476,698	71,648

Amount due to related party:
Shunwei (4)	(7,957)	(8,500)	(1,277)
Huaying Fund (5)	—	(15,000)	(2,255)

Total	(7,957)	(23,500)	(3,532)

(1)	The balance due from Xiaomi related companies presents receivable from the sales amount of Xiaomi wristband and Xiaomi weighing scale. All balances were subsequently collected.

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

18. RELATED PARTY BALANCES AND TRANSACTIONS – CONTINUED

(2)	The balance due from Hefei HuaHeng presents the sales amount of AMAZFIT wristband and sports watch designed and marketed by Huami independently.
(3)	The balance due from Hefei LianRui, Hangzhou Aqi, Xian Haidao, presents the borrowing and lending from related parties.
(4)	The balance represents capital injection expected to be returned to Shunwei.
(5)	The amount represents the remaining cash consideration to be paid by the Group as capital injection to Huaying Fund in accordance with the investment agreement.

(2) Sales to related parties:

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Xiaomi Communication Technology Co. Ltd.	—	1,448,960	217,781
Xiaomi Technology Co. Ltd.	872,890	711	107
Hefei HuaHeng Electronic Technology Co. Ltd.	3,846	256	38

Total	876,736	1,449,927	217,926

The Group sold products to and generated revenue from above related parties for years ended December 31, 2015 and 2016.

19. NET LOSS PER SHARE

For the years ended December 31, 2015 and 2016, the Group has determined that its convertible redeemable participating preferred shares are participating securities as the preferred shares participate in undistributed earnings on an as-if-converted basis. The holders of the preferred shares are entitled to receive dividends on a pro rata basis, as if their shares had been converted into ordinary shares. The Group determined that the nonvested restricted shares of the founders are participating securities as the holders of the nonvested restricted shares have a nonforfeitable right to receive dividends with all ordinary shares but the nonvested restricted shares do not have a contractual obligation to fund or otherwise absorb the Company’s losses. Accordingly, the Group uses the two-class method of computing net loss per share, for ordinary shares, nonvested restricted shares and preferred shares according to the participation rights in undistributed earnings. However, undistributed loss is only allocated to ordinary shareholders because holders of preferred shares and nonvested restricted shares are not contractually obligated to share losses.

Profit for the year attributable to owners of the Company:

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
Numerator:
Net (loss)/income for the year attributable to the company	(37,853)	23,946	3,599
Accretion of series A shares	4,799	3,209	482
Accretion of series B-1 shares	1,222	2,738	412
Accretion of series B-2 shares	17,376	30,121	4,527

Net loss attributed to ordinary shareholders for computing net loss per ordinary shares—basic and diluted	(61,250)	(12,122)	(1,822)

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

19. NET LOSS PER SHARE – CONTINUED

Profit for the year attributable to owners of the Company: – continued

	Year ended December 31,
	2015	2016
Denominator:
Weighted average ordinary shares outstanding used in computing net loss per ordinary shares—basic and diluted	50,038,279	55,612,626

Net loss per ordinary share attributable to the company—basic and diluted	(1.22)	(0.22)

For the years ended December 31, 2015 and 2016, the following shares outstanding were excluded from the calculation of diluted net loss per ordinary share, as their inclusion would have been anti-dilutive for the periods prescribed

	For the years ended December 31,
	2015	2016
Shares issuable upon exercise of share options, Restricted stocks and RSUs	11,545,297	11,891,695
Shares issuable upon vesting of nonvested restricted shares	45,893,191	34,175,372
Shares issuable upon conversion of Series A shares	71,641,792	71,641,792
Shares issuable upon conversion of Series B-1 shares	1,347,945	2,000,000
Shares issuable upon conversion of Series B-2 shares	14,083,010	20,895,523

20. COMMITMENTS AND CONTINGENCIES

Lease commitments

Future minimum payments under lease commitments as of December 31, 2016 were as follows:

2017	7,056
2018	6,109
2019	2,016
2020 and after	—

15,181

21. SUBSEQUENT EVENTS

The Group has evaluated events subsequent to the balance sheet date of December 31, 2016 through November 6, 2017, the date on which the financial statements are available to be issued.

Purchase of an office building

On October 18, 2017, Anhui Huami entered a building purchase agreement with Hefei High-Tech Co., Ltd. to acquire an office building which is currently under lease for the business operation in Hefei for a total consideration of RMB19,522 due on November 15, 2017.

Credit Limited / Loan agreement

On January 4, 2017, Anhui Huami has entered into an unsecured credit facility agreement with Hefei Branch of China Merchants Bank for maximum credit limit of RMB40,000 for general operating purpose. The

HUAMI CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2016

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

21. SUBSEQUENT EVENTS – CONTINUED

Credit Limited / Loan agreement – continued

loan bears a fixed interest rate of 5.0025% and will mature in one year. As of the date of this report, Anhui Huami has utilized RMB32,684 of the credit facility.

Cooperation intention agreement

On August 7, 2017, Anhui Huami entered into an agreement with Hefei High-Tech Administrative Office to invest a minimum of RMB500,000 in order to develop a 60,000 square meters industry base that focus on wearable technology and intelligent hardware development. On the same day, the two parties also reached another complementation agreement with respect to subsidy benefits under the circumstance Anhui Huami fulfills certain commitment of revenue and tax for each fiscal year within the agreement term. The benefits include rent reimbursement for three years starting from the lease date, fixed asset purchase assistance, R&D assistance, employee benefits and IPO rewards. However, if Anhui Huami is not able to meet the minimum revenue and tax requirement for eight years starting from August, 2017 or relocates before the agreement terminates, Anhui Huami is required to return all the benefits, compensation and rewards obtained from the agreement.

Subsequent events have been evaluated through the issuance date of these financial statements.

HUAMI CORPORATION

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB” and U.S. dollars (“US$”))

except for number of shares and per share data, or otherwise noted)

	December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note2)
Assets
Current assets
Cash and cash equivalents	159,861	40,518	6,090
Amount due to related parties	—	123,270	18,528

Total current assets	159,861	163,788	24,618

Investments in subsidiaries	99,378	183,265	27,545

Total assets	259,239	347,053	52,163

Liabilities
Current liabilities
Accrued expense and other current liabilities	26	27	4
Amount due to related party	7,957	8,500	1,279

Total current liabilities	7,983	8,527	1,283

Total liabilities	7,983	8,527	1,283

Mezzanine equity
Series A Preferred (US$0.0001 par value; 71,641,792 shares authorized; issued and outstanding as of December 31, 2015 and 2016 respectively; liquidation value of RMB24,870 as of December 31, 2016.);	19,799	23,008	3,458
Series B-1 convertible redeemable preferred shares (US$0.0001 par value; 2,000,000 shares authorized, issued and outstanding as of December 31, 2015 and 2016, respectively; liquidation value of RMB33,188 as of December 31, 2016.)	21,041	23,779	3,574
Series B-2 Preferred shares (US$0.0001 par value; 20,895,523 shares authorized issued and outstanding as of December 31, 2015 and 2016 respectively; liquidation value of RMB364,145 as of December 31, 2016)	231,439	261,560	39,313

Total mezzanine equity	272,279	308,347	46,345

Equity (deficit)
Ordinary shares (US$0.0001 par value; 405,462,685 and 405,462,685 shares authorized as of December 31, 2015 and 2016, respectively; 91,134,327 and 91,169,327 shares issued and outstanding as of December 31, 2015 and 2016, respectively)	56	56	8
Additional paid-in capital	29,131	50,822	7,639
Accumulated deficit	(60,436)	(36,490)	(5,485)
Accumulated other comprehensive income	10,226	15,791	2,373

Total equity (deficit)	(21,023)	30,179	4,535

Total liabilities, mezzanine equity and equity	259,239	347,053	52,163

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUAMI CORPORATION

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi (“RMB” and U.S. dollars (“US$”))

except for number of shares and per share data, or otherwise noted)

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note2)
Operating expenses:
General and administrative	(48,529)	(54,916)	(8,254)
Research and development	(2,589)	(2,626)	(395)

Total operating expenses:	(51,118)	(57,542)	(8,649)

Net before earnings from subsidiaries	(51,118)	(57,542)	(8,649)
Equity in earnings of subsidiaries	13,265	81,488	12,248

Net (loss) income	(37,853)	23,946	3,599

Distributed earnings:
Accretion of Series A Preferred	(4,799)	(3,209)	(482)
Accretion of Series B-1 Preferred	(1,222)	(2,738)	(412)
Accretion of Series B-2 Preferred	(17,376)	(30,121)	(4,527)
Net (loss)/income attributable to ordinary shareholders of Huami Corporation	(61,250)	(12,122)	(1,822)

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUAMI CORPORATION

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Amounts in thousands of Renminbi (“RMB” and U.S. dollars (“US$”))

except for number of shares and per share data, or otherwise noted)

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note2)
Net (loss)/income	(37,853)	23,946	3,599
Other comprehensive income, net of tax
Exchange differences arising on translation	10,226	5,262	791
Unrealized gain on available-for-sale investments, (net of tax effect of nil and nil for years ended December 31, 2015 and 2016, respectively)	—	303	45

Comprehensive (loss)/income	(27,627)	29,511	4,435

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(Amounts in thousands of Renminbi (“RMB”) except for number of shares and per share data)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated deficit	Total Stockholders’ Equity (deficit)
	Shares	Amount
		RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2015	93,134,327	57	5,442	—	(12,022)	(6,523)

Accretion of Series A preferred shares	—	—	(4,799)	—	—	(4,799)
Repurchase of ordinary share and issuance of Series B-1 preferred shares	(2,000,000)	(1)	—	—	(9,052)	(9,053)
Accretion of Series B preferred shares	—	—	(18,598)	—	—	(18,598)
Net income	—	—	—	—	(37,853)	(37,853)
Statutory reserve	—	—	1,509	—	(1,509)	—
Share-based compensation	—	—	45,577	—	—	45,577
Foreign currency translation adjustment	—	—	—	10,226	—	10,226

Balance as of December 31, 2015	91,134,327	56	29,131	10,226	(60,436)	(21,023)

Accretion of Series A preferred shares	—	—	(3,209)	—	—	(3,209)
Accretion of Series B preferred shares	—	—	(32,859)	—	—	(32,859)
Exercise of share options	35,000	—	24	—	—	24
Net income	—	—	—	—	23,946	23,946
Share-based compensation	—	—	57,735	—	—	57,735
Foreign currency translation adjustment	—	—	—	5,262	—	5,262
Unrealized gain on available-for-sale investments	—	—	—	303	—	303

Balance as of December 31, 2016	91,169,327	56	50,822	15,791	(36,490)	30,179

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF CASH FLOW

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”),

except share and share related data, or otherwise noted)

	Year ended December 31,
	2015	2016	2016
	RMB	RMB	US$
			(Note 2)
Cash flow from operating activities
Net income (loss)	(37,853)	23,946	3,599
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries	(13,265)	(81,488)	(12,248)
Share-based compensation	56,343	57,736	8,678
Changes in operating assets and liabilities
Accrued expense and other current liabilities	26	2	—
Amount due to a related party	7,957	—	—

Net cash provided by operating activities	13,208	196	29
Investment in subsidiaries	(77,636)	(2,400)	(361)
Amount due from related parties	—	(122,728)	(18,446)

Net cash used in investing activities	(77,636)	(125,128)	(18,807)

Cash flows from financing activities
Exercise of share options	—	24	4
Repurchase of ordinary shares	(19,467)	—	—
Proceed from issuance of Series B-1 preferred shares	19,467	—	—
Proceeds received from issuance of preferred shares	214,063	—	—

Net cash provided by financing activities	214,063	24	4

Increase (decrease) in cash and cash equivalent	149,635	(124,908)	(18,774)

Effect of exchange rate changes on cash and cash equivalents	10,226	5,565	836

Cash and cash equivalents at beginning of the year	—	159,861	24,028

Cash and cash equivalents at end of the year	159,861	40,518	6,090

The accompanying notes are an integral part of these condensed consolidated financial statement.

HUAMI CORPORATION

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

NOTES OF THE CONDENSED FINANCIAL STATEMENT

1. BASIS FOR PREPARATION

The condensed financial information of the Company has been prepared using the same accounting policies as set out in the Group’s consolidated financial statements except that the Company has used the equity method to account for investments in its subsidiaries.

2. INVESTMENTS IN SUBSIDIARIES

The Company and its subsidiaries were included in the consolidated financial statements where the inter-company transactions and balances were eliminated upon consolidation. For the purpose of the Company’s stand-alone financial statements, its investments in subsidiaries were reported using the equity method of accounting. The Company’s share of income from its subsidiaries were reported as equity in earnings of subsidiaries in the accompanying parent company financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Huami Corporation

We have audited the accompanying consolidated balance sheets of Huami Corporation (the “Company”), its subsidiaries, its consolidated variable interest entities (“VIEs”) and the VIEs’ subsidiaries (collectively the “Group”) as of September 30, 2017, and the related consolidated statements of operations, comprehensive (loss) income, changes in (deficit) equity, and cash flows for the nine months ended September 30, 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of September 30, 2017, and the results of their operations and their cash flows for nine months ended September 30, 2017, in conformity with accounting principles generally accepted in the United States of America.

Our audit also comprehended the translation of Renminbi amounts into United States Dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States Dollar amounts are presented solely for the convenience readers in the United States of America.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

December 29, 2017

HUAMI CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	As of December 31, 2016	As of September 30, 2017		Pro Forma as of September 30, 2017 (Unaudited) (Note 2)
	RMB	RMB	US$	RMB	US$
			(Note 2)
Assets
Current assets:
Cash and cash equivalents	153,152	504,388	75,810	504,388	75,810
Restricted cash	—	6,927	1,041	6,927	1,041
Accounts receivable (net of allowance of nil and nil as of December 31, 2016 and September 30, 2017, respectively)	19,707	28,655	4,307	28,655	4,307
Amounts due from related parties (net of allowance of nil and nil as of December 31, 2016 and September 30, 2017, respectively)	476,698	171,575	25,788	171,575	25,788
Inventories	192,372	191,101	28,723	191,101	28,723
Short-term investments	9,236	7,252	1,090	7,252	1,090
Prepaid expenses and other current assets	8,678	27,272	4,099	27,272	4,099

Total current assets	859,843	937,170	140,858	937,170	140,858

Property, plant and equipment, net	10,801	10,665	1,603	10,665	1,603
Intangible assets, net	1,223	5,363	806	5,363	806
Goodwill	—	5,930	891	5,930	891
Long-term investments	78,057	71,530	10,751	71,530	10,751
Deferred tax assets	22,972	46,900	7,049	46,900	7,049
Other non-current assets	—	12,872	1,934	12,872	1,934

Total assets	972,896	1,090,430	163,892	1,090,430	163,892

Liabilities
Current liabilities:
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the Group of RMB480,927 and RMB388,421 as of December 31, 2016 and September 30, 2017, respectively)	524,072	435,270	65,422	435,270	65,422
Advance from customers of the consolidated VIEs without recourse to the Group	5,885	5,977	898	5,977	898
Amount due to related parties, current (including amount due to related parties of the consolidated VIEs without recourse to the Group of RMB15,000 and RMB16,000 as of December 31, 2016 and September 30, 2017, respectively)	23,500	24,152	3,630	24,152	3,630
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Group of RMB29,430 and RMB52,231 as of December 31, 2016 and September 30, 2017, respectively)	47,623	55,774	8,382	55,774	8,382
Income tax payables of the consolidated VIEs without recourse to the Group	20,628	26,133	3,928	26,133	3,928
Notes payable of the consolidated VIEs without recourse to the Group	2,662	11,544	1,735	11,544	1,735
Bank borrowings of the consolidated VIEs without recourse to the Group	10,000	40,000	6,012	40,000	6,012

Total current liabilities	634,370	598,850	90,007	598,850	90,007

Deferred tax liability of the consolidated VIEs without recourse to the Group	—	940	141	940	141
Amount due to a related party, non-current of the consolidated VIEs without recourse to the Group	—	3,000	451	3,000	451
Other non-current liabilities of the consolidated VIEs without recourse to the Group	—	4,940	742	4,940	742

Total liabilities	634,370	607,730	91,341	607,730	91,341

HUAMI CORPORATION

CONSOLIDATED BALANCE SHEETS – continued

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	As of December 31, 2016	As of September 30, 2017		Pro Forma as of September 30, 2017 (Unaudited) (Note 2)
	RMB	RMB	US$	RMB	US$
			(Note 2)
Mezzanine equity
Series A convertible redeemable participating preferred shares (“Series A Preferred Shares”) (US$0.0001 par value; 71,641,792 shares authorized, issued and outstanding as of December 31, 2016 and September 30, 2017; liquidation value of RMB24,870 as of December 31, 2016 and September 30, 2017, pro forma: Nil (unaudited))	23,008	25,794	3,877	—	—
Series B-1 convertible redeemable participating preferred shares (“Series B-1 Preferred Shares”) (US$0.0001 par value; 2,000,000 shares authorized, issued and outstanding as of December 31, 2016 and September 30, 2017; liquidation value of RMB33,188 as of December 31, 2016 and September 30, 2017, pro forma: Nil (unaudited))	23,779	26,103	3,923	—	—
Series B-2 convertible redeemable participating preferred shares (“Series B-2 Preferred Shares”) (US$0.0001 par value; 20,895,523 shares Authorized, issued and outstanding as of December 31, 2016 and September 30, 2017; liquidation value of RMB364,145 as of December 31, 2016 and September 30, 2017, pro forma: Nil (unaudited))	261,560	287,111	43,153	—	—

Total mezzanine equity	308,347	339,008	50,953	—	—

Commitments and contingencies (Note 23)

Equity
Ordinary shares (US$0.0001 par value; 405,462,685 shares authorized as of December 31, 2016 and September 30, 2017; 91,169,327 and 91,304,327 shares issued and outstanding as of December 31, 2016 and September 30, 2017; 197,736,467 shares authorized, issued and outstanding, unaudited, pro forma, respectively)	56	56	8	127	19
Additional paid-in capital	50,822	68,825	10,345	628,507	94,466
Accumulated (deficit)/ retained earnings	(36,490)	58,888	8,851	(161,857)	(24,328)
Accumulated other comprehensive income	15,791	13,210	1,986	13,210	1,986

Total Huami Corporation shareholders’ equity	30,179	140,979	21,190	479,987	72,143

Noncontrolling interest	—	2,713	408	2,713	408

Total equity	30,179	143,692	21,598	482,700	72,551

Total liabilities, mezzanine equity and equity	972,896	1,090,430	163,892	1,090,430	163,892

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	For the nine months ended September 30,
	2016	2017	2017
	RMB	RMB	US$
	(Unaudited)		(Note 2)
Revenues (including RMB879,578 and RMB1,124,755 with related parties as of nine months ended September 30, 2016 (unaudited) and 2017, respectively)	943,511	1,296,248	194,828
Cost of revenues (including RMB742,066 and RMB853,338 with related parties for the nine months ended September 30, 2016 (unaudited) and 2017, respectively)	791,212	968,369	145,547

Gross profit	152,299	327,879	49,281

Operating expenses:
Selling and marketing	14,801	29,680	4,461
General and administrative	69,043	82,474	12,396
Research and development	98,008	108,590	16,321

Total operating expenses	181,852	220,744	33,178

Operating (loss)/income	(29,553)	107,135	16,103

Other income and expenses:
Realized gain from investments	—	2,335	351
Interest income	646	1,463	220
Other income	7,287	1,066	160

Total Non-Operating income	7,933	4,864	731

(Loss)/income before income tax	(21,620)	111,999	16,834

Income tax benefit (expense)	3,731	(15,462)	(2,324)
(Loss)/income before loss from equity method investments	(17,889)	96,537	14,510

Loss from equity method investments	(1,156)	(1,422)	(214)
Net (loss)/income	(19,045)	95,115	14,296

Less: Net loss attributable to noncontrolling interest	—	(263)	(39)
Net (loss)/income attributable to Huami Corporation	(19,045)	95,378	14,335
Less: Accretion of Series A Preferred Shares	2,367	2,786	419
Less: Accretion of Series B-1 Preferred Shares	2,026	2,324	349
Less: Accretion of Series B-2 Preferred Shares	22,290	25,551	3,840
Less: Undistributed earnings allocated to the participating preferred shares and nonvested restricted shares	—	43,884	6,596

Net (loss)/income attributable to ordinary shareholders of Huami Corporation	(45,728)	20,833	3,131
Net (loss)/income per share attributable to ordinary shareholders of Huami Corporation
Basic (loss)/income per ordinary share	(0.84)	0.35	0.05
Diluted (loss)/income per ordinary share	(0.84)	0.33	0.05

Weighted average number of shares used in computing net (loss)/income per share
Ordinary share—basic	54,228,458	59,795,978	59,795,978
Ordinary share—diluted	54,228,458	68,395,489	68,395,489

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	For the nine months ended September 30,
	2016	2017	2017
	RMB	RMB	US$
	(Unaudited)		(Note 2)
Net (loss)/income	(19,045)	95,115	14,296
Other comprehensive income, net of tax	2,412	(2,635)	(396)
Exchange differences arising on translation
Unrealized gain on available-for-sale investments, (net of tax effect of nil and nil for the nine months ended September 30, 2016 (unaudited) and 2017, respectively)	156	54	8

Comprehensive (loss)/income	(16,477)	92,534	13,908

Less: Net loss attributable to noncontrolling interest	—	(263)	(39)

Comprehensive (loss)/income attributable to Huami Corporation	(16,477)	92,797	13,947

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN (DEFICIT) EQUITY

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”) except for number of shares and per share data, or otherwise noted)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings/ (Accumulated Deficit)	Total Huami Corporation Shareholders’ equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount
Balance as of January 1, 2016	91,134,327	56	29,131	10,226	(60,436)	(21,023)	—	(21,023)

Accretion of Series A preferred shares	—	—	(2,367)	—	—	(2,367)	—	(2,367)
Accretion of Series B preferred shares	—	—	(24,316)	—	—	(24,316)	—	(24,316)
Net Loss	—	—	—	—	(19,045)	(19,045)	—	(19,045)
Foreign currency translation adjustment	—	—	—	2,412	—	2,412	—	2,412
Share based compensation	—	—	43,363	—	—	43,363	—	43,363
Unrealized gain on available-for-sale investments	—	—	—	156	—	156	—	156

Balance as of September 30, 2016 (unaudited)	91,134,327	56	45,811	12,794	(79,481)	(20,820)	—	(20,820)

Balance as of January 1, 2017	91,169,327	56	50,822	15,791	(36,490)	30,179	—	30,179

Accretion of Series A preferred shares	—	—	(2,786)	—	—	(2,786)	—	(2,786)
Accretion of Series B preferred shares	—	—	(27,875)	—	—	(27,875)	—	(27,875)
Exercise of option	135,000	—	89	—	—	89	—	89
Net Income	—	—	—	—	95,378	95,378	(263)	95,115
Foreign currency translation adjustment	—	—	—	(2,635)	—	(2,635)	—	(2,635)
Share based compensation	—	—	48,575	—	—	48,575	—	48,575
Noncontrolling interest arise from acquisition	—	—	—	—	—	—	2,976	2,976
Unrealized gain on available-for-sale investments	—	—	—	54	—	54	—	54

Balance as of September 30, 2017	91,304,327	56	68,825	13,210	58,888	140,979	2,713	143,692

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

	For the nine months ended September 30,
	2016	2017	2017
	RMB	RMB	US$
	(Unaudited)		(Note2)
Cash Flows from Operating Activities
Net (loss)/income	(19,045)	95,115	14,296
Adjustment to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation of property, plant and equipment	1,061	2,418	363
Amortization of intangible assets	—	70	11
Share-based compensation	43,363	48,575	7,301
Loss on equity method investments	1,156	1,422	214
Realized gain from the disposal of long-term investments	—	(2,335)	(351)
Loss on disposal of property, plant and equipment	—	111	17
Deferred income taxes	(12,722)	(23,943)	(3,599)
Changes in operating assets and liabilities
Accounts receivable	3,052	(8,946)	(1,345)
Inventories	(165,764)	3,474	522
Prepaid expenses and other current assets	3,445	(12,396)	(1,863)
Amount due from a related party	19,183	296,776	44,606
Amount due to related parties	225	—	—
Accounts payable	177,937	(90,890)	(13,661)
Notes payable	4,412	8,882	1,335
Advance from customers	—	(374)	(56)
Income tax payable	5,767	5,505	827
Accrued expense and other current liabilities	(2,301)	7,812	1,174
Other non-current liability	—	4,940	742

Net Cash provided by Operating Activities	59,769	336,216	50,533
Cash Flows from Investing Activities
Purchase of property, plant and equipment	(7,563)	(2,330)	(350)
Prepayment for other non-current assets	—	(12,872)	(1,935)
Purchase of intangible assets	(1,223)	(7)	(1)
Cash received from the disposal of property, plant and equipment	—	71	11
Purchase of Shenzhen Yunding, net of cash acquired of RMB3,475	—	2,323	349
Loans provided to related parties	(10,068)	—	—
Loan provided to others	—	(8,655)	(1,301)
Purchase of short-term investments	(8,826)	—	—
Purchase of long-term investments	(17,576)	(1,566)	(235)
Disposal of short-term investment	—	2,062	310
Disposal of long-term investments	—	15,467	2,325

Net Cash used in Investing Activities	(45,256)	(5,507)	(827)
Cash Flows from Financing Activities
Exercise of share option	—	89	13
Bank borrowings	—	30,000	4,509

Net Cash provided by Financing Activities	—	30,089	4,522
Net increase in cash, cash equivalents and restricted cash	14,513	360,798	54,228
Effect of exchange rate changes	2,568	(2,635)	(396)
Cash, cash equivalents and restricted cash at beginning of period	219,987	153,152	23,019

Cash, cash equivalents and restricted cash at ending of period	237,068	511,315	76,851

Supplemental disclosure of cash flow information
Income tax paid	1,598	30,911	4,646
Interest paid	—	1,643	247
Non-cash investing and financing activity
Conversion from loan to equity investment	—	8,000	1,202
Payable for long-term investment	57,000	16,000	2,405

The accompanying notes are an integral part of these consolidated financial statements.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Huami Corporation (the “Company”) was incorporated in the Cayman Islands in December 2014. The Company, its wholly owned subsidiaries and its variable interest entities (“VIEs”), Anhui Huami Information Technology Co., Ltd. (“Anhui Huami”), its subsidiaries and Huami (Beijing) Information Technology Co., Ltd. (“Beijing Huami”), are collectively referred to as the “Group”.

The Group primarily engages in the business of developing, manufacturing and selling smart, wearable technological devices in the People’s Republic of China (“PRC”). During the nine months ended September 30, 2016 (unaudited) and 2017, the Group derived most of its revenue from sales of exclusively designed and manufactured smart wearable devices to one customer who is one of our shareholders.

As of September 30, 2017, details of the Company’s subsidiaries and VIEs were as follows:

	Place of incorporation	Date of incorporation	Percentage of ownership
Subsidiaries of the Company:
Huami HK Limited (“Huami HK”)	Hong Kong (“HK”)	December 23, 2014	100%
Huami, Inc. (“Huami Inc”)	United States of America (“U.S.”)	January 15, 2015	100%
Beijing ShunYuan KaiHua Technology Co., Ltd. (“ShunYuan”)	PRC	February 25, 2015	100%
Huami (Shenzhen) Information Technology Co., Ltd. (“Huami SZ”)	PRC	December 7, 2015	100%
Anhui Huami Intelligent Technology Co., Ltd. (“Huami Intelligent”)	PRC	December 28, 2015	100%
Rill, Inc. (“Rill”)	US	June 16, 2016	100%

Variable interest entities of the Company:
Anhui Huami	PRC	December 27, 2013	Consolidated VIE
Beijing Huami	PRC	July 11, 2014	Consolidated VIE

Subsidiaries of Anhui Huami:
Anhui Huami Healthcare Co., Ltd. (“Huami Healthcare”)	PRC	December 5, 2016	VIE’s subsidiary
Shenzhen Yunding Information Technology Co., Ltd. (“Shenzhen Yunding”)	PRC	May 3, 2016	VIE’s subsidiary

The VIE arrangements

The Company conducts substantially all of its smart, wearable and technological devices business in the PRC through contractual arrangements with its VIEs, Anhui Huami and its subsidiaries and Beijing Huami. Since the operations of Anhui Huami and its subsidiaries and Beijing Huami are closely interrelated and almost indistinguishable from one another, the risks and rewards associated with their operations are substantially the same. In addition, the Company consolidates Anhui Huami and its subsidiaries and Beijing Huami as disclosed.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES – CONTINUED

The VIE arrangements – continued

Therefore, the Company aggregates disclosures related to Anhui Huami and its subsidiaries and Beijing Huami as variable interest entities and referred to them as “the VIEs” in the Company’s consolidated financial statements. The VIEs hold the requisite licenses and permits necessary to conduct the Company’s business. In addition, the VIEs hold the assets necessary to operate the Company’s business and generate substantially all of the Company’s revenues.

VIE Arrangements between the VIEs and the Company’s PRC subsidiaries

The Company, through Shun Yuan, a wholly-owned subsidiary of the Company in the PRC (the “WFOE”) has entered into the following contractual arrangements with Anhui Huami, Beijing Huami and their shareholders that enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and has consolidated the VIEs’ financial results of operations, assets and liabilities in the Company’s consolidated financial statements. In making the conclusion that the Company is the primary beneficiary of the VIEs, the Company believes the Company’s rights under the terms of the purchase option agreement provide it with a substantive kick-out right. More specifically, the Company believes the terms of the purchase option agreement are valid, binding and enforceable under PRC laws and regulations currently in effect. The Company also believes that the consideration which is the minimum amount permitted by the applicable PRC law to exercise the option does not represent a financial barrier or disincentive for the Company to currently exercise its rights under the purchase option agreement.

A simple majority vote of the Company’s board of directors is required to pass a resolution to exercise the Company’s rights under the purchase option agreement, for which Mr. Wang Huang’s, the CEO of the Company (“Mr. Huang”), consent is not required. The Company’s rights under the purchase option agreement give the Company the power to control the shareholders of Anhui Huami and Beijing Huami. In addition, the Company’s rights under the power of attorney also reinforce the Company’s abilities to direct the activities that most significantly impact the VIEs’ economic performance. The Company also believes that this ability to exercise control ensures that the VIEs will continue to execute consulting and service agreements and also ensures that consulting and service agreements will be executed and renewed indefinitely unless a written agreement is signed by all parties to terminate it or a mandatory termination is requested by the local government. The Company has the rights to receive substantially all of the economic benefits from the VIEs.

Exclusive consulting and service agreement

On April 29, 2015, Shun Yuan entered into an exclusive consulting and service agreement with Anhui Huami and Beijing Huami to enable Shun Yuan to receive substantially all of the economic benefits of the VIEs and such agreement was amended on November 3, 2017. Under the exclusive consulting and service agreement, Shun Yuan has the exclusive right to provide or designate any entity affiliated with it to provide VIEs the technical and business support services, including information technology support, hardware management and updates, software development, maintenance and updates and other operating services. The exclusive consulting and service agreement could be indefinitely effective unless a written agreement is signed by all parties to terminate it or a mandatory termination is requested by the local government. The exclusive consulting and service agreement was effective on April 29, 2015.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES – CONTINUED

Equity pledge agreement

Pursuant to the equity pledge agreements dated April 29, 2015 and amended on November 3, 2017 among Anhui Huami, Beijing Huami, all their shareholders and Shun Yuan, all shareholders of Anhui Huami and Beijing Huami agreed to pledge their equity interests in Anhui Huami or Beijing Huami to Shun Yuan to secure the performance of the VIEs’ obligations under the existing purchase option agreement, power of attorney, exclusive consulting and service agreement and also the equity pledge agreement.

Exclusive purchase option agreement

Pursuant to the exclusive purchase option agreements entered into on April 29, 2015 and amended on November 3, 2017 among Shun Yuan, Anhui Huami, Beijing Huami and their shareholders, the shareholders of Anhui Huami and Beijing Huami are obligated to sell equity interests to Shun Yuan. Shun Yuan has the exclusive and irrevocable right to purchase, or cause the shareholders of Anhui Huami and Beijing Huami to sell to the party designated by Shun Yuan, in Shun Yuan’s sole discretion, all of the shareholders’ equity interests or any assets in Anhui Huami and Beijing Huami when and to the extent that applicable PRC law permits the Company to own such equity interests and assets in Anhui Huami and Beijing Huami. The price to be paid by Shun Yuan or any party designated by Shun Yuan will be the minimum amount of consideration permitted by applicable PRC law at the time when such transaction occurs. All of the shareholders promised and agreed that they will refund the consideration once received to Shun Yuan or any party designated by Shun Yuan within 10 working days. Also, the shareholders of Anhui Huami and Beijing Huami should try their best to help Anhui Huami and Beijing Huami develop well and are prohibited from transferring, pledging, intentionally terminating significant contracts or otherwise disposing of any significant assets in Anhui Huami and Beijing Huami without the Shun Yuan’s prior written consent.

Power of Attorney

On April 29, 2015 and amended on November 3, 2017, all of the shareholders of Anhui Huami and Beijing Huami have executed a power of attorney with Shun Yuan, Anhui Huami and Beijing Huami, whereby all of the shareholders irrevocably appoint and constitute the person designated by Shun Yuan as their attorney-in-fact to exercise on their behalf any and all rights that the shareholders have in respect of their equity interests in Anhui Huami and Beijing Huami. The power of attorney will be indefinitely effective unless all parties decide to terminate it by written agreement.

Risks in relation to VIE structure

The Company believes that the contractual arrangements with its VIEs and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•	revoke the business and operating licenses of the Company’s PRC subsidiaries and VIEs;

•	discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiaries and VIEs;

•	limit the Group’s business expansion in China by way of entering into contractual arrangements;

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES – CONTINUED

Risks in relation to VIE structure – continued

•	impose fines or other requirements with which the Company’s PRC subsidiaries and VIEs may not be able to comply;

•	impose additional conditions or requirements with which the Group may not be able to comply;

•	take other regulatory or enforcement actions against the Group that could be harmful to the Group’s business or

•	require the Company or the Company’s PRC subsidiaries or VIEs to restructure the relevant ownership structure or operations.

The Company’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIEs in its consolidated financial statements as it may lose the ability to exert effective control over the VIEs and their respective shareholders and it may lose the ability to receive economic benefits from the VIEs. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiaries or VIEs.

The VIE agreements were amended on November 3, 2017 with no significant differences.

Mr. Huang is the largest shareholder of Anhui Huami and Beijing Huami, and Mr. Huang is also the largest beneficiary owner of the Company. The interests of Mr. Huang as the largest beneficiary owner of the VIEs may differ from the interests of the Company as a whole, since Mr. Huang is only one of the beneficiary shareholders of the Company, holding 39.43% of the total common shares as of September 30, 2017. The Company cannot assert that when conflicts of interest arise, Mr. Huang will act in the best interests of the Company or that conflicts of interests will be resolved in the Company’s favor. Currently, the Company does not have existing arrangements to address potential conflicts of interest Mr. Huang may encounter in his capacity as a beneficial owner and director of the VIEs, on the one hand, and as a beneficial owner and director of the Company, on the other hand. The Company believes Mr. Huang will not act contrary to any of the contractual arrangements and the exclusive option agreement provides the Company with a mechanism to remove Mr. Huang as a beneficiary shareholder of the VIEs should he act to the detriment of the Company. The Company relies on Mr. Huang, as a director and executive officer of the Company, to fulfill his fiduciary duties and abide by laws of the PRC and Cayman Islands and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and Mr. Huang, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

In addition, most of the current shareholders of Anhui Huami and Beijing Huami are also beneficial owners of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, to further protect the investors’ interest from any risk that the shareholders of the Anhui Huami and Beijing Huami may act contrary to the contractual arrangements, the Company, through Shun Yuan, entered into an irrevocable power of attorney with all of the shareholders of Anhui Huami and Beijing Huami on April 29, 2015 and November 3, 2017 due to the VIE agreements were amended on that date. Through the power of attorney, all shareholders of Anhui Huami and Beijing Huami have entrusted the person designated by Shun Yuan as its proxy to exercise their rights as the shareholders of Anhui Huami and Beijing Huami with respect to an aggregate of 100% of the equity interests in Anhui Huami and Beijing Huami.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES – CONTINUED

Risks in relation to VIE structure – continued

The following financial statement amounts and balances of the VIEs were included in the accompanying consolidated financial statements as of and for the year ended December 31, 2016 and nine months ended September 30, 2017, after elimination of intercompany balances and transactions within the Group:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Total current assets	742,497	838,045
Total non-current assets	81,503	102,768

Total assets	824,000	940,812

Total current liabilities	564,532	540,306
Total non-current liabilities	—	8,880

Total liabilities	564,532	549,186

	For the nine months ended September 30,
	2016	2017
	RMB	RMB
	(unaudited)
Revenues	943,130	1,290,812
Net income	61,526	191,195

	For the nine months ended September 30,
	2016	2017
	RMB	RMB
	(unaudited)
Net cash provided by operating activities	125,158	342,159
Net cash used in investing activities	(31,316)	(610)
Net cash provided by financing activities	—	30,000

The intercompany payable between Anhui Huami and Shunyuan Kaihua were RMB71,969 and RMB17,369 as of December 31, 2016 and September 30, 2017, respectively. Those were eliminated by the Company upon consolidation.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principle of consolidation

The consolidated financial statements of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements of the Group include the financial statements of the Company, its wholly-owned subsidiaries, its VIEs and the VIEs’ subsidiaries. The interim financial information for the nine months ended September 30, 2016 is unaudited. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period. The Company believes that the disclosures are adequate to make the information presented not misleading.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Basis of presentation and principle of consolidation – continued

The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements, accounting policies and footnote disclosures thereto included in the Company’s audited consolidated financial statements as of December 31, 2015 and 2016 and for each of the years ended December 31, 2015 and 2016. In the opinion of the management, the accompanying unaudited consolidated financial statements for the nine months ended September 30, 2016 reflect all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair representation of financial results for the interim periods presented.

The financial information as of December 31, 2016 presented in the consolidated financial statements is derived from the Company’s audited consolidated financial statements for the year ended December 31, 2016.

Pro forma information

On January 12, 2018, the Company’s shareholders have entered into an unanimous written resolution to issue an additional 12,064,825 ordinary shares to preferred shareholders immediately prior to the completion of the Company’s initial public offering. Such resolution was approved by the shareholders in consideration of the preferred shareholders’ waivers of the qualified public offering conditions as provided in the original shareholder agreement.

The unaudited pro forma balance sheet information as of September 30, 2017 assumes (1) the automatic conversion of the Series A Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares (the “Preferred Shares”) into ordinary shares on a 1:1 basis upon the completion of a qualified initial public offering as well as (2) the issuance of 12,064,825 ordinary shares at no consideration to preferred shareholders immediately prior to the completion of the initial public offering in consideration of their waiver of the conditions a qualified initial public offering. Unaudited pro forma shareholders’ equity as of September 30, 2017, as adjusted for (1) the reclassification of the related Preferred Shares from mezzanine equity to shareholders’ equity and (2) the deemed dividend resulting from the issuance of additional 12,064,825 ordinary shares to preferred shareholders is shown in the unaudited pro forma consolidated balance sheets.

Pro forma net income per share is not presented because of the effect of the conversion of the Preferred Shares using a conversion ratio of 1:1 and the additional issuance of 12,064,825 ordinary shares to preferred shareholders would not result in any dilution in net income per share applicable to ordinary shareholders.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s consolidated financial statements include allowance for doubtful accounts, inventory valuation, the useful lives of long-lived assets, impairment of long-lived assets, product warranties, fair value measurement of ordinary shares and goodwill impairment, share-based compensation, the valuation allowance for deferred tax assets and income tax. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Measured fair value on a recurring basis

The Group measured its financial assets and liabilities primarily including available-for-sale securities at fair value on a recurring basis as of December 31, 2016 and September 30, 2017.

Measured fair value on a nonrecurring basis

Goodwill and other intangible assets are measured at fair value on a nonrecurring basis when an impairment is recognized.

The Group measured goodwill at fair value on a nonrecurring basis when it is evaluated annually or whenever events or changes in circumstances indicate that carrying amount of a reporting unit exceeds its fair value as a result of the impairment assessments. The Group measured acquired intangible assets using the income approach-discounted cash flow method when events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. The Group did not recognize any impairment loss related to other intangible assets arising from acquisitions for the nine months ended September 30, 2016 (unaudited) and 2017. The fair value of goodwill is determined using discounted cash flows, and an impairment loss will be recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. The Group did not recognized any impairment loss related to goodwill for the nine months ended September 30, 2017.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Fair value of financial instruments

The Group’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, restricted cash, amount due from related parties, amount due to a related party, available-for-sale securities investments, accounts payable, notes payable, short-term bank borrowing and amount due to related parties. The Company carries its available-for-sales investments at fair value. The carrying amounts of cash and cash equivalents, accounts receivable, restricted cash, amount due from related parties, accounts payable, notes payable and short-term bank borrowings approximate their fair values due to the short-term maturities of these instruments. The carrying amount of amount due to a related party approximates fair value as it includes a market interest rate.

Cash and cash equivalents

Cash and cash equivalents consist of cash on-hand, demand deposits with financial institutions, term deposits with an original maturity of three months or less and highly liquid investments, which are unrestricted from withdrawal or use, or which have original maturities of three months or less when purchased.

Restricted cash

Restricted cash represents deposits made to the bank for bank acceptance notes (or notes payable) issued by the Group. When the Group issues the bank acceptance notes, the banks requires the Group to make a deposit for 60% of the face value of the bank acceptance notes issued as collateral. The deposits for unsettled bank acceptance notes are recorded as restricted cash in the consolidated statement of balance sheet.

Notes payable

The Group endorses bank acceptance notes (“Notes”) to suppliers in the PRC in the normal course of business. The Group may endorse these Notes with its suppliers to clear its accounts payable. When the Notes are endorsed by the Group, the Group is jointly liable with other endorsers in the Notes. Notes that have been presented to banks or endorsed with suppliers are derecognized from the consolidated balance sheets when the Notes are settled with banks or when the obligations as endorser are discharged.

Accounts receivable

Accounts receivable represents those receivables derived in the ordinary course of business, net of allowance for doubtful accounts.

Allowance for doubtful accounts

The Group maintains an allowance for doubtful accounts for estimated losses on uncollected accounts receivable. Management considers the following factors when determining the collectability of specific accounts: creditworthiness of customers, aging of the receivables, past transaction history with customers and their current condition, changes in customer payment terms, specific facts and circumstances, and the overall economic climate in the industries the Group serves.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Prepaid expenses and other current assets

Prepaid expenses and other current assets primarily consist of advance to suppliers, prepaid expenses, rental deposit, other receivables and value-added tax receivables.

Inventories

Inventories of the Group consist of raw materials, finished goods and work in process. Inventories are stated at the lower of cost or net realizable value on a weighted average basis. Inventory costs include expenses that are directly or indirectly incurred in the purchase, including shipping and handling costs charged to the Group by suppliers, and production of manufactured product for sale. Expenses include the cost of materials and supplies used in production, direct labor costs and allocated overhead costs such as depreciation, insurance, employee benefits, and indirect labor. Cost is determined using the weighted average method. The Group assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon the product life cycle. For the nine months ended September 30, 2016 (unaudited) and 2017, inventories write-down amounted to nil and nil, respectively.

Short-term investments

Short-term investments are available-for-sale investments with the maturity of less than one year. The Group’s short-term available-for-sale investments are classified as short-term investments on the consolidated balance sheets based on their contractual maturity dates which are less than one year and are measured at fair value.

Property, plant and equipment, net

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Software and electronic equipment	3-5 years
Leasehold improvements	Shorter of the lease term or estimated useful lives

Intangible asset, net

Acquired intangible assets other than goodwill consist of the domain name for the Company’s website www.huami.com and the patents from the acquisition of Shenzhen Yunding.

The domain name is recognized as an intangible asset with indefinite life and evaluated for impairment at least annually or if events or changes in circumstances indicate that the asset might be impaired. Such impairment test compares the fair values of asset with its carrying value amounts and an impairment loss is recognized if and when the carrying amounts exceed the fair value. The estimates of values of the intangible asset not subject to amortization are determined using discounted cash flow valuation approach. Significant assumptions are inherent in this process, including estimates of discount rates.

The patents are recognized as intangible assets with finite lives and are amortized on a straight-line basis over their expected useful economic lives. Amortization is calculated on a straight-line basis over the estimated useful life of 10 years.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired.

Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the stock prices, business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The estimation of fair value of each reporting unit using a discounted cash flow methodology also requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Group’s business, estimation of the useful life over which cash flows will occur, and determination of the Group’s weighted average cost of capital. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

The Group performs a two-step goodwill impairment test. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit’s goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

During the nine months ended September 30, 2017, there are no reporting units at risk of step 1 and the Group recognized nil impairment loss on goodwill.

Long-term investments

The Group’s long-term investments consist of cost method investments, equity method investments and available-for-sale securities investments.

(a)	Cost Method Investment

For investee companies over which the Group does not have significant influence or a controlling interest, the Group carries the investment at cost and recognizes as income any dividend received from distribution of the investee’s earnings.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Long-term investments – continued

The Group reviews its cost method investments for impairment whenever an event or circumstance indicates that an other-than-temporary impairment has occurred. The Group estimated the fair value of these investee companies based on the discounted cash flow approach. Factors the Group considers in making such a determination include general market conditions, the duration and the extent to which the fair value of an investment is less than its cost, and the Group’s intent and ability to hold such investment. An impairment charge is recorded if the carrying amount of an investment exceeds its fair value and such excess is determined to be other-than-temporary. The Group did not record any impairment loss on its cost method investments during the nine months ended September 30, 2016 (unaudited) and 2017.

(b)	Equity Method Investment

For an investee company over which the Group has the ability to exercise significant influence, but does not have a controlling interest, the Group accounts for the investment under the equity method. Significant influence is generally considered to exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%. Other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method of accounting, the investee company’s accounts are not reflected within the Group’s consolidated balance sheets and statements of operations; however, the Group’s share of the earnings or losses of the investee company is reflected in the caption “(loss)/income from equity method investments” in the consolidated statements of operations.

An impairment charge is recorded if the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary. The Group estimated the fair value of the investee company based on comparable quoted price for similar investment in active market, if applicable, or discounted cash flow approach which requires significant judgments, including the estimation of future cash flows, which is dependent on internal forecasts, the estimation of long term growth rate of a company’s business, the estimation of the useful life over which cash flows will occur, and the determination of the weighted average cost of capital. The Group did not record any impairment losses on its equity method investments during the nine months ended September 30, 2016 (unaudited) and 2017.

(c)	Available-for-sale Investment

For investment in investees’ convertible notes which is determined to be debt securities, the Group accounts for it as long-term available-for-sale investments when it is not classified as either trading or held-to-maturity investments.

Available-for-sale investment is carried at its fair value and the unrealized gains or losses from the changes in fair values are included in accumulated other comprehensive income.

The Group reviews its investments for other than temporary impairment based on the specific identification method. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its investments. If the cost of an investment exceeds the investment’s fair value, the Group considers, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than the cost, the Group’s intent and ability to hold the investment, and the financial condition and near term prospects of the investees. The Group recorded no impairment losses on its investments during the nine months ended September 30, 2016 (unaudited) and 2017, respectively.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Revenue recognition

The Group generates substantially all of its revenues from sales of smart wearable devices. The Group also generates a small amount of its revenues from its subscription-based services. The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred and the services have been rendered, the sales price is fixed or determinable, and collection is reasonably assured. The Group recognizes revenue, net of estimated sales returns and value-added taxes (“VAT”).

The Group’s contracts with its customers have multiple element arrangements. The first deliverable is the smart wearable device and embedded firmware that is essential to the functionality of the device. The second deliverable is the software services included with the products, which are provided free of charge and enable users to sync, view, and access real-time data on the Group’s mobile apps. The third deliverable is the embedded right included with the purchase of the device to receive, on a when-and-if-available basis, future unspecified firmware upgrades and features relating to the product’s essential firmware.

The Group allocates revenue to all deliverables based on their relative selling prices. The Group uses a hierarchy to determine the selling price to be used for allocating revenue to the deliverables: (i) vendor-specific objective evidence (“VSOE”) of fair value, (ii) third-party evidence (“TPE”), and (iii) best estimate of the selling price (“BESP”). Because the Group currently has neither VSOE nor TPE for any of its deliverables, revenue is allocated to the deliverables on the Group’s BESP as if each deliverable was sold regularly on a stand-alone basis. The Group’s process for determining its BESP considers multiple factors including consumer behaviors and the Group’s internal pricing model. The BESP for the smart wearable devices comprises the majority of the arrangement consideration. The BESP for the software services and software upgrades is currently estimated at RMB0.43 per unit and RMB1.19 per unit for the nine months ended September 30, 2016 (unaudited) and 2017, respectively. The Group recognizes revenue for the amounts allocated to the smart wearable devices at the time of delivery (except as noted below), provided the other conditions for revenue recognition have been met. Revenue for products sold through distributors or retailers is recognized on a sell-in basis. Amounts allocated to the software services and unspecified upgrade rights are deferred and recognized on a straight-line basis over their estimated usage period which approximates 9 months. During the nine months ended September 30, 2016 (unaudited) and 2017, the Company generated 93.2% and 86.8% of revenues from one customer that entered into a cooperation agreement as further described below. The remaining revenues for the nine months ended September 30, 2016 (unaudited) and 2017 was mostly generated from sales of the Company’s self-branded Amazfit products to retailers, distributors and end users. The Company’s revenue recognition for its Amazfit products is consistent with that described in the preceding paragraphs.

Cooperation agreement with one customer

During the years ended December 31, 2015 and 2016, and nine months ended September 30, 2017, the Group generated most of its revenues from sales of exclusively designed and manufactured smart wearable devices to one customer, who is also the sole distribution channel for such smart wearable devices. This customer is one of our shareholders (see note 21). Under a cooperation agreement with this customer, the Group produces and assembles final product for shipments of smart wearable devices to that customer, who is then responsible for commercial distribution and sale of the product.

The arrangement includes two payment installments. The first payment installment is priced to recover the costs incurred by the Group in developing, producing and shipping the devices to its customer and is due from

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Cooperation agreement with one customer – continued

the customer to the Group once products have been delivered. The Group allocates the initial payment installment between the hardware device, the software services, and the software upgrades based on their relative fair value and recognizes revenue based on its recognition policy further described in the preceding paragraph. The Group is also entitled to receive a potential second installment payment calculated as 50 percent of the future net profits from commercial sales made by the customer. Given the revenue from the profit sharing arrangement is contingent on the commercial sale, the Group recognizes revenue from the second installment in the period following the commercial sale by the customer, which is when the fee is fixed and determinable. The fee related to the second installment is usually earned by the Group between 30 to 45 days after initial shipment of the product to the customer. The second installment is also allocated between the hardware device, the software services, and the software upgrades based on their relative fair value and is recognized based on the Group’s recognition policy further described in the preceding paragraph. The Company’s revenue recognition policy of its products under its cooperation agreement is substantially consistent with that for its sales of Amazfit products except that the installment payments available to its customer under its cooperation agreement are not available to customers who purchase its Amazfit products.

Value added taxes

“VAT” on sales is calculated at 17% on revenue from products. The Group reports revenue net of VAT. Subsidiaries that are VAT general tax payers are allowed to offset qualified VAT paid against their output VAT liabilities.

Rights of return

The Group offers limited sales returns for products sold directly to end-users. The Group estimates reserves for these sales based on historical experience, and records the reserve as a reduction of revenue and accounts receivable. For the nine months ended September 30, 2016 (unaudited) and 2017, actual returns have been insignificant.

Cost of revenues

Cost of revenues consists primarily of material costs, salaries and benefits for staff engaged in production activities and related expenses that are directly attributable to the production of products. The shipping and handling fees billed to the customers are presented as part of cost of revenues as well.

Product warranty

The Group offers a standard product warranty that the product will operate under normal use. For products sold to the one customer under the cooperation agreement, the warranty period is 18 months which includes a six month warranty to that customer and an additional 12 months warranty to end-users. For products sold directly to end users, the warranty period include a 12 months warranty to end users. The Group has the obligation, at its option, to either repair or replace the defective product.

At the time revenue is recognized, an estimate of future warranty costs is recorded as a component of cost of revenues. The reserves established are regularly monitored based upon historical experience and any actual claims charged against the reserve. Warranty reserves are recorded as a cost of revenue.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Research and development expenses

Research and development expenses primarily consist of salaries and benefits for research and development personnel, materials, office rental expense, general expenses and depreciation expenses associated with research and development activities.

Advertising expenses

Advertising expenses are expensed as incurred and included in selling and marketing expenses. Total advertising expenses were RMB8,249 and RMB5,260 for the nine months ended September 30, 2016 (unaudited) and 2017, respectively.

Government subsidies

Government subsidies represent government grants received from local government authorities to encourage the Group’s technology and innovation.

The Group records such government subsidies as other income when it has fulfilled all of its obligation related to the subsidy.

For the nine months ended September 30, 2016 (unaudited) and 2017, the Group received RMB7,320 and RMB7,727 from government authority respectively, out of which, RMB7,320 and RMB2,787 were recognized as subsidy income. The remaining balances were accounted for deferred subsidy income as the Group has to meet certain performance conditions required by the government authority.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized.

The Group accounts for uncertain tax positions by reporting a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Tax benefits are recognized from uncertain tax positions when the Group believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Group recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Share-based payment

Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. The Group has elected to recognize compensation expenses using the straight-line method for all employee equity awards granted with graded vesting provided that the amount of

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Share-based payment – continued

compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested at that date, over the requisite service period of the award, which is generally the vesting period of the award.

Comprehensive (loss)/income

Comprehensive (loss)/income consists of two components, net income and other comprehensive income, net of tax. Other comprehensive income refers to revenue, expenses, and gains and losses that are recorded as an element of stockholders’ equity but are excluded from net (loss)/income. The Group’s other comprehensive income consists of foreign currency translation adjustments from its subsidiaries not using the RMB as their functional currency and the fair value change of available-for-sale investments of the Group. Comprehensive (loss)/income is reported in the consolidated statements of comprehensive (loss)/income.

Foreign currencies

The functional currency of the Company outside of the PRC is the US$. The reporting currency of the Company is the RMB. The Company’s subsidiaries, consolidated VIEs and VIEs’ subsidiaries with operations in the PRC, Hong Kong, the United States and other jurisdictions generally use their respective local currencies as their functional currencies. The financial statements of the Company’s subsidiaries, other than the subsidiaries and consolidated VIEs with the functional currency of RMB, are translated into RMB using the exchange rate as of the balance sheet date for assets and liabilities and the average daily exchange rate for each month for income and expense items. Translation gains and losses are recorded in accumulated other comprehensive income or loss as a component of shareholders’ equity.

In the financial statements of the Company’s subsidiaries and consolidated VIEs and VIEs’ subsidiaries, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the consolidated statements of operations during the year in which they occur.

RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group’s cash and cash equivalents denominated in RMB amounted to RMB54,615 and RMB426,287 at December 31, 2016 and September 30, 2017, respectively.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows from RMB into US$ as of and for the nine months ended September 30,

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Convenience translation – continued

2017 is solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB6.6533, representing the rate as certified by the statistical release of the Federal Reserve Board of United States on September 30, 2017. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into U.S. dollar at that rate on September 30, 2017, or at any other rate.

Net (loss)/income per share

Basic net (loss)/income per share is computed by dividing net (loss)/income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

The Group’s convertible redeemable participating preferred shares are participating securities as they participate in undistributed earnings on an as-if converted basis. The Group determined that the nonvested restricted shares owned by the founders are participating securities as the holders of these nonvested restricted shares have nonforfeitable rights to receive dividends with all ordinary shares but these nonvested restricted shares do not have a contractual obligation to fund or otherwise absorb the Group’s loss. Accordingly, the Group uses the two-class method, whereby undistributed net income is allocated on a pro rata basis to the ordinary shares, preferred shares and nonvested restricted shares held by the founders to the extent that each class may share income in the period; whereas the undistributed net loss for the period is allocated to ordinary shares only because the convertible redeemable participating preferred shares and nonvested restricted shares owned by the founders are not contractually obligated to share the loss.

Diluted (loss)/income per ordinary share reflect the potential dilution that would occur if securities were exercised or converted into ordinary shares. The Group had convertible redeemable participating preferred shares, share options, restricted shares and restricted stock units which could potentially dilute basic (loss)/income per share in the future. To calculate the number of shares for diluted (loss)/income per ordinary shares, the effect of the convertible redeemable participating preferred shares is computed using the as-if-converted method; the effect of the share options, restricted shares and restricted stock units is computed using the treasury stock method.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and revenue. The Group places its cash and cash equivalents with financial institutions with high credit ratings and quality.

The Group conducts credit evaluations of third-party customers and related parties, and generally does not require collateral or other security from its third-party customers and related parties. The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific third-party customers and related parties.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Concentration of credit risk – continued

Accounts receivable concentration of credit risk as below:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Company A	6,658 (24.7%)	8,806 (31.1%)
Company D	—	6,928 (24.5%)
Company E	—	3,237 (11.4%)

Total	6,658 (24.7%)	18,971 (67.0%)

Amount due from related parties concentration of credit risk as below:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Company C	457,100 (95.0%)	160,291 (93.4%)

Total	457,100 (95.0%)	160,291 (93.4%)

Revenue generated from Company C accounted for 86.7% of total revenue for the nine months ended September 30, 2017. Company C is a subsidiary of a company controlled by one of the Group’s shareholders (see note 21).

For the nine months ended September 30,
	2016	2017
	RMB	RMB
(unaudited)
Company C	878,647 (93.1%)	1,123,146 (86.7%)

Total	878,647 (93.1%)	1,123,146 (86.7%)

Supplier Concentration

The Group relies on third parties for the supply and manufacturing of its products, as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Group may be unable to find alternative suppliers or satisfactorily deliver its products to its customers on time, if at all.

Newly adopted accounting pronouncement

In November 2016, FASB issued ASU 2016-18, requiring that a statement of cash flows to explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Newly adopted accounting pronouncement – continued

equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017. Early adoption is permitted. On January 1, 2017, the Group elected to early adopt this new guidance and have applied the changes to the consolidated cash flows for the nine months ended September 30, 2016 (unaudited) and 2017 and September 30, 2017. As of September 30, 2017, restricted cash of approximately RMB6,927 is included in cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statement of cash flows. The Company did not have restricted cash prior to September 30, 2017.

Recent accounting pronouncements not yet adopted

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration that a company expects to be entitled to in exchange for the goods or services. To achieve this principle, a company must apply five steps including identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when (or as) the company satisfies the performance obligations. Additional quantitative and qualitative disclosure to enhance the understanding about the nature, amount, timing, and uncertainty of revenue and cash flows is also required. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. In April 2016, the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing.” ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. The effective date of ASU 2016-10 is the same as the effective date of ASU 2014-09.

The Group is in the process of evaluating the impact to its consolidated financial statements and is making progress in its implementation which includes developing policies, process and tools to report financial results. The Company expects to adopt the new revenue standard as of January 1, 2018 utilizing the modified retrospective transition method. Based on preliminary assessment, the Company believes that the new standard will impact the timing of when revenue is recognized including but not limited to when the Company recognizes the second installment payment related to its cooperation agreement with its main customer. The Company is continuing to evaluate the impact of the adoption and preliminary assessment is subject to change.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In transition, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Group is in the process of evaluating the impact that this pronouncements on its consolidated financial statements.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

2. SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Recent accounting pronouncements not yet adopted – continued

In January 2017, the FASB issued ASU 2017-04, addressing concerns regarding the cost and complexity of the two-step goodwill impairment test, the amendments in this ASU remove the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. For public business entities that are SEC filers, the amendments are effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2019. For public business entities that are not SEC filers, the ASU’s amendments are effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2020. For all other entities, including not-for-profit entities, the ASU’s amendments are effective for annual and interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Group is in the process of evaluating the impact that this pronouncements on its consolidated financial statements.

3. BUSINESS ACQUISITION

Acquisition of Shenzhen Yunding

In March 2016, the Group invested and paid RMB2,520 to obtain 35% equity interests in Yunding to expand the business of smart technology devices and benefit from the synergistic effect expected from such investment. The investment was initially recognized as an equity-method investment as the Group enjoyed one out of three board seats and concluded that it had significant influence over the operations of Yunding. In July 2017, the Group acquired an additional 22% equity interests in Yunding for a total consideration of RMB1,584. The acquisition resulted in the Group obtaining control of Shenzhen Yunding with an ownership of 57% equity interests.

The purchase price consists of the following:

RMB
Cash consideration	1,584
Fair value of the 35% equity interests:
Carrying amount	380
Gain on re-measurement of fair value of noncontrolling equity investment	2,140

Total	4,104

The Group recognized an investment gain of RMB2,140 in realized gain from investment as a result of remeasuring the 35% equity interests immediately to fair value before the business combination. The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities were recorded at their fair value at the date of acquisition. The acquisition-date fair value of the equity interests held by the Company immediately prior to the acquisition date was measured at fair value using a discounted cash flow method and taking into account certain factors including the management projection of discounted future cash flow and an appropriate discount rate. The purchase price allocation described below was determined by the Group with the assistance of an independent valuation appraiser. Yunding financial statements constituted less

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

3. BUSINESS ACQUISITION – CONTINUED

Acquisition of Shenzhen Yunding – continued

than 1% of revenue, net loss, and total assets of the consolidated financial statement as of and for the nine months ended, September 30, 2017. The acquired net assets were recorded at their estimated fair values on the acquisition date. The acquired goodwill is not deductible for tax purposes.

The purchase price was allocated as of July 31, 2017, the date of acquisition as follows:

	RMB	Amortization period
Cash	3,475
Other current assets	3,213
Property, plant and equipment	134	3.6-4.8 years
Intangible assets
Patents	4,203	10 years
Goodwill	5,930
Other current liabilities	(2,887)
Deferred tax liabilities	(955)
Other non-current liabilities	(6,033)
Noncontrolling interest	(2,976)

Total consideration	4,104

The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under US GAAP, and comprise of (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

4. INVENTORIES

Inventories consisted of the following:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Raw materials	115,374	149,333
Work in process	30,528	19,558
Finished goods	46,470	22,210

Total	192,372	191,101

For the nine months ended September 30, 2016 (unaudited) and 2017, the Group did not record any write-down of obsolete inventory.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

5. SHORT-TERM INVESTMENTS

Short-term investments included convertible bonds with maturities less than 1 year and consisted of the following:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Convertible bonds:
Abee Semi, Inc. (“Abee”)(a)	7,198	7,252
Beijing Zulin Technology Co., Ltd. (“Zulin”)(b)	2,038	—

Total:	9,236	7,252

(a)	In June 2016, the Group invested RMB6,937 to acquire a convertible bond issued by Abee, a Delaware corporation, with 7% interest rate per annum and one year maturity. In June, 2017, the Group agreed to extend the maturity date for one additional year. The investment was classified as an available-for-sale investment and measured at fair value. Unrealized holding gains of RMB156 and RMB54 was reported in other comprehensive income for the nine months ended September 30, 2016 (unaudited) and 2017, respectively.
(b)	On July 25, 2016, the Group entered into a one-year convertible bond investment agreement with Zulin with principal amount to RMB2,000 and interest rate of 4.35%. On April 20, 2017, Zulin repaid the principle and interest totaling RMB2,062. The group recognized RMB62 as realized gain from investment.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Other receivables(a)	2,418	12,059
Prepaid expense	2,715	4,477
Advances to suppliers	1,229	5,738
Rental deposits	2,316	3,252
Value-added tax receivable	—	1,746

Total	8,678	27,272

(a)	During the nine months ended September 30, 2017, the Group provided short-term loans to Abee and Hefei Chuangqu Electronic Technology Co., Ltd. amounted to RMB5,655 and RMB3,000, with the interest rate of 4.3% and nil, respectively. The remaining balance represents the staff advances, other miscellaneous prepayments and others.

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Software and electronic equipment	5,627	6,919
Leasehold improvements	7,872	8,878

Total	13,499	15,797

Less: accumulated depreciation	(2,698)	(5,132)

Property, plant and equipment, net	10,801	10,665

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

7. PROPERTY, PLANT AND EQUIPMENT, NET – CONTINUED

The Group has recorded depreciation expenses of RMB1,061 and RMB2,418 for the nine months ended September 30, 2016 (unaudited) and 2017, respectively. No impairment was recorded for nine months ended September 30, 2016 (unaudited) and 2017.

8. LONG-TERM INVESTMENTS

Long-term investments consisted of the following:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Cost method investments:(a)	7,750	750
Equity method investments:
Hefei Huaying Xingzhi Fund Partnership (limited partnership) (“Huaying Fund”)(b)	50,000	50,091
Other equity method investments(c)	19,303	19,243
Convertible bonds	1,004	1,446

Total	78,057	71,530

(a)	On July 27, 2017, the Group sold its investment in Beijing Feisou Technology Co., Ltd. (“Beijing Feisou”) for a total cash consideration of RMB5,133 to Huaying Fund.
(b)	In August 2016, the Group invested RMB50,000 to acquire 49.5% equity interests in a limited partnership, Huaying Fund, a fund engaged in the investing activities in small and middle scale High Tech private companies. The Group accounted for the investment under the equity method because the investments are of common stock and the Group has significant influence in the Fund but does not own a majority equity interest or otherwise control.
(c)	As to the other equity method investments, they represent several insignificant investments classified as equity method investments as the Group has the ability to exercise significant influence but does not have control over the investees as of September 30, 2017. In July 2017, the Group also converted a RMB 8,000 loan previously provided to Hefei LianRui, an equity method investment, resulting in the Group obtaining an aggregate 27.5% interest as of September 30, 2017. As a result of this transaction, the Company reclassified its investment from cost method to equity method investment.

9. FAIR-VALUE MEASUREMENT

As of September 30, 2017, available-for-sale investments recorded in short-term and long-term investments mainly represent the convertible bonds. Those are measured and recorded at fair value on a recurring basis in periods subsequent to their initial recognition and are as follows:

	As of September 30, 2017
Description	Quoted Prices in Active Market for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
	RMB	RMB	RMB	RMB
Convertible bonds:
Short-Term	—	7,252	—	7,252
Long-Term	—	1,446	—	1,446

Total:	—	8,698	—	8,698

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

9. FAIR-VALUE MEASUREMENT – CONTINUED

The Group measured the fair value of the convertible bonds based on the respective principals, expected returns and the estimated conversion value. Those convertible bonds are classified as level 2 measurement. No transfers occurred between different level fair-value measurements during the periods presented.

10. OTHER NON-CURRENT ASSETS

In May 2017, the Group signed a commitment to purchase certain properties from Anhui Zhong’an Chuanggu Technology Park Co., Ltd. for business operating purpose. In June 2017, the Group has prepaid RMB3,000 cash consideration as the down payment and recorded it as other non-current assets.

In August 2017, the Group signed an agreement with Hefei High-Tech Co., Ltd. to acquire an office building for a total cash consideration of RMB19,522. As of September 30, 2017, the Group has prepaid RMB9,872 and recorded it as other non-current assets. In October 2017, the Company has paid the remaining balance and recorded the office building as property, plants and equipment.

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Deferred revenue	9,159	13,302
Product warranty	4,870	2,489
Accrued payroll and welfare	17,937	17,517
Accrued expenses	1,386	7,381
Other tax payable	8,899	8,605
Other current liabilities	5,372	6,480

Total	47,623	55,774

Product warranty activities were as follows:

Product Warranty
RMB
Balance as of January 1, 2016	4,275
Provided during the period	10,682
Utilized during the period	(10,444)

Balance as of September 30, 2016 (unaudited)	4,513

Balance at January 1, 2017	4,870
Provided during the period	12,058
Utilized during the period	(14,439)

Balance as of September 30, 2017	2,489

The warranty costs recorded in cost of revenue were RMB10,682 and RMB12,058 during the nine months ended September 30, 2016 (unaudited) and 2017, respectively.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

12. BANK BORROWING

On December 22, 2016, the Group has entered into a loan agreement with Hui Shang Bank amounted to RMB10,000 with one year maturity and a floating interest rate up to 121% of the benchmark interest rate on payment date.

On January 4, 2017, the Group borrowed another loan amounted to RMB30,000 from Hefei Branch of China Merchants Bank with one year maturity and a fixed interest rate of 5.00%.

13. INCOME TAXES

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

The Company’s subsidiary Huami HK Limited is located in Hong Kong and is subject to an income tax rate of 16.5% for taxable income earned in Hong Kong.

The Company’s subsidiaries Huami Inc and Rill are located in the U.S. and are subject to an income tax rate of 35% for taxable income earned as determined in accordance with relevant tax rules and regulations in the U.S.

The Company’s PRC subsidiaries, the VIEs and VIEs’ subsidiaries are subject to the 25% standard enterprise income tax rate except for Anhui Huami that qualify as a high and new technology enterprise (“HNTE”), which is subject to a tax rate of 15%. Anhui Huami began to qualify as HNTE since 2015 and was subject to a tax rate of 15% for the nine months ended September 30, 2016 (unaudited) and 2017.

The current and deferred components of income taxes appearing in the consolidated statements of operation are as follows:

	For the nine months ended September 30,
	2016	2017
	RMB	RMB
	(unaudited)
Current tax expenses	8,991	39,405
Deferred tax benefits	(12,722)	(23,943)

	(3,731)	15,462

The significant components of the Group’s deferred tax assets and liabilities were as follows:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Deferred tax assets
Accrued expenses	208	3,922
Net operating loss carry forwards	22,764	42,978

Total deferred tax assets	22,972	46,900

Less: valuation allowance	—	—

Deferred tax assets, net	22,972	46,900

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

13. INCOME TAXES – CONTINUED

As of September 30, 2017, the Group had RMB159,730 operating loss carry forwards that expire from 2020 through 2037, which will be available to offset future taxable income.

Reconciliation between the income tax expense computed by applying the PRC enterprise tax rate of 25% to (loss)/income before income tax and actual provision were as follows:

	For the nine months ended September 30,
	2016	2017
	RMB	RMB
	(unaudited)
(Loss)/income before income tax	(21,620)	111,999
Tax (benefit) expense at PRC enterprise income tax rate of 25%	(5,405)	28,000
Income tax on tax holidays	(7,636)	(23,890)
Tax effect of permanence differences	466	1,270
Effect of income tax rate differences in jurisdictions other than the PRC	8,844	10,082

Income tax (benefit) expense	(3,731)	15,462

If the tax holiday granted to Anhui Huami was not available, the Group’s income tax expense would have increased by RMB7,636 and RMB23,890, the basic net income per share attributable to the Company would have decreased by RMB0.14 and RMB0.21 for the nine months ended September 30, 2016 (unaudited) and 2017, respectively, and the diluted net income per share attributable to the Company would have decreased by RMB0.14 and RMB0.21 for the nine months ended September 30, 2016 (unaudited) and 2017, respectively.

The group assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, as of December 31, 2016 and September 30, 2017, no allowance has been recorded for the deferred tax assets.

14. ORDINARY SHARES

The Company’s amended and Restated Certificate of Formation authorizes the Company to issue 405,462,685 ordinary shares with a par value of US$0.0001 per share approximately. As of December 31, 2016 and September 30, 2017, the Company had 91,169,327 and 91,304,327 ordinary shares issued and outstanding, respectively.

15. PREFERRED SHARES

No significant event occurred with respect to preferred shares after January 1, 2016.

The significant terms of the Series A Preferred Shares, Series B-1 Preferred Shares and Series B-2 Preferred Shares issued by the Company are as follows:

Conversion rights

Optional Conversion

Each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time. The conversion rate for Preferred Shares shall

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

15. PREFERRED SHARES – CONTINUED

Conversion rights – continued

be determined by dividing the applicable Preferred Share Issue Price by the applicable conversion price then in effect at the date of the conversion.

Conversion price adjustment:

The initial conversion price will be the applicable Preferred Share Issue Price, which will be subject to adjustments to reflect stock dividends, stock splits and other events (the “Preferred Share Conversion Price”), being no less than par value.

The conversion price is subject to (1) Adjustment for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares; (2) Adjustments for Other Distributions; (3) Adjustments for Reclassification, Exchange and Substitution; (4) Deemed issue of additional ordinary shares.

Automatic Conversion

Each Preferred Share shall automatically be converted into ordinary shares of the Company, at the then applicable Preferred Share Conversion Price

(i)	upon the closing of a Qualified Initial Public Offering (the “Qualified IPO”);

(ii)	upon the prior written approval of the holders of a majority of the Series A Preferred Shares and the holders of two thirds (2/3) of the Series B Preferred Shares.

Voting rights

Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

Redemption rights

Redemption Condition for Series A Preferred Shares:

The Series A Preferred Shares is redeemable at any time after the earlier of:

(i)	forty-eight (48) months after January 17, 2014, if the Company has not consummated a Qualified IPO;

(ii)	any Redemption required by other Investors (the “Redemption Start Date for Series A Shares”, together with Redemption Start Date for Series B Shares, the “Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and if so requested by the Majority Series A Holders, the Company shall redeem all or part of the issued, outstanding Series A Preferred Shares in cash out of funds legally available therefor (the “Series A Redemption”, together with the Series B Redemption, the “Redemption”).

Redemption Condition for Series B Preferred Shares:

The Series B Preferred Shares is redeemable, at any time after the earlier of:

(i)	forty-eight (48) months after the Closing Date, if the Company has not consummated a Qualified IPO;

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

15. PREFERRED SHARES – CONTINUED

Redemption rights – continued

(ii)	any material breach by the Group Companies, the Founders and/or the BVI Companies of any representatives, warranties or convents of the Transaction Documents;

(iii)	Any Redemption required by other Investors (the “Redemption Start Date for Series B Shares”), then subject to the applicable laws of the Cayman Islands and, if so requested by any holder of then issued, outstanding Series B Preferred Shares, the Company shall redeem all or part of the issued, outstanding Series B Preferred Shares of such holder in cash out of funds legally available.

Redemption Price for Series A Preferred Shares:

The redemption price of each Series A preferred share (the “Series A Redemption Price) shall be the higher of

(a) the sum of the Series A preferred share issuance price; plus 15% compound interest per annum on the Series A preferred share issuance price for each Series A preferred share accreted over the period from January 17, 2014 to the earliest redemption date of the security; plus all declared but unpaid dividends per Series A preferred share;

(b) the fair market value determined in accordance with the assessment by the independent appraiser selected jointly by the majority holders of Series A and the Company.

Redemption Price for Series B Preferred Shares:

The redemption price of each Series B preferred share (the “Series B Redemption Price”, together with the “Series A Redemption Price”, the “Redemption Price”) shall be the higher of

(a) the sum of the Series B preferred share issuance price; plus 12% compound interest per annum on the Series B preferred share issuance price for each Series B preferred share accreted over the period from the date of issuance to the earliest redemption date of the security; plus all declared but unpaid dividends per Series B preferred share;

(b) the fair market value of each Series B preferred share determined in accordance with the assessment by the independent appraiser selected jointly by the holders of the majority holders of Series B Holders and the Company at the date of redemption.

Dividends rights

No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a cumulative dividend at the rate of eight percent (8%) of the applicable Preferred Share Issue Price per annum per Preferred Share is first paid in full on the Preferred Shares (on an as-converted basis).

Dividends shall be paid on the Series B Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis and prior and in preference to any dividend on the Series A Preferred Shares; after full and unconditional payment of all dividends on the Series B Preferred Shares, dividends shall be paid on the Series A Preferred Shares, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other,

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

15. PREFERRED SHARES – CONTINUED

Dividends rights – continued

on an as-converted basis and prior and in preference to any dividend on the Ordinary Shares; after full and unconditional payment of all dividends on the Series B Preferred Shares and Series A Preferred Shares, dividends shall be paid on all the Preferred Shares and the Ordinary Shares then issued, outstanding, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, on an as-converted basis; provided that such dividends shall be payable only when, as, and if declared by the Board of Directors. Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

Liquidation rights:

Liquidation Preferences

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, all assets and funds of the Company legally available for distribution among holders of the outstanding Shares (on an as-converted to basis) in the following order and manner:

(i)	the holders of the Series B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, the Ordinary Shares or any other class or series of shares then issued, outstanding, an amount per Series B Preferred Share equal to one hundred and fifty percent (150%) of the applicable Series B Issue Price (the “Series B Preference Amount”);

(ii)	after the full Series B Preference Amount has been paid on all issued, outstanding Series B Preferred Shares, the holders of the Series A Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then issued, outstanding, an amount per Series A Preferred Share equal to one hundred and fifty percent (150%) of the Series A Issue Price (the “Series A Preference Amount”);

(iii)	after the full Series B Preference Amount and the Series A Preference Amount on all issued, outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.

Liquidation Event

The following events shall be deemed a liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”):

(i)	any acquisition of the Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred;

(ii)	a sale of all or substantially all of the Company’s assets and no substantial business operations will be continued by the Company.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

15. PREFERRED SHARES – CONTINUED

Liquidation rights – continued:

The change in the balance of Series Preferred included in mezzanine equity for the nine months ended September 30, 2016 (unaudited) and 2017 are as follows:

	Series A Preferred	Series B-1 Preferred	Series B-2 Preferred
	RMB	RMB	RMB
Balance as of January 1, 2016	19,799	21,041	231,439
Accretion of Preferred A shares	2,367	—	—
Accretion of Preferred B shares	—	2,026	22,290

Balance as of September 30, 2016 (unaudited)	22,166	23,067	253,729

Balance as of January 1, 2017	23,008	23,779	261,560
Accretion of Preferred A shares	2,786	—	—
Accretion of Preferred B shares	—	2,324	25,551

Balance as of September 30, 2017	25,794	26,103	287,111

The Group recognizes changes in the redemption value ratable over the redemption period. Increases in the carrying amount of the redeemable preferred shares are recorded by charges against retained earnings, or in the absence of retained earnings, by charges as reduction of additional paid-in capital until additional paid-in capital is reduced to zero. Once paid-in capital is reduced to zero, the redemption value measurement adjustment is recognized as an increase in accumulated deficit.

16. SHARE-BASED PAYMENT

Restricted share owned by the founders

As one of the condition to the closing of the Preferential Equity Interests in January 2014, two founders entered into a share restriction agreement with the preferential equity interests shareholders. Pursuant to this agreement, those founders are prohibited from transferring, selling, assigning, pledging or disposing in any way their equity interests in the Company before such interest is vested. The equity interests held by the Founders were 50% converted to restricted equity interests and vest in 24 equal and continuous monthly installments for each month starting from January 2014, provided that those founders remain full-time employees of the Group at the end of such month. A total of 45,567,164 restricted shares were held by those founders as of April 2015. In April 2015, as one of the condition of the closing of the preferred shareholder agreement, the agreement was amended to (1) restrict additional shares and extend the vesting period for an additional 48 months and (2) restrict shares held by four other founders similar to the restrictions imposed in January 2014. The Group also obtained an irrevocable and exclusive option to repurchase all of the restricted shares held by those founders at par value both in January 2014 and April 2015.

The share restriction agreement between the founders and the Company was accounted for as a grant of restricted stock awards under a stock-based compensation plan. Accordingly, the Group measured the fair value of the restricted shares of the Founders at the grant date and recognizes the amount as compensation expense over the service period. Additionally, the modification of the restriction in April 2015 was accounted as a modification of share based compensation. The Group calculated the incremental fair value resulting from the modification and recorded it as share-based compensation over the revised vesting term.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

16. SHARE-BASED PAYMENT – CONTINUED

Restricted share owned by the founders – continued

A summary of non-vested restricted share activity for the nine months ended September 30, 2017 is presented below:

Number of shares
Outstanding at January 1, 2017	34,175,373
Granted	—
Forfeited	—
Vested	7,643,209

Outstanding at September 30, 2017	26,532,164

The Group determined that the non-vested restricted shares are participating securities as the holders of the non-vested restricted shares have a non-forfeitable right to receive dividends with all ordinary shares but the non-vested restricted shares do not have a contractual obligation to fund or otherwise absorb the Group’s losses. See note 22 for details.

For the nine months ended September 30, 2016 (unaudited) and 2017, the Group recorded share-based compensation expense of RMB38,191 and RMB38,870 related to the unvested shares of the Founders.

Share options

On October 21, 2015, the Group adopted the 2015 share incentive plan (“2015 Plan”) which consists of a share incentive plan for U.S. service providers (“US Plan”) and a share incentive plan for PRC service providers (“PRC Plan”). The maximum aggregate number of ordinary shares that may be issued under the 2015 Plan is 14,328,358 ordinary shares to be allocated to employees, officers, directors or consultants of the Company.

During the nine months ended September 30, 2016 (unaudited) and 2017, the Group did not grant share options under the US Plan.

During the nine months ended September 30, 2016 (unaudited) and 2017, the Group granted 925,235 and 1,545,688 share options to certain personnel under the PRC Plan. Those options have an exercise price of RMB0 (US$0) per share and expire 10 years from the date of grant. Those options also include an exercise provision whereas shares become exercisable after the closing of an IPO. The Group has not recorded any share-based compensation expense during the nine months ended September 30, 2016 (unaudited) and 2017 related to such options. Share-based compensation related to those options will be recorded once the closing of an IPO becomes probable.

During the nine months ended September 30, 2016 (unaudited) and 2017, the Group granted nil and 500,000 share options to certain personnel under the U.S. Plan which were fully vested as of the grant date. Those options have an exercise price of RMB5.26 (US$0.79) per share and expire 10 years from the date of grant.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

16. SHARE-BASED PAYMENT – CONTINUED

Share options – continued

The Group calculated the estimated fair value of the options on the respective grant dates using the binomial option pricing model with assistance from independent valuation firms. Assumptions used to determine the fair value of share options granted during the nine months ended September 30, 2016 (unaudited) and 2017 are summarized in the following table:

	For the nine months ended September 30,
	2016	2017
	(unaudited)
Risk-free interest rate	1.58%	2.2%
Expected volatility	46.2%	49.5%
Expected life of option (years)	9.4	8.15-10
Expected dividend yield	0.0%	0.0%
Fair value per ordinary share	7.5	12.8

(i) Risk-free interest rate

Risk-free interest rate was estimated based on the yield to maturity of China international government bonds with a maturity period close to the contractual term of the options.

(ii) Expected life of option (years)

Expected life of option (years) represents the expected years to vest the options.

(iii) Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the contractual term of the options.

(iv) Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the contractual term of the options.

(v) Fair value of underlying ordinary shares

The estimated fair value of ordinary shares as of the respective dates was determined based on a retrospective valuation with the assistance of a third party appraiser.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

16. SHARE-BASED PAYMENT – CONTINUED

Share options – continued

A summary of the stock option activity under the 2015 Plan for the nine months ended September 30, 2016 (unaudited) and 2017 is included in the table below.

	Options granted Share Number	Weighted average exercise price per option
		RMB
Outstanding at January 1, 2016	6,112,400	0.91
Granted	1,065,235	0.07
Exercised	35,000	0.70
Cancelled and Forfeited	542,146	0.07

Outstanding at September 30, 2016 (unaudited)	6,600,489	0.91

Outstanding at January 1, 2017	6,078,298	0.91
Granted	2,045,688	1.28
Exercised	135,000	0.66
Cancelled and Forfeited	634,979	0.14

Outstanding at September 30, 2017	7,354,007	1.05

The following table summarizes information regarding the share options granted as of December 31, 2016 and September 30, 2017:

	As of December 31, 2016
	Options Number	Weighted- average exercise price per option	Weighted- average remaining exercise contractual life (years)	Aggregate intrinsic value
		RMB		RMB
Options
Outstanding	6,078,298	0.91	8.92	45,538
Exercisable	1,002,822	2.88	8.80	7,781
Expected to vest	5,075,476	—	8.95	38,025

	As of September 30, 2017
	Options Number	Weighted- average exercise price per option	Weighted- average remaining exercise contractual life (years)	Aggregate intrinsic value
		RMB		RMB
Options
Outstanding	7,354,007	1.05	8.63	94,199
Exercisable	1,400,000	5.53	8.72	17,933
Expected to vest	5,954,007	—	8.61	76,266

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

16. SHARE-BASED PAYMENT – CONTINUED

Share options – continued

The total intrinsic value of options exercised during the nine months ended September 30, 2016 (unaudited) and 2017 amounted RMB449 and RMB1,729 respectively.

The weighted average grant date fair value of options granted during the nine months ended September 30, 2016 (unaudited) and 2017 was RMB7.12 and RMB11.22 per share, respectively.

For the nine months ended September 30, 2016 (unaudited) and 2017, the Group recorded share-based compensation expense of RMB296 and RMB4,713 related to the options granted under the 2015 Plan.

As of September 30, 2017, there was RMB45,324 of unrecognized compensation expenses related to the options and most of them are expected to be recognized upon a Qualified IPO.

Restricted Share and Restricted Share Units

On October 21, 2015, the Company granted 4,740,777 restricted shares under the U.S. Plan to employees at exercise price of RMB0 per share. These shares have a vesting period of four years of employment services with the first one-fourth vesting on the first anniversary from grant date, and the remaining three-fourth vesting on an annual basis over a three-year period ending on the fourth anniversary of the grant date. The non-vested shares are not transferable and may not be sold or pledged and the holder has no voting or dividend right on the non-vested shares. In the event a non-vested shareholder’s employment for the Company is terminated for any reason prior to the fourth anniversary of the grant date, the holder’s right to the non-vested shares will terminate effectively. The outstanding non-vested shares shall be forfeited and automatically transferred to and reacquired by the Company at nil consideration.

The Group recognized compensation expense over the four year service period on a straight line basis. The aggregate fair value of the restricted shares at grant dates was RMB25,397. The fair values of non-vested shares are measured at the fair value of the Company’s ordinary shares on the grant-date which was RMB5.62 (US$0.84).

As of September 30, 2017 there was RMB8,690 unrecognized compensation cost related to non-vested shares which is expected to be recognized over a weighted average vesting period of 1.3 years.

There were no restricted shares granted, cancelled or forfeited in the nine months ended September 30, 2016 (unaudited) and 2017.

For the nine months ended September 30, 2016 (unaudited) and 2017, the Group recorded compensation expense of RMB4,875 and RMB4,993 related to the restricted shares.

Restricted Stock Units

During the nine months ended September 30, 2016 (unaudited) and 2017, the Company granted 745,000 and 1,700,000 restricted stock units respectively to employees at exercise price of RMB0 per share. These shares

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

16. SHARE-BASED PAYMENT – CONTINUED

Restricted Stock Units – continued

have a vesting period of four years of employment services with the first one-fourth vesting on the first anniversary from grant date, and the remaining three-fourth vesting on an annual basis over a three-year period ending on the fourth anniversary of the grant date. The restricted stock units (“RSU”) are not transferable and may not be sold or pledged and the holder has no voting or dividend right on the non-vested shares. In the event a non-vested shareholder’s employment for the Company is terminated for any reason prior to the fourth anniversary of the grant date, the holder’s right to the non-vested shares will terminate effectively. The outstanding restricted stock units shall be forfeited and automatically transferred to and reacquired by the Company at nil consideration.

The Group recognized compensation expense over the four year service period on a straight line basis. The aggregate fair value of the restricted stock units at grant dates was RMB27,604. The fair values of non-vested shares are measured at the fair value of the Company’s ordinary shares on the grant-date which were RMB6.59 and RMB11.38 during the nine months ended September 30, 2016 (unaudited) and 2017.

As of September 30, 2017 there was RMB26,164 unrecognized compensation cost related to restricted stock units which is expected to be recognized over a weighted average vesting period of 3.38 years. The weighted average granted fair value of restricted stock units granted during the nine months ended September 30, 2016 (unaudited) and 2017 were RMB7.16 per RSU and RMB12.82 per RSU.

A summary of the restricted stock units activity for the nine months ended September 30, 2016 (unaudited) and 2017 is presented below:

Number of shares
Unvested balance at January 1, 2016	795,550
Granted	745,000
Cancelled and Forfeited	364,500

Unvested balance at September 30, 2016 (unaudited)	1,176,050

Unvested balance at January 1, 2017	1,176,050
Granted	1,700,000
Cancelled and Forfeited	577,275

Unvested balance at September 30, 2017	2,298,775

Total share-based compensation recognized was as follows:

	For the nine months ended September 30,
	2016	2017
	RMB	RMB
	(unaudited)
Research and development	1,970	6,428
General and administrative	41,393	42,147

Total stock-based compensation expense	43,363	48,575

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

17. MAINLAND CHINA CONTRIBUTION PLAN

Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total provisions for such employee benefits were RMB13,860 and RMB17,723 for the nine months ended September 30, 2016 (unaudited) and 2017.

18. NONCONTROLLING INTERESTS

Yunding
RMB
Balance as of January 1, 2017	—
Addition of noncontrolling interest in connection with acquisition(a)	2,976
Loss attributed to noncontrolling interests shareholders	(263)

Balance as of September 30, 2017	2,713

(a)	In July 2017, the Group purchased an additional 22% of Yunding resulting in the Group controlling Yunding through 57% ownership. See Note 3 for additional details.

19. SEGMENT INFORMATION

The Group is mainly engaged in the business of smart wearable technology development. The Group’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer of the Group, who reviews financial information of operating segments when making decisions about allocating resources and assessing performance of the Group. An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s CODM. For the nine months ended September 30, 2016 (unaudited) and 2017, the Group identified two operating segments. Those segments include Xiaomi Wearable Products and Self-branded products and others. The wearable products segment comprise of sales of Xiaomi-branded products. The self-branded products and others segment comprises of self-branded products. Both Xiaomi Wearable Product and Self-branded products and others have been identified as reportable segments.

The Group operates mainly in the PRC and most of the Group’s long-lived assets are located in the PRC.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

19. SEGMENT INFORMATION – CONTINUED

The Group’s CODM evaluates performance based on each reporting segment’s revenue, costs of revenues and gross profit. Revenues, cost of revenues, gross profits and total assets by segment is presented below. Separate financial information of operating income by segment is not available:

	For the nine months ended September 30, 2016
	(unaudited)
	Xiaomi Wearable Products	Self-branded products and others	Total
	RMB	RMB	RMB
Revenues	873,171	70,340	943,511
Cost of revenues	734,369	56,843	791,212

Gross Margin	138,802	13,497	152,299

	For the nine months ended September 30, 2017
	Xiaomi Wearable Products	Self-branded products and others	Total
	RMB	RMB	RMB
Revenues	1,068,490	227,758	1,296,248
Cost of revenues	803,764	164,605	968,369

Gross Margin	264,726	63,153	327,879

The Group does not evaluate its segment on a fully allocated cost basis nor does the Group keeps track of segment assets separately.

20. STATUTORY RESERVES AND RESTRICTED NET ASSETS

PRC legal restrictions permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC regulations. Prior to payment of dividends, pursuant to the laws applicable to the PRC Domestic Enterprises and PRC Foreign Investment Enterprises, the PRC subsidiaries must make appropriations from after-tax profit to non-distributable statutory reserve funds as determined by the Board of Directors of the Group. Subject to certain cumulative limits including until the total amount set aside reaches 50% of its registered capital, the general reserve fund requires annual appropriations of not less than 10% of after-tax profit (as determined under accounting principles and financial regulations applicable to PRC enterprises at each year-end); These reserve funds can only be used for specific purposes and are not distributable as cash dividends. The Group made appropriation to these statutory reserve funds of RMB1,509 for the year ended December 31, 2015. As of December 31, 2015, the company’s profit appropriation made to the reserve fund reached the maximum required amount of 50% of registered capital. Accordingly, no additional profit appropriation was made during the nine month ended September 30, 2016 (unaudited) and 2017.

As a result of these PRC laws and regulations, the Group’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. The balance of restricted net assets were RMB154,342 and RMB162,478 as of December 31, 2016 and September 30, 2017, respectively.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

21. RELATED PARTY BALANCES AND TRANSACTIONS

Name	Relationship with the Group
Xiaomi Communication Technology Co., Ltd. (“Xiaomi Communication”)	Controlled by one of the Company’s shareholders
Hefei Huaheng Technology Co., Ltd. (“Hefei Huaheng”)	Controlled by one of the Company’s shareholders
Xiaomi Technology Co., Ltd. (“Xiaomi Technology”)	Controlled by one of the Company’s shareholders
Beijing Xiaomi Mobile Software Co., Ltd. (“Xiaomi Mibile”, collectively with Xiaomi Communication, Xiaomi Technology, “Xiaomi”)	Controlled by one of the Company’s shareholders
Hefei LianRui Microelectronics Technology Co., Ltd. (“Hefei LianRui”)	An equity method investee of the Group
Hangzhou Aqi Vision Technology Co., Ltd. (“Hangzhou Aqi”)	A cost method investee of the Group
Xi’an Haidao Information Technology Co., Ltd. (“Xi’an Haidao”)	Controlled by one of the Company’s shareholders
Hefei Huaying Xingzhi Fund Partnership (limited partnership)	An equity method investee of the Group
Shunwei Hitech Limited (“Shunwei”)	One of the Company’s shareholders

(1) Balances:

	As of December 31,	As of September 30,
	2016	2017
	RMB	RMB
Amount due from related parties:
Xiaomi Communication(a)	457,100	160,291
Hefei HuaHeng(b)	42	42
Xiaomi Technology(a)	—	2,812
Xiaomi Mobile(a)	3,485	359
Hefei LianRui(c)	10,571	2,571
Hangzhou Aqi(c)	3,000	3,000
Xian Haidao(c)	2,500	2,500

Total	476,698	171,575

Amount due to related parties, current:
Shunwei(d)	8,500	8,152
Huaying Fund(e)	15,000	15,000
Huang Wang(f)	—	1,000

Total	23,500	24,152

Amount due to related parties, non-current:
Huaying Fund(e)	—	3,000

Total	—	3,000

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

21. RELATED PARTY BALANCES AND TRANSACTIONS – CONTINUED

(2) Transactions:

	For the nine months ended September 30,
	2016	2017
	RMB	RMB
	(unaudited)
Sales to related parties:
Xiaomi Communication	878,647	1,123,146
Xiaomi Technology	711	1,609
Hefei HuaHeng	220	—

Total	879,578	1,124,755

The Group sold products to and generated revenue from above related parties for the nine months ended September 30, 2016 (unaudited) and 2017.

	For the nine months ended September 30,
	2016	2017
	RMB	RMB
	(unaudited)
Others
Loan provided to related parties(c)	10,068	—
Investments disposed to a related party(g)	—	15,467

(a)	The amount due from Xiaomi represents receivables from the sales of Xiaomi wearable products. All balances were subsequently collected.
(b)	The amount due from Hefei HuaHeng represents the sales of the self-branded products of the Group.
(c)	The amount due from Hefei LianRui, Hangzhou Aqi, Xian Haidao, represents the loans provided by the Group to these related parties in 2016. In July 2017, the Group converted a RMB8,000 loan provided to Hefei LianRui previously to equity investment for 18.13% equity interests in Hefei LianRui.
(d)	The balance represents capital injection expected to be returned to Shunwei.
(e)	The amount due to Huaying Fund consists of current and non-current balances. The current balance of RMB15,000 represents the unpaid capital injection agreed by the Group to Huaying Fund, and the non-current balance amounted RMB3,000 represents a loan provided by Huaying Fund to Shenzhen Yunding before the acquisition day of Shenzhen Yunding.
(f)	The amount due to Mr. Huang respects the unpaid cash consideration for the 3.13% equity interests obtained by the Group in Hefei LianRui, an equity method investment, from Mr. Huang.
(g)	The Group disposed four long-term investments to Huaying Fund during the nine months ended September 30, 2017.

22. NET (LOSS) INCOME PER SHARE

During the nine months ended September 30, 2016 (unaudited) and 2017, the Group has determined that its convertible redeemable participating preferred shares are participating securities as the preferred shares participate in undistributed earnings on an as-if-converted basis. The holders of the preferred shares are entitled to receive dividends on a pro rata basis, as if their shares had been converted into ordinary shares. The Group determined that the nonvested restricted shares of the founders are participating securities as the holders of the nonvested restricted shares have a nonforfeitable right to receive dividends with all ordinary shares but the nonvested restricted shares do not have a contractual obligation to fund or otherwise absorb the Company’s losses. Accordingly, the Group uses the two class method of computing net loss per share, for ordinary shares, nonvested restricted shares and preferred shares according to the participation rights in undistributed earnings.

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

22. NET (LOSS) INCOME PER SHARE – CONTINUED

However, undistributed loss is only allocated to ordinary shareholders because holders of preferred shares and nonvested restricted shares are not contractually obligated to share losses.

	For the nine months ended September 30,
	2016	2017
	RMB	RMB
	(Unaudited)
Basic net (loss)/income per share calculation
Numerator:
Net (loss)/income for the period attributable to the Company	(19,045)	95,378

Accretion of Series A Shares	2,367	2,786
Accretion of Series B-1 Shares	2,026	2,324
Accretion of Series B-2 Shares	22,290	25,551
Undistributed earnings allocated to Series A preferred shareholders	—	24,963
Undistributed earnings allocated to Series B-1 preferred shareholders	—	697
Undistributed earnings allocated to Series B-2 preferred shareholders	—	7,281
Undistributed earnings allocated to participating nonvested restricted shares	—	10,943

Net (loss) income attributable to ordinary shareholders for computing net (loss) income per ordinary shares—basic	(45,728)	20,833

Denominator:
Weighted average ordinary shares outstanding used in computing net (loss) income per ordinary shares—basic	54,228,458	59,795,978
Net (loss) income per ordinary share attributable to ordinary shareholders—basic	(0.84)	0.35
Diluted net (loss)/income per share calculation
Net (loss) income attributable to ordinary shareholders for computing net (loss income per ordinary shares—basic	(45,728)	20,833
Add: adjustments to undistributed earnings to participating securities	—	1,942

Net (loss) income attributable to ordinary shareholders for computing net (loss income per ordinary shares—dilute	(45,728)	22,775

Denominator:
Weighted average ordinary shares basic outstanding	54,228,458	59,795,978
Effect of potentially diluted stock options, restricted stocks and RSUs	—	8,599,511

Weighted average ordinary shares outstanding used in computing net (loss) income per ordinary shares—dilute	54,228,458	68,395,489
Net (loss) income per ordinary share attributable to ordinary shareholders—diluted	(0.84)	0.33

HUAMI CORPORATION.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED) AND 2017

(Amounts in thousands of Renminbi (“RMB”) and U.S. dollars (“US$”)

except for number of shares and per share data, or otherwise noted)

22. NET (LOSS) INCOME PER SHARE – CONTINUED

For the nine months ended September 30, 2016 (unaudited) and 2017, the following shares outstanding were excluded from the calculation of diluted net (loss) income per ordinary shares, as their inclusion would have been anti-dilutive for the periods prescribed:

	For the nine months ended September 30,
	2016	2017
	(unaudited)
Shares issuable upon exercise of share options, restricted stocks and RSUs	12,140,773	12,114,530
Shares issuable upon exercise of nonvested shares	37,075,869	31,405,986
Shares issuable upon conversion of Series A shares	71,641,792	71,641,792
Shares issuable upon conversion of Series B-1 shares	2,000,000	2,000,000
Shares issuable upon conversion of Series B-2 shares	20,895,523	20,895,523

23. COMMITMENTS AND CONTINGENCIES

Lease commitments

Future minimum payments under lease commitments as of September 30, 2017 were as follows:

RMB
2017 (last three months)	2,214
2018	6,571
2019 and after	2,010

10,795

Capital commitments

As of September 30, 2017, future minimum capital commitments under non-cancelable construction and investments were as follows:

Capital commitment for the purchase of property, plant and equipment	RMB 433,091

24. SUBSEQUENT EVENTS

The Group has evaluated events subsequent to the balance sheet date of September 30, 2017 through December 29, 2017, the date on which the financial statements are available to be issued.

In December 2017, the BOD approved a resolution to establish a health insurance company with other investors. According to the resolution, the Group will invest RMB 70 million to subscribe 7% equity interests in this company.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) is signed into law in the US. The tax law change will impact the Company’s subsidiaries located in the US. The Company is currently evaluating the impact of the TCJA on its consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering amended and restated memorandum and articles of association that we have adopted and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary shares
HHtech Holdings Limited	December 11, 2014	73,223,880	US$7,522.39 for 75,223,880 ordinary shares, of which 2,000,000 ordinary shares were repurchased by us on April 29, 2015
Haiyu Holding Limited	December 11, 2014	3,850,746	US$385.07
Fandler Holding Limited	December 11, 2014	3,850,746	US$385.07
Forest Mountain Holding Limited	December 11, 2014	3,850,746	US$385.07
Wenshui Holding Limited	December 11, 2014	3,850,746	US$385.07
Shu Hill Holding Limited	December 11, 2014	2,507,463	US$250.75

People Better Limited, Shunwei High Tech Limited, Banyan Capital Holdings Co., Ltd., SCC Venture V Holdco I, Ltd., Morningside China TMT Special Opportunity Fund, L.P., and Morningside China TMT Fund III Co-Investment, L.P.

	Immediately prior to the competition of this offering	12,064,825 class B ordinary shares	Waiver of the conditions of qualified initial public offering provided in the shareholders agreement between our shareholders and us.

Series A preferred shares
People Better Limited	April 29, 2015	35,820,896	US$1,225,310.00
Shunwei High Tech Limited	April 29, 2015	35,820,896	US$1,225,310.00

Series B-1 preferred shares
Shunwei High Tech Limited	April 29, 2015	2,000,000	US$3,182,500.00

Series B-2 preferred shares
Banyan Capital Holdings Co., Ltd.	April 29, 2015	11,940,299	US$20,000,000.83
SCC Venture V Holdco I, Ltd.	April 29, 2015	5,970,149	US$9,999,999.58
Morningside China TMT Special Opportunity Fund, L.P.	April 29, 2015	2,719,735	US$4,555,556.13
Morningside China TMT Fund III Co-investment, L.P.	April 29, 2015	265,340	US$444,444.50

Options, restricted shares and restricted share units
Certain directors, officers and employees	April 29, 2015 to August 27, 2017	Options to purchase 7,354,007 class A ordinary shares, 4,458,247 restricted shares and 2,298,775 restricted share units	Past and future services to us

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

HUAMI CORPORATION

Exhibit Index

Exhibit Number		Description of Document

1.1		Form of Underwriting Agreement

3.1	†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	†	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant (effective immediately prior to the closing of this offering)

4.1	†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	†	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3	†	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4	†	Shareholders Agreement between the Registrant and other parties thereto dated April 29, 2015

5.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the class A ordinary shares being registered and certain Cayman Islands tax matters

8.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	†	2015 Share Incentive Plan

10.2	†	2018 Share Incentive Plan

10.3	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.4	†	Form of Employment Agreement between the Registrant and its executive officers

10.5	†	English translation of the amended and restated Shareholder Voting Proxy Agreement and Power of Attorney among our WFOE, Anhui Huami and shareholders of Anhui Huami dated November 3, 2017

10.6	†	English translation of the amended and restated Shareholder Voting Proxy Agreement and Power of Attorney among our WFOE, Beijing Huami and shareholders of Beijing Huami dated November 3, 2017

10.7	†	English translation of the amended and restated Equity Pledge Agreement among our WFOE, Anhui Huami and shareholders of Anhui Huami dated November 3, 2017

10.8	†	English translation of the amended and restated Equity Pledge Agreement among our WFOE, Beijing Huami and shareholders of Beijing Huami dated November 3, 2017

10.9	†	English translation of the amended and restated Exclusive Consultation and Services Agreement among our WFOE, Anhui Huami dated November 3, 2017

10.10	†	English translation of the amended and restated Exclusive Consultation and Services Agreement among our WFOE, Beijing Huami dated November 3, 2017

10.11	†	English translation of the amended and restated Exclusive Option Agreement among our WFOE, Anhui Huami and shareholders of Anhui Huami dated November 3, 2017

10.12	†	English translation of the amended and restated Exclusive Option Agreement among our WFOE, Beijing Huami and shareholders of Beijing Huami dated November 3, 2017

10.13	†	English translation of Loan Agreement between our WFOE and Mr. Wang Huang dated November 3, 2017

10.14	†	English translation of Business Cooperation Agreement between Anhui Huami and Xiaomi dated October 23, 2017

10.15	†	English translation of Strategic Cooperation Agreement between Anhui Huami and Xiaomi dated October 23, 2017

10.16	†	English translation of Intellectual Property Application Right Assignment Agreement between Xiaomi and Anhui Huami dated April 29, 2015

10.17	†	English translation of Trademark Licensing Agreement between Xiaomi and Anhui Huami dated October 23, 2017

21.1	†	Subsidiaries of the Registrant

23.1		Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm

23.2	†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	†	Consent of Zhong Lun Law Firm (included in Exhibit 99.2)

23.4	†	Consent of Jimmy Lai

23.5	†	Consent of Hongjiang Zhang

24.1	†	Powers of Attorney (included on signature page)

99.1	†	Code of Business Conduct and Ethics of the Registrant

99.2	†	Opinion of Zhong Lun Law Firm regarding certain PRC law matters

99.3	†	Consent of Frost & Sullivan

*	To be filed by amendment.
†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on February 5, 2018.

HUAMI CORPORATION

By:	/s/ Wang Huang
	Name:	Wang Huang
	Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wang Huang	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 5, 2018
Wang Huang

*	Director	February 5, 2018
Tian Cheng

*	Director	February 5, 2018
De Liu

*	Director	February 5, 2018
Yunfen Lu

*	Director	February 5, 2018
Bin Yue

*	Director	February 5, 2018
Xiaojun Zhang

/s/ David Cui	Chief Financial Officer (Principal Financial and Accounting Officer)	February 5, 2018
David Cui

* By	/s/ Wang Huang	February 5, 2018
Name: Wang Huang Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Huami Corporation, has signed this registration statement or amendment thereto in New York, New York, United States of America on February 5, 2018.

Authorized U.S. Representative

By:	/s/ Diana Arias
Name:	Diana Arias on behalf of Law Debenture Corporate Services Inc.
Title:	Senior Manager